AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1994

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                               TOYS "R" US, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     5945                    13-5159250
     (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)


                                461 FROM ROAD
                          PARAMUS, NEW JERSEY 07652
                                (201) 262-7800
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               LOUIS LIPSCHITZ
                      SENIOR VICE PRESIDENT-FINANCE AND
                           CHIEF FINANCIAL OFFICER
                              TOYS "R" US, INC.
                                461 FROM ROAD
                          PARAMUS, NEW JERSEY 07652
                                (201) 262-7800
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                        COPIES OF ALL COMMUNICATIONS TO:
     ANDRE WEISS, ESQ.                            ALAN C. MYERS, ESQ.
   SCHULTE ROTH & ZABEL                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM
     900 THIRD AVENUE                              919 THIRD AVENUE
  NEW YORK, NEW YORK 10022                     NEW YORK, NEW YORK 10022
      (212) 758-0404                                 (212) 735-3000


                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon consummation of the Transaction as described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             PROPOSED         PROPOSED        PROPOSED
                              MAXIMUM         MAXIMUM          MAXIMUM            AMOUNT
                           AMOUNT TO BE    OFFERING PRICE     AGGREGATE             OF
         TITLE             REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE(3)
- -----------------------------------------------------------------------------------------------
Common Stock, $.10 par
 value per share.......  43,700,000 shares     $38.55      $1,684,466,000       $283,144.09

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Represents an estimate of the maximum number of shares of Common Stock issuable in the Transaction.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) based on the average of the high and low prices of the Registrant's Common Stock on October 27, 1994, as reported by the New York Stock Exchange.
(3) A fee of $297,706.25 was paid on June 24, 1994 pursuant to Section
    14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, and Rules
    0-11 and 14a-(6)(j) promulgated thereunder, in connection with the filing of preliminary proxy materials relating to the Transaction as described herein, and has been credited against the registration fee payable in connection with this Registration Statement.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 CROSS REFERENCE SHEET PURSUANT TO RULE 404(A)
           OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ITEM 501(B)
                   OF REGULATION S-K, SHOWING THE LOCATION IN
                         THE PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

    S-4 ITEM NUMBER AND CAPTION          LOCATION IN PROXY STATEMENT/PROSPECTUS
    ---------------------------          --------------------------------------
A. INFORMATION ABOUT THE
 TRANSACTION.
  1.Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus...... Facing Page of Registration Statement;
                                      Cross  Reference Sheet; Outside Front
                                      Cover  Page of  Proxy Statement/Prospectus

  2.Inside Front and Outside Back
      Cover Pages of Prospectus..... Available Information; Incorporation of
                                      Certain  Documents by Reference; Table of
                                      Contents

  3.Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information .................. Summary; Toys "R" Us Selected Historical
                                      Financial Data; Petrie Selected
                                      Historical Financial Data; Comparative
                                      Per Share Data; Comparative Market
                                      Price Data

  4.Terms of the Transaction........ Incorporation of Certain Documents by
                                      Reference; Summary; The Transaction; The
                                      Disposition; The Retail Operations Stock
                                      Purchase Agreement; The Exchange; The
                                      Toys Acquisition Agreement; The
                                      Liquidation and Dissolution; The Plan of
                                      Liquidation and Dissolution; Comparison
                                      of Shareholder Rights; Description of
                                      Petrie Capital Stock


  5.Pro Forma Financial Information.                       *

  6.Material Contacts with the
      Company Being Acquired........ Incorporation of Certain Documents by
                                      Reference;  Summary; The Transaction; The
                                      Exchange; The  Toys Acquisition Agreement

  7.Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters..................                       *

  8.Interests of Named Experts and
      Counsel....................... Summary; The Disposition; Legal Matters;
                                      Experts; Certain Relationships and
                                      Related Transactions

  9.Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities...................                       *

B. INFORMATION ABOUT THE REGISTRANT.

 10.Information With Respect to S-3
      Registrants................... Incorporation of Certain Documents by
                                      Reference

 11.Incorporation of Certain
      Information by Reference...... Incorporation of Certain Documents by
                                      Reference

    S-4 ITEM NUMBER AND CAPTION         LOCATION IN PROXY STATEMENT/PROSPECTUS
    ---------------------------         --------------------------------------
 12.Information With Respect to S-2
      or S-3 Registrants............                      *

 13.Incorporation of Certain
      Information by Reference......                      *

 14.Information With Respect to
      Registrants Other Than S-3 or
      S-2 Registrants...............                      *

C. INFORMATION ABOUT THE COMPANY
    BEING ACQUIRED.

 15.Information With Respect to S-3
      Companies.....................  Incorporation of Certain Documents by
                                       Reference;  Petrie Selected Historical
                                       Financial Data

 16.Information With Respect to S-2
      or S-3 Companies..............                      *

 17.Information With Respect to
      Companies Other Than S-2 or S-
      3 Companies...................                      *

D. VOTING AND MANAGEMENT INFORMATION.

 18.Information if Proxies, Consents
      or Authorizations Are to be
      Solicited..................... Cover Page of Proxy Statement/Prospectus;
                                      Summary; The Meeting; The Transaction; The
                                      Disposition; Security Ownership of Certain
                                      Beneficial Owners, Directors and
                                      Management of Petrie; Security Ownership
                                      of Certain Beneficial Owners, Directors
                                      and Management of Toys "R" Us; Nominees
                                      for Election as Directors of Petrie;
                                      Meetings and Standing Committees of
                                      Petrie's Board of Directors; Management of
                                      Petrie; Executive Compensation of Petrie;
                                      Performance Graph; Certain Relationships
                                      and Related Transactions

 19.Information if Proxies, Consents
      or Authorizations Are Not to
      be Solicited, or in an
      Exchange Offer................                      *


- ----------------
*Omitted because not required, inapplicable or answer is negative.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                               ----------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
                                AMENDMENT NO. 5

       (PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               ----------------

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:
[_] PRELIMINARY PROXY STATEMENT
[X] DEFINITIVE PROXY STATEMENT
[_] DEFINITIVE ADDITIONAL MATERIALS
[_] SOLICITING MATERIALS PURSUANT TO (S) 240.14A-11(C) OR (S) 240.14A-12

                           PETRIE STORES CORPORATION

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           PETRIE STORES CORPORATION

                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[_] $125 PER EXCHANGE ACT RULES 0-11(C)(1)(II), 14A-6(I)(1), OR 14A-6(J)(2).
[_] $500 PER EACH PARTY TO THE CONTROVERSY PURSUANT TO EXCHANGE ACT RULE 14A-6(I)(3).
[X] FEE PAID WITH FILING OF PRELIMINARY PROXY STATEMENT

  (1) AMOUNT PREVIOUSLY PAID: $297,706.25

  (2) DATE FILED: JUNE 24, 1994

[_] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

  (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

  (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

  (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:

  (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

[_] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE
  0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

  (1) AMOUNT PREVIOUSLY PAID:

  (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

  (3) FILING PARTIES:

  (4) DATE FILED:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                           PETRIE STORES CORPORATION
                              70 ENTERPRISE AVENUE
                           SECAUCUS, NEW JERSEY 07094

                                                                November 3, 1994

Dear Shareholder,

  You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Petrie Stores Corporation, a New York corporation ("Petrie"), to be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 33rd Floor, 919 Third Avenue, New York, New York, on Tuesday, December 6, 1994, at 9:00 a.m., local time, and any adjournment or postponement thereof (the "Annual Meeting").

  At the Annual Meeting, you will be asked to (i) approve the disposition (the "Disposition") of Petrie's retail store operations (the "Retail Operations");
(ii) approve the exchange with Toys "R" Us, Inc. ("Toys "R' Us") of all of the shares of Toys "R" Us common stock, par value $.10 per share ("Toys Common Stock"), held by Petrie and certain subsidiaries of Petrie (currently, approximately 39.9 million shares) (the "Toys Shares") and cash (presently estimated to be approximately $180 million) for a number of shares of Toys Common Stock equal to (a) the number of shares of Toys Common Stock held by Petrie, less approximately 3.3 million shares of Toys Common Stock, plus (b) such amount of cash divided by the market value of a share of Toys Common Stock (the "Exchange"); (iii) approve the establishment of a liquidating trust (the "Liquidating Trust") and the complete liquidation and dissolution of Petrie (the "Liquidation," and together with the Disposition and the Exchange, the "Transaction"); (iv) elect twelve members to Petrie's Board of Directors; (v) ratify the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995; and (iv) transact such other business as may properly come before the Annual Meeting.

  AFTER TAKING A VOTE ON THE DISPOSITION, THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE INDEPENDENT AUDITORS AND SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE ANNUAL MEETING WILL BE ADJOURNED. PETRIE AND TOYS "R" US BELIEVE THAT, IN LIGHT OF THE TRADITIONAL IMPORTANCE OF SALES RESULTS OF TOYS "R" US DURING THE HOLIDAY SEASON, A VOTE ON THE EXCHANGE AND THE LIQUIDATION SHOULD NOT OCCUR UNTIL PETRIE'S SHAREHOLDERS HAVE HAD AN OPPORTUNITY TO CONSIDER SUCH SALES RESULTS. ACCORDINGLY, THIS PROXY STATEMENT/PROSPECTUS WILL BE SUPPLEMENTED TO INCLUDE SUCH SALES RESULTS ONCE THEY ARE AVAILABLE AND THE ANNUAL MEETING WILL BE RECONVENED, ON OR ABOUT JANUARY 20, 1995, TO VOTE ON THE EXCHANGE AND THE LIQUIDATION. A NEW PROXY CARD, RELATING ONLY TO THE EXCHANGE AND THE LIQUIDATION, WILL BE FURNISHED TO PETRIE'S SHAREHOLDERS ALONG WITH THE SUPPLEMENT TO THIS PROXY STATEMENT/PROSPECTUS. PROXIES VOTED IN FAVOR OF THE EXCHANGE AND THE LIQUIDATION MAY BE REVOKED BY, AMONG OTHER THINGS, DELIVERING A DULY EXECUTED LATER DATED PROXY TO THE SECRETARY OF PETRIE AT OR BEFORE THE TAKING OF THE VOTE AT THE RECONVENED ANNUAL MEETING. SEE "THE MEETING--PROXIES."

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION IS FAIR TO AND IN THE BEST INTEREST OF PETRIE AND ITS SHAREHOLDERS, HAS APPROVED EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION. In arriving at its determination, Petrie's Board of Directors reviewed possible alternatives to the Transaction, including, without limitation, the continued ownership by Petrie of both the Toys Shares and the Retail Operations, and considered numerous factors, including, but not limited to, the following: (i) the adverse implications to Petrie of the potential requirement to register as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); (ii) the business, financial condition, management and prospects of Petrie and the retail industry in general; (iii) the fact that over recent years the market value of the Toys Shares held by Petrie and certain subsidiaries of

Petrie has exceeded the aggregate enterprise value of Petrie (market value of Petrie common stock, par value $1.00 per share ("Petrie Common Stock") plus Petrie's debt less Petrie's cash); (iv) the Petrie Board of Directors' belief that the Transaction would provide Petrie shareholders with a more liquid investment by giving them a direct interest in Toys Common Stock, which has a higher trading volume, a higher market capitalization and more holders than Petrie Common Stock and which does not include a controlling block; and (v) the ability to consummate the Transaction in a manner that allows Petrie shareholders to exchange their Petrie shares for Toys Common Stock without the recognition of taxable income by either Petrie or its shareholders. Petrie's Board of Directors found it impracticable to, and, therefore, did not, quantify or otherwise assign specific or relative weights to the above factors in its consideration of the Transaction, and, instead, considered the various above factors in their totality. The Exchange and the Liquidation are conditioned upon, among other things, the receipt by Petrie of a ruling from the Internal Revenue Service to the effect that the exchange of shares with Toys "R" Us will be tax-free to Petrie and its shareholders, and the reduction by Petrie, to its satisfaction, of its contingent liabilities.

  UNLESS EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION IS APPROVED BY PETRIE SHAREHOLDERS, THE AGGREGATE BENEFITS THEREFROM WILL NOT BE REALIZED. THEREFORE, PETRIE'S BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE IN FAVOR OF EACH SUCH PROPOSAL.

  Petrie has entered into a definitive agreement with WP Investors, Inc., a Delaware corporation and an affiliate of E.M. Warburg, Pincus & Co., Inc. ("WP Investors"), pursuant to which WP Investors and its designees will purchase the Retail Operations (the "Retail Operations Stock Purchase Agreement"). Such sale (the "Retail Operations Stock Purchase") would constitute the Disposition. THE RETAIL OPERATIONS STOCK PURCHASE IS EXPECTED TO BE CONSUMMATED, SUBJECT TO CERTAIN CONDITIONS, SOON AFTER SHAREHOLDER APPROVAL OF THE DISPOSITION, WHETHER OR NOT THE IRS RULING HAS BEEN RECEIVED OR THE EXCHANGE AND LIQUIDATION ARE EITHER ULTIMATELY APPROVED BY PETRIE'S SHAREHOLDERS OR CONSUMMATED. See "THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT--Certain Conditions." However, consummation of the Disposition is a condition to the consummation of the Exchange and the Liquidation. Therefore, if the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or effect the Disposition in another form, all of the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders. Your approval of the Disposition will provide Petrie's Board of Directors with the authority to effect the Disposition in whatever form, including, without limitation, the Retail Operations Stock Purchase, that Petrie's Board of Directors deems appropriate and in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders. Based on estimated net proceeds to Petrie from the Retail Operations Stock Purchase of approximately $180 million (after the expenses associated with the Transaction of approximately $10 million) and the book value of the Retail Operations at July 30, 1994, Petrie would recognize a loss for financial reporting purposes on the Retail Operations Stock Purchase of approximately $400 million, or approximately $8.55 per share if all of Petrie's convertible debentures were redeemed, or approximately $7.63 per share if all of Petrie's convertible debentures were converted. See "THE TRANSACTION--Accounting Treatment."

  In arriving at its determination to approve the Disposition, Petrie's Board of Directors considered numerous factors, including, without limitation, the following: (i) information relating to the business, assets, competitive position, management and prospects of Petrie and the retail industry in general; (ii) the relative operating performance of the Retail Operations when compared to data for publicly-traded specialty retail companies; and (iii) the fact that Milton Petrie is no longer active in the management of Petrie. In arriving at its determination to approve the Retail Operations Stock Purchase Agreement and the Retail Operations Stock Purchase, Petrie's Board of Directors considered numerous factors, including, without limitation, the following: (i) Bear, Stearns and Co. Inc.'s ("Bear Stearns") opinion to the effect that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders; (ii) the fact that, out of the fifteen parties that had expressed interest in the Retail Operations, the bid presented by WP Investors was the highest and most attractive; and (iii) the terms of the Retail Operations Stock Purchase Agreement, including the cash price to be paid and the amount of liabilities to be transferred to and assumed by Retail Holding Company (as defined herein). Petrie's Board of Directors found it impracticable to, and, therefore, did not, quantify or otherwise assign specific or relative weights to the above factors in its consideration of Disposition and the Retail Operations Stock Purchase, and, instead, considered the various above factors in their totality. In considering the recommendation of Petrie's Board of Directors to approve the Disposition, Petrie shareholders should be aware that certain members of Petrie's management and the Petrie Board of Directors have interests in the Retail Operations Stock Purchase that are in addition to the interests of Petrie shareholders generally. It is presently anticipated that Allan Laufgraben, Vice Chairman, President, Chief Executive Officer and a director of Petrie and Peter A. Left, Vice Chairman, Chief Operating Officer, Chief Financial Officer, Secretary and a director of Petrie will be investors in Retail Holding Company. Other members of Petrie's senior management may be invited, in the future, to invest in Retail Holding Company. It is also presently anticipated that Messrs. Laufgraben and Left and other members of Petrie's senior management will enter into employment agreements with Retail Holding Company which will become effective upon the consummation of the Retail Operations Stock Purchase. See "THE DISPOSITION--Interests of Certain Persons in the Retail Operations Stock Purchase." In addition, two members of Petrie's Board of Directors abstained from the vote approving the Retail Operations Stock Purchase because each believed that he had a conflict of interest. See "THE DISPOSITION--Reasons for the Disposition and the Retail Operations Stock Purchase."

  Based on the assumptions that, as of the Exchange Closing Date, (i) Petrie will have 52.416 million shares of Petrie Common Stock outstanding (if all of Petrie's outstanding convertible debentures were converted); (ii) Petrie will hold 36.527 million shares of Toys Common Stock at the consummation of the Exchange; (iii) Petrie will have reduced its contingent liabilities to $200 million and determined to retain $125 million in the Liquidating Trust, in the form of cash or Toys Common Stock; (iv) the net proceeds from the Disposition, after related transaction expenses, will have yielded approximately $180 million to Petrie and (v) the average of the high and low reported consolidated trading sales prices on the New York Stock Exchange ("NYSE") of Toys Common Stock during the ten trading days next preceding the second trading day prior to the Exchange Closing Date will be between $30 and $40 per share, as a result of the liquidation and dissolution of Petrie, Petrie shareholders will receive distributions of between approximately $22 and $29 worth of Toys Common Stock for each share of Petrie Common Stock owned. In addition, Petrie shareholders will receive pro rata interests in the Liquidating Trust. Based upon the assumptions set forth above, the Liquidating Trust will initially be funded with Toys Common Stock having a value of approximately $2.38 for each share of Petrie Common Stock owned. In addition to receiving distributions assumed to be between approximately $22 and $29 worth of Toys Common Stock for each share of Petrie Common Stock owned, Petrie shareholders will receive interests in the Liquidating Trust that may be worth, depending upon the amount of Petrie's contingent liabilities that become actual liabilities, approximately $2.38 for each share of Petrie Common Stock owned or that may have little or no value. THERE CAN BE NO ASSURANCES AS TO THE AMOUNT OF PETRIE'S CONTINGENT LIABILITIES, THE SIZE OF THE LIQUIDATING TRUST OR THE VALUES SET FORTH ABOVE, WHICH ARE PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY. ACTUAL VALUES MAY VARY SUBSTANTIALLY. See "COMPARATIVE PER SHARE DATA."

  Your Board of Directors recommends that you vote FOR the nominees for election as directors and FOR the ratification of the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995. If each part of the Transaction is approved by Petrie's shareholders, and the other conditions to the consummation of the Transaction are satisfied, the Petrie directors elected at the Annual Meeting will serve in such capacity only until the consummation of the liquidation and dissolution of Petrie.

  Details of the Disposition, the Exchange and the Liquidation and other important information concerning Petrie and Toys "R" Us, as well as the other items of business scheduled for the Annual Meeting, appear in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

  Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention will be greatly appreciated.

                                          Sincerely,


     [SIGNATURE OF ALLAN LAUFGRABEN               [SIGNATURE OF PETER A. LEFT
                       APPEARS HERE]                             APPEARS HERE]

     Allan Laufgraben                             Peter A. Left
      Vice Chairman, President                     Vice Chairman, Chief
      and Chief Executive Officer                  Operating Officer, Chief
                                                   Financial Officer and
                                                   Secretary



                           PETRIE STORES CORPORATION
                              70 ENTERPRISE AVENUE
                           SECAUCUS, NEW JERSEY 07094

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 6, 1994

                               ----------------

  The 1994 Annual Meeting of Shareholders of Petrie Stores Corporation, a New York corporation ("Petrie"), will be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 33rd Floor, 919 Third Avenue, New York, New York, on Tuesday, December 6, 1994, at 9:00 a.m., local time, and any adjournment or postponement thereof (the "Annual Meeting"), for the following purposes:

    1. To approve the disposition of Petrie's retail store operations (the "Disposition");

    2. To elect twelve directors to hold office until the next annual meeting and until their successors are elected and qualified;

    3. To ratify the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995;

    4. To approve the exchange (the "Exchange") with Toys "R" Us of all of the shares of Toys Common Stock, held by certain subsidiaries of Petrie (currently, approximately 39.9 million shares) and cash (presently estimated to be approximately $180 million) for a number of shares of Toys Common Stock equal to (a) the number of shares of Toys Common Stock held by Petrie and certain subsidiaries of Petrie, less approximately 3.3 million shares of Toys Common Stock, plus (b) such amount of cash divided by the market value of a share of Toys Common Stock, pursuant to an Acquisition Agreement, dated as of April 20, 1994, between Toys "R" Us and Petrie, as amended on May 10, 1994 (the "Toys Acquisition Agreement");

    5. To approve the establishment of a liquidating trust and the complete liquidation and dissolution of Petrie (the "Liquidation"); and

    6. To transact such other business as may properly come before the Annual Meeting.

  After taking a vote on the Disposition, the election of directors, the ratification of the independent auditors and such other business as may properly come before the Annual Meeting, the Annual Meeting will be adjourned. Petrie and Toys "R" Us believe that, in light of the traditional importance of sales results of Toys "R" Us during the holiday season, a vote on the Exchange and the Liquidation should not occur until Petrie's shareholders have had an opportunity to consider such sales results. Accordingly, this Proxy Statement/Prospectus will be supplemented to include such sales results once they are available and the Annual Meeting will be reconvened, on or about January 20, 1995, to vote on the Exchange and the Liquidation. A new proxy card, relating only to the Exchange and the Liquidation, will be furnished to Petrie's shareholders along with the supplement to this Proxy Statement/Prospectus. Proxies voted in favor of the Exchange and the Liquidation may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the reconvened Annual Meeting. See "THE MEETING--PROXIES."

  Approval of the Disposition and the Exchange will constitute approval by Petrie shareholders in accordance with Section 909 of the New York Business Corporation Law ("NYBCL") of the sale of all or substantially all of the assets of Petrie. Approval of the Liquidation will constitute approval by Petrie shareholders in accordance with Section 1001 of the NYBCL of the dissolution of Petrie, and adoption by Petrie of the Plan of Liquidation and Dissolution attached hereto as Annex C, pursuant to which the Liquidating Trust will succeed to the remaining assets and liabilities of Petrie.

  UNLESS EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION IS APPROVED BY PETRIE SHAREHOLDERS, THE AGGREGATE BENEFITS THEREFROM WILL NOT BE REALIZED. THEREFORE, PETRIE'S BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE IN FAVOR OF EACH SUCH PROPOSAL.

  The Board of Directors of Petrie has fixed the close of business on October 31, 1994, as the record date (the "Meeting Record Date") for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Petrie Common Stock at the close of business on the Meeting Record Date shall be entitled to vote at the Annual Meeting, either by proxy or in person. Each share of Petrie Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting.

  Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is appreciated.

                                       By order of the Board of
                                         Directors,

                                       [SIGNATURE OF PETER A. LEFT APPEARS HERE]

                                       Peter A. Left,
                                       Vice Chairman, Chief Operating
                                       Officer, Chief Financial
                                       Officer and Secretary

November 3, 1994

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE
   ENCLOSED PROXY CARD AND MAIL IT PROMPTLY USING THE ENCLOSED PRE-ADDRESSED,
                         POSTAGE-PAID, RETURN ENVELOPE.

                           PETRIE STORES CORPORATION
                             70 ENTERPRISE AVENUE
                          SECAUCUS, NEW JERSEY 07094
                                ---------------
                                PROXY STATEMENT
                                ---------------

                               43,700,000 SHARES
                               TOYS "R" US, INC.
                                 COMMON STOCK
                                  PROSPECTUS
                                ---------------

  This Proxy Statement/Prospectus is being furnished to holders of Petrie Common Stock, in connection with the solicitation of proxies by Petrie's Board of Directors for use at the Annual Meeting of Petrie shareholders to be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 33rd Floor, 919 Third Avenue, New York, New York, on Tuesday, December 6, 1994, at 9:00 a.m., local time, and at any adjournment or postponement thereof. After taking a vote on the Disposition, the election of directors, the ratification of the independent auditors and such other business as may properly come before the Annual Meeting, the Annual Meeting will be adjourned. Petrie and Toys "R" Us believe that, in light of the traditional importance of sales results of Toys "R" Us during the holiday season, a vote on the Exchange and the Liquidation should not occur until Petrie's shareholders have had an opportunity to consider such sales results. Accordingly, this Proxy Statement/Prospectus will be supplemented and mailed to shareholders, on or about January 9, 1995, to include, among other things, (i) unaudited Toys "R" Us sales results for the 1994 holiday selling season as compared to the 1993 holiday selling season, and (ii) Toys "R" Us' year-to-date sales results, as compared to the 1993 period, and the Annual Meeting will be reconvened, on or about January 20, 1995, to vote on the Exchange and the Liquidation. A new proxy card, relating only to the Exchange and the Liquidation, will be furnished to Petrie's shareholders along with the supplement to this Proxy Statement/Prospectus. Proxies voted in favor of the Exchange and the Liquidation may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the reconvened Annual Meeting. See "THE MEETING--Proxies."

  This Proxy Statement/Prospectus constitutes a prospectus of Toys "R" Us, Inc. with respect to up to 43,700,000 shares of Toys Common Stock to be issued in connection with the exchange with Toys "R" Us of all of the shares of Toys Common Stock held by Petrie and certain subsidiaries of Petrie (currently, approximately 39.9 million shares) and cash (presently estimated to be $180 million) for a number of shares of Toys Common Stock equal to (i) the Toys Shares, less approximately 3.3 million shares of Toys Common Stock, plus (ii) such amount of cash divided by the market value of Toys Common Stock, pursuant to the Toys Acquisition Agreement, which will be preceded by the disposition of Petrie's retail store operations and followed by the complete liquidation and dissolution of Petrie and the establishment of the Liquidating Trust. As promptly as practicable following the consummation of the Exchange and the Disposition, Petrie shall distribute to each of its shareholders of record as of a date to be set by Petrie's Board of Directors, (i) such shareholder's pro rata share of the shares of Toys Common Stock received by Petrie in the Exchange, other than such shares as are set aside in escrow to provide for the payment of liabilities of Petrie and its subsidiaries, and (ii) such shareholder's pro rata interest in the Liquidating Trust.

  All information contained in this Proxy Statement/Prospectus relating to Petrie and its subsidiaries has been supplied by Petrie, and all information relating to Toys "R" Us and its subsidiaries has been supplied by Toys "R" Us.

  If there are any material changes to the Transaction, as such is described in this Proxy Statement/Prospectus, including, but not limited to, the failure to receive the IRS Ruling by December 5, 1994, the receipt of a ruling from the Internal Revenue Service that materially differs from that described under "THE TRANSACTION--Federal Tax Consequences," or if there are material changes in or information as to either Petrie or Toys "R" Us (or either of their subsidiaries or affiliates), in each case prior to the Annual Meeting, Toys "R" Us will file a post-effective amendment to the registration statement of which this Proxy Statement/Prospectus forms a part and Petrie will supplement this Proxy Statement/Prospectus. A new proxy card will be furnished to Petrie's shareholders along with such supplement and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Proxies may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the Annual Meeting. See "THE MEETING--Proxies."

  All members of Petrie's Board of Directors present, at its April 20, 1994 meeting approved each of the Disposition, the Exchange and the Liquidation and, at its November 1, 1994 meeting, apart from one director who abstained with respect to the Exchange, the Disposition and the Liquidation because he believed that he had a potential conflict of interest, resolved to recommend that Petrie shareholders vote in favor of each such proposal. All members of Petrie's Board of Directors present at its August 23, 1994 meeting, other than two directors who abstained because each believed that he had a potential conflict of interest, approved the Retail Operations Stock Purchase.

                                ---------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  This Proxy Statement/Prospectus and the accompanying form of proxy card are first being mailed to shareholders of Petrie on or about November 3, 1994.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER 3, 1994.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PETRIE, TOYS "R" US OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PETRIE OR TOYS "R" US SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Petrie and Toys "R" Us are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10007; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning Petrie and Toys "R" Us may be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

  Toys "R" Us has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Toys Acquisition Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. The Registration Statement, the exhibits and the schedules thereto may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees. Statements made in this Proxy Statement/Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.


                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed with the Commission by Petrie pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

  (1) Annual Report on Form 10-K for the fiscal year ended January 29, 1994 ("Petrie Annual Report").

  (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1994 and July 30, 1994.

  (3) Current Report on Form 8-K dated April 20, 1994.

  (4) Current Report on Form 8-K/A dated April 20, 1994.

  (5) Current Report on Form 8-K dated August 26, 1994.

  (6) All documents subsequently filed by Petrie pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Annual Meeting or any adjournment thereof.

  The following documents which have been filed with the Commission by Toys "R" Us pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

  (1) Annual Report on Form 10-K for the fiscal year ended January 29, 1994 ("Toys "R' Us Annual Report").

  (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1994 and July 30, 1994.

  (3) All documents subsequently filed by Toys "R" Us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Annual Meeting or any adjournment thereof.

  (4) The description of the capital stock of Toys "R" Us contained in Item 1 of its Registration Statement on Form 8-A filed with the Commission on June 13, 1979, including any amendment or reports filed for the purpose of updating such description.

  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO PETRIE AND TOYS "R" US WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS RELATING TO PETRIE SHOULD BE DIRECTED TO PETER A. LEFT, VICE CHAIRMAN, CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER AND SECRETARY, PETRIE STORES CORPORATION, 70 ENTERPRISE AVENUE, SECAUCUS, NEW JERSEY 07094, TELEPHONE NUMBER (201) 866-3600, AND DOCUMENTS RELATING TO TOYS "R" US TO LOUIS LIPSCHITZ, SENIOR VICE PRESIDENT--FINANCE AND CHIEF FINANCIAL OFFICER, TOYS "R" US, INC., 461 FROM ROAD, PARAMUS, NEW JERSEY 07652, TELEPHONE NUMBER (201) 262-7800. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENT, REQUESTS SHOULD BE MADE BY NOVEMBER 17, 1994.

                                       3

  THE EXCHANGE AND THE LIQUIDATION ARE CONDITIONED UPON, AMONG OTHER THINGS,
(1) THE APPROVAL THEREOF BY THE HOLDERS OF TWO-THIRDS OF OUTSTANDING PETRIE COMMON STOCK, (2) THE RECEIPT BY PETRIE AND TOYS "R" US OF A PRIVATE LETTER RULING FROM THE INTERNAL REVENUE SERVICE (THE "IRS RULING") IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO EACH PARTY THAT CERTAIN ASPECTS OF THE TRANSACTION WILL BE TAX-FREE TO PETRIE, TOYS "R" US AND PETRIE SHAREHOLDERS,
(3) THE CONSUMMATION OF THE DISPOSITION OF PETRIE'S RETAIL OPERATIONS IN A MANNER CONTEMPLATED BY THE FOREGOING RULING AND (4) THE REASONABLE DETERMINATION BY TOYS "R" US THAT IT WILL NOT BECOME RESPONSIBLE FOR ANY LIABILITIES OF PETRIE AS A CONSEQUENCE OF THE CONSUMMATION OF THE TRANSACTION. EACH OF THE EXCHANGE AND THE LIQUIDATION MAY BE TERMINATED IF THEY ARE NOT CONSUMMATED BY JANUARY 28, 1995 (OR BY NOVEMBER 15, 1994 IF THE IRS RULING HAS NOT BEEN RECEIVED OR IF PETRIE HAS NOT WAIVED ITS RIGHT OF TERMINATION AS SET FORTH IN THE FOLLOWING SENTENCE). IF THE IRS RULING IS NOT RECEIVED IN SUBSTANTIALLY THE FORM DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, AND THE BOARD OF DIRECTORS OF EACH OF PETRIE AND TOYS "R" US DETERMINE IN ANY EVENT TO CONSUMMATE THE EXCHANGE AND THE LIQUIDATION BASED ON THE IRS RULING IN THE FORM RECEIVED OR BASED ON AN OPINION OF COUNSEL, PETRIE SHAREHOLDERS WILL BE FURNISHED WITH A NEW PROXY CARD RELATING TO THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION AND PROVIDED WITH A SUPPLEMENT TO THIS PROXY STATEMENT/PROSPECTUS DESCRIBING AN OPINION OF PETRIE'S COUNSEL AS TO THE MATERIAL TAX CONSEQUENCES OF THE EXCHANGE AND THE LIQUIDATION, AND, IF NECESSARY, THE ANNUAL MEETING WILL BE POSTPONED IN ORDER TO GIVE SHAREHOLDERS ADEQUATE TIME TO CONSIDER THE INFORMATION IN SUCH SUPPLEMENT. SUCH OPINION WILL BE FILED BY POST-EFFECTIVE AMENDMENT AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS FORMS A PART. THE EXCHANGE AND THE LIQUIDATION MAY ALSO BE TERMINATED IF PETRIE REASONABLY DETERMINES THAT ITS AND ITS SUBSIDIARIES' CONTINGENT LIABILITIES HAVE NOT BEEN REDUCED BELOW $200 MILLION.

  THE DISPOSITION IS CONDITIONED UPON, AMONG OTHER THINGS, APPROVAL THEREOF BY THE HOLDERS OF TWO-THIRDS OF THE SHARES OF OUTSTANDING PETRIE COMMON STOCK. IN THE EVENT THAT THE DISPOSITION DOES NOT OCCUR, PETRIE WILL CONTINUE TO OPERATE ITS RETAIL STORES.

  IF PETRIE'S SHAREHOLDERS VOTE TO APPROVE THE DISPOSITION, PETRIE'S BOARD OF DIRECTORS WILL BE OBLIGATED TO PROCEED WITH THE DISPOSITION PURSUANT TO THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT, WHETHER OR NOT THE IRS RULING IS RECEIVED OR THE EXCHANGE AND THE LIQUIDATION ARE EITHER ULTIMATELY APPROVED BY PETRIE'S SHAREHOLDERS OR CONSUMMATED. IF THE SALE OF THE RETAIL OPERATIONS TO WP INVESTORS IS NOT CONSUMMATED, PETRIE MAY CHOOSE TO SELL THE RETAIL OPERATIONS TO ANOTHER PARTY OR EFFECT THE DISPOSITION IN ANOTHER FORM, ALL OF THE FOREGOING AS MAY BE DETERMINED BY PETRIE'S BOARD OF DIRECTORS TO BE IN THE BEST INTEREST OF PETRIE AND ITS SHAREHOLDERS, AND NO FURTHER SHAREHOLDER APPROVAL WILL BE SOUGHT WITH RESPECT TO THE DISPOSITION. HOWEVER, IN THE EVENT THAT THE RETAIL OPERATIONS STOCK PURCHASE IS NOT CONSUMMATED FOLLOWING SHAREHOLDER APPROVAL, AND PETRIE'S BOARD OF DIRECTORS CHOOSES TO EFFECT THE DISPOSITION IN ANOTHER FORM, IF SUCH FORM OF DISPOSITION MAY HAVE A MATERIAL ADVERSE IMPACT ON SHAREHOLDERS, WHEN COMPARED TO THE RETAIL OPERATIONS STOCK PURCHASE, PETRIE WILL RESOLICIT APPROVAL FROM ITS SHAREHOLDERS. IF THE DISPOSITION IS CONSUMMATED, AND THE EXCHANGE AND THE LIQUIDATION ARE NOT CONSUMMATED, PETRIE'S SHAREHOLDERS WOULD THEN OWN SHARES IN A COMPANY WHOSE SOLE ASSETS WOULD BE CASH AND TOYS COMMON STOCK. PETRIE'S BOARD OF DIRECTORS HAS NOT YET CONSIDERED HOW IT WOULD MANAGE PETRIE IF THE DISPOSITION IS CONSUMMATED BUT THE EXCHANGE AND THE LIQUIDATION ARE NOT. HOWEVER, PETRIE MAY BE REQUIRED TO REGISTER AS A CLOSED-END INVESTMENT COMPANY UNDER THE 1940 ACT IF IT DOES NOT PROMPTLY INVEST A SUFFICIENT AMOUNT OF ITS ASSETS SUCH THAT IT IS PRIMARILY ENGAGED IN BUSINESSES OTHER THAN INVESTING, REINVESTING AND TRADING IN, OR OWNING OR HOLDING INVESTMENT SECURITIES. ALTHOUGH IT IS NOT POSSIBLE TO QUANTIFY THE PER SHARE VALUE OF PETRIE COMMON STOCK WERE PETRIE TO BECOME AN INVESTMENT COMPANY, IT IS EXPECTED THAT SUCH COMMON STOCK, LIKE THE COMMON STOCK OF CLOSED-END INVESTMENT COMPANIES GENERALLY, COULD TRADE AT A DISCOUNT FROM THE VALUE OF ITS UNDERLYING ASSETS, WHICH INITIALLY WOULD CONSIST PRIMARILY OF TOYS COMMON STOCK. SEE "THE DISPOSITION--INVESTMENT COMPANY CONSIDERATIONS."

                                       4

  IN THE EVENT THAT THE DISPOSITION IS CONSUMMATED AND THE EXCHANGE AND LIQUIDATION ARE NOT, PETRIE INTENDS, IF NECESSARY, TO USE A PORTION OF THE NET PROCEEDS FROM THE DISPOSITION TO REDEEM ITS 8% CONVERTIBLE SUBORDINATED DEBENTURES DUE DECEMBER 15, 2010 (THE "CONVERTIBLE DEBENTURES"). BASED ON RECENT TRADING PRICES OF PETRIE COMMON STOCK, HOWEVER, IT IS EXPECTED THAT HOLDERS OF THE CONVERTIBLE DEBENTURES WILL ELECT TO CONVERT THEIR CONVERTIBLE DEBENTURES INTO SHARES OF PETRIE COMMON STOCK ONCE PETRIE CALLS THE CONVERTIBLE DEBENTURES FOR REDEMPTION. IF THE PRICE OF PETRIE COMMON STOCK WERE TO DECLINE BELOW THE CONVERSION VALUE OF $23.18 PER SHARE ON OR ABOUT THE REDEMPTION DATE, IT IS EXPECTED THAT HOLDERS OF THE CONVERTIBLE DEBENTURES WOULD NOT CONVERT THEIR CONVERTIBLE DEBENTURES AND PETRIE WOULD REDEEM ALL OF THE OUTSTANDING CONVERTIBLE DEBENTURES. IN SUCH CASE, A PORTION OF THE NET PROCEEDS FROM THE DISPOSITION WOULD BE USED TO FUND SUCH REDEMPTION. IF ALL OF THE OUTSTANDING CONVERTIBLE DEBENTURES WERE REDEEMED ON DECEMBER 14, 1994, THE AGGREGATE AMOUNT NECESSARY FOR REDEMPTION WOULD BE $129,681,635 (INCLUDING $4,923,491 FOR ACCRUED INTEREST FROM JUNE 15, 1994 TO DECEMBER 14, 1994). SEE "COMPARATIVE PER SHARE DATA." PETRIE HAS NOT DETERMINED HOW IT WILL USE THE REMAINING NET PROCEEDS FROM THE DISPOSITION AFTER APPLYING SOME OF SUCH PROCEEDS FOR THE REDEMPTION OF THE CONVERTIBLE DEBENTURES, OR HOW IT WOULD USE ALL OF SUCH PROCEEDS IN THE EVENT HOLDERS OF THE CONVERTIBLE DEBENTURES ELECTED TO CONVERT THEIR CONVERTIBLE DEBENTURES INTO SHARES OF PETRIE COMMON STOCK. ACCORDINGLY, THE EFFECTS ON PETRIE SHAREHOLDERS IN SUCH EVENTS ARE NOT PRESENTLY DETERMINABLE.

  IF THERE ARE ANY MATERIAL CHANGES TO THE TRANSACTION, AS SUCH IS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING, BUT NOT LIMITED TO, THE FAILURE TO RECEIVE THE IRS RULING BY DECEMBER 5, 1994, THE RECEIPT OF A RULING FROM THE INTERNAL REVENUE SERVICE THAT MATERIALLY DIFFERS FROM THAT DESCRIBED UNDER "THE TRANSACTION--FEDERAL TAX CONSEQUENCES," OR IF THERE ARE MATERIAL CHANGES IN OR INFORMATION AS TO EITHER PETRIE OR TOYS "R" US (OR EITHER OF THEIR SUBSIDIARIES OR AFFILIATES), IN EACH CASE PRIOR TO THE ANNUAL MEETING, TOYS "R" US WILL FILE A POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS FORMS A PART AND PETRIE WILL SUPPLEMENT THIS PROXY STATEMENT/PROSPECTUS. A NEW PROXY CARD WILL BE FURNISHED TO PETRIE'S SHAREHOLDERS ALONG WITH SUCH SUPPLEMENT AND, IF NECESSARY, THE ANNUAL MEETING WILL BE POSTPONED IN ORDER TO GIVE SHAREHOLDERS ADEQUATE TIME TO CONSIDER THE INFORMATION IN SUCH SUPPLEMENT. PROXIES MAY BE REVOKED BY, AMONG OTHER THINGS, DELIVERING A DULY EXECUTED LATER DATED PROXY TO THE SECRETARY OF PETRIE AT OR BEFORE THE TAKING OF THE VOTE AT THE ANNUAL MEETING. SEE "THE MEETING--PROXIES."

                                       5

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   3
SUMMARY...................................................................   9
TOYS "R" US SELECTED HISTORICAL FINANCIAL DATA............................  24
PETRIE SELECTED HISTORICAL FINANCIAL DATA.................................  25
COMPARATIVE PER SHARE DATA................................................  26
COMPARATIVE MARKET PRICE DATA.............................................  28
THE MEETING...............................................................  29
  General.................................................................  29
  Matters to be Considered at the Meeting.................................  29
  Recommendations of Petrie's Board of Directors..........................  30
  Voting at the Meeting; Meeting Record Date..............................  30
  Proxies.................................................................  31
THE TRANSACTION...........................................................  33
  Background of the Transaction...........................................  34
  Transfer of Retail Operations to Retail Holding Company and Toys Shares
   to Petrie..............................................................  35
  Contingent Liabilities..................................................  35
  Reasons for the Transaction.............................................  36
  Certain Federal Income Tax Consequences.................................  37
  Accounting Treatment....................................................  39
  Convertible Debentures..................................................  40
  Rights of Dissenting Shareholders.......................................  41
THE DISPOSITION...........................................................  44
  General.................................................................  44
  Sale of Retail Holding Company..........................................  44
  Rights Offering.........................................................  45
  Reasons for the Disposition and the Retail Operations Stock Purchase....  45
  Opinion of Petrie Financial Advisor.....................................  46
  Interests of Certain Persons in the Retail Operations Stock Purchase....  49
  Investment Company Considerations.......................................  50
  Certain Litigation......................................................  50
THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT............................  52
  The Retail Operations Stock Purchase....................................  52
  Retail Operations Purchase Price; Assumption of Liabilities.............  52
  Representations and Warranties..........................................  53
  Certain Covenants.......................................................  53
  Certain Conditions......................................................  56
  Termination.............................................................  56
  Expenses................................................................  57
  Amendment; Waiver.......................................................  57
THE EXCHANGE..............................................................  58
THE TOYS ACQUISITION AGREEMENT............................................  58
  The Acquisition.........................................................  58
  Purchase Consideration..................................................  59
  No Assumption of Liabilities; Indemnification...........................  59
  Representations and Warranties..........................................  59
  Certain Covenants.......................................................  60
  Certain Conditions......................................................  61
  Termination.............................................................  62

                                       6

                                                                           PAGE
                                                                           ----
  Amendment; Waiver......................................................   62
THE LIQUIDATION AND DISSOLUTION..........................................   63
THE PLAN OF LIQUIDATION AND DISSOLUTION..................................   65
  Distributions from the Liquidating Trust...............................   65
  Delisting of Petrie Common Stock Following Distribution Record Date....   65
  Liquidating Trust......................................................   65
DESCRIPTION OF PETRIE CAPITAL STOCK......................................   68
COMPARISON OF SHAREHOLDER RIGHTS.........................................   68
  Capital Stock..........................................................   68
  Amendments of Certificate of Incorporation.............................   69
  Amendments of By-laws..................................................   69
  Number and Election of Directors.......................................   70
  Cumulative Voting in the Election of Directors.........................   70
  Removal of Directors...................................................   71
  Newly-Created Directorships and Vacancies..............................   71
  Vote Required for Mergers..............................................   72
  Dissenters' Rights.....................................................   72
  Business Combinations..................................................   73
  Limitations on Directors' Liability....................................   74
  Director and Officer Indemnification...................................   74
  Loans to Directors and Officers........................................   75
  Special Meetings.......................................................   75
  Notice of Meetings.....................................................   76
  Shareholder Action by Written Consent..................................   76
  Payment of Dividends...................................................   76
  Warrants or Options....................................................   76
  Compromises or Arrangements............................................   76
  Shareholder Rights Plan................................................   77
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
 OF PETRIE...............................................................   77
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
 OF TOYS "R" US..........................................................   78
NOMINEES FOR ELECTION AS DIRECTORS OF PETRIE.............................   79
MEETINGS AND STANDING COMMITTEES OF PETRIE'S BOARD OF DIRECTORS..........   81
MANAGEMENT OF PETRIE.....................................................   82
EXECUTIVE COMPENSATION OF PETRIE.........................................   85
  General................................................................   85
  Options................................................................   86
  Defined Benefit Plans..................................................   86
  Directors' Compensation................................................   87
  Employment Agreements..................................................   87
  Compensation Committee Interlocks and Insider Participation............   88
  Petrie Board of Directors' Report On Executive Compensation............   88
PERFORMANCE GRAPH........................................................   89
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   90
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT OF 1934................   90
RATIFICATION OF SELECTION OF PETRIE'S INDEPENDENT AUDITORS...............   90

                                       7

                                                                           PAGE
                                                                           ----
OTHER MATTERS.............................................................  91
SHAREHOLDER PROPOSALS.....................................................  91
LEGAL MATTERS.............................................................  91
EXPERTS...................................................................  91
GLOSSARY..................................................................  92
ANNEX ARetail Operations Stock Purchase Agreement......................... A-1
ANNEX BToys Acquisition Agreement......................................... B-1
ANNEX CForm of Plan of Liquidation and Dissolution........................ C-1
ANNEX DForm of Liquidating Trust Agreement................................ D-1
ANNEX EForm of Escrow Agreement........................................... E-1
ANNEX FOpinion of Bear, Stearns & Co. Inc. ............................... F-1
ANNEX GText of Section 623 of the New York Business Corporation Law....... G-1

                                       8

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, which are a part of this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement/Prospectus. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them in the Glossary or elsewhere in this Proxy Statement/Prospectus. Shareholders are urged to read this Proxy Statement/Prospectus in its entirety.

THE COMPANIES

Petrie Stores
Corporation...............  Petrie and its subsidiaries operate, as of
                            September 30, 1994, a chain of approximately 1,674 stores, principally under the trade names "Petrie's," "Marianne," "M.J. Carroll," "Stuarts," "Hartfield's," "Winkelman's," "Jean Nicole," "G&G," "Rave" and "Plus' Size." The stores sell a full selection of women's apparel at moderate prices to teen, junior and contemporary miss customers and are located in 49 states, Puerto Rico, the U.S. Virgin Islands and the District of Columbia. The principal executive offices of Petrie are located at 70 Enterprise Avenue, Secaucus, New Jersey 07094, and its telephone number is (201) 866-3600.

Toys "R" Us, Inc. ........  Toys "R" Us and its subsidiaries are principally engaged in the operation, as of September 30, 1994, of approximately 1,059 children's specialty retail stores consisting of approximately 591 United States and 264 international toy stores under the name "Toys "R' Us" and approximately 204 children's clothing stores under the name "Kids "R' Us." The principal executive offices of Toys "R" Us are located at 461 From Road, Paramus, New Jersey 07652, and its telephone number is (201) 262-7800.

THE MEETING

Time, Date and Place......  The Annual Meeting will be held at the offices of
                            Skadden, Arps, Slate, Meagher & Flom, 33rd Floor, 919 Third Avenue, New York, New York, on Tuesday, December 6, 1994, at 9:00 a.m., local time, and any adjournment or postponement thereof. After taking a vote on the Disposition, the election of directors, the ratification of the independent auditors and such other business as may properly come before the Annual Meeting, the Annual Meeting will be adjourned. Petrie and Toys "R" Us believe that, in light of the traditional importance of sales results of Toys "R" Us during the holiday season, a vote on the Exchange and the Liquidation should not occur until Petrie's shareholders have had an opportunity to consider such sales results. Accordingly, this Proxy Statement/Prospectus will be supplemented and mailed to shareholders, on or about January 9, 1995, to include, among other things, (i) unaudited Toys "R" Us sales results for the 1994 holiday selling season as compared to the 1993 holiday selling season, and (ii) Toys "R" Us' year-to-date sales results, as compared to the 1993 period, and the Annual Meeting will be reconvened, on or about January 20, 1995, to vote on the Exchange and the Liquidation.

                                       9


Record Date; Shares
 Entitled to Vote.........  Shareholders of record of Petrie Common Stock at the close of business on October 31, 1994, are entitled to notice of and to vote at the Annual Meeting. At such date, there were approximately 46,838,776 outstanding shares of Petrie Common Stock, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting, and such shares were held by approximately 3,418 holders of record.

Purpose of the Meeting....  The purpose of the Annual Meeting is to consider and vote upon:

                            (i) the disposition of Petrie's retail store operations;

                            (ii) the exchange with Toys "R" Us of all of the shares of Toys Common Stock held by Petrie and certain subsidiaries of Petrie (currently, approximately 39.9 million shares) and cash (presently estimated to be approximately $180 million) for a number of shares of Toys Common Stock equal to (1) the Toys Shares, less approximately 3.3 million shares of Toys Common Stock, plus (2) such amount of cash divided by the market value of a share of Toys Common Stock (the Toys Shares and such cash, the "Exchange Assets"), pursuant to the Toys Acquisition Agreement;

                            (iii) the complete liquidation and dissolution of Petrie and the distribution to Petrie shareholders of the shares of Toys Common Stock received by Petrie in the Exchange other than such shares as are set aside in one or more escrow accounts to provide for the payment of liabilities of Petrie and its subsidiaries, and the establishment of the Liquidating Trust and the distribution to Petrie shareholders of pro rata interests in the Liquidating Trust pursuant to a Plan of Liquidation and Dissolution, one or more Escrow Agreements, and a Liquidating Trust Agreement to be adopted hereby;

                            (iv) the election of twelve directors to hold office until the next annual meeting and until their successors are duly elected and qualified;

                            (v) the ratification of the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995; and

                            (vi) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                            Approval of the Disposition and the Exchange will constitute approval by Petrie shareholders, in accordance with Section 909 of the New York Business Corporation Law (the "NYBCL"), of the sale of all or substantially all of the assets of Petrie.

                            Approval of the Disposition will provide Petrie's Board of Directors with the authority to effect the Disposition in whatever form, including, without limitation, the Retail Operation Stock Purchase, that Petrie's Board of Directors deems appropriate and in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However,

                                       10

                            in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders.

                            Approval of the Liquidation will constitute approval by Petrie shareholders, in accordance with
                            Section 1001 of the NYBCL, of the dissolution of Petrie, and of the adoption by Petrie of the Plan of Liquidation and Dissolution, the Escrow Agreements, and the Liquidating Trust Agreement. The terms of the Plan of Liquidation and Dissolution, the Escrow Agreements and the Liquidating Trust Agreement are subject to such modifications as are deemed necessary by Petrie's Board of Directors to receive, and thereafter comply with, the IRS Ruling.

                            The consummation of the Transaction will allow Petrie's shareholders to realize the value of Petrie's longstanding stake in Toys Common Stock, as well as the value of Petrie's retail store operations. If Petrie's shareholders vote to approve the Disposition, Petrie will be obligated to proceed with the Disposition pursuant to the Retail Operations Stock Purchase Agreement, whether or not the IRS Ruling is received or the Exchange and the Liquidation are either ultimately approved by Petrie's shareholders or consummated. If the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or effect the Disposition in another form, all of the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders.

Votes Required............  The approval of each of the Disposition, the
                            Exchange and the Liquidation will require the affirmative vote of two-thirds of all outstanding shares of Petrie Common Stock entitled to vote thereon. Concurrently with the execution and delivery of the Toys Acquisition Agreement on April 20, 1994, Milton Petrie, by act of his attorneys-in-fact, executed and delivered to Toys "R" Us a Voting Agreement and Proxy (the "Toys Voting Agreement"), pursuant to which Mr. Petrie, the record and beneficial owner on the record date of 28,111,274 shares of Petrie Common Stock (approximately 60 percent of the outstanding Petrie Common Stock), has agreed to vote, or execute a consent with respect to, such shares, in favor of each part of the Transaction and has granted Toys "R" Us an irrevocable proxy to exercise all voting, consent and other rights to approve each

                                       11

                            part of the Transaction. As a condition to the execution and delivery of the Toys Voting Agreement, Mr. Petrie's attorneys-in-fact required of Petrie's Board of Directors, and Petrie's Board of Directors agreed, that the Disposition would not be effected other than in a form that such attorneys-in-fact found acceptable. Concurrently with the execution and delivery of the Retail Operations Stock Purchase Agreement on August 23, 1994, which agreement was found by Mr. Petrie's attorneys-in-fact to be an acceptable form of the Disposition, Mr. Petrie, by act of his attorneys-in-fact, also executed and delivered to WP Investors a Voting Agreement and Proxy (the "WP Investors Voting Agreement") pursuant to which he has agreed to vote, or execute a consent with respect to, his shares in favor of the Retail Operations Stock Purchase Agreement and has granted WP Investors an irrevocable proxy to exercise all voting, consent and other rights to approve the Retail Operations Stock Purchase Agreement. The WP Investors Voting Agreement, which has been consented and agreed to by Toys "R" Us, provides that as long as the Toys Voting Agreement remains in effect and Toys "R" Us has not received notice that the Retail Operations Stock Purchase Agreement has been terminated, Toys "R" Us will exercise, and refrain from exercising, its powers pursuant to the Toys Voting Agreement so that Mr. Petrie's shares of Petrie Common Stock will be voted in favor of the Retail Operations Stock Purchase Agreement. The presence, in person or by properly executed proxy, of Mr. Petrie's shares of Petrie Common Stock will satisfy the quorum required at the Annual Meeting. Mr. Petrie has not been paid any consideration for entering into any voting agreement related to the Transaction.

                            The election of the directors nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of Petrie Common Stock.

                            Ratification of the selection of David Berdon & Co. as Petrie's independent auditors will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting by holders of Petrie Common Stock.

                            ALL PROPERLY EXECUTED PROXIES VOTED FOR THE
                            EXCHANGE AND THE LIQUIDATION PRIOR TO THE
                            TABULATION OF THE VOTE AT THE RECONVENED ANNUAL MEETING WILL BE VOTED FOR THE EXCHANGE AND THE LIQUIDATION AT THE RECONVENED ANNUAL MEETING UNLESS OTHERWISE REVOKED OR REVOTED BY (I) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PETRIE, (II) SUBMITTING A DULY EXECUTED LATER DATED PROXY OR (III) ATTENDING THE RECONVENED ANNUAL MEETING AND VOTING IN PERSON. PROXIES RECEIVED BY PETRIE WITH RESPECT TO THE EXCHANGE AND THE LIQUIDATION WILL NOT BE

                                       12

                            TABULATED UNTIL THE TAKING OF THE VOTE AT THE RECONVENED ANNUAL MEETING.

                            UNLESS EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION IS APPROVED BY PETRIE SHAREHOLDERS, THE AGGREGATE BENEFITS THEREFROM WILL NOT BE REALIZED. THEREFORE, PETRIE'S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE IN FAVOR OF EACH SUCH PROPOSAL. IF PETRIE'S SHAREHOLDERS VOTE TO APPROVE THE DISPOSITION, PETRIE WILL BE OBLIGATED TO PROCEED WITH THE DISPOSITION PURSUANT TO THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT, WHETHER OR NOT THE IRS RULING IS RECEIVED OR THE EXCHANGE AND THE LIQUIDATION ARE EITHER ULTIMATELY APPROVED BY PETRIE'S SHAREHOLDERS OR CONSUMMATED. IF THE SALE OF THE RETAIL OPERATIONS TO WP INVESTORS IS NOT CONSUMMATED, PETRIE MAY CHOOSE TO SELL THE RETAIL OPERATIONS TO ANOTHER PARTY OR EFFECT THE DISPOSITION IN ANOTHER FORM, ALL OF THE FOREGOING AS MAY BE DETERMINED BY PETRIE'S BOARD OF DIRECTORS TO BE IN THE BEST INTEREST OF PETRIE AND ITS SHAREHOLDERS, AND NO FURTHER SHAREHOLDER APPROVAL WILL BE SOUGHT WITH RESPECT TO THE DISPOSITION. HOWEVER, IN THE EVENT THAT THE RETAIL OPERATIONS STOCK PURCHASE IS NOT CONSUMMATED FOLLOWING SHAREHOLDER APPROVAL, AND PETRIE'S BOARD OF DIRECTORS CHOOSES TO EFFECT THE DISPOSITION IN ANOTHER FORM, IF SUCH FORM OF DISPOSITION MAY HAVE A MATERIAL ADVERSE IMPACT ON SHAREHOLDERS, WHEN COMPARED TO THE RETAIL OPERATIONS STOCK PURCHASE, PETRIE WILL RESOLICIT APPROVAL FROM ITS SHAREHOLDERS. IF THE DISPOSITION IS CONSUMMATED, AND THE EXCHANGE AND THE LIQUIDATION ARE NOT CONSUMMATED, PETRIE'S SHAREHOLDERS WOULD THEN OWN SHARES IN A COMPANY WHOSE SOLE ASSETS WOULD BE CASH AND TOYS COMMON STOCK. PETRIE'S BOARD OF DIRECTORS HAS NOT YET CONSIDERED HOW IT WOULD MANAGE PETRIE IF THE DISPOSITION IS CONSUMMATED BUT THE EXCHANGE AND THE LIQUIDATION ARE NOT. HOWEVER, PETRIE MAY BE REQUIRED TO REGISTER AS A CLOSED-END INVESTMENT COMPANY UNDER THE 1940 ACT IF IT DOES NOT PROMPTLY INVEST A SUFFICIENT AMOUNT OF ITS ASSETS SUCH THAT IT IS PRIMARILY ENGAGED IN BUSINESSES OTHER THAN INVESTING, REINVESTING AND TRADING IN, OR OWNING OR HOLDING INVESTMENT SECURITIES. ALTHOUGH IT IS NOT POSSIBLE TO QUANTIFY THE PER SHARE VALUE OF PETRIE COMMON STOCK WERE PETRIE TO BECOME AN INVESTMENT COMPANY, IT IS EXPECTED THAT SUCH COMMON STOCK, LIKE THE COMMON STOCK OF CLOSED-END INVESTMENT COMPANIES GENERALLY, COULD TRADE AT A DISCOUNT FROM THE VALUE OF ITS UNDERLYING ASSETS, WHICH INITIALLY WOULD CONSIST PRIMARILY OF TOYS COMMON STOCK. SEE "THE DISPOSITION--INVESTMENT COMPANY
                            CONSIDERATIONS."

THE TRANSACTION

General...................  The Transaction is composed of three separate actions to be approved by Petrie shareholders and consists of the following: (i) the Disposition;
                            (ii) the Exchange; and (iii) the Liquidation.

Background of the
Transaction...............  See "THE TRANSACTION--Background of the
                            Transaction."

                                       13

Recommendation of the
 Petrie Board of
 Directors................  Petrie's Board of Directors has considered the
                            Disposition, the Exchange and the Liquidation and has concluded that they are in the best interest of Petrie and its shareholders. Petrie's Board of Directors believes that the Transaction will allow Petrie shareholders to realize the value of Petrie's longstanding stake in Toys Common Stock, as well as the value of Petrie's retail store operations. Accordingly, at the April 20, 1994 meeting of the Petrie Board, all members of Petrie's Board of Directors, other than Milton Petrie who was absent, approved each part of the Transaction and recommend that Petrie shareholders vote in favor of each part of the Transaction. At the meeting of Petrie's Board of Directors held on August 23, 1994, other than Jay Galin and Alan C. Greenberg who abstained because each believed that he had a potential conflict of interest, and other than Milton Petrie who was absent, all members of Petrie's Board of Directors approved the Retail Operations Stock Purchase Agreement. Mr. Greenberg informed Petrie's Board of Directors that, although he was abstaining because his firm, Bear Stearns, is advising Petrie's Board of Directors on the Disposition and the Retail Operations Stock Purchase, and is providing a fairness opinion with respect to the Retail Operations Stock Purchase, he strongly supported Petrie entering into the Retail Operations Stock Purchase Agreement. At the meeting of Petrie's Board of Directors held on November 1, 1994, other than Jay Galin who abstained for the same reasons given with respect to the Retail Operations Stock Purchase Agreement, and other than Milton Petrie and Carroll Petrie, who were absent, all members of Petrie's Board of Directors approved the Amendment No. 1 to the Retail Operations Stock Purchase Agreement, dated as of November 3, 1994 (the "Amendment No. 1 to the Retail Operations Stock Purchase Agreement"). If Petrie's shareholders vote to approve the Disposition, Petrie will be obligated to proceed with the Disposition pursuant to the Retail Operations Stock Purchase Agreement, whether or not the IRS Ruling is received or the Exchange and the Liquidation are either ultimately approved by Petrie's shareholders or consummated. If the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or effect the Disposition in another form, all of the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders. See "THE TRANSACTION--Reasons for the Transaction," "THE DISPOSITION--Reasons for the Disposition and the Retail Operations Stock Purchase," "THE DISPOSITION--Opinion of

                                       14

                            Petrie Financial Advisor" and "CERTAIN
                            RELATIONSHIPS AND RELATED TRANSACTIONS."

Reasons for the
Transaction...............  In arriving at its determination to approve the
                            Toys Acquisition Agreement and the Transaction, the Petrie Board of Directors reviewed possible alternatives to the Transaction, including, without limitation, the continued ownership by Petrie of both the Toys Shares and the Retail Operations and considered numerous other factors, including, without limitation, the following: (a) the adverse implications to Petrie of the potential requirement to register as an investment company under the 1940 Act; (b) the business, financial condition, management and prospects of Petrie and the retail industry in general; (c) the fact that over recent years, the market value of the Toys Shares held by Petrie and the Shareholding Subsidiaries (as hereinafter defined) has exceeded the aggregate enterprise value of Petrie (market value of Petrie Common Stock plus Petrie's debt less Petrie's cash); (d) its belief that the Transaction would provide Petrie shareholders with a more liquid investment by giving them a direct interest in shares of Toys Common Stock, which has a higher trading volume, a higher market capitalization and more holders than Petrie Common Stock and which does not include a controlling block; and (e) the ability to consummate the Transaction in a manner that allows Petrie shareholders to exchange their shares of Petrie Common Stock for shares of Toys Common Stock without the recognition of taxable income by either Petrie or its shareholders. If one share of Toys Common Stock were to have a market value of $30, $35 or $40 at the time of the Transaction, the tax savings to Petrie in consummating the Transaction, net of the $115 million discount payable to Toys "R" Us in the Exchange, as compared to an outright sale by Petrie of the Toys Shares (based upon a combined federal and state effective tax rate of 40%), would amount to approximately $352, $432 or $512 million, respectively, or approximately $7.53, $9.24 or $10.94 per share, respectively, without taking into account the conversion of Petrie's outstanding convertible debentures, or approximately $6.72, $8.24 or $9.76 per share, respectively, if all of Petrie's outstanding convertible debentures were converted. In addition, Petrie's Board of Directors considered the fact that there could be no assurances that, if Petrie did not enter into the Toys Acquisition Agreement with Toys "R" Us at such time, a similar or equally advantageous transaction could be accomplished or agreed to in the future. Petrie's Board of Directors found it impracticable to, and therefore, did not, quantify, or otherwise assign specific or relative weights to the foregoing factors in its consideration of the Toys Acquisition Agreement and the Transaction, and, instead, considered the various above factors in their totality. See "THE TRANSACTION--Reasons for the Transaction."

                            In arriving at its determination to approve the Disposition, Petrie's Board of Directors considered numerous factors, including, without limitation, the following: (i) information relating to the business,

                                       15

                            assets, competitive position, management and prospects of Petrie and the retail industry in general; (ii) the relative operating performance of the Retail Operations when compared to data for publicly-traded specialty retail companies; and
                            (iii) the fact that Milton Petrie is no longer active in the management of Petrie. In arriving at its determination to approve the Retail Operations Stock Purchase Agreement and the transactions contemplated thereby (the "Retail Operations Stock Purchase"), Petrie's Board of Directors considered numerous factors, including, without limitation, the following: (i) Bear, Stearns and Co. Inc.'s ("Bear Stearns") opinion to the effect that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders;
                            (ii) the fact that, out of the fifteen parties that had expressed interest in the Retail Operations, the bid presented by WP Investors was the highest and most attractive; and (iii) the terms of the Retail Operations Stock Purchase Agreement, including the cash price to be paid and the amount of liabilities to be transferred to and assumed by Retail Holding Company (as defined herein). Petrie's Board of Directors found it impracticable to, and, therefore, did not, quantify or otherwise assign specific or relative weights to the above factors in its consideration of Disposition and the Retail Operations Stock Purchase, and, instead, considered the various above factors in their totality. See "THE DISPOSITION--Reasons for the Disposition and the Retail Operations Stock Purchase."

Comparative Per Share
 Data.....................  The following chart sets forth the market value of the Toys Common Stock to be received by Petrie shareholders as an initial liquidating distribution by Petrie for each share of Petrie Common Stock held, based on the assumptions that, as of the Closing Date, (i) if all of the outstanding Convertible Debentures were converted, Petrie would have 52.416 million shares of Petrie Common Stock outstanding or if all of the outstanding Convertible Debentures were redeemed, Petrie would have 46.769 million shares of Petrie Common Stock outstanding; (ii) Petrie will hold 36.527 million shares of Toys Common Stock at the consummation of the Exchange; (iii) Petrie will have reduced its contingent liabilities to $200 million and determined to retain $125 million in the Liquidating Trust (in the form of cash or Toys Common Stock); (iv) the net proceeds from the Disposition will have yielded approximately $180 million to Petrie; and (v) the average of the high and low reported consolidated trading sales prices on the NYSE of Toys Common Stock during the ten trading days next preceding the second trading day prior to the Closing Date are as set forth below. In addition, Petrie shareholders will receive their pro rata share of the Liquidating Trust. Based upon the assumptions set forth above, the Liquidating Trust will (i) have an aggregate of $125 million in assets and $200 million in contingent liabilities and (ii) initially be funded with Toys Common Stock having a value of approximately $2.38 for each share of Petrie Common Stock owned, if all of the outstanding Convertible Debentures were converted, or approximately $2.67 for each share

                                       16

                            of Petrie Common Stock owned, if all of the outstanding Convertible Debentures were redeemed. Depending upon the amount of Petrie's contingent liabilities which become actual liabilities, the interests of Petrie shareholders in the Liquidating Trust may be worth as much as approximately $2.38 for each share of Petrie Common Stock owned or have little or no value, if all of the outstanding Convertible Debentures were converted, or approximately $2.67 for each share of Petrie Common Stock owned or may have little or no value, if all of the outstanding Convertible Debentures were redeemed. Petrie will not distribute any fractional shares of Toys Common Stock to its shareholders and in lieu thereof will make a cash payment. THERE CAN BE NO ASSURANCES AS TO THE AMOUNT OF PETRIE'S CONTINGENT LIABILITIES, THE SIZE OF THE LIQUIDATING TRUST OR THE VALUES SET FORTH IN THIS PARAGRAPH OR THE MATRIX BELOW, WHICH ARE PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY. ACTUAL VALUES MAY VARY SUBSTANTIALLY. See "COMPARATIVE PER SHARE DATA."

                            MARKET VALUE OF TOYS COMMON STOCK TO BE RECEIVED IN
                               EXCHANGE FOR EACH SHARE OF PETRIE COMMON STOCK

                                                             WITH        WITH
                                                          CONVERSION  REDEMPTION
                                                            OF THE      OF THE
                  MARKET VALUE PER SHARE OF               CONVERTIBLE CONVERTIBLE
                    TOYS COMMON STOCK                     DEBENTURES  DEBENTURES
                  -------------------------               ----------- -----------
                       $30..............................    $21.96      $21.84
                       $35..............................    $25.44      $25.74
                       $40..............................    $28.92      $29.65


Security Ownership and
 Voting of Management and
 Certain Other Persons....  As of September 30, 1994, directors and executive officers of Petrie and its affiliates, as a group (22 persons), may be deemed to beneficially own approximately 28,831,000 shares of Petrie Common Stock, constituting approximately 61.6 percent of the outstanding shares of Petrie Common Stock (approximately 54.9 percent on a fully diluted basis). Milton Petrie, the record and beneficial owner on the record date of 28,111,274 shares of Petrie Common Stock (approximately 60 percent of the outstanding Petrie Common Stock), by act of his attorneys-in-fact, has agreed to vote, or execute a consent with respect to, such shares in favor of
                            (i) the Disposition, the Exchange and the
                            Liquidation and has granted Toys "R" Us an
                            irrevocable proxy to exercise all voting, consent and other rights to approve the Disposition, the Exchange and the Liquidation and (ii) the Retail Operations Stock Purchase Agreement and has granted WP Investors an irrevocable proxy to exercise all voting, consent and other rights to approve the Retail Operations Stock Purchase Agreement.
Effective Time of the
 Transaction..............  It is anticipated that the Transaction will be consummated as promptly as practical after the requisite shareholder approval has

                                       17

                            been obtained and all other conditions to the Transaction have been satisfied or waived.

Conditions to the
 Transaction; Termination
 of the Transaction.......  The Exchange and the Liquidation are conditioned upon, among other things, (i) the approval thereof by the holders of two-thirds of outstanding Petrie Common Stock, (ii) the receipt by Petrie and Toys "R" Us of the IRS Ruling described below, (iii) the consummation of the Disposition in a manner contemplated by the foregoing ruling and (iv) the reasonable determination by Toys "R" Us that it will not incur any liabilities as a consequence of the consummation of the Transaction. Each of the Exchange and the Liquidation may be terminated if they are not consummated by January 28, 1995 (or by November 15, 1994 if the IRS Ruling has not been received or if Petrie has not waived its right of termination as set forth below). If the IRS Ruling is not received in substantially the form described in this Proxy Statement/Prospectus, and the Board of Directors of each of Petrie and Toys "R" Us determine in any event to consummate the Exchange and the Liquidation based on the IRS Ruling in the form received or based on an opinion of counsel, Petrie shareholders will be furnished with a new proxy card relating to the Disposition, the Exchange and the Liquidation and provided with a supplement to this Proxy Statement/Prospectus describing an opinion of Petrie's counsel as to the material tax consequences of the Exchange and the Liquidation, and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Such opinion will be filed by post-effective amendment as an exhibit to the registration statement of which this Proxy Statement/Prospectus forms a part. The Exchange and Liquidation may also be terminated if Petrie reasonably determines that its and its subsidiaries' contingent liabilities, primarily liabilities related to lease obligations and a multiemployer pension plan, have not been reduced below $200 million. As of October 31, 1994, Petrie believes that its and its subsidiaries' contingent liabilities have been reduced to approximately $225 million. This number is only an estimate and the actual amount of Petrie's and its subsidiaries' contingent liabilities may vary substantially therefrom. See "THE TOYS ACQUISITION AGREEMENT-- Certain Conditions."

                            The Disposition is conditioned upon, among other things, (i) approval thereof by the holders of two-thirds of outstanding Petrie Common Stock and (ii) WP Investors having available to it for draw the financing contemplated by the commitment letter, dated as of November 3, 1994. In the event that the Disposition does not occur, Petrie will continue to operate its retail stores. If Petrie's shareholders vote to approve the Disposition, Petrie will be obligated to proceed with the Disposition pursuant to the Retail Operations Stock Purchase Agreement, whether or not the IRS Ruling is received or the Exchange and the Liquidation are either ultimately approved by Petrie's shareholders or consummated. If the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or effect the

                                       18

                            Disposition in another form, all of the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders.

                            If there are any material changes to the Transaction, as such is described in this Proxy Statement/Prospectus, including, but not limited to, the failure to receive the IRS Ruling by December 5, 1994, the receipt of a ruling from the Internal Revenue Service that materially differs from that described under "THE TRANSACTION--Federal Tax Consequences," or if there are material changes in or information as to either Petrie or Toys "R" Us (or either of their subsidiaries or affiliates), in each case prior to the Annual Meeting, Toys "R" Us will file a post-effective amendment to the registration statement of which this Proxy Statement/Prospectus forms a part and Petrie will supplement this Proxy Statement/Prospectus. A new proxy card will be furnished to Petrie's shareholders along with such supplement and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Proxies may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the Annual Meeting. See "THE MEETING-- Proxies."

Certain Relationships and
 Related Transactions.....  In considering the recommendation of Petrie's Board of Directors with respect to the Transaction, Petrie shareholders should be aware that if WP Investors consummates the Retail Operations Stock Purchase, certain members of Petrie's senior management, including certain persons who are directors of Petrie, may be investors in Retail Holding Company (as defined herein) and such persons may enter into employment agreements with such company. Additionally, the Retail Operations Stock Purchase Agreement provides that, from and after the closing date of the Retail Operations Stock Purchase, Retail Holding Company will indemnify each Petrie nonemployee director and each other director in his capacity as such from liabilities relating to the business of Retail Holding Company other than the Excluded Liabilities (as hereinafter defined). See "THE DISPOSITION-- Opinion of Petrie Financial Advisor," "THE DISPOSITION--Interests of Certain Persons in the Retail Operations Stock Purchase" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Call of Convertible
Debentures................  Prior to the consummation of the Transaction,
                            Petrie will call for the redemption of all of its outstanding 8% Convertible Subordinated Debentures due December 15, 2010 (the "Convertible Debentures") at a redemption price of $1,008 plus accrued interest for each $1,000

                                       19

                            principal amount of Convertible Debentures. Until the redemption date, Convertible Debentures may be converted into shares of Petrie Common Stock at a conversion price of $22.125 per share (equivalent to 45.1977 shares of Common Stock for each $1,000 principal amount of Convertible Debentures). See "THE TRANSACTION--Convertible Debentures."

Rights of Dissenting
Shareholders..............  Section 910 of the NYBCL provides that shareholders who comply with the requirements of Section 623 of the NYBCL are entitled to certain dissenters' rights in connection with any merger or share exchange, sale, exchange or other disposition of all or substantially all of the assets of the corporation and in connection with certain reclassifications and other transactions which may adversely affect the rights or preferences of shareholders. A condition to consummation of the Exchange and the Liquidation is that holders of no more than 9.5 percent of the shares of Petrie Common Stock outstanding on the Exchange Closing Date shall have perfected dissenters' rights with respect to the Transaction or the other transactions contemplated by the Toys Acquisition Agreement. Any Petrie shareholder electing to exercise dissenters' rights with respect to the Exchange must deliver to Petrie before the Annual Meeting, or at such Annual Meeting but before the vote on the Exchange is taken, a written objection to the Exchange which shall include: (i) a notice of such shareholder's election to dissent; (ii) such shareholder's name and residence address;
                            (iii) the number of shares as to which such shareholder dissents; and (iv) a demand for payment of the fair value of such shareholder's Petrie Common Stock if the Exchange is consummated. This written objection must be in addition to and separate from any proxy or vote against the Exchange. ANY SHAREHOLDER WHO ELECTS TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE EXCHANGE. Because a proxy card left blank will, unless revoked, be voted FOR the Exchange, in order to be assured that such shareholder's Petrie Common Stock is not voted in favor of the Exchange, a shareholder electing to exercise dissenters' rights who votes by proxy must not leave the proxy card blank but must (i) vote AGAINST the Exchange or
                            (ii) ABSTAIN from voting for or against the Exchange. Neither a vote against the Exchange nor a proxy card directing such vote nor an abstention will satisfy the requirement that a written objection to the transaction be delivered to Petrie before the vote upon the Exchange. See "THE TRANSACTION--Rights of Dissenting Shareholders."

Certain Federal Income
 Tax Consequences.........  A condition to the consummation of the Exchange and the Liquidation is the receipt by Petrie and Toys "R" Us of a favorable private letter ruling from the Internal Revenue Service (the "IRS Ruling"), upon which Petrie, Toys "R" Us and WP Investors will be solely relying with respect to tax matters, to the effect that the Exchange and the Liquidation will together qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and specifically that Petrie

                                       20

                            shareholders will generally not recognize gain or loss upon the receipt of shares of Toys Common Stock in exchange for shares of Petrie. Gain may be recognized, however, to the extent that a Petrie shareholder is deemed to receive property other than shares of Toys Common Stock as a consequence of receiving an interest in the Liquidating Trust (which would be the case to the extent that cash is contributed to the Liquidating Trust). Moreover, the IRS Ruling would confirm that neither Petrie nor Toys "R" Us will recognize any taxable income or gain as a result of the Exchange, and that Petrie will not recognize any taxable income or gain as a result of the Liquidation. Finally, the IRS Ruling would confirm that neither Petrie nor any of its subsidiaries that currently own Toys Shares will recognize any taxable income or gain as a result of the liquidation of such subsidiaries. A copy of the IRS Ruling will be filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part when such ruling is issued by the Internal Revenue Service. The IRS Ruling may not be issued until after the Annual Meeting. If there are any material changes to the Transaction, as such is described in this Proxy Statement/Prospectus, including, but not limited to, the failure to receive the IRS Ruling by December 5, 1994, the receipt of a ruling from the Internal Revenue Service that materially differs from that described under "THE TRANSACTION--Federal Tax Consequences," or if there are material changes in or information as to either Petrie or Toys "R" Us (or either of their subsidiaries or affiliates), in each case prior to the Annual Meeting, Toys "R" Us will file a post-effective amendment to the registration statement of which this Proxy Statement/Prospectus forms a part and Petrie will supplement this Proxy Statement/Prospectus. A new proxy card will be furnished to Petrie's shareholders along with such supplement and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Proxies may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the Annual Meeting. See "THE MEETING-- Proxies. See "THE TRANSACTION--Certain Federal Income Tax Consequences."

Accounting Treatment......  Based on estimated net proceeds to Petrie from the
                            Retail Operations Stock Purchase of approximately $180 million (after the expenses associated with the Transaction of approximately $10 million) and the estimated book value of the Retail Operations at July 30, 1994, Petrie would recognize a loss on the Disposition of approximately $400 million, or $8.55 per share if all of Petrie's convertible debentures were redeemed, or approximately $7.63 per share if all of Petrie's convertible debentures were converted. See "THE TRANSACTION--Accounting Treatment."

Certain Litigation........  Petrie and certain members of its management and
                            Board of Directors have been named as defendants in three class action complaints filed by persons claiming to be Petrie shareholders. Each of the complaints contends that Petrie's directors have violated their fiduciary duties of

                                       21

                            loyalty and fair dealing by, among other things, exclusively negotiating with WP Investors for the sale of the Retail Operations at an inadequate price and by failing to explore other third-party interests in the Retail Operations. The defendants believe that the claims asserted in these complaints are without merit and intend to defend them vigorously. See "THE DISPOSITION--Certain Litigation."

Comparison of Shareholder
 Rights...................  If the Transaction is consummated, holders of
                            Petrie Common Stock will become holders of Toys Common Stock, and their rights as holders of Toys Common Stock will be governed by the laws of the State of Delaware and the Restated Certificate of Incorporation and By-laws of Toys "R" Us. Material differences exist between the rights of holders of Petrie Common Stock and holders of Toys Common Stock. As Petrie is organized under the laws of the State of New York, and Toys "R" Us is organized under the laws of the State of Delaware, these differences arise from differences in various provisions of the corporate laws of such states as well as from differences in various provisions of the Restated Certificate of Incorporation and By-laws of Petrie and the Restated Certificate of Incorporation and By-laws of Toys "R" Us. For a summary of such material differences, see "COMPARISON OF SHAREHOLDER RIGHTS." Such material differences include the following: (i) while holders of Toys Common Stock are entitled to cumulative voting rights in the election of directors, holders of Petrie Common Stock are not entitled to cumulative voting rights; (ii) while under Delaware law, the affirmative vote of a majority of a corporation's outstanding shares is sufficient to approve a merger or sale of all or substantially all of a corporation's assets or any similar transaction, if not made in the usual course of the business actually conducted by the corporation, under New York law, the affirmative vote of two-thirds of a corporation's shares is required for such approval; and (iii) while under Delaware law, any action required to be taken, or which may be taken, at an annual meeting of stockholders, may be taken without a vote at a meeting upon the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, under New York law, generally, unless a corporation's certificate of incorporation provides otherwise (Petrie's Restated Certificate of Incorporation does not so provide), the unanimous written consent of all holders of the outstanding common stock entitled to vote is required to authorize action without a vote at a meeting.

Revocability of Proxy.....  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Petrie, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Petrie before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the

                                       22

                            Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Petrie Stores Corporation, 70 Enterprise Avenue, Secaucus, New Jersey 07094,
                            Attention: Secretary, or hand-delivered to the Secretary of Petrie, at or before the taking of the vote at the Annual Meeting.

                            ALL PROPERLY EXECUTED PROXIES VOTED FOR THE
                            EXCHANGE AND THE LIQUIDATION PRIOR TO THE
                            TABULATION OF THE VOTE AT THE RECONVENED ANNUAL MEETING WILL BE VOTED FOR THE EXCHANGE AND THE LIQUIDATION AT THE RECONVENED ANNUAL MEETING UNLESS OTHERWISE REVOKED OR REVOTED BY (I) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PETRIE, (II) SUBMITTING A DULY EXECUTED LATER DATED PROXY OR (III) ATTENDING THE RECONVENED ANNUAL MEETING AND VOTING IN PERSON. PROXIES RECEIVED BY PETRIE WITH RESPECT TO THE EXCHANGE AND THE LIQUIDATION WILL NOT BE TABULATED UNTIL THE TAKING OF THE VOTE AT THE RECONVENED ANNUAL MEETING.

                                       23

                 TOYS "R" US SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected historical financial data for the periods indicated. The financial data for the five fiscal years ended January 29, 1994 have been derived from the audited consolidated financial statements of Toys "R" Us for such periods. The financial data for the 26 weeks ended July 30, 1994 and July 31, 1993 are unaudited, but in the opinion of Toys "R" Us reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The data for the 26 weeks ended July 30, 1994 and July 31, 1993 are not indicative of results of operations for the entire fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Toys "R" Us incorporated by reference in this Proxy Statement/Prospectus.

                          26 WEEKS ENDED                        FISCAL YEAR ENDED
                         ----------------- -----------------------------------------------------------
                         JULY 30, JULY 31, JANUARY 29, JANUARY 30, FEBRUARY 1, FEBRUARY 2, JANUARY 28,
                           1994     1993      1994        1993        1992       1991(1)      1990
                         -------- -------- ----------- ----------- ----------- ----------- -----------
                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS AND AS NOTED)
Net Sales............... $  2,914 $  2,603  $  7,946    $  7,169    $  6,124    $  5,510    $  4,788
Net Earnings............       76       71       483         438         340         326         321
Per Share Data:
  Net Earnings..........      .26      .24      1.63        1.47        1.15        1.11        1.09
  Cash Dividends........      --       --        --          --          --          --          --
  Weighted Average
   Number of Shares
   Outstanding
   (in thousands).......  291,673  297,593   296,463     297,718     296,139     294,895     293,858
Total Assets............    6,429    5,495     6,150       5,323       4,583       3,582       3,075
Long-Term Obligations...      755      688       724         671         391         195         173

- --------
(1) Fiscal Year ended February 2, 1991 was 53 weeks; all other years were 52 weeks.

                                       24

                   PETRIE SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected historical financial data for the periods indicated. The financial data for the five fiscal years ended January 29, 1994 have been derived from the audited consolidated financial statements of Petrie for such periods. The financial data for the six months ended July 30, 1994 and July 31, 1993 are unaudited, but in the opinion of Petrie reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The data for the six months ended July 30, 1994 and July 31, 1993 are not necessarily indicative of results of operations for the entire fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Petrie incorporated by reference in this Proxy Statement/Prospectus.

                          SIX MONTHS ENDED                          FISCAL YEAR ENDED
                         --------------------  ---------------------------------------------------------------
                          JULY 30,   JULY 31,  JANUARY 29,    JANUARY 30, FEBRUARY 1, FEBRUARY 2,  FEBRUARY 3,
                            1994     1993(1)     1994(2)        1993(4)      1992        1991        1990(5)
                         ----------  --------  -----------    ----------- ----------- -----------  -----------
                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Sales............... $  697,912  $694,113  $1,480,071     $1,438,160  $1,354,525  $1,281,845   $1,257,522
Other Income............      2,446     3,492       6,563          8,104      10,343      11,543       12,780
Earnings (Loss) From
 Investments in Common
 Stock..................        --    (13,661)    (13,661)           --          --      (16,676)         282
Earnings (Loss) From
 Continuing Operations
 Before Income Taxes and
 Cumulative Effect of
 Changes in Accounting
 Principles.............    (23,239)  (66,227)    (77,452)        23,042      25,603      (3,932)      53,410
Earnings (Loss) Before
 Cumulative Effect of
 Changes in Accounting
 Principles.............    (13,943)  (38,873)    (48,683)        14,842      16,005       2,996       32,265
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
 Net Earnings (Loss).... $  (13,943) $(36,073) $  (37,998)    $   14,842  $   16,005  $    2,996   $   32,265
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
Per Share Data:
 Earnings (Loss) Before
  Cumulative Effect of
  Changes in Accounting
  Principles............ $     (.30)     (.83) $    (1.04)    $      .32  $      .34  $      .06   $      .69
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
 Net Earnings (Loss).... $     (.30) $   (.77) $     (.81)    $      .32  $      .34  $      .06   $      .69
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
 Cash Dividends......... $     (.10) $   (.10) $      .20     $      .20  $      .20  $      .20   $      .20
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
 Weighted Average Number
  of Shares.............     46,772    46,768      46,768         46,758      46,756      46,768       46,765
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
Total Assets............ $2,085,620  $882,636  $2,187,807(3)  $  906,062  $  894,204  $  890,717   $  897,437
                         ----------  --------  ----------     ----------  ----------  ----------   ----------
Long-Term Obligations... $  124,811  $124,974  $  124,952     $  124,974  $  124,974  $  124,995   $  125,234
                         ----------  --------  ----------     ----------  ----------  ----------   ----------

- --------
(1) The results for the six months ended July 31, 1993 include the write-down of Petrie's carrying value of its investment in Deb Shops Inc. of $13,661,000 (net $8,261,000 or $.18 per share), a restructuring charge of $35,000,000 (net $20,383,000 or $.44 per share) primarily due to the write-down of fixed assets and lease settlements associated with expected store closings and net income of $2,800,000 or $.06 per share as a result of Petrie's adoption of Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes).
(2) Fiscal Year ended January 29, 1994 includes a restructuring charge of $35,000,000 ($22,225,000 net of taxes or $.48 per share) and cumulative effect of changes in accounting for investments and income taxes, which decreased the net (loss) by $10,685,000 ($.23 per share).
(3) Total assets at January 29, 1994 includes an increase of $1,340,462,000 as a result of carrying investments in common stock at a fair market value of $1,517,677,000 due to the adoption of Statement of Financial Accounting Standards No. 115 (Accounting for Certain Investments in Debt and Equity Securities).
(4) Fiscal Year ended January 30, 1993 includes a charge against earnings in connection with the granting of stock options to two executive officers amounting to approximately $3,400,000 ($2,100,000 net of taxes, or $.04 per share).
(5) Fiscal Year ended February 3, 1990 was 53 weeks; all other years were 52 weeks.

                                       25

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data for Toys Common Stock and Petrie Common Stock for the periods indicated. The financial data for the three fiscal years ended January 29, 1994 have been derived from the respective audited consolidated statements of Toys "R" Us and Petrie for such periods. The respective financial data of Toys "R" Us, for the 26 weeks ended July 30, 1994 and July 31, 1993, and Petrie, for the six months ended July 30, 1994 and July 31, 1993, are unaudited. The information presented herein should be read in conjunction with the respective consolidated financial statements, related notes and other financial information of Toys "R" Us and Petrie appearing elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus.

                            26 WEEKS ENDED            FISCAL YEAR ENDED
                           ----------------- -----------------------------------
                           JULY 30, JULY 31, JANUARY 29, JANUARY 30, FEBRUARY 1,
                             1994     1993      1994        1993        1992
                           -------- -------- ----------- ----------- -----------
HISTORICAL--TOYS "R" US
Net Earnings..............  $  .26   $ .24     $ 1.63       $1.47       $1.15
Book Value................  $10.86   $9.63     $10.87       $9.86       $8.39

                      SIX MONTHS ENDED              FISCAL YEAR ENDED
                      -----------------    ---------------------------------------
                      JULY 30, JULY 31,    JANUARY 29,   JANUARY 30,   FEBRUARY 1,
                        1994     1993         1994          1993          1992
                      -------- --------    -----------   -----------   -----------
HISTORICAL--PETRIE
Net Earnings (loss).   $ (.30)  $ (.77)(1)   $ (.81)(2)    $  .32 (3)    $  .34
Book Value..........   $27.33   $13.03       $29.18 (4)    $13.90        $13.78

- --------
(1) The results for the six months ended July 31, 1993 include the write-down of Petrie's carrying value of its investment in Deb Shops Inc. of $13,661,000 (net $8,261,000 or $.18 per share), a restructuring charge of $35,000,000 (net $20,383,000 or $.44 per share) primarily due to the write-down of fixed assets and lease settlements associated with expected store closings and net income of $2,800,000 or $.06 per share as a result of Petrie's adoption of Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes).
(2) Fiscal year ended January 29, 1994 includes a restructuring charge of $35,000,000 ($22,225,000 net of taxes or $.48 per share) and cumulative effect of changes in accounting for investments and income taxes, which decreased the net (loss) by $10,685,000 ($.23 per share).
(3) Fiscal year ended January 30, 1993 includes a charge against earnings in connection with the granting of stock options to two executive officers amounting to approximately $3,400,000 ($2,100,000 net of taxes, or $.04 per share).
(4) Total assets at January 29, 1994 includes an increase of $1,340,462,000 as a result of carrying investments in common stock at a fair market value of $1,517,677,000 due to the adoption of Statement of Financial Accounting Standards No. 115 (Accounting for Certain Investments in Debt and Equity Securities).

  The following chart sets forth the market value of the Toys Common Stock to be received by Petrie shareholders as an initial liquidating distribution by Petrie for each share of Petrie Common Stock held, based on the assumptions that, as of the Closing Date, (i) if all of the outstanding Convertible Debentures were converted, Petrie would have 52.416 million shares of Petrie Common Stock outstanding or if all of the outstanding Convertible Debentures were redeemed, Petrie would have 46.769 million shares of Petrie Common Stock outstanding; (ii) Petrie will hold 36.527 million shares of Toys Common Stock at the consummation of the Exchange; (iii) Petrie will have reduced its contingent liabilities to $200 million and determined to retain $125 million in the Liquidating Trust (in the form of cash or Toys Common Stock); (iv) the net proceeds from the Disposition will have yielded approximately $180 million to Petrie; and (v) the average of the high and low reported consolidated trading sales prices on the NYSE of Toys Common Stock during the ten trading days next preceding the second trading day prior to the Closing Date are as set forth below. In addition, Petrie shareholders will receive their pro rata share of the Liquidating Trust. Based upon

                                       26

the assumptions set forth above, the Liquidating Trust will (i) have an aggregate of $125 million in assets and $200 million in contingent liabilities and (ii) initially be funded with Toys Common Stock having a value of approximately $2.38 for each share of Petrie Common Stock owned, if all of the outstanding Convertible Debentures were converted, or approximately $2.67 for each share of Petrie Common Stock owned, if all of the outstanding Convertible Debentures were redeemed. Depending upon the amount of Petrie's contingent liabilities which become actual liabilities, the interests of Petrie shareholders in the Liquidating Trust may be worth as much as approximately $2.38 for each share of Petrie Common Stock owned or have little or no value, if all of the outstanding Convertible Debentures were converted, or approximately $2.67 for each share of Petrie Common Stock owned or may have little or no value, if all of the outstanding Convertible Debentures were redeemed. Petrie will not distribute any fractional shares of Toys Common Stock to its shareholders and in lieu thereof will make a cash payment. THERE CAN BE NO ASSURANCES AS TO THE AMOUNT OF PETRIE'S CONTINGENT LIABILITIES, THE SIZE OF THE LIQUIDATING TRUST OR THE VALUES SET FORTH IN THIS PARAGRAPH OR THE MATRIX BELOW, WHICH ARE PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY. ACTUAL VALUES MAY VARY SUBSTANTIALLY. See "COMPARATIVE MARKET PRICE DATA."

 MARKET VALUE OF TOYS COMMON STOCK TO BE RECEIVED IN EXCHANGE FOR EACH SHARE OF
                              PETRIE COMMON STOCK

                                                             WITH        WITH
                                                          CONVERSION  REDEMPTION
                                                             OF THE      OF THE
   MARKET VALUE PER SHARE OF                              CONVERTIBLE CONVERTIBLE
    TOYS COMMON STOCK                                     DEBENTURES  DEBENTURES
   -------------------------                              ----------- -----------
        $30..............................................   $21.96      $21.84
        $35..............................................   $25.44      $25.74
        $40..............................................   $28.92      $29.65

                                       27

                         COMPARATIVE MARKET PRICE DATA

  Petrie Common Stock is listed and traded on the NYSE under the symbol "PST." Toys Common Stock is listed and traded on the NYSE under the symbol "TOY." The following table sets forth the high and low sales prices of Petrie Common Stock and Toys Common Stock on the NYSE Composite Tape and the quarterly dividends paid per share of Petrie Common Stock for the quarters indicated. Toys "R" Us has never paid a cash dividend.

                                      PETRIE       DIVIDENDS     TOYS "R" US
                                   COMMON STOCK     DECLARED    COMMON STOCK
                                  ---------------  PER PETRIE  ---------------
                                   HIGH     LOW   COMMON SHARE  HIGH     LOW
                                  ------- ------- ------------ ------- -------
Fiscal year ended February 1,
 1992:
  First Quarter.................. $21 5/8 $18 3/4     $.05     $30 3/4 $    25
  Second Quarter.................  22 5/8  18 3/4      .05      32 1/8      27
  Third Quarter..................  25 3/8  19 7/8      .05          36  27 7/8
  Fourth Quarter.................  24 1/2  18 3/4      .05          36  26 1/8
Fiscal year ended January 30,
 1993:
  First Quarter..................  25 1/4  19 7/8      .05      38 5/8  30 3/8
  Second Quarter.................  23 3/8      20      .05      37 1/8      31
  Third Quarter..................  25 1/2  21 5/8      .05          41  34 3/4
  Fourth Quarter.................  26 5/8  23 1/4      .05      41 1/4  35 5/8
Fiscal year ended January 29,
 1994:
  First Quarter..................  27 3/8  23 5/8      .05      42 3/8  36 5/8
  Second Quarter.................  27 7/8  22 3/4      .05      39 3/4  32 3/8
  Third Quarter..................  29 3/4      24      .05      40 3/8  33 3/4
  Fourth Quarter.................  30 7/8  26 1/8      .05      42 7/8      36
Fiscal year ending January 28,
 1995:
  First Quarter..................  27 3/4  23 5/8      .05      37 3/8  32 3/4
  Second Quarter.................  26 1/2  24 1/4      .05      36 3/4  32 1/4
  Third Quarter (through
  October 31, 1994)..............  26 7/8  23 1/2      .05      38 3/4      33

  On April 19, 1994, the last full trading day prior to the execution and delivery of the Toys Acquisition Agreement and the public announcement thereof, the closing price per share of Petrie Common Stock on the NYSE Composite Tape was $24 3/8 and the closing price per share of Toys Common Stock on the NYSE Composite Tape was $32 3/4.

  On October 31, 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price per share on the NYSE Composite Tape of Petrie Common Stock was $26 1/8 and Toys Common Stock was $38 5/8.


                                       28

                                  THE MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to the holders of Petrie Common Stock in connection with the solicitation of proxies by the Petrie Board of Directors for use at the Annual Meeting to be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 33rd Floor, 919 Third Avenue, New York, New York, on Tuesday December 6, 1994, at 9:00 a.m., local time, and at any adjournment or postponement thereof.

  After taking a vote on the Disposition, the election of directors, the ratification of the independent auditors and such other business as may properly come before the Annual Meeting, the Annual Meeting will be adjourned. Petrie and Toys "R" Us believe that, in light of the traditional importance of sales results of Toys "R" Us during the holiday season, a vote on the Exchange and the Liquidation should not occur until Petrie's shareholders have had an opportunity to consider such sales results. Accordingly, this Proxy Statement/Prospectus will be supplemented to include such sales results once they are available and the Annual Meeting will be reconvened, on or about January 20, 1995, to vote on the Exchange and the Liquidation. A new proxy card, relating only to the Exchange and the Liquidation, will be furnished to Petrie's shareholders along with the supplement to this Proxy Statement/Prospectus. Proxies voted in favor of the Exchange and the Liquidation may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the reconvened Annual Meeting. See "--Proxies."

  This Proxy Statement/Prospectus and accompanying form of proxy card are first being mailed to shareholders of Petrie on or about November 3, 1994.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Annual Meeting, holders of Petrie Common Stock will consider and vote upon (i) the Disposition, (ii) the Exchange, (iii) the Liquidation, (iv) the election of twelve directors to hold office until the next annual meeting and until their successors are elected and qualified, (v) the ratification of the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995, and (vi) such other matters as may properly be brought before the Annual Meeting and any adjournment or postponement thereof. Approval of the proposals discussed in (i) and (ii) above will constitute approval by Petrie shareholders, in accordance with Section 909 of the NYBCL, of the sale of all of the assets of Petrie. Approval of the proposal discussed in (i) will provide Petrie's Board of Directors with the authority to effect the Disposition in whatever form, including, without limitation, the Retail Operations Stock Purchase, that Petrie's Board of Directors deems appropriate and in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders. Approval of the proposal discussed in (iii) above will constitute approval by Petrie shareholders, in accordance with Section 1001 of the NYBCL, of the dissolution of Petrie and of the adoption by Petrie of the Plan of Liquidation and Dissolution, the Escrow Agreements and the Liquidating Trust Agreement.

  If there are any material changes to the Transaction, as such is described in this Proxy Statement/Prospectus, including, but not limited to, the failure to receive the IRS Ruling by December 5, 1994, the receipt of a ruling from the Internal Revenue Service that materially differs from that described under "THE TRANSACTION--Federal Tax Consequences," or if there are material changes in or information as to either Petrie or Toys "R" Us (or either of their subsidiaries or affiliates), in each case prior to the Annual Meeting, Toy "R" Us will file a post-effective amendment to the registration statement of which

                                       29

Proxy Statement/Prospectus forms a part and Petrie will supplement this Proxy Statement/Prospectus.
A new proxy card will be furnished to Petrie's shareholders along with such supplement and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Proxies may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the Annual Meeting. See "THE MEETING--Proxies."

RECOMMENDATIONS OF PETRIE'S BOARD OF DIRECTORS

  At a meeting held on April 20, 1994, Petrie's Board of Directors, with one director absent, approved the disposition of Petrie's retail store operations, the exchange of cash and the Toys Shares for shares of Toys Common Stock, the complete liquidation and dissolution of Petrie and the establishment of the Liquidating Trust, and has recommended a vote FOR approval of the Disposition, the Exchange and the Liquidation by the shareholders of Petrie. See "THE TRANSACTION--Reasons for the Transaction."

  At a meeting held on August 23, 1994, Petrie's Board of Directors, with one director absent and two directors abstaining because of potential conflicts of interest, approved the Retail Operations Stock Purchase. At a meeting held on November 1, 1994, Petrie's Board of Directors, with two directors absent and one abstaining, approved the Amendment No. 1 to the Retail Operations Stock Purchase Agreement. See "THE DISPOSITION--Reasons for the Disposition and the Retail Operations Stock Purchase."

  The directors of Petrie also have approved and recommend a vote FOR the election of the twelve nominees for election as directors of Petrie and FOR ratification of the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995.

VOTING AT THE MEETING; MEETING RECORD DATE

  The Petrie Board of Directors has fixed October 31, 1994 as the record date (the "Meeting Record Date") for the determination of Petrie shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of Petrie Common Stock at the close of business on the Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Meeting Record Date, there were 46,838,776 shares of Petrie Common Stock outstanding and entitled to vote, which shares were held by approximately 3,418 holders of record. Each holder of record of Petrie Common Stock at the close of business on the Meeting Record Date is entitled to cast one vote per share on all matters properly submitted for the vote of Petrie shareholders, exercisable in person or by properly executed proxy, at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Petrie Common Stock entitled to vote at the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting.

  The affirmative vote of two-thirds of all outstanding shares of Petrie Common Stock entitled to vote thereon is required to approve each of the Disposition, the Exchange and the Liquidation. The election of the directors nominated requires a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of Petrie Common Stock. Approval of the appointment of Petrie's independent auditors will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting by holders of shares of Petrie Common Stock. Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995. With respect to the proposal to approve each of the Disposition, the Exchange and the Liquidation, brokers may not vote shares held for customers without specific instructions from such customers. Under applicable New York law, in tabulating the vote for any matter, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  In connection with the execution and delivery of the Toys Acquisition Agreement, Milton Petrie, the record and beneficial owner of 28,111,274 shares of Petrie Common Stock (approximately 60% of the

                                      30

outstanding Petrie Common Stock), by act of his attorneys-in-fact, has entered into the Toys Voting Agreement, and has agreed to vote, or execute a consent with respect to, such shares in favor of each part of the Transaction and has granted Toys "R" Us an irrevocable proxy to exercise all voting, consent and other rights to approve each part of the Transaction. As a condition to the execution and delivery of the Toys Voting Agreement, Mr. Petrie's attorneys-in-fact required of Petrie's Board of Directors, and Petrie's Board of Directors agreed, that the Disposition would not be effected other than in a form that such attorneys-in-fact found acceptable. In connection with the execution and delivery of the Retail Operations Stock Purchase Agreement, which agreement was found by Mr. Petrie's attorneys-in-fact to be an acceptable form of the Disposition, Mr. Petrie, by act of his attorneys-in-fact, has also entered into the WP Investors Voting Agreement, and has agreed to vote, or exercise a consent with respect to, his shares in favor of the Retail Operations Stock Purchase Agreement and has granted WP Investors an irrevocable proxy to exercise all voting, consent and other rights to approve the Retail Operations Stock Purchase Agreement. The WP Investors Voting Agreement, which has been consented and agreed to by Toys "R" Us, provides that as long as the Toys Voting Agreement remains in effect and Toys "R" Us has not received notice that the Retail Operations Stock Purchase Agreement has been terminated, Toys "R" Us will exercise, and refrain from exercising, its powers pursuant to the Toys Voting Agreement so that Mr. Petrie's shares of Petrie Common Stock will be voted in favor of the Retail Operations Stock Purchase Agreement. As Mr. Petrie, who owns approximately 60 percent of the outstanding shares of Petrie Common Stock, intends to vote in favor of each part of the Transaction, only
12.5 percent of the shares of Petrie Common Stock not held by Mr. Petrie, or approximately 6 percent of the total number of shares of Petrie Common Stock entitled to vote, is needed to approve each part of the Transaction. The presence, in person or by properly executed proxy, of Mr. Petrie's shares of Petrie Common Stock will satisfy the quorum required at the Annual Meeting.

  Joseph Flom (a member of Petrie's Board of Directors), Bernard Petrie (the son of Mr. Petrie), Jerome A. Manning and Albert Ratner have a general power of attorney from Mr. Petrie to act on his behalf (pursuant to majority vote), including the ability to direct the voting or the disposition of the shares of Petrie Common Stock owned by Mr. Petrie.

PROXIES

  This Proxy Statement/Prospectus is being furnished to Petrie shareholders in connection with the solicitation of proxies by and on behalf of Petrie's Board of Directors for use at the Annual Meeting.

  All shares of Petrie Common Stock which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at such Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted as follows:

  FOR  approval of the Disposition,

  FOR  approval of the Exchange,

  FOR  approval of the Liquidation,

  FOR the election of the twelve nominees for election as directors of Petrie, and

  FOR ratification of the selection of David Berdon & Co. as Petrie's independent auditors for the fiscal year ending January 28, 1995.

  If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against any of the Disposition, the Exchange or the Liquidation will not be used by management to vote for adjournment pursuant to its discretionary authority.

                                       31

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Petrie at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Petrie before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Petrie Stores Corporation, 70 Enterprise Avenue, Secaucus, New Jersey 07094, Attention: Secretary, or hand-delivered to the Secretary of Petrie, at or before the taking of the vote at the Annual Meeting.

  ALL PROPERLY EXECUTED PROXIES VOTED FOR THE EXCHANGE AND THE LIQUIDATION PRIOR TO THE TABULATION OF THE VOTE AT THE RECONVENED ANNUAL MEETING WILL BE VOTED FOR THE EXCHANGE AND THE LIQUIDATION AT THE RECONVENED ANNUAL MEETING UNLESS OTHERWISE REVOKED OR REVOTED BY (I) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PETRIE, (II) SUBMITTING A DULY EXECUTED LATER DATED PROXY OR (III) ATTENDING THE RECONVENED ANNUAL MEETING AND VOTING IN PERSON. PROXIES RECEIVED BY PETRIE WITH RESPECT TO THE EXCHANGE AND THE LIQUIDATION WILL NOT BE TABULATED UNTIL THE TAKING OF THE VOTE AT THE RECONVENED ANNUAL MEETING.

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Petrie in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Petrie will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. All costs and expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by the party incurring such expenses.

  SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                       32

                                THE TRANSACTION

  The Transaction is composed of three separate actions each to be approved by Petrie shareholders and consists of the following: (i) the disposition of Petrie's retail store operations; (ii) the exchange with Toys "R" Us of cash (presently estimated to be approximately $180 million) and all of the Toys Shares held by Petrie and certain subsidiaries of Petrie (currently, approximately 39.9 million shares) for shares of Toys Common Stock and (iii) the complete liquidation and dissolution of Petrie and the distribution to Petrie shareholders of the shares of Toys Common Stock received by Petrie in the Exchange other than such shares as are set aside in escrow to provide adequately for the payment of all liabilities of Petrie and its subsidiaries and the establishment of the Liquidating Trust, and the distribution to Petrie shareholders of pro rata interests in the Liquidating Trust. The Exchange and the Liquidation are conditioned upon, among other things, (i) the approval thereof by the holders of two-thirds of Petrie's outstanding common stock; (ii) the receipt by Petrie and Toys "R" Us of a private letter ruling from the Internal Revenue Service in form and substance reasonably satisfactory to each party that certain aspects of the Transaction will be tax-free to Petrie, Toys "R" Us and Petrie shareholders and (iii) the consummation of the disposition of Petrie's retail store operations in a manner contemplated by the foregoing ruling and (iv) the reasonable determination by Toys "R" Us that it will not become responsible for any liabilities of Petrie as a consequence of the consummation of the Transaction. The Exchange and the Liquidation may be terminated if they are not consummated by January 28, 1995 (or by November 15, 1994 if the IRS Ruling has not been received, or if Petrie has not waived its right of termination as set forth below). If the IRS Ruling is not received in substantially the form described in this Proxy Statement/Prospectus, and the Board of Directors of each of Petrie and Toys "R" Us determine in any event to consummate the Exchange and the Liquidation based on the IRS Ruling in the form received or based on an opinion of counsel, Petrie shareholders will be furnished with a new proxy card relating to the Disposition, the Exchange and the Liquidation and provided with a supplement to this Proxy Statement/Prospectus describing an opinion of Petrie's counsel as to the material tax consequences of the Exchange and the Liquidation, and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Such opinion will be filed by post-effective amendment as an exhibit to the registration statement of which this Proxy Statement/Prospectus forms a part. The Exchange and the Liquidation may also be terminated if Petrie reasonably determines that its and its subsidiaries' contingent liabilities, primarily liabilities related to lease obligations and a multiemployer pension plan, have not been reduced below $200 million. As of October 31, 1994, Petrie believes that its and its subsidiaries' contingent liabilities have been reduced to approximately $225 million. This number is only an estimate and the actual amount of Petrie's and its subsidiaries' contingent liabilities may vary substantially therefrom.

  The Disposition is conditioned upon, among other things, approval thereof by the holders of two-thirds of outstanding Petrie Common Stock. In the event that the Disposition does not occur, Petrie will continue to operate its retail stores. If Petrie's shareholders vote to approve the Disposition, Petrie will be obligated to proceed with the Disposition pursuant to the Retail Operations Stock Purchase Agreement, whether or not the IRS Ruling is received or the Exchange and the Liquidation are either ultimately approved by Petrie's shareholders or consummated. If the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or effect the Disposition in another form, all of the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders. If the Disposition is consummated, and the Exchange and the Liquidation are not consummated, Petrie's shareholders would then own shares in a company whose sole assets would be cash and Toys Common Stock. Petrie's Board of Directors has not yet considered how it would manage Petrie if the Disposition is consummated but the Exchange and the Liquidation are not. However, Petrie may be required to register as a closed-end investment company under the 1940 Act if it does not promptly invest a sufficient amount of its assets such that it is primarily engaged

                                       33

in businesses other than investing, reinvesting and trading in, or owning or holding investment securities. Although it is not possible to quantify the per share value of Petrie Common Stock were Petrie to become an investment company, it is expected that such common stock, like the common stock of closed-end investment companies generally, could trade at a discount from the value of its underlying assets, which initially would consist primarily of Toys Common Stock. See "THE DISPOSITION--Investment Company Considerations."

  Assuming that all conditions to the consummation of the Exchange and the Liquidation are either satisfied or waived, the Exchange will be consummated promptly following approval by shareholders of the Exchange at the reconvened Annual Meeting. Petrie currently expects that within sixty days of the Exchange there will be an initial liquidating distribution of Toys Common Stock to Petrie's shareholders. Thereafter, additional liquidating distributions to shareholders will be declared by Petrie's Board of Directors, if appropriate. Within one year of shareholder approval of the Liquidation at the reconvened Annual Meeting, Petrie will file a certificate of dissolution with the Secretary of State of the State of New York and Petrie shareholders will receive pro rata interests in the Liquidating Trust.

  If there are any material changes to the Transaction, as such is described in this Proxy Statement/Prospectus, including, but not limited to, the failure to receive the IRS Ruling by December 5, 1994, the receipt of a ruling from the Internal Revenue Service that materially differs from that described under "THE TRANSACTION--Federal Tax Consequences," or if there are material changes in or information as to either Petrie or Toys "R" Us (or either of their subsidiaries or affiliates), in each case prior to the Annual Meeting, Toys "R" Us will file a post-effective amendment to the registration statement of which this Proxy Statement/Prospectus forms a part and Petrie will supplement this Proxy Statement/Prospectus. A new proxy card will be furnished to Petrie's shareholders along with such supplement and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Proxies may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the Annual Meeting. See "THE MEETING-- Proxies."

  UNLESS EACH OF THE DISPOSITION, THE EXCHANGE AND THE LIQUIDATION IS APPROVED BY PETRIE SHAREHOLDERS, THE AGGREGATE BENEFITS THEREFROM WILL NOT BE REALIZED. THEREFORE, PETRIE'S BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE IN FAVOR OF EACH SUCH PROPOSAL.

BACKGROUND OF THE TRANSACTION

  From time to time over the past several years, Petrie and its advisors have been considering the separation of Petrie's investment in Toys "R" Us from the Retail Operations. These considerations arose out of the possibility that Petrie would be considered an investment company and potentially be required to register as such under the 1940 Act if the value of Petrie's stake in Toys "R" Us continued to grow and if the Retail Operations experienced ongoing operating losses or were substantially downsized. Registration under the 1940 Act would impose on Petrie various burdens that it does not currently bear, including restrictions on its ability to act freely with respect to its investment assets and reconstitution of its Board of Directors, as well as other burdensome regulatory and reporting requirements. While Petrie believes that it may have been able to avoid such 1940 Act issues if it sold off some of the Toys Shares and invested the proceeds elsewhere, such a sale would have caused Petrie to suffer material adverse tax consequences due to the low tax basis Petrie and its subsidiaries maintain in the Toys Shares. In the fall of 1993, following the retirement of Milton Petrie from the active management of Petrie, and given that (i) Mr. Petrie was the founder and the driving force of Petrie and is its majority shareholder, (ii) the profitability of the Retail Operations had declined in recent years and (iii) over the same period the value of the Toys Shares had increased, Petrie's advisors, including the attorneys-in-fact of Milton Petrie, reexamined the separation of Petrie's investment in Toys "R" Us from the Retail Operations, as well as other means of maximizing shareholder value, including merging Petrie with another company or selling the Retail Operations to a third party and thereafter continuing Petrie as an investment holding company. In connection with the foregoing, there have been ongoing consultations between Petrie's Board of Directors and Mr. Petrie's attorneys-in-fact, one of whom is a member of Petrie's Board of Directors. Petrie concluded, based in part on the advice of Bear Stearns, that it was unlikely that a transaction other than one with Toys "R" Us would provide as high a level of shareholder value, due in part to Petrie's belief that the Transaction could be effected without the incurrence of any significant federal income tax by Petrie or its shareholders.

                                       34

  In November 1993, Petrie began discussions concerning various alternative transaction structures with Toys "R" Us. After several weeks of discussions involving various types of transactions, including merger transactions between Toys "R" Us and Petrie, which Toys "R" Us rejected, Toys "R" Us and Petrie focused their discussions on a structure similar to the one described in this Proxy Statement/Prospectus. Discussions regarding such a transaction continued from time to time thereafter as the parties explored the requirements for such a transaction and the ramifications of such a transaction for the Retail Operations. Discussions were also held with the advisors and attorneys-in-fact of Milton Petrie, who is Petrie's majority shareholder and whose consent would be required for any transaction. Petrie and Toys "R" Us completed negotiations and executed the Toys Acquisition Agreement on April 20, 1994.

  From and after November 1993, Petrie has explored various alternatives for the disposition of the Retail Operations, including preliminary discussions commencing in November 1993 with E.M. Warburg, Pincus & Co., Inc. and other investor groups. Following the announcement, on April 21, 1994, of the terms of the Toys Acquisition Agreement and of Petrie's intent to dispose of the Retail Operations, Petrie held discussions with approximately 15 parties regarding the possible purchase of the Retail Operations. Petrie furnished confidential information to 12 qualified parties who signed confidentiality agreements, and Petrie requested that such parties submit proposals for the acquisition of the Retail Operations. See "THE DISPOSITION--Opinion of Petrie Financial Advisor." As a result of such process, Petrie held discussions with an investor group led by E.M. Warburg, Pincus & Co., Inc. (the "Investor Group") which culminated in Petrie entering into the Retail Operations Stock Purchase Agreement with WP Investors, an affiliate of the Investor Group, on August 23, 1994. On November 3, 1994, Petrie and WP Investors entered into the Amendment No. 1 to the Retail Operations Stock Purchase Agreement to provide, among other things, for the waiver of certain conditions to the respective obligations of each of Petrie and WP Investors to consummate the Retail Operations Stock Purchase. If Petrie's shareholders vote to approve the Disposition, Petrie will be obligated to proceed with the Disposition pursuant to the Retail Operations Stock Purchase Agreement, whether or not the IRS Ruling is received or the Exchange and the Liquidation are either ultimately approved by Petrie's shareholders or consummated. If the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or effect the Disposition in another form, all of the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. See "THE DISPOSITION--Reasons for the Disposition and the Retail Operations Stock Purchase."

TRANSFER OF RETAIL OPERATIONS TO RETAIL HOLDING COMPANY AND TOYS SHARES TO
PETRIE

  Petrie and its subsidiaries operate, as of September 30, 1994, a chain of approximately 1,674 stores that sell moderately priced women's apparel, with locations in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Petrie and certain subsidiaries of Petrie (the "Shareholding Subsidiaries") currently hold an aggregate of approximately 39.9 million shares of Toys Common Stock (the "Toys Shares"). Pursuant to the Toys Acquisition Agreement, Petrie has agreed that in advance of the Exchange it will sell or otherwise dispose of all of the assets, and require the transferee to assume substantially all of the liabilities (other than pursuant to the Lease Guarantees, as described below) (the "Retail Operations"), of Petrie and its subsidiaries, other than the Toys Shares and such cash as Petrie desires to retain, subject to the terms and provisions of the Toys Acquisition Agreement. The Disposition will be effected by Petrie transferring to one of its subsidiaries ("Retail Holding Company"), which currently conducts retail activities but is not a Shareholding Subsidiary, all of the Retail Operations that it holds directly, and the stock of all of its subsidiaries that are not Shareholding Subsidiaries. Petrie will then cause each Shareholding Subsidiary to transfer all of its Retail Operations to Retail Holding Company. Immediately thereafter, each Shareholding Subsidiary will merge into Petrie, so that all of the Toys Shares will be held directly by Petrie, and all of the Retail Operations will be held by Retail Holding Company.

CONTINGENT LIABILITIES

  Petrie or its subsidiaries are parties to, as of September 30, 1994, approximately 1,674 leases relating to Petrie's Retail Operations (the "Retail Leases"), with remaining payments of approximately $565 million in

                                       35

base rent and $282.5 million in additional rent and other charges. Petrie has guaranteed, or will be contingently liable for, approximately 1,230 of the Retail Leases (the "Lease Guarantees") and is therefore contingently liable for approximately $428 million in base rent and $208.5 million in additional rent and other charges. In addition, approximately 676 leases contain provisions restricting the transfer or assignment of the lease. Petrie is seeking consents of the lessors under such Retail Leases to allow (i) the release of Petrie from its guarantee obligations upon the assumption of such obligations by third parties meeting certain criteria, including, but not limited to, the satisfaction of certain minimum net worth requirements and (ii) the transfer or assignment of the Retail Leases in connection with the Disposition. Although Petrie expects to obtain requisite consents from the lessors under the Retail Leases to the transfer of its guarantee obligations and the transfer or assignment of the underlying leases, there can be no assurances that it will be able to do so.

  The Toys Acquisition Agreement is conditioned upon Petrie having reasonably determined that it has reduced its and its subsidiaries' contingent liabilities, primarily liabilities relating to the Lease Guarantees and the Multiemployer Plan (as hereinafter defined), below $200 million, and may be terminated by Toys "R" Us if Petrie has not satisfied or waived this condition by November 15, 1994. As of October 31, 1994, Petrie believes that its and its subsidiaries' contingent liabilities have been reduced to approximately $225 million. This number is only an estimate and the actual amount of Petrie's and its subsidiaries' contingent liabilities may vary substantially therefrom. Petrie's Board of Directors has not yet determined the amount it intends to deposit into the Liquidating Trust. Assuming $125 million is deposited in the Liquidating Trust, the initial value of Petrie shareholders' interests in the Liquidating Trust will be approximately $2.38 for each share of Petrie Common Stock owned, if all of the outstanding Convertible Debentures were converted, or approximately $2.67 for each share of Petrie Common Stock owned, if all of the outstanding Convertible Debentures were redeemed. Depending upon the amount of contingent liabilities which become actual liabilities, the value of each shareholder's interest in the Liquidating Trust may be reduced until it has little or no value. Toys "R" Us is entitled to terminate the Transaction if it reasonably determines that it could become responsible for any liabilities of Petrie or its subsidiaries as a consequence of the consummation of the Transaction. In making this determination, Toys "R" Us may take into consideration, among other things, whether as a matter of law it may succeed to certain of such liabilities, the form and amount of Petrie's and its subsidiaries' contingent liabilities, including liabilities relating to the Lease Guarantees and the Multiemployer Plan, the amount deposited in the Liquidating Trust, the financial condition of the acquiror of Retail Holding Company, and the extent to which Retail Holding Company and its acquiror indemnifies Toys "R" Us against Petrie's and its subsidiaries' liabilities.

REASONS FOR THE TRANSACTION

PETRIE

  At a meeting held on April 20, 1994, the Petrie Board of Directors, other than Milton Petrie who was absent, unanimously determined that the Toys Acquisition Agreement and the Transaction contemplated thereby are fair to and in the best interest of Petrie and its shareholders, and approved the Toys Acquisition Agreement and the Transaction.

  In arriving at its determination to approve the Toys Acquisition Agreement and the Transaction, the Petrie Board of Directors reviewed possible alternatives to the Transaction, including, without limitation, the continued ownership by Petrie of both the Toys Shares and the Retail Operations and considered numerous other factors, including, without limitation, the following: (a) the adverse implications to Petrie of the potential requirement to register as an investment company under the 1940 Act; (b) the business, financial condition, management and prospects of Petrie and the retail industry in general; (c) the fact that over recent years the market value of the Toys Shares held by Petrie and the Shareholding Subsidiaries has exceeded the aggregate enterprise value of Petrie (market value of Petrie Common Stock plus Petrie's debt less Petrie's cash); (d) its belief that the Transaction would provide Petrie shareholders with a more liquid investment by giving them a direct interest in shares of Toys Common Stock, which has a higher trading volume, a higher market capitalization and more holders than Petrie Common Stock and which does not include a controlling

                                       36

block; and (e) the ability to consummate the Transaction in a manner that allows Petrie shareholders to exchange their shares of Petrie Common Stock for shares of Toys Common Stock without the recognition of taxable income by either Petrie or its shareholders. If a share of Toys Common Stock were to have a market value of $30, $35 or $40 at the time of the Transaction, the tax savings to Petrie in consummating the Transaction, net of the $115 million discount payable to Toys "R" Us in the Exchange, as opposed to an outright sale by Petrie of the Toys Shares (based upon a combined federal and state effective tax rate of 40%), would amount to approximately $352, $432 or $512 million, respectively, or approximately $7.53, $9.24 or $10.94 per share, respectively, without taking into account the conversion of Petrie's outstanding convertible debentures, or approximately $6.72, $8.24 or $9.76 per share, respectively, if all of Petrie's outstanding convertible debentures were converted. In addition, Petrie's Board of Directors considered the fact that there could be no assurances that, if Petrie did not enter into the Toys Acquisition Agreement with Toys "R" Us at such time, a similar or equally advantageous transaction could be accomplished or agreed to in the future.

  On balance, each of the foregoing material factors supported the determination of Petrie's Board of Directors to approve and to recommend that Petrie shareholders approve the Transaction. However, Petrie's Board of Directors found it impracticable to, and, therefore, did not, quantify or otherwise assign specific or relative weights to the above factors in its consideration of the Transaction, and, instead, considered the above factors in their totality.

TOYS "R" US

  Toys "R" Us decided to engage in the Transaction because it will enhance stockholder value as a result of Toys "R" Us acquiring the shares currently held by Petrie in exchange for approximately 3.3 million fewer shares of Toys Common Stock (which shares had a value of $115 million when the Toys Acquisition Agreement was executed) than will be transferred to Toys "R" Us, by ensuring an orderly and widespread distribution of the shares of Toys Common Stock held by Petrie, and by reducing the number of shares of Toys Common Stock held by any one person.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

CONSEQUENCES TO PETRIE SHAREHOLDERS

  A condition to the consummation of the Transaction is the receipt of the IRS Ruling, upon which Petrie, Toys "R" Us and WP Investors will be solely relying with respect to tax matters. In the event that the IRS Ruling is not issued prior to the Annual Meeting held on December 6, 1994, or materially differs from that described below, Petrie will supplement this Proxy Statement/Prospectus and shareholders will be given the opportunity to change their votes on the Disposition, the Exchange and the Liquidation. A new proxy card will be furnished to Petrie's shareholders along with such supplement and, if necessary, the Annual Meeting will be postponed in order to give shareholders adequate time to consider the information in such supplement. Proxies may be revoked by, among other things, delivering a duly executed later dated proxy to the Secretary of Petrie at or before the taking of the vote at the Annual Meeting. See "THE MEETING--Proxies." The IRS Ruling would state, in effect, that the Exchange and the Liquidation will together constitute a tax-free reorganization under Section 368(a)(1)(C) of the Code, and accordingly that the tax consequences of the Transaction to Petrie shareholders (other than those Petrie Shareholders who exercise dissenters' rights) will be as follows. First, Petrie shareholders will generally not recognize gain or loss for federal income tax purposes upon the receipt of Toys Common Stock in exchange for shares of Petrie. As described more fully below, however, gain may be recognized to the extent that a Petrie shareholder is deemed to receive property other than Toys Common Stock as a consequence of receiving a Beneficial Interest in the Liquidating Trust (which would be the case to the extent that cash is contributed to the Liquidating Trust). Second, the tax basis of the Toys Common Stock received by the Petrie shareholders in the Liquidation, including any Toys Common Stock that is deemed to be received by Petrie shareholders as a result of receiving a Beneficial Interest in the Liquidating Trust, will generally be the same as the tax basis of the Petrie shares exchanged therefor. Such basis will be decreased, however, by the amount of any property other than Toys Common

                                       37

Stock deemed received as a result of the receipt of a Beneficial Interest in the Liquidating Trust, and will be increased by the amount of any gain that is recognized as a result of the receipt of such other property. Third, the holding period of the Toys Common Stock received in the Liquidation will include the holding period of the Petrie shares exchanged therefor, provided that such Petrie shares were held as a capital asset as of the effective date of the Transaction.

  Some of the Toys Common Stock received by Petrie in the Exchange, and some amount of cash, if any, will be placed into the Liquidating Trust, subject to one or more Escrows, to provide for any liabilities, including any contingent liabilities, of Petrie. For Federal income tax purposes, a pro rata share of such assets will be deemed to have been distributed to each Petrie shareholder and contributed by such shareholder to the Liquidating Trust. The Liquidating Trust will not itself be subject to tax; rather, each holder of a Beneficial Interest in the Liquidating Trust will be treated as owning a pro rata share of the assets of the Liquidating Trust, and will be required to take into account his proportionate share of each of the Liquidating Trust's items of income or deduction. Since the Exchange and the Liquidation will constitute a tax-free reorganization, as described above, Petrie shareholders will not recognize any gain or loss to the extent that the assets deemed distributed to them, and contributed to the Liquidating Trust, consist solely of Toys Common Stock. If a Petrie shareholder, however, realizes gain in the Transaction (i.e., if the total value of all the consideration received by such shareholder in the Transaction, including Toys Common Stock, exceeds his adjusted basis in his Petrie shares), he must recognize such gain to the extent that his pro rata share of the assets of the Liquidating Trust, net of any fixed liabilities of Petrie that are assumed by the Liquidating Trust, consists of property other than Toys Common Stock.

  The tax basis of the Toys Common Stock received by Petrie shareholders in the Liquidation, including any Toys Common Stock that is deemed to be received by Petrie shareholders as a result of receiving a Beneficial Interest in the Liquidating Trust, will be equal to the basis of any shares of Petrie surrendered in exchange therefor, decreased by the amount of any property other than Toys Common Stock deemed received as a result of the receipt of a Beneficial Interest in the Liquidating Trust, and increased by the amount of any gain that is recognized as a result of the receipt of such other property. The tax basis of the shares of Petrie surrendered in the exchange will be allocated between the Toys Common Stock actually received and the Petrie shareholder's pro rata share of the Toys Common Stock held in the Liquidating Trust.

  If the Liquidating Trust disposes of any of its Toys Common Stock, each Petrie shareholder will recognize gain or loss equal to the difference between his pro rata share of the amount realized by the Liquidating Trust on the disposition of such shares, and the shareholder's tax basis in such shares. If the Liquidating Trust makes any payments in satisfaction of liabilities of Petrie that were contingent as of the inception of the Liquidating Trust, a holder of a Beneficial Interest in the Liquidating Trust will generally be entitled to increase his basis in the Toys Common Stock acquired in the Transaction (including such holder's pro rata share of any Toys Common Stock held in the Liquidating Trust) by an amount equal to such holder's pro rata share of such payment. Moreover, if the Liquidating Trust earns any other type of income, such as interest or dividends, such income will be taxable to a holder of a Beneficial Interest in the Liquidating Trust in accordance with his method of accounting.

  If a Petrie shareholder disposes of his Beneficial Interest in the Liquidating Trust, such shareholder will generally recognize gain or loss equal to the difference between the amount realized by the holder on such disposition and the holder's basis in the Beneficial Interest. Such basis will initially be equal to the sum of (i) the Petrie shareholder's basis in his pro rata share of the Toys Common Stock held in the Liquidating Trust (which, as described above, will be determined with reference to the shareholder's basis in the Petrie shares prior to the Transaction), and (ii) his pro rata share of any other property held in the Liquidating Trust as of that date. The basis in a Beneficial Interest will be increased by the amount of any taxable income allocated to a holder of a Beneficial Interest, and decreased by the basis of any Toys Common Stock, and the amount of any cash, distributed to a holder of a Beneficial Interest. The Petrie shareholder's holding period in the interest in the Liquidating Trust will be determined with reference to the assets of the Liquidating Trust: the holding period with respect to the Toys Common Stock will include the holding period of the Petrie stock

                                       38

surrendered in exchange therefor (provided that such Petrie stock was held as a capital asset), while the holding period for any other property held in the Liquidating Trust will begin on the date that such property was acquired by the Liquidating Trust.

  The Liquidating Trust will provide to the holders of its Beneficial Interests initially, and thereafter on an annual basis, such information as is necessary for the holder of the Beneficial Interest to report its income and gain to the Internal Revenue Service, both with respect to the Transaction and thereafter.

CONSEQUENCES TO DISSENTING SHAREHOLDERS

  A Petrie shareholder who perfects dissenters' rights will recognize gain or loss, as of the last day on which such shareholder may revoke his election to dissent, equal to the difference between such shareholder's basis in his Petrie shares and the "amount realized" in respect of such shares. The "amount realized" will be equal to the mean of the highest and lowest trading price on the last day on which shares of Petrie Common Stock are traded on the New York Stock Exchange. Such gain or loss will be capital gain or loss, provided that such shares were held as a capital asset as of such date, and such gain or loss will be long-term if the shareholder's holding period exceeds one year as of such date. Such shareholder will recognize additional ordinary income if the amount actually received pursuant to the procedures applicable to dissenters exceeds the amount realized. Such shareholder will recognize capital loss, however, if the amount actually received pursuant to the procedures applicable to dissenters is less than the amount realized.

CONSEQUENCES OF THE TRANSACTION TO PETRIE AND TOYS "R" US

  The IRS Ruling would further confirm that neither Petrie nor Toys "R" Us will recognize any taxable income or gain as a result of the Exchange, and that Petrie will not recognize any taxable income or gain either as a result of the Liquidation, or as a result of the liquidation of the Shareholding Subsidiaries. Although the Disposition will not itself be part of the tax-free reorganization, Petrie does not expect to recognize a significant amount of net taxable gain, if any, as a result thereof.

  The discussion set forth above is a summary of the material Federal income tax consequences of the Transaction to Petrie, Toys "R" Us, and the Petrie shareholders. It does not address all potential tax consequences that may be applicable to a Petrie shareholder, and may not be applicable to certain categories of shareholders, such as non-United States persons. It also does not address the state, local or foreign tax consequences of the Transaction. Shareholders should consult their tax advisors with respect to the specific tax consequences to them of the Transaction, including the applicability and effect of state, local and foreign tax laws.

ACCOUNTING TREATMENT

  The exchange of shares of Toys Common Stock for shares held by Petrie will be treated by Toys "R" Us as a treasury stock transaction and the issuance of shares of Toys Common Stock for cash will be treated as an issuance of treasury stock. The Transaction will not have an effect on the results of operations of Toys "R" Us.

  Set forth below is Petrie's accounting treatment of the Transaction.

THE EXCHANGE

  The Exchange will result in a reduction in the net worth of Petrie equal to the value of the excess of the number of shares of Toys Common Stock transferred by Petrie to Toys "R" Us over the number of shares of such stock transferred by Toys "R" Us to Petrie in respect of the Toys Common Stock held by Petrie (such excess being approximately 3.3 million shares of Toys Common Stock), offset by the related deferred taxes previously provided for on the appreciation in value of such shares. Such consideration, for accounting purposes, will be equal to the market value of such shares at the date of the Exchange. The number of shares has been fixed based on the market value of Toys Common Stock ($34.5688 per share), as determined pursuant to the

                                      39

terms of the Toys Acquisition Agreement. Based on the market value of these shares ($34.38 per share) at July 30, 1994, or a market value of $30, $35 or $40 per share, the reduction in the net worth of Petrie would amount to approximately $114 (net $69), $100 (net $60), $116 (net $70) or $133 (net $80)
million, respectively.

THE DISPOSITION

  Petrie will recognize a loss on the Disposition based upon the difference between the consideration received for the Retail Operations and the book value of the Retail Operations.

  Based on estimated net proceeds to Petrie from the Disposition of approximately $180 million and the estimated book value of the Retail Operations at July 30, 1994, Petrie would recognize a loss on the Disposition of approximately $400 million, or approximately $8.55 per share if all of Petrie's convertible debentures were redeemed, or approximately $7.63 per share if all of Petrie's convertible debentures were converted.

  Under generally accepted accounting principles ("GAAP"), such a loss is not accrued unless information available prior to the issuance of financial statements indicates that it is probable ("future event is likely to occur") that an asset has been impaired or liability has been incurred at the date of the financial statements (end of the most recent accounting period for which financial statements are being presented). Petrie's latest financial statements were issued as of July 30, 1994. Under GAAP, recognition of a loss on the Disposition of the Retail Operations would not be appropriate until such time as it is probable that one or more future events will occur confirming the likelihood of such loss. As of the date of the issuance of the July 30, 1994 financial statements, Petrie did not have sufficient information available to determine if it is probable that the Disposition will occur. A loss contingency equal to the estimated loss on the Disposition will have to be accrued on subsequently issued Petrie financial statements if, at the time of such issuance, Petrie's management has obtained sufficient information to form a belief that it is probable that the Disposition will take place.

THE LIQUIDATION

  The complete liquidation and dissolution of Petrie, through the establishment of the Liquidating Trust and the distribution to Petrie shareholders of Toys Common Stock received by Petrie in the Exchange and pro rata interests in the Liquidating Trust, will be recorded as a dividend and result in a reduction in the equity of Petrie to zero. The following chart sets forth the estimate of the equity of Petrie at July 30, 1994, as if the Exchange and Disposition had taken place, that the net proceeds from the Disposition pursuant to the Retail Operations Stock Purchase Agreement were approximately $180 million, and the market value of the Toys Common Stock were as indicated:

                                             EQUITY OF
                                          PETRIE PRIOR TO
               MARKET VALUE PER SHARE     THE LIQUIDATION
                OF TOYS COMMON STOCK      AND DISSOLUTION
               ----------------------     ---------------
            $30..........................   $  848,363
            $34.38**.....................      944,245
            $35..........................      957,943
            $40..........................    1,067,523

- --------
** Stock price at July 30, 1994

CONVERTIBLE DEBENTURES

  As required by the Toys Acquisition Agreement, Petrie will call for redemption, prior to the consummation of the Exchange, all of its outstanding 8% Convertible Subordinated Debentures due December 15, 2010 (the "Convertible Debentures") at a redemption price of $1,008 plus accrued interest from June 15, 1994 to the redemption date for each $1,000 principal amount of Convertible Debentures. Until 5:00 p.m., New York City time, on the redemption date, Convertible Debentures may be converted into shares of Petrie Common Stock at a conversion price of $22.125 per share (equivalent to 45.1977 shares of Common

                                      40

Stock for each $1,000 principal amount of Convertible Debentures). Thereafter, no further conversions of Convertible Debentures may be made and any Convertible Debentures not duly surrendered for conversion or for redemption shall become due and shall cease to accrue interest. As of September 30, 1994, the principal amount of the outstanding Convertible Debentures was $123,768,000 and the premium thereon amounted to $990,144.

  The conversion price of the Convertible Debentures is $22.125 per share of Petrie Common Stock. If all of the outstanding Convertible Debentures were redeemed on December 14, 1994 (the last date on which the Convertible Debentures can be redeemed prior to the next interest payment date), a holder of the Convertible Debentures would be entitled to receive approximately $1,048 for $1,000 principal amount of Convertible Debentures. A holder who converts such holder's Convertible Debentures would receive 45.1977 shares of Petrie Common Stock per $1,000 principal amount of Convertible Debentures. Accordingly, a holder of the Convertible Debentures would be expected to convert if the price of a share of Petrie Common Stock were above approximately $23.18 ($1,048/45.1977 shares of Petrie Common Stock). Based on recent trading prices of Petrie Common Stock, which have been above $23.18 per share (See "COMPARATIVE MARKET PRICE DATA"), it is expected that holders of the Convertible Debentures will elect to convert their Convertible Debentures into shares of Petrie Common Stock once Petrie calls the Convertible Debentures for redemption. However, if the price of Petrie Common Stock were to decline below the conversion value of $23.18 per share on or about the redemption date, it is expected that holders of the Convertible Debentures would not convert their Convertible Debentures and Petrie would have to redeem all of the outstanding Convertible Debentures. In such case, it is presently anticipated that a portion of the net proceeds from the Disposition would be used to fund such redemption. If all of the outstanding Convertible Debentures were redeemed on December 14, 1994, the aggregate amount necessary for redemption would be $129,681,635 (including $4,923,491 for accrued interest from June 15, 1994 to December 14, 1994). See "COMPARATIVE PER SHARE DATA."

RIGHTS OF DISSENTING SHAREHOLDERS

  Section 910 of the NYBCL provides that shareholders who comply with the requirements of Section 623 of the NYBCL are entitled to certain dissenters' rights in connection with any merger or share exchange, sale, exchange or other disposition of all or substantially all of the assets of the corporation and in connection with certain reclassifications and other transactions which may adversely affect the rights or preferences of shareholders. A condition to consummation of the Exchange is that holders of no more than 9.5 percent of the shares of Petrie Common Stock outstanding on the Exchange Closing Date shall have perfected dissenters' rights with respect to the Exchange or the other transactions contemplated by the Toys Acquisition Agreement.

  The following is a summary of the statutory procedure to be followed by a holder of Petrie Common Stock in order to dissent from the Exchange and enforce his right to receive payment for his shares of Petrie Common Stock if the Exchange is approved and consummated. This summary does not purport to be complete and is qualified in its entirety by reference to Section 623 of the NYBCL, the text of which is set forth in Annex G hereto.

  Any Petrie shareholder electing to exercise dissenters' rights with respect to the Exchange must deliver to Petrie before the Annual Meeting, or at such Annual Meeting but before the vote on the Exchange is taken, a written objection to the Exchange which shall include (i) a notice of such shareholder's election to dissent, (ii) such shareholder's name and residence address, (iii) the number of shares as to which such shareholder dissents, and
(iv) a demand for payment of the fair value of such shareholder's Petrie Common Stock if the Exchange is consummated. This written objection must be in addition to and separate from any proxy or vote against the Exchange. ANY SHAREHOLDER WHO ELECTS TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE EXCHANGE. Because a proxy card left blank will, unless revoked, be voted FOR the Exchange, in order to be assured that such shareholder's Petrie Common Stock is not voted in favor of the Exchange, a shareholder electing to exercise dissenter rights who votes by proxy must not leave the proxy card blank but

                                       41

must (i) vote AGAINST the Exchange or (ii) ABSTAIN from voting for or against the Exchange. Neither a vote against the Exchange nor a proxy card directing such vote nor an abstention will satisfy the requirement that a written objection to the transaction be delivered to Petrie before the vote upon the Exchange.

  A written objection is not required from any shareholder to whom Petrie did not give notice of such meeting in accordance with the NYBCL.

  Within ten days after the shareholders' authorization date, which term as used in Section 623 of the NYBCL means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, Petrie shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with Petrie written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

  A shareholder may not dissent as to less than all of the shares as to which he has a right to dissent, held by him of record or that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner as to which such nominee or the fiduciary has a right to dissent, held of record by such nominee or fiduciary. Only a holder of record of Petrie Common Stock is entitled to assert appraisal rights for Petrie Common Stock registered in that holder's name. The objection should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's share certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary should execute the demand and should state his fiduciary title by his signature. If the shares are owned of record by two or more persons, the demand should be executed in a manner consistent with the voting or non-voting of such shares. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner. A record holder, such as a broker, who holds Petrie Common Stock as nominee for the beneficial owner may exercise his appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights for other beneficial owners. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of the record owner on the books of Petrie.

  Upon consummation of the Exchange, each dissenting shareholder shall cease to have any of the rights of a shareholder and will not have any interest in the Liquidating Trust. Such shareholder would have the right to be paid the fair value of his shares and any other rights provided by Section 623 of the NYBCL. A notice of election to dissent may be withdrawn by the shareholder at any time prior to his written acceptance of an offer by Petrie to pay the shareholder a specified price which Petrie considers to be the fair value of Petrie Common Stock owned by such shareholder. In no case can the shareholder revoke his election to dissent later than sixty days after the consummation of the Exchange. If a notice of election to dissent is withdrawn, or the Exchange is not consummated, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the Exchange, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of Petrie, the fair value thereof in cash as determined by the Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                       42

  At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder represented by certificates shall submit the certificates representing his shares to Petrie, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election to dissent has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any dissenting shareholder represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of Petrie exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct.

  Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting shareholder of the shares and a transferee shall acquire no rights in Petrie except those which the original dissenting shareholder had at the time of the transfer.

  Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the Exchange is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), Petrie shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which Petrie considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the Exchange has been consummated, such offer shall also be accompanied by (i) advance payment to each such shareholder who has submitted his share certificates to Petrie, as provided above, of an amount equal to eighty percent of the amount of such offer, or (ii) as to each shareholder who has not yet submitted his share certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by Petrie promptly upon submission of his share certificates. If the Exchange has not yet been consummated at the time of making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto upon consummation of the Exchange. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the Exchange has not been consummated upon the expiration of the ninety-day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of the Exchange. Such offer shall be made at the same price per share to all dissenting shareholders. If within thirty days after the making of such offer, Petrie and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the Exchange, whichever is later, upon the surrender of the share certificates.

  If Petrie fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for such shares, Petrie shall, within twenty days after the expiration of the latter of the two aforementioned periods, institute a special proceeding in New York State Supreme Court to determine the rights of dissenting shareholders and to fix the fair value of their shares. If Petrie fails to institute such a proceeding within such period of twenty days, any dissenting shareholder may institute such a proceeding for the same purpose not later than thirty days after the expiration of such twenty-day period. If such proceeding is not instituted within such thirty-day period, all dissenters' rights shall be lost unless the Court, for good cause shown, shall otherwise direct. The Court shall fix the value of the shares at fair value as of the close of business on the day prior to the shareholders' authorization of the Exchange. Such fair value may exceed or be less than what Petrie shareholders would receive in the Transaction. In fixing the fair value, the Court shall consider the nature of the Exchange and its effects on Petrie and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The Court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The final order in the proceeding shall be entered against Petrie in favor of each

                                       43

dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined. Within sixty days after final determination of the proceeding, Petrie shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the share certificates.

                                THE DISPOSITION

GENERAL

  Petrie has entered into the Retail Operations Stock Purchase Agreement with WP Investors, pursuant to which WP Investors and its designee or designees will purchase the Retail Operations. Such sale would constitute the Disposition. The Retail Operations Stock Purchase is expected to be consummated, subject to certain conditions, soon after shareholder approval of the Disposition, whether or not the IRS Ruling has been received or the Exchange and the Liquidation are either ultimately approved by Petrie's shareholders or consummated. See "THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT--Certain Conditions." The Disposition is an integral part of the Transaction and the consummation of the Disposition is a condition to the completion of the Transaction. Therefore, if the sale of the Retail Operations to WP Investors is not consummated, Petrie may choose to sell the Retail Operations to another party or may choose to effect the Disposition in another form, all the foregoing as may be determined by Petrie's Board of Directors to be in the best interest of Petrie and its shareholders. Approval of the Disposition by Petrie shareholders will provide Petrie's Board of Directors with the authority to effect the Disposition in whatever form, including, without limitation, the Retail Operations Stock Purchase, that Petrie's Board of Directors deems appropriate and in the best interest of Petrie and its shareholders, and no further shareholder approval will be sought with respect to the Disposition. However, in the event that the Retail Operations Stock Purchase is not consummated following shareholder approval, and Petrie's Board of Directors chooses to effect the Disposition in another form, if such form of Disposition may have a material adverse impact on shareholders, when compared to the Retail Operations Stock Purchase, Petrie will resolicit approval from its shareholders.

  The Toys Acquisition Agreement provides that Petrie is not required to effect the Disposition other than on terms that Petrie's Board of Directors finds acceptable. Additionally, as a condition to Milton Petrie's execution of the Toys Voting Agreement, by act of his attorneys-in-fact, Mr. Petrie's attorneys-in-fact required of Petrie's Board of Directors, and Petrie's Board of Directors agreed, that the Disposition would not be effected other than in a form that such attorneys-in-fact found acceptable. Mr. Petrie's attorneys-in-fact have determined that the Retail Operations Stock Purchase is an acceptable form of the Disposition. See footnotes Nos. 2 and 3 of "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF PETRIE."

SALE OF RETAIL HOLDING COMPANY

  On June 17, 1994, Petrie entered into a letter agreement (the "Letter of Intent") with the Investor Group with respect to the acquisition by such group of the Retail Operations. The Investor Group presently includes Allan Laufgraben, Vice Chairman, President, Chief Executive Officer and a director of Petrie, Peter A. Left, Vice Chairman, Chief Operating Officer, Chief Financial Officer, Secretary and a director of Petrie and Verna Gibson, former President of The Limited Stores, a division of The Limited, Inc. Additional members of senior management of Petrie may be invited, in the future, to join the Investor Group. See "THE DISPOSITION--Interests of Certain Persons in the Retail Operations Stock Purchase." Pursuant to the Letter of Intent, Petrie paid an affiliate of the Investor Group a nonrefundable amount equal to $375,000 in respect of certain expenses (primarily legal and accounting fees) previously paid or incurred by the Investor Group on or prior to June 17, 1994.

  On August 23, 1994, Petrie entered into the Retail Operations Stock Purchase Agreement with WP Investors, an affiliate of the Investor Group, which provides for the acquisition by WP Investors and its

                                      44

designee or designees of the Retail Operations for $190 million in cash plus the transfer to Retail Holding Company and the assumption thereby of certain liabilities associated with the Retail Operations. On November 3, 1994, Petrie and WP Investors entered into the Amendment No. 1 to the Retail Operations Stock Purchase Agreement to provide, among other things, for the waiver of certain conditions to the respective obligations of each of Petrie and WP Investors to consummate the Retail Operations Stock Purchase. See "THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT."

RIGHTS OFFERING

  In the event that the sale to the WP Investors or to another third party is not consummated, Petrie's Board of Directors may consider the possibility of disposing of the stock of Retail Holding Company by effecting a rights offering, pursuant to which Petrie would distribute to each of its shareholders rights to purchase a specified number of shares of Retail Holding Company. Petrie did not give serious consideration to an exchange of Petrie Common Stock for Retail Holding Company common stock because such an exchange would create uncertainties as to whether the Transaction constituted a tax-free reorganization for federal income tax purposes. Petrie's Board of Directors believes that the sale of the Retail Operations to WP Investors or another third party would provide shareholders with more value than a rights offering. In addition, because a rights offering would also raise tax issues with respect to the complete liquidation of Petrie and its subsidiaries, a rights offering will only be used in the event that the sale to WP Investors or another third party is not consummated.

REASONS FOR THE DISPOSITION AND THE RETAIL OPERATIONS STOCK PURCHASE

  At a meeting held on April 20, 1994, Petrie's Board of Directors, other than Milton Petrie who was absent, approved the Transaction and all parts thereof, including, without limitation, the Disposition. See "THE TRANSACTION--Reasons for the Transaction." At a meeting held on August 23, 1994, Petrie's Board of Directors, other than Milton Petrie who was absent and Jay Galin and Alan C. Greenberg who abstained, determined that the Retail Operations Stock Purchase is fair to and in the best interest of Petrie and its shareholders, and approved the Retail Operations Stock Purchase. Jay Galin and Alan C. Greenberg abstained because each believed that he had a potential conflict of interest with respect to the Retail Operations Stock Purchase. Mr. Greenberg informed Petrie's Board of Directors that, although he was abstaining because his firm, Bear Stearns, is advising Petrie's Board of Directors on the Disposition and the Retail Operations Stock Purchase, and is providing a fairness opinion with respect to the Retail Operations Stock Purchase, he strongly supported Petrie entering into the Retail Operations Stock Purchase Agreement. See "THE DISPOSITION--Opinion of Petrie Financial Advisor" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

  In arriving at its determination to approve the Disposition, Petrie's Board of Directors considered numerous factors, including, without limitation, the following: (i) information relating to the business, assets, competitive position, management and prospects of Petrie and the retail industry in general; (ii) the relative operating performance of the Retail Operations when compared to data for publicly-traded specialty retail companies; and (iii) the fact that Milton Petrie is no longer active in the management of Petrie.

  In arriving at its determination to approve the Retail Operations Stock Purchase, Petrie's Board of Directors considered numerous factors, including, without limitation, the following: (i) Bear Stearns' opinion to the effect that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders; (ii) the fact that out of the fifteen parties that had expressed interest in Petrie's retail store operations, the bid presented by WP Investors was the highest and most attractive; and (iii) the terms of the Retail Operations Stock Purchase Agreement, including the cash price to be paid and the amount of liabilities to be transferred to and assumed by Retail Holding Company.

  On balance, each of the foregoing material factors supported the Petrie Board's determination to approve the Disposition and the Retail Operations Stock Purchase. However, Petrie's Board of Directors found it

                                      45

impracticable to, and, therefore, did not, quantify or otherwise assign specific or relative weights to the above factors in its consideration of the Disposition and the Retail Operations Stock Purchase, and, instead, considered the various above factors in their totality.

OPINION OF PETRIE FINANCIAL ADVISOR

  In connection with the Disposition, Bear Stearns was retained by Petrie's Board of Directors to serve as its financial advisor. Bear Stearns was selected by Petrie's Board of Directors based upon Bear Stearns' qualifications, expertise and reputation.

  Bear Stearns has delivered to Petrie's Board of Directors a written opinion, dated August 23, 1994 and updated as of November 3, 1994 (the "Bear Stearns Opinion"), to the effect that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders. In the course of rendering the Bear Stearns Opinion, Bear Stearns, among other things, (i) reviewed Petrie's annual reports to its shareholders on Form 10-K for the fiscal years ended on or about January 31, 1990 through 1994, and Petrie's quarterly reports on Form 10-Q for the quarters ended April 30, 1994 and July 30, 1994; (ii) reviewed projected income statements of the Retail Operations, prepared by management for the fiscal years ending on or about January 31, 1995 through 1998; (iii) reviewed operating and financial information related to the business, financial condition, management and prospects of Petrie, provided to Bear Stearns by Petrie's management; (iv) met with Petrie's management to discuss the operations, historical financial statements and future prospects of the Retail Operations; (v) initiated and managed a sale process commencing on the date of the announcement of the Transaction, where all qualified interested parties were provided with access to lease and financial information and to Petrie's management and were given the opportunity to submit a bid for the Retail Operations; (vi) reviewed this Proxy Statement/Prospectus; (vii) met with Petrie and its counsel to discuss Petrie's contingent liabilities, the Transaction, the proposed liquidation of Petrie and other matters; (viii) reviewed publicly available financial data and stock market performance data of public companies which Bear Stearns deemed generally comparable to the Retail Operations; (ix) reviewed historical stock prices and trading volume of Petrie Common Stock and Toys Common Stock; and (x) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate. As described in the Bear Stearns Opinion, Bear Stearns assumed and relied upon, without independent investigation, the accuracy and completeness of the financial and other information with respect to Petrie and the Retail Operations provided to it by Petrie's management or counsel. In arriving at the Bear Stearns Opinion, Bear Stearns neither obtained nor performed any independent appraisal of the assets of the Retail Operations.

  THE FULL TEXT OF THE BEAR STEARNS OPINION SETTING FORTH THE MATTERS REVIEWED, ASSUMPTIONS MADE, FACTORS CONSIDERED AND RELIANCE UPON OTHERS AS TO THE REVIEW UNDERTAKEN BY IT, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX F. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY.

  Petrie entered into an engagement letter with Bear Stearns, dated as of January 25, 1994, pursuant to which Petrie agreed to pay Bear Stearns a transaction fee (the "Transaction Fee") based upon the aggregate value of the Retail Operations Stock Purchase, which fee will be approximately $2.4 million. In addition, Petrie has agreed to pay Bear Stearns a fee in the amount of $500,000 for delivering the Bear Stearns Opinion; such amount will be credited against the Transaction Fee. Petrie has also agreed to reimburse Bear Stearns for its out-of-pocket expenses, including reasonable fees and disbursements for counsel. Petrie has also agreed to indemnify Bear Stearns and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Bear Stearns or any of its affiliates against certain liabilities, including liabilities under the federal securities laws related to Bear Stearns' engagement by Petrie.

  Bear Stearns is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings and private placements. Petrie's Board of Directors selected Bear Stearns as its financial advisor on the basis of

                                       46

such qualifications and expertise and Bear Stearns' reputation. Alan C. Greenberg, a director of Petrie and a member of Petrie's Audit and Compensation Committees, is Chairman of the Board of The Bear Stearns Companies, Inc., the parent company of Bear Stearns. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

  The following is a summary of the analyses and report presented by Bear Stearns to Petrie's Board of Directors on August 23, 1994 (the "Bear Stearns Report") on which Bear Stearns based the Bear Stearns Opinion. A copy of the Bear Stearns Opinion is attached as Annex F of this Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the full text of the Bear Stearns Opinion.

  In connection with the Bear Stearns Opinion, Bear Stearns performed and set forth in its written presentation to Petrie's Board of Directors the valuation analyses of the Retail Operations summarized below on the basis of (i) the sales process, (ii) the stock price market value of the Retail Operations and
(iii) the going concern value of the Retail Operations, in comparison with comparable public companies.

SALE PROCESS

  Bear Stearns initiated and managed a sale process which commenced when Petrie announced its intent to sell the Retail Operations as part of the Transaction. The announcement received widespread attention in the retail and financial press and was carried by all major wire service news organizations.

  Bear Stearns responded to all parties that expressed an interest in purchasing the Retail Operations. Prior to entering into discussions with interested parties, Bear Stearns ensured that the interested parties had the financial wherewithal necessary to consummate a transaction of this size. Each such qualified party was provided with confidential information concerning Petrie and the Retail Operations and was given the opportunity to meet with Petrie's management. A substantial number of qualified parties considered the purchase of the Retail Operations. Of the bids received for the Retail Operations, the bid by WP Investors was the highest and most attractive. Bear Stearns concluded that the sale process supported its opinion that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders.

STOCK PRICE MARKET VALUE

  Bear Stearns reviewed the trading prices of Petrie Common Stock and Toys Common Stock to determine the range of values the market ascribes to the Retail Operations. Bear Stearns' analysis was based on the following:

. Petrie's enterprise value is $1,251 million (based on Petrie's August 12, 1994 closing stock price of $23 7/8 and assuming conversion of all of the outstanding Convertible Debentures).

. The market is aware of the tax-free value ($1,350 million) (based on Toys "R" Us' August 12, 1994 closing stock price of $33 7/8 and 39.9 million Toys Shares) and the fully taxed value ($835 million) (assumes tax rate on capital gains of 39 percent) of the Toys Shares.

. The Transaction is contingent upon the receipt of the IRS Ruling. As a result, there is uncertainty associated with the after-tax value of the Toys Shares which affects the value investors place on Petrie Common Stock.

  By analyzing the different valuation results based on the market's assessment of the likelihood of consummating the Transaction, and thus a tax-free liquidation, Bear Stearns estimated the value the market ascribes to the Retail Operations based on each assumption. For example, if the market assesses a 75 percent probability to the consummation of the Transaction, then the expected after-tax value ascribed to the Toys Shares by the market is $1,125 million (pre-tax market value of the Toys Shares less 25 percent of taxes due on the taxable disposition of the Toys Shares, less 75 percent of the value of the 3.3 million Toys Shares, less estimated Transaction expenses of $10 million), and the value the market ascribes to the Retail Operations is $126 million.

                                       47

  It is reasonable to assume that the market believes the probability of receiving the IRS Ruling is materially higher than 50 percent, based on (i) the information available to the market regarding the Transaction, (ii) the time and resources expended by Petrie, Toys "R" Us, their advisors, and WP Investors in pursuing the various components of the Transaction, and (iii) the fact that the Transaction is contingent upon the receipt of the IRS Ruling.

  Bear Stearns concluded that the stock price market value supported its opinion that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders.

GOING CONCERN VALUE

  Bear Stearns reviewed and compared the financial and market performance of the Retail Operations to six publicly traded specialty retail companies that are in its view comparable to the Retail Operations. Bear Stearns used this information to draw conclusions as to the relative operating performance of the Retail Operations and to estimate public market valuation ranges for the Retail Operations. Charming Shoppes, Catherines Stores, Dress Barn, Edison Brothers, The Limited, Inc., and United Retail Group were the selected companies that Bear Stearns believed were comparable in some respects to the Retail Operations based upon consideration of several parameters, including markets served, merchandising strategy, number of stores and store revenue, and store format and location.

  For each comparable company, Bear Stearns examined certain financial data that was publicly available as of August 10, 1994, including net sales, operating cash flow, operating income and net income (data through the first quarter of the current fiscal year). Bear Stearns also calculated various valuation multiples which it deemed appropriate for the comparable companies as hereafter described. The multiples were calculated based on (i) share prices as of August 9, 1994 and (ii) earnings estimates based on equity analysts' consensus forecast. Bear Stearns noted that the harmonic mean of the ratios of enterprise value (total number of shares outstanding multiplied by the market price per share plus the amount of debt and preferred stock and minority interest and less the amount of cash) to the applicable latest twelve months' (LTM) operating cash flow of the comparable companies was 5.6x with a range of 4.3x to 7.4x. The Retail Operations' ratio of the consideration provided by WP Investors to LTM operating cash flow was 5.7x. (This is based on estimated consideration provided by WP Investors of $240 million. Such consideration consists of $190 million cash plus assumption of liabilities estimated to be approximately $50 million. Such liabilities assumed by WP Investors are inherently not susceptible to precise quantification. Based on reviews performed by Petrie and its advisors and the nature of the negotiations with WP Investors, Bear Stearns has estimated that these liabilities are approximately $50 million. The ultimate amount of the liabilities may vary substantially therefrom.) Bear Stearns also noted that the harmonic mean of the ratios of enterprise value to the applicable LTM operating income for the comparable companies was 9.4x with a range of 6.3x to 17.5x. With respect to the ratios of the market share price to LTM earnings per share ("EPS"), the harmonic mean of the comparable companies' was 15.8x ranging from 10.4x to 35.3x. It was not possible to compute ratios for the Retail Operations related to LTM operating income or EPS as the Retail Operations generated an operating loss.

  The harmonic mean is calculated by averaging reciprocals of the respective ratios. It gives equal weight to an equal investment in each entity. Bear Stearns utilizes the harmonic mean in averaging ratios in which price is the numerator.

  Bear Stearns also noted that the Retail Operations has under-performed the comparable public companies in each of the four operating categories listed (net sales, operating cash flow, operating income, and EPS). In addition, Petrie was the only company to incur an operating loss for the last twelve month period through April 1994.

  Petrie generated $42.4 million of operating cash flow through the period ended April 30, 1994. Based on the harmonic mean of the enterprise value to LTM operating cash flow multiples of Petrie's comparable public companies, the imputed enterprise value of the Retail Operations is $237 million. The imputed value

                                      48

range of the Retail Operations based on the high and low enterprise value operating cash flow multiples of Petrie's comparable companies is $182 to $314 million. (Due to the operating losses generated by Petrie it is not possible to compute imputed values on an earnings basis other than operating cash flow.) Bear Stearns also considered Petrie's operating projections for the Retail Operations in relation to the Retail Operations purchase price. However, the Retail Operations have significantly under-performed all recent financial projections and the business has experienced continued earnings deterioration. As a result, Bear Stearns gave little weight to operating projections that assume a significant operational and financial turnaround.

  Bear Stearns concluded that the performance of the Retail Operations in comparison to the comparable companies supported its opinion that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders.

INTERESTS OF CERTAIN PERSONS IN THE RETAIL OPERATIONS STOCK PURCHASE

  In considering the recommendation of the Petrie Board to approve the Disposition, Petrie shareholders should be aware that members of Petrie's management and the Petrie Board have interests in the Retail Operations Stock Purchase that are in addition to the interests of Petrie shareholders generally. The Petrie Board was aware of these interests and considered them, among other matters, in approving the Retail Operations Stock Purchase.

PARTICIPATION IN THE INVESTOR GROUP

  The Investor Group presently includes Allan Laufgraben, Vice Chairman, President, Chief Executive Officer and a director of Petrie, Peter A. Left, Vice Chairman, Chief Operating Officer, Chief Financial Officer, Secretary and a director of Petrie and Verna Gibson, former President of The Limited Stores, a division of The Limited, Inc. Additional members of Petrie's senior management may be invited, in the future, to join the Investor Group. It is anticipated that Messrs. Laufgraben, Left, any such other members of Petrie's senior management and Verna Gibson will be afforded the opportunity to purchase shares of the capital stock of Retail Holding Company on the same terms and conditions as other investors.

INDEMNIFICATION

  The Retail Operations Stock Purchase Agreement provides that, from and after the closing date of the Retail Operations Stock Purchase, Retail Holding Company will indemnify each Petrie nonemployee director and each other director in his capacity as such from liabilities relating to the business of Retail Holding Company other than the Excluded Liabilities (as hereinafter defined).

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

  The Retail Operations Stock Purchase Agreement provides that immediately following the closing of the Retail Operations Stock Purchase, employees of Retail Holding Company shall be employed on substantially the same terms and conditions as, and shall be covered by benefit plans or arrangements which, in the aggregate, provide substantially equivalent benefits as were provided to employees of Retail Holding Company prior to, such closing. Additionally, employees of Retail Holding Company will receive credit for past service with Retail Holding Company, Petrie or its subsidiaries for purposes of eligibility, participation, vesting, benefit accrual or entitlement under any such benefit plans or arrangements. Notwithstanding the foregoing, following the Disposition Closing Date (as defined below), none of WP Investors or Retail Holding Company or its subsidiaries will be required to maintain any plan or arrangement in effect, to continue to provide any level of benefits or to maintain the employment of any employee of Retail Holding Company.

  It is anticipated that Messrs. Laufgraben, Left, any such other members of Petrie's senior management, and Verna Gibson will enter into employment agreements with Retail Holding Company which will become effective upon the consummation of the Retail Operations Stock Purchase.

                                       49

INVESTMENT COMPANY CONSIDERATIONS

  If the Disposition is consummated, and the Exchange and the Liquidation are not consummated, Petrie's shareholders would then own shares in a company whose sole assets would consist of cash or cash equivalents and Toys Common Stock. As a result, Petrie may be required to register as a closed-end investment company under the 1940 Act if it does not promptly invest a sufficient amount of its assets such that it is primarily engaged in businesses other than investing, reinvesting and trading in, or owning or holding, investment securities. Although it is not possible to quantify the per share value of Petrie Common Stock were Petrie to become an investment company, it is expected that such common stock, like the common stock of closed-end investment companies generally, could trade at a discount from the value of its underlying assets, which initially would consist primarily of Toys Common Stock.

  If Petrie registers as an investment company, it will become subject to a comprehensive regulatory framework that is substantially different from that which Petrie is presently subject to. Presently, Petrie is generally not subject to any restrictions on the types of businesses it engages in, its capital structure, the composition of its board of directors, its compensation policies, its transactions with officers, directors, significant shareholders and subsidiaries and its dividend policies. The 1940 Act provides that registered investment companies (i) must disclose the types of investments they propose to make and articulate any fundamental policies (which can only be changed with shareholder approval) in particular areas such as leverage, concentration in particular industries, real estate, oil and gas programs, commodities, investing for control, underwriting and so forth; (ii) may not incur indebtedness unless after giving effect to such borrowing the value of the registered investment company's assets was at least 300% of its total indebtedness, may not issue preferred stock unless after giving effect to such issuance the value of the registered investment company's assets was at least 200% of its total preferred stock and indebtedness, and must include certain covenants in any such indebtedness that would permit debtholders to elect a majority of the registered investment company's directors if such indebtedness has asset coverage of less than 100% for more than twelve consecutive months;
(iii) may not issue warrants or options other than in connection with a pro rata rights offering, may not sell common stock at less than net asset value except in connection with a rights offering or with shareholder approval and may not repurchase securities other than by tender offer or in the open market;
(iv) must have a board of directors of which no more than 60% of the members are interested persons and at least two-thirds of which must have been elected by the registered investment company's shareholders; (v) may not provide incentive compensation, profit sharing or stock option plans for management;
(vi) may not buy or sell property to or from affiliates and other related persons on a principal basis, may not engage in business ventures with these persons or use them as agents in connection with buying or selling property (other than securities) and may not loan money to such persons; (vii) must value all of its assets at market value or (if not permitted) at fair value and may pay dividends out of capital gains only once per year; and (viii) may cease investment company status only with shareholder approval.

CERTAIN LITIGATION

  Two putative class action complaints were filed by persons claiming to be Petrie shareholders in New York County Supreme Court against Petrie and certain members of its management and Board of Directors. A third putative class action complaint was filed by other alleged Petrie shareholders against the same parties in the Superior Court of New Jersey. A stipulation among all parties which would stay the New Jersey action is awaiting judicial approval. Also, a joint stipulation is pending in New York County Supreme Court which would consolidate the two New York actions under the caption In re Petrie Stores Corporation Securities Litigation, Master Index No. 117896/94, and require the service of a consolidated amended complaint within sixty days from the date the stipulation is approved. At present, no consolidated amended complaint has been served.

  The complaints in each of the above actions generally contend that Petrie's alleged management-dominated directors have violated their fiduciary duties of loyalty and fair dealing by, among other things, exclusively negotiating with WP Investors, whose investors include certain of Petrie's current management,

                                       50

for the sale of the Retail Operations at an inadequate price. The complaints further contend that Petrie's Board of Directors failed to explore third-party interest, and thus did not ensure the maximization of shareholder value. It is alleged that WP Investors are in possession of non-public information which allowed them to purchase the Retail Operations at an inadequate price.

  Among other things, the plaintiffs, on behalf of the class members, seek: (i) to preliminarily and permanently enjoin the sale of the Retail Operations to WP Investors; (ii) to require Petrie's Board of Directors to maximize shareholder value by exploring third-party interest; (iii) to rescind the sale to WP Investors, in the event it is consummated; (iv) a declaratory judgment that the individual defendants breached their fiduciary duties; and/or (v) to recover unspecified damages.

  The defendants believe that the claims asserted in these complaints are without merit and intend to defend them vigorously.

  THE PETRIE BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE FOR APPROVAL OF THE DISPOSITION.

                                       51

                 THE RETAIL OPERATIONS STOCK PURCHASE AGREEMENT

  The following is a summary of the material provisions of the Retail Operations Stock Purchase Agreement and the Amendment No. 1 to the Retail Operations Stock Purchase Agreement which are attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Retail Operations Stock Purchase Agreement.

THE RETAIL OPERATIONS STOCK PURCHASE

  The Retail Operations Stock Purchase Agreement provides that, following the approval of the Retail Operations Stock Purchase Agreement by Petrie shareholders and the satisfaction or waiver of the other conditions set forth therein, WP Investors will acquire 79 percent and one or more of its nonaffiliated designees (collectively, the "Buyer") will acquire 21 percent of the equity (the "Retail Shares") of Retail Holding Company.

  Concurrently with the execution and delivery of the Retail Operations Stock Purchase Agreement, Milton Petrie, who beneficially owns 28,111,274 shares of Petrie Common Stock (approximately 60 percent of the outstanding shares of Petrie Common Stock), by act of his attorneys-in-fact, executed and delivered to WP Investors the WP Investors Voting Agreement pursuant to which he has agreed to vote or execute a consent with respect to such shares in favor of the Retail Operations Stock Purchase and has granted WP Investors an irrevocable proxy to exercise all voting, consent and other rights to approve the Retail Operations Stock Purchase. The WP Investors Voting Agreement, which has been consented and agreed to by Toys "R" Us, provides that as long as the Toys Voting Agreement remains in effect and Toys "R" Us has not received notice that the Retail Operations Stock Purchase Agreement has been terminated, Toys "R" Us will exercise, and refrain from exercising, its powers pursuant to the Toys Voting Agreement so that Mr. Petrie's shares of Petrie Common Stock will be voted in favor of the Retail Operations Stock Purchase Agreement.

RETAIL OPERATIONS PURCHASE PRICE; ASSUMPTION OF LIABILITIES

  The purchase price for the Retail Shares will be $190 million in cash (the "Retail Operations Purchase Price"). The Retail Operations Purchase Price was determined through arm's length negotiations between Petrie's representatives and the Investor Group's representatives. As of the closing of the Retail Operations Stock Purchase (the "Disposition Closing Date"), other than certain actual, contingent or potential liabilities, such as fees and expenses related to the Transaction, the principal amount and interest on the Convertible Debentures, gifts by Petrie or any of its subsidiaries on behalf of Milton Petrie (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"), dividends paid or declared after July 25, 1994, liabilities (if any) under the Investment Company Act of 1940, liabilities (if any) in connection with the Exchange, certain tax liabilities (if any), as described in the last sentence of this paragraph and liabilities in connection with claims by Petrie shareholders (collectively, the "Excluded Liabilities"), Buyer will assume all of Petrie's liabilities relating to the business, properties, and assets of the Retail Operations. Additionally, the first $10 million of payments which might become due in satisfaction of potential withdrawal liabilities under the UAW District 65 Multiemployer Security Plan Pension Fund (the "Multiemployer Plan") will be Buyer's responsibility and the next $50 million of such withdrawal liability will be allocated 75 percent to Petrie or the Liquidating Trust ($37.5 million) and 25 percent to Buyer ($12.5 million). The remaining withdrawal liability under the Multiemployer Plan will be Buyer's sole responsibility. Petrie's obligation for any withdrawal liability under the Multiemployer Plan will generally terminate after five years if no claims are brought by then. Finally, other than for certain potential tax liabilities relating to (i) the Exchange, which liabilities would be obviated by the IRS Ruling, (ii) the reorganization of Petrie, as contemplated by the Retail Operations Stock Purchase Agreement,
(iii) the sale or other disposition by Petrie of any Toys Shares or stock or assets of Petrie or its subsidiaries subsequent to the Disposition Closing Date, (iv) any federal examination of the disposition, during March and July of 1988, by Petrie or certain of its subsidiaries of shares of Toys

                                       52

Common Stock in connection with the conversion or redemption of certain debentures, and (v) the failure to be true in any material respect of any representations and statements of fact included in the request for the IRS Ruling, Buyer and Retail Holding Company will generally be solely responsible for any taxes imposed on Petrie, Retail Holding Company, or any subsidiaries of Retail Holding Company.

REPRESENTATIONS AND WARRANTIES

  The Retail Operations Stock Purchase Agreement contains various customary representations and warranties of Petrie and Buyer as to (i) due organization,
(ii) authority relative to the Retail Operations Stock Purchase Agreement,
(iii) consents and approvals, (iv) compliance with applicable laws, and (v) no brokers being entitled to fees in connection with the Retail Operations Stock Purchase other than as disclosed.

  Petrie has also made representations and warranties as to (i) the capitalization of Retail Holding Company, (ii) the accuracy of information included and to be included in filings with the Commission,
(iii) no undisclosed liabilities, (iv) the absence of certain changes, (v) no defaults, (vi) no undisclosed threatened or pending litigation, (vii) certain tax matters, (viii) employee benefit plans, (ix) certain store names used by Petrie, (x) compliance with applicable environmental laws, (xi) labor relations, (xii) the transfer by Petrie to Retail Holding Company of all of the assets and rights held by Petrie and its subsidiaries as of immediately prior to such transfer, subject to all of the liabilities and obligations of Petrie and its subsidiaries, other than the Retail Shares and the Toys Shares, and other than the Excluded Liabilities, (xiii) the transfer by Petrie to Retail Holding Company of the employees of Petrie, (xiv) the assumption by Retail Holding Company of certain employment agreements, (xv) the transfer by Petrie to Retail Holding Company of certain employee benefit plans, (xvi) the accuracy of the representations and warranties made in the Toys Acquisition Agreement,
(xvii) the accuracy of the representations and statements of fact made in the request for the IRS Ruling, and (xviii) certain real property and leases.

CERTAIN COVENANTS

  Pursuant to the Retail Operations Stock Purchase Agreement, as amended, each of Petrie and Buyer have agreed to certain provisions that require them to perform certain actions or inactions, prohibit them from taking certain other actions, and indemnify the other against the consequences of certain actions. Among other things, Petrie and Buyer have agreed that (I) during the period from August 23, 1994 until the Disposition Closing Date, except as expressly permitted by the Retail Operations Stock Purchase Agreement or as otherwise consented to in writing by Buyer, Petrie and its subsidiaries shall not take any action, other than in the ordinary course of business, including, but not limited to (a) declaring, setting aside or paying any dividend or distribution on any Petrie Common Stock, other than regular quarterly cash dividends not in excess of $.05 per share, or on any shares of common stock of any subsidiaries of Petrie which are not wholly-owned subsidiaries; (b) redeeming, purchasing or otherwise acquiring any outstanding Retail Shares; (c) amending its charter or by-laws (or other comparable charter or governing documents); (d) incurring any indebtedness for borrowed money or issuing any long-term debt securities or assuming, guaranteeing or endorsing the obligations of any other persons or entities, except for indebtedness incurred in the ordinary course of business consistent with past practice, and except that Petrie, subject to certain limitations, may borrow funds and pledge Toys Shares for the purpose of financing its working capital and capital expenditures in the ordinary course of business ("Working Capital Pledge"); (e) (1) increasing in any manner the rate or terms of compensation of any of its directors, officers or other employees, except as are contractually required or which have been agreed to or granted prior to August 23, 1994, (2) paying or agreeing to pay any pension, retirement, allowance or other employee benefit not required or permitted by any existing Petrie pension plan, benefit arrangement or other agreement or arrangement to any such director, officer or employee, whether past or present or (3) terminating, amending or modifying any Petrie employee benefit plan, program or arrangement or entering into any employee benefit plan, program or arrangement or any employment, severance, consulting or similar agreement, arrangement or plan; provided, however, that Petrie and its subsidiaries may, after consulting with Buyer (but without any requirement to obtain Buyer's consent), in their discretion, amend such contracts or agreements prior to the Disposition Closing Date to increase the

                                       53

contribution rate to the Multiemployer Plan to 7 percent of the compensation of all employees covered by such contracts or agreements, such amendments to be effective as of July 1, 1994; (f) except in the ordinary course of business consistent with past practice, (1) selling, transferring or otherwise disposing of, any of its material property or assets, (2) mortgaging or encumbering any of its material property or assets, except pursuant to the Working Capital Pledge, or (3) acquiring or purchasing any material securities or assets of any person or entity or entering into any material joint venture or partnership;
(g) entering into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice or, except as expressly permitted by the Retail Operations Stock Purchase Agreement, entering into any new lease, or amending, modifying, terminating or exercising or waiving any renewal option under, or otherwise waiving any material right under, any existing lease; (h) changing in any material respect any of the accounting principles or practices used by it (except as required by GAAP) or any of its cash management practices or inventory management or purchasing practices; (i) selling, transferring or otherwise disposing of any of its property or assets to Toys "R" Us or any affiliate thereof other than the Toys Shares or selling, transferring or disposing of any Toys Shares, other than as permitted by the Retail Operations Stock Purchase Agreement; or (j) agreeing to take any of the foregoing actions;
(II) from August 23, 1994 to the Disposition Closing Date and subject to the terms and conditions of the letter agreement dated November 17, 1993 (the "Confidentiality Agreement") between E.M. Warburg, Pincus & Co., Inc. and Petrie, Petrie will (a) give Buyer and its authorized representatives reasonable access to all books, records, stores, offices and other facilities and properties of Petrie and its subsidiaries, (b) permit Buyer to make such inspections thereof as Buyer may reasonably request and (c) cause its officers to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Petrie and its subsidiaries as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as is consistent with the past behavior of the parties and will not interfere unreasonably with the operation of the business of Petrie or its subsidiaries;
(III) none of Petrie, any of its affiliates, any of its officers or directors, any of the officers or directors of any of its affiliates or any of the employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant) of Petrie or any of such affiliates, officers or directors, shall continue, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any sale, lease or other disposition of, all or any significant portion of the Retail Operations, or the assets or any equity securities of Petrie or any of its affiliates or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any of the foregoing; (IV) Petrie will use all reasonable efforts to consummate the Retail Operations Stock Purchase;
(V) at the closing of the Retail Operations Stock Purchase, if Toys "R" Us shall execute and deliver the indemnification agreement called for by the Toys Acquisition Agreement, Petrie and Buyer shall execute and deliver to Toys "R" Us an indemnification agreement substantially in the form called for by the Toys Acquisition Agreement; (VI) from and after the Disposition Closing Date, each of Buyer and Retail Holding Company and its subsidiaries will release, indemnify and hold harmless Petrie and the Liquidating Trust and any nonemployee director, other director in his capacity as such, or trustee thereof harmless from all obligations or liabilities whatsoever relating to the business, properties, assets, liabilities or obligations of Retail Holding Company and its subsidiaries including pursuant to the Retail Leases; (VII) from and after the Disposition Closing Date, Petrie or the Liquidating Trust, as the case may be, will release, indemnify and hold harmless each of Buyer and Retail Holding Company and its subsidiaries and each of its respective nonemployee directors and each other director in his capacity as such from all Excluded Liabilities; (VIII) at the Disposition Closing Date and for a period of one year, (a) Buyer will or will cause Retail Holding Company and its subsidiaries, or a subsidiary of Buyer which agrees to be bound by the terms of the Retail Operations Stock Purchase Agreement (the "Guarantor"), as applicable, to maintain, on a consolidated basis, a minimum net worth of not less than $150,000,000 (as determined in accordance with GAAP, but excluding goodwill), and (b) Buyer will not take any actions that would have the effect of reducing the net worth of Retail Holding Company and its subsidiaries, or if applicable, the Guarantor, below $150,000,000, except, in the case of either
(a) or (b), to the extent a reduction of such minimum net worth results from losses incurred from continuing operations during such one year period; (IX) each party will consult with the other prior to

                                       54

issuing any public announcement relating to the Retail Operations Stock Purchase, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange; (X) immediately following the Disposition Closing Date, the employees of Retail Holding Company as of the Disposition Closing Date will be employed on substantially the same terms and conditions as, and will be covered by benefit plans or arrangements which, in the aggregate, provide substantially equivalent benefits as were provided to the employees of Retail Holding Company immediately prior to the Disposition Closing Date, but notwithstanding the foregoing, following the Disposition Closing Date, none of Buyer or Retail Holding Company or its subsidiaries will be required to maintain any plan or arrangement in effect, to continue to provide any level of benefits or to maintain the employment of any employee of Retail Holding Company; (XI) any financing procured by Buyer to purchase the Retail Shares pursuant to the Retail Operations Stock Purchase Agreement and to consummate the transactions contemplated thereby will, if necessary, include an equity contribution by E.M. Warburg, Pincus & Co., Inc. and/or one or more of its affiliates in the amount of not less than $100 million; (XII) Petrie will agree not to terminate the Toys Acquisition Agreement or otherwise act or fail to take any action thereunder if the purpose for such termination, action or failure to act is the avoidance of its obligations under the Retail Operations Stock Purchase Agreement; (XIII) on the Disposition Closing Date, Buyer will cause Retail Holding Company to repay such of Retail Holding Company's indebtedness as of the Disposition Closing Date that is secured by Toys Shares; (XIV) on the Disposition Closing Date, Petrie shall either, at its option (a) pay to Retail Holding Company an amount equal to the amount of any Excluded Liabilities paid, incurred or assumed by Retail Holding Company or any of its subsidiaries or paid by Petrie on or prior to the Disposition Closing Date or (b) decrease the Purchase Price by such amount;
(XV) prior to the Disposition Closing Date, Petrie will use good faith and reasonable efforts (a) to transfer each of the Retail Leases to Retail Holding Company by assignment or stock transfer, (b) to obtain any consents from landlords that may be required to transfer the Retail Leases and (c) to obtain sufficient releases of any liabilities under the Retail Leases so as not to give rise to a right of Petrie to terminate the Toys Acquisition Agreement if Petrie's and its subsidiaries' contingent liabilities have not been reduced below $200,000,000; (XVI) Buyer acknowledges that Petrie, in agreeing to Buyer's conditions to consummation of the Retail Operations Stock Purchase with respect to Buyer having available for draw a working capital facility, has relied upon the existence and terms of that certain commitment letter and the Summary of Terms and Conditions, a copy of which has been provided to Petrie (collectively, the "Commitment Letter"), dated as of November 3, 1994, by and among Buyer, WP Investors, Inc., Warburg, Pincus Investors, L.P., Chemical Bank and The Chase Manhattan Bank, N.A. (collectively, the "Managing Agents"), and Chemical Securities Inc. and Chase Securities, Inc. (collectively, the "Arrangers"); (XVII) for the benefit of Buyer and Petrie, Prior to the Closing Buyer covenants and agrees that Buyer will comply fully with all of the terms, provisions and conditions set forth in the Commitment Letter, the Facility (as defined in the Commitment Letter), the definitive documentation for the Facility described therein or any transaction contemplated thereby (collectively, the "Financing") and any related fee letters; (XVIII) for the benefit of Petrie, Buyer further covenants and agrees that Buyer will not amend, modify or waive any term or provision of the Commitment Letter or waive any of its rights thereunder, in any event so as to make it less likely that Buyer's condition with respect to Buyer having available for draw a working capital facility will be satisfied; and (XIX) on or prior to the Disposition Closing Date, Petrie shall provide in a manner reasonably satisfactory to Buyer for the payment in full by Petrie and the Liquidating Trust to Buyer, Retail Holding Company and its subsidiaries of the Excluded Liabilities (to the extent not previously paid) in a manner adequate to provide for the collection of the Excluded Liabilities, taking into account the assets and other liabilities of the Liquidating Trust (which in the case of the Excluded Liabilities arising pursuant to the Multiemployer Plan and in connection with any federal examination of the disposition by Petrie or certain of its subsidiaries of shares of Toys Common Stock in connection with the conversion or redemption of certain debentures shall include the provision for the payment thereof by means of an irrevocable letter of credit, a holdback of a portion of the Retail Operations Stock Purchase Price, a first priority, perfected lien in collateral with adequate assurances as to value or comparable security or other comparable arrangements reasonably acceptable to Buyer; provided, however, that (a) such provision in the case of liabilities arising pursuant to the Multiemployer Plan shall provide for the payment thereof in full, (b) such provision shall neither limit the liability of Petrie and the Liquidating Trust not otherwise limited by

                                       55

this Agreement nor shall such provision enlarge any liability of Petrie and the Liquidating Trust otherwise limited by the Retail Operations Stock Purchase Agreement or otherwise and (c) such provision shall be $67.5 million).

CERTAIN CONDITIONS

  The respective obligations of Petrie and Buyer to consummate the Retail Operations Stock Purchase are subject to the following conditions, among others: (i) any waiting period applicable to the Retail Operations Stock Purchase under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have terminated or expired; (ii) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any governmental body which would prohibit or restrict the consummation of the Retail Operations Stock Purchase; and (iii) each party shall have performed in all material respects its obligations prior to the Disposition Closing Date, and, unless waived pursuant to Amendment No. 1 to the Retail Operations Stock Purchase Agreement or otherwise, the representations and warranties of each party shall be true and correct in all material respects as of the Disposition Closing Date.

  The obligation of Petrie to consummate the Retail Operations Stock Purchase is subject to the following additional conditions, among others: (i) Retail Holding Company and its subsidiaries or the Guarantor, as applicable, shall have, and immediately following the Disposition Closing Date shall continue to have, on a consolidated basis, a minimum net worth of not less than $150,000,000 as determined in accordance with GAAP, but excluding goodwill; and
(ii) Petrie's shareholders shall have approved the disposition of the Retail Operations by the affirmative vote of two-thirds of all outstanding shares of Petrie Common Stock entitled to vote thereon.

  The obligation of Buyer to consummate the Retail Operations Stock Purchase is subject to the following additional conditions, among others: (i) either (a) Petrie shall have received the IRS Ruling, in a form reasonably satisfactory to Buyer, to the effect that the Exchange will not give rise to the recognition by Petrie or its shareholders of a material amount of taxable income (an "Acceptable Ruling"), and the representations made by Petrie and Toys "R" Us in the request for such private letter ruling (and any supplements or amendments thereto) shall be true and correct in all material respects or (b) in the event that the IRS Ruling has not been received by the Disposition Closing Date, Petrie shall have covenanted pursuant to an agreement reasonably satisfactory to Buyer that it will not consummate the Exchange, the other transactions contemplated by the Toys Acquisition Agreement or any other transaction involving the direct or indirect disposition of all or any portion of the Toys Shares (whether or not intended to be a tax-free reorganization with respect to Petrie) within the taxable year of Petrie in which the closing of the Retail Operations Stock Purchase occurs except with the consent of Buyer, such consent not to be unreasonably withheld, or pursuant to an Acceptable Ruling; (ii) Buyer shall have available to it for draw the financing contemplated by the Commitment Letter and all conditions to the obligations of the lenders thereunder shall have been satisfied or waived, substantially on the terms contemplated thereby; provided, however, that Buyer shall not be entitled to rely on this condition as grounds for not consummating the Retail Operations Stock Purchase if Buyer shall not have satisfied the covenants with respect to the Commitment Letter described above; and (iii) Buyer shall be reasonably satisfied that Petrie shall have made or shall make adequate provision for its remaining liabilities and obligations, including the amount to be held in escrow and trust in connection with Petrie's liquidation.

TERMINATION

  The Retail Operations Stock Purchase Agreement and the transactions contemplated thereby may be terminated, by written notice promptly given to the other party, at any time prior to the Disposition Closing Date: (i) by mutual written consent of Petrie and Buyer; (ii) by Petrie or Buyer at any time after January 31, 1995; or (iii) by either party if a governmental body shall have taken any action restricting or prohibiting the transactions contemplated by the Retail Operations Stock Purchase Agreement and such action shall have become final and nonappealable.

                                       56

EXPENSES

  Whether or not the Retail Operations Stock Purchase Agreement and the transactions contemplated thereby are consummated, all costs and expenses (including legal fees and expenses) incurred in connection with the Retail Operations Stock Purchase Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, if the Retail Operations Stock Purchase Agreement is terminated following: (i) a material breach by Petrie; (ii) the failure of those representations and warranties not waived pursuant to Amendment No. 1 to the Retail Operations Stock Purchase Agreement, including as to the transfer of the assets and rights to Retail Holding Company and its subsidiaries as contemplated by the Retail Operations Stock Purchase Agreement, of Petrie to be true and correct in all material respects as of August 23, 1994 and as of the Disposition Closing Date; (iii) the failure of Petrie to have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by the Retail Operations Stock Purchase Agreement to be performed or complied with by it prior to the Disposition Closing Date; (iv) in the event that the IRS Ruling has not been received, the failure of Petrie to covenant pursuant to an agreement reasonably satisfactory to Buyer that it will not consummate the Exchange or any similar transaction within the taxable year of Petrie in which the Disposition Closing Date occurs except with the consent of Buyer such consent not to be unreasonably withheld or pursuant to an Acceptable Ruling; or (v) the failure of Petrie's shareholders to approve the Disposition by the affirmative vote of two-thirds of all outstanding shares of Petrie Common Stock entitled to vote thereon by December 14, 1994, then, so long as Buyer is not in material breach of its obligations thereunder, Petrie shall, promptly following such termination, reimburse Buyer for its reasonable, documented out-of-pocket expenses, paid, incurred or assumed, by or on behalf of Buyer or its affiliates (including, without limitation, fees and expenses of its advisors, financing sources, counsel and accountants) in connection with or relating to the transactions contemplated by the Retail Operations Stock Purchase Agreement, provided, however, that Buyer has not been previously reimbursed for such expenses and that the amount so payable shall not exceed $5.625 million.

AMENDMENT; WAIVER

  The Retail Operations Stock Purchase Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties thereto.

  At any time prior to the Disposition Closing Date, the party entitled to the benefit of any respective term or provision of the Retail Operations Stock Purchase Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document, certificate or writing delivered pursuant thereto or (iii) waive compliance with any obligation, covenant, agreement or condition contained therein. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party entitled to the benefits of such extended or waived term or provision.

                                       57

                                  THE EXCHANGE

  After the consummation of the Disposition, and pursuant to the terms of the Toys Acquisition Agreement, Petrie intends to exchange with Toys "R" Us all of the shares of Toys Common Stock presently held by certain subsidiaries of Petrie (currently, approximately 39.9 million shares) and cash (presently estimated to be approximately $180 million) for a number of shares of Toys Common Stock equal to (i) the number of shares of Toys Common Stock, held by Petrie, less approximately 3.3 million shares of Toys Common Stock, plus (ii) such amount of cash divided by the market value of a share of Toys Common Stock.

  THE PETRIE BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE FOR APPROVAL OF THE EXCHANGE.

                         THE TOYS ACQUISITION AGREEMENT

  The following is a summary of the material provisions of the Toys Acquisition Agreement, which is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Toys Acquisition Agreement.

THE ACQUISITION

  The Toys Acquisition Agreement provides that, following the approval of the Transaction by Petrie shareholders and the satisfaction or waiver of the other conditions set forth in the Toys Acquisition Agreement, Petrie and Toys "R" Us will effect a tax-free reorganization under Section 368(a)(1)(C) of the Code. Such reorganization consists of the transfer of the Exchange Assets by Petrie to Toys "R" Us, free and clear of all liabilities. In exchange therefor, Toys "R" Us will transfer to Petrie approximately 3.3 million fewer shares of Toys Common Stock than will be transferred to Toys "R" Us plus Toys Common Stock in exchange for Petrie's cash (presently estimated to be approximately $180 million). After the Exchange and the Disposition, Petrie will be liquidated and all of the Toys Common Stock and cash, if any, will be distributed to Petrie's shareholders, except for cash and Toys Common Stock to be held in a liquidating trust to provide for all of the liabilities of Petrie and its subsidiaries, including their contingent liabilities, at the time of the consummation of the Transaction, including but not limited to, those related to the Lease Guarantees.

  Prior to the Exchange, Petrie will cause all of its subsidiaries holding any Toys Shares to transfer such Toys Shares to Petrie in a manner that will not give rise to the recognition of taxable income or gain to Petrie or any of its subsidiaries under the Code (the "Petrie Stock Transfer"). In addition, the Toys Acquisition Agreement requires Petrie to consummate the Disposition through one or more asset or stock sale transactions, of all of the assets of Petrie and its subsidiaries, other than the Toys Shares and such cash as Petrie desires to retain in accordance with the Toys Acquisition Agreement. The Disposition will be subject to the liabilities of Petrie and its subsidiaries, other than those liabilities expressly retained by Petrie and its subsidiaries. The consummation of the Disposition in a manner permitted by the Ruling Request and the IRS Ruling is one of the conditions to the Exchange.

  Concurrently with the execution and delivery of the Toys Acquisition Agreement, Milton Petrie, who beneficially owns 28,111,274 shares of Petrie Common Stock (approximately 60 percent of the outstanding shares of Petrie Common Stock), delivered to Toys "R" Us the Voting Agreement and proxy pursuant to which he has agreed to vote or exercise a consent with respect to such shares in favor of the Transaction and has granted Toys "R" Us an irrevocable proxy to exercise all voting, consent and other rights to approve the Transaction.


                                       58

PURCHASE CONSIDERATION

  The consideration (the "Purchase Consideration") for the Exchange Assets will be composed of the number of shares of Toys Common Stock equal in number to the Exchange Shares plus the Cash Shares. "Exchange Shares" means a number equal to: (i)(A) the product of the number of Toys Shares on the closing date of the Exchange (the "Exchange Closing Date") and $34.5688 (the average of the Market Value Per Share of Toys Common Stock on the ten trading days next preceding the trading day immediately prior to the date of the Toys Acquisition Agreement) minus (B) $115 million (the "Designated Amount"), divided by (ii) $34.5688;
- -----                                             ----------
provided, however, that the number of Toys Shares on the Exchange Closing Date and the Market Value Per Share will be adjusted appropriately if prior to the Exchange Closing Date there is a change in the number of shares of Toys Common Stock held by Petrie or a change in the class of shares of Toys Common Stock held by Petrie, in each case, to the extent attributable to the declaration of any stock dividend, stock split, recapitalization, reclassification, combination or similar event. Such formula provides that Toys "R" Us will transfer to Petrie, as Exchange Shares, 3,326,699 fewer shares of Toys Common Stock than Petrie will transfer to Toys "R" Us. "Cash Shares" means a number equal to (x) the Cash Amount, divided by (y) the average of the Market Value
                              ----------
Per Share of Toys Common Stock on the ten trading days next preceding the second trading day prior to the Exchange Closing Date.

NO ASSUMPTION OF LIABILITIES; INDEMNIFICATION

  The Toys Acquisition Agreement provides that Toys "R" Us is not assuming and will not in any way be liable or responsible for, any liabilities or obligations of Petrie whatsoever. Without limiting the generality of the foregoing, Toys "R" Us shall not assume (i) any liability or obligation of Petrie arising out of or in connection with the negotiation and preparation of the Toys Acquisition Agreement or the consummation and performance of the transactions contemplated thereby, including, without limitation, any liability relating to Taxes so arising; (ii) any liability or obligation under contracts and other agreements to which Petrie is a party or by or to which it or its assets, properties or rights are bound or subject; (iii) any liability or obligation to trade creditors or other creditors or customers of Petrie; (iv) any liability or obligation of Petrie or any shareholder of Petrie for any Taxes; or (v) any liability or obligation of Petrie with respect to any violation by Petrie or any of its subsidiaries of its charter, by-laws or Requirements of Law (as defined in the Toys Acquisition Agreement).

  At the Exchange Closing Date, each of Petrie and its subsidiaries shall, and Petrie shall use its reasonable best efforts to cause certain transferees of Petrie's assets (the "Petrie Business Indemnitor") to, execute and deliver to Toys "R" Us an indemnification agreement (the "Petrie Indemnification Agreement") relating to Petrie's liabilities, liabilities arising from the Transaction or the other transactions contemplated in the Toys Acquisition Agreement or liabilities of the Petrie Business Indemnitor.

  At the Exchange Closing Date, Toys "R" Us will execute and deliver to Petrie, and each Petrie Business Indemnitor that executes and delivers the Petrie Indemnification Agreement, an indemnification agreement relating to Toys "R" Us' representations, warranties and agreements in the Ruling Request.

REPRESENTATIONS AND WARRANTIES

  The Toys Acquisition Agreement contains various customary representations and warranties of Petrie and Toys "R" Us relating to, among other things (i) each party's organization and similar corporate matters; (ii) authorization, execution, delivery, performance and enforceability of the Toys Acquisition Agreement, the Indemnification Agreements and related matters; (iii) the absence of conflicts with charters, by-laws, or any agreements or instruments to which either is a party; (iv) the receipt of required consents or approvals;
(v) compliance with applicable law; (vi) accuracy of information supplied by each of Petrie and Toys "R" Us in connection with the Ruling Request; and (vii) the absence of any broker, finder or investment banker fees or commissions other than as previously disclosed.


                                       59

  Additional representations and warranties of Petrie include that (i) the Board of Directors of Petrie has approved the Toys Acquisition Agreement, the Seller Indemnification Agreement, the Transaction and the transactions contemplated by the Toys Acquisition Agreement and has recommended to the shareholders of Petrie that they approve the Toys Acquisition Agreement, the Seller Indemnification Agreement, the Transaction and the transactions contemplated by the Toys Acquisition Agreement; (ii) Petrie and its subsidiaries have the power and authority to convey on the Exchange Closing Date good and valid title to the Toys Shares, free and clear of any Lien; (iii) the financial statements of Petrie are accurate in all material respects; (iv) there are no undisclosed liabilities with respect to Petrie or its subsidiaries; (v) there is no undisclosed litigation with respect to Petrie or its subsidiaries; (vi) Petrie and its subsidiaries are in compliance with applicable Requirements of Law and (vii) the written information contemplated by the Toys Acquisition Agreement to be furnished by Petrie to Toys "R" Us is true and correct.

  Additional representations and warranties of Toys "R" Us include that the shares of Toys Common Stock constituting the Purchase Consideration, when issued and delivered, will be validly issued and outstanding, fully paid and non-assessable, and the issuance of such shares is not and will not be subject to the preemptive rights of any securityholder of Toys "R" Us.

CERTAIN COVENANTS

  Pursuant to the Toys Acquisition Agreement, each of Petrie and Toys "R" Us have agreed to certain provisions that require them to perform certain actions, prohibit them from taking certain other actions, and indemnify the other against the consequences of certain actions. Among other things, Petrie and Toys "R" Us have agreed that (i) during the period from the date of the Toys Acquisition Agreement until the Exchange Closing Date, except as expressly permitted by the Toys Acquisition Agreement or as otherwise consented to in writing by Toys "R" Us, Petrie and its subsidiaries shall not take any action, other than in the ordinary course of business, that (a) would make any representation or warranty contained in the Toys Acquisition Agreement materially incorrect, (b) materially impairs the ability of Petrie to satisfy any of its conditions, (c) diminishes the number of shares of Toys Common Stock held by Petrie or its subsidiaries as of the date of the Toys Acquisition Agreement by an amount greater than the number of shares of Toys Common Stock equal to the lesser of (x) 4,000,000 shares and (y) the number of shares of Toys Common Stock in excess of which would interfere with the ability of the parties hereto to consummate the transactions contemplated by the Toys Acquisition Agreement in a manner such that the consummation of the Petrie Stock Transfer, the Exchange and the Dissolution will not give rise to the recognition of taxable income or gain to Toys "R" Us, Petrie or any of its subsidiaries for Federal income tax purposes ("Permitted Shares"), or (d) could reasonably result in preventing the consummation of the Transaction or the other transactions contemplated by the Toys Acquisition Agreement; (ii) prior to the Exchange Closing Date, Petrie will (a) consummate the Petrie Stock Transfer, (b) use all commercially reasonable efforts to consummate the Disposition in the manner set forth in the Ruling Request or any supplement thereto and the IRS Ruling except to the extent Toys "R" Us concludes in good faith that the manner set forth in such supplement may result in Toys "R" Us incurring liabilities or obligations, (c) cause to be paid or satisfied any of its or its subsidiaries' liabilities that become due on or prior to the Exchange Closing Date, (d) establish an escrow and trust containing cash (or to the extent cash shall be insufficient, shares of Toys Common Stock received as Purchase Consideration) in an amount (the "Escrow Amount") reasonably believed by the Board of Directors of Petrie to adequately provide for any known, actual or contingent liabilities of Petrie or its subsidiaries, and (e) deliver a notice to Toys "R" Us at least 45 days prior to the Exchange Closing Date of a preliminary, good faith estimate of the Escrow Amount; (iii) subsequent to the Acquisition, Petrie will dissolve and distribute the shares of Toys Common Stock received as Purchase Consideration (other than shares subject to escrow and other arrangements that adequately provide for the payment of all liabilities of Petrie and its subsidiaries) to holders of Petrie Common Stock;
(iv) prior to the Exchange Closing Date, Petrie shall call for the redemption of all outstanding Convertible Debentures; (v) Petrie shall not sell or otherwise dispose of the Toys Shares, provided, that Petrie may sell or otherwise dispose of a number of Toys Shares equal to the number of Permitted Shares, so long as notice is given to Toys "R" Us and such sale or disposition is not made during

                                       60

the ten trading days immediately preceding the commencement of, or during, the ten trading days next preceding the second trading day prior to the Exchange Closing Date; and Petrie may pledge Toys Shares for the purposes of financing its working capital and capital expenditures in the ordinary course of business so long as the aggregate outstanding amount secured by such pledges does not, at any time, exceed $175 million; Petrie will also not purchase any additional shares of Toys Common Stock; (vi) Petrie will prepare and file a Proxy Statement; (vii) Petrie shall duly call, give notice of, convene and hold the Annual Meeting as promptly as practicable to consider and vote upon the approval of the Toys Acquisition Agreement and the transactions contemplated thereby; (viii) Toys "R" Us shall prepare and file a Registration Statement;
(ix) subject to certain restrictions, if the Toys Acquisition Agreement is terminated for any reason, other than due to a material breach by Toys "R" Us, Petrie shall promptly reimburse Toys "R" Us for all reasonable out-of-pocket expenses related to the Toys Acquisition Agreement and the transactions contemplated thereby which are incurred after October 31, 1993; (x) each party will use its reasonable best efforts to take all actions necessary to consummate the transactions contemplated by the Toys Acquisition Agreement;
(xi) Toys "R" Us shall be entitled to such data and information from Petrie as Toys "R" Us shall reasonably request and Toys "R" Us shall hold such information in confidence; Petrie shall be entitled to participate in a due diligence meeting with senior management of Toys "R" Us to the extent reasonably necessary to fulfill its due diligence obligations in connection with the Proxy Statement; (xii) each party shall consult with the other before issuing any press release; (xiii) each party shall give the other prompt notice of any event the occurrence or failure of which would be likely to cause any of the representations or warranties of such party to be inaccurate in any material respect; (xiv) any broker, finder or other fees or commissions in connection with the Transaction will be paid for by the party making such arrangements; and (xv) Petrie will indemnify and hold harmless Toys "R" Us from any Losses relating to any liability under any applicable Bulk Sales Act. Notwithstanding the foregoing, neither party shall be prohibited from making any disclosure to its own shareholders that is required to be made under any applicable law or from taking any action which is necessary for such party's Board of Directors to comply with its fiduciary obligations; provided, that the party making such disclosure or from taking any such action shall consult with the other party before making such disclosure or taking any such action; and provided, further, that such party shall not exercise the right to take any action unless such party shall determine in good faith to enter into a transaction not solicited or initiated by such party that its Board of Directors determines such party is required to enter into in accordance with such Board's fiduciary obligations.

CERTAIN CONDITIONS

  The respective obligations of Petrie and Toys "R" Us to consummate the Acquisition are subject to the following conditions, among others: (i) the Transaction shall have been approved by the shareholders of Petrie; (ii) any waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired; (iii) no preliminary or permanent injunction or other order, decree or ruling shall be in effect which would make the acquisition by Toys "R" Us of the Toys Shares illegal or which would otherwise prevent the consummation of the Acquisition and the transactions contemplated by the Toys Acquisition Agreement; (iv) the Registration Statement shall be effective under the Securities Act and no "stop order" shall have been issued; (v) the Petrie Stock Transfer and the Disposition shall have been completed in a manner permitted by the Ruling Request and IRS Ruling; and (vi) such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to contracts and leases with Petrie and/or its subsidiaries as are necessary in connection with the consummation of the transactions contemplated by the Toys Acquisition Agreement shall have been obtained.

  Additionally, the obligations of each of Petrie and Toys "R" Us to consummate the Acquisition is subject to the following conditions, among others: (i) the other party shall have in all material respects performed its obligations under the Toys Acquisition Agreement on or prior to the Exchange Closing Date; (ii) the representations and warranties of the other party as set forth in the Toys Acquisition Agreement shall be

                                       61

true and correct in all material respects at and as of the Exchange Closing Date; and (iii) such party shall have received the IRS Ruling in form and substance reasonably satisfactory to such party.

  The obligation of Toys "R" Us to consummate the Acquisition is subject to the following additional conditions, among others: (i) prior to the Exchange Closing Date, Petrie shall have taken all steps necessary to consummate the Liquidation and Dissolution in a manner provided by the Ruling Request and the IRS Ruling; (ii) prior to the Exchange Closing Date, Petrie shall have paid or satisfied all of its liabilities and indebtedness or its Board of Directors shall have made adequate provision therefor in escrow and trust, in an amount, and with terms and conditions reasonably satisfactory to Toys "R" Us, in relation to the Designated Amount; (iii) Toys "R" Us shall not have reasonably determined, after taking into account the escrow and trust, that the consummation of the transactions contemplated by the Toys Acquisition Agreement could result in any liability to Toys "R" Us or Toys "R" Us receiving less than the Designated Amount; (iv) no action shall have been commenced and be pending against Petrie or Toys "R" Us which is reasonably likely to be material to Toys "R" Us in relation to the Designated Amount; and (v) the holders of no more than 9.5 percent of the shares of Petrie Common Stock outstanding on the Exchange Closing Date shall have perfected dissenters' rights with respect to the Transaction or the other transactions contemplated by the Toys Acquisition Agreement.

TERMINATION

  The Toys Acquisition Agreement and the transactions contemplated thereby may be terminated, by written notice promptly given to the other party, at any time prior to the Exchange Closing Date, whether prior to or after the approval by Petrie shareholders: (i) by mutual written consent of the Boards of Directors of Petrie and Toys "R" Us; (ii) by either Petrie or Toys "R" Us, if a governmental body shall have issued an order, decree or ruling or enacted any statue or rule permanently restraining or otherwise prohibiting the transactions contemplated by the Toys Acquisition Agreement; provided, however, that any such order, decree or ruling shall have become final and nonappealable; (iii) by either Petrie or Toys "R" Us if the closing of the Exchange shall not have occurred on or before the January 28, 1995 (unless the absence of such occurrence shall be due to the failure of the party seeking to terminate the Toys Acquisition Agreement to perform in all material respects each of its obligations under the Toys Acquisition Agreement) or, if the IRS Ruling has not been obtained by November 15, 1994, or Petrie has not irrevocably waived its termination right, as set forth in clause (ix) below, by November 15, 1994, then November 15, 1994 (the "Termination Date"); (iv) by either Petrie or Toys "R" Us, if the shareholders of Petrie fail to approve the Transaction and/or any other transaction contemplated by the Toys Acquisition Agreement; (v) by either Petrie or Toys "R" Us, if such party receives an IRS ruling that is not favorable or reasonably satisfactory to it; (vi) by Toys "R" Us, if it shall have reasonably determined, after taking into account any applicable terms and provisions of the escrow and trust required by the Toys Acquisition Agreement, that the consummation of the Transaction and the transactions contemplated thereby could result in liability to Toys "R" Us or could result in Toys "R" Us receiving less than the Designated Amount; (vii) by Toys "R" Us, if Petrie shall have withdrawn its approval or recommendation of the Acquisition or the transactions contemplated thereby (other than any particular form of the Disposition), failed to include in the Proxy Statement such recommendation, taken a public position inconsistent with such recommendation or if the Board of Directors of Petrie shall have resolved to do any of the foregoing; (viii) by either party, if the other party fails to perform in all material respects its obligations under the Toys Acquisition Agreement; provided that the other party shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations; or (ix) by Petrie, if the Board of Directors of Petrie shall reasonably determine and notify Toys "R" Us in writing that the contingent liabilities of Petrie and its subsidiaries have not been reduced below $200 million.

AMENDMENT; WAIVER

  The Toys Acquisition Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.


                                       62

  At any time prior to the Exchange Closing Date, whether before or after the Annual Meeting, either party to the Toys Acquisition Agreement, by action taken by its Board of Directors, may extend the time for the performance of any of the obligations or other acts of the other party to the Toys Acquisition Agreement or waive compliance with any of the agreements of the other party or with any conditions to its own obligations. Any agreement on the part of a party to the Toys Acquisition Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                        THE LIQUIDATION AND DISSOLUTION

  As promptly as practicable following the consummation of the Exchange and the Disposition, Petrie's Board of Directors will determine the amount of Petrie's assets, then to consist solely of Toys Common Stock and cash (the "Retained Assets"), that it reasonably believes will be sufficient to provide for Petrie's remaining liabilities and obligations, which are expected to consist primarily of contingent liabilities under the Lease Guarantees, related to Petrie's Multiemployer Plan and certain potential taxes (the "Final Liabilities"). The remainder of Petrie's assets will be distributed pro rata to Petrie shareholders in an initial liquidating distribution (the "Initial Distribution"). The Retained Assets will be transferred, subject to one or more Escrow Agreements, to the Liquidating Trust to provide for the payment of the Final Liabilities. The liquidation and dissolution of Petrie will be effected pursuant to a plan of liquidation and dissolution (the "Plan of Liquidation and Dissolution"), the material terms of which are described below, which Plan of Liquidation and Dissolution will be adopted upon the approval of the Liquidation and Dissolution by the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon at the Annual Meeting. Petrie will, however, only be liquidated and dissolved upon the consummation of the Exchange and the Disposition. If the Exchange and the Disposition are not consummated, Petrie's Board of Directors may, without further action by the shareholders, abandon all or part of the Plan of Liquidation and Dissolution. The terms of the Plan of Liquidation and Dissolution, the Escrow Agreements and the Liquidating Trust Agreement are subject to such modifications as are deemed necessary by Petrie's Board of Directors to receive, and thereafter comply with, the IRS Ruling. See "THE PLAN OF LIQUIDATION AND DISSOLUTION."

  Upon the consummation of the Exchange, the Disposition and the Initial Distribution, Petrie will file a certificate of dissolution with the Secretary of State of the State of New York in accordance with Section 1003 of the NYBCL. After the filing of the certificate of dissolution, Petrie will no longer be authorized to undertake corporate actions other than those necessary for the winding up of Petrie's affairs. After the Retained Assets are transferred to the Liquidating Trust, Petrie shareholders will become the owners of beneficial interests (the "Beneficial Interests") in the Liquidating Trust. Certificates representing shares of Petrie Common Stock will, following Petrie's dissolution and the establishment of the Liquidating Trust, be deemed to represent Beneficial Interests. It is anticipated that the Beneficial Interests will be registered under the Exchange Act, at Petrie's expense, and will be transferable. See "THE PLAN OF LIQUIDATION AND DISSOLUTION."

  Various laws for the protection of creditors may apply to the Liquidation. In this regard, it should be noted that if a court were to find that Petrie failed to sufficiently fund the Liquidating Trust to provide for the payment of Petrie's obligations and potential, contingent and known liabilities, or that the liquidating distribution to Petrie shareholders rendered Petrie insolvent, the liquidating distributions to Petrie shareholders, including, without limitation, the Beneficial Interests, may be deemed to be "fraudulent conveyances" or impermissible dividends or distributions under applicable law, and therefore may be subject to claims of certain creditors of Petrie or the Liquidating Trust, if such creditors have not been paid by either of such entities. In the event that such a claim is asserted after the liquidation and dissolution of Petrie, there is a risk that persons who were shareholders of Petrie on the Distribution Record Date will be ordered by a court to turn over to Petrie's or the Liquidating Trust's creditors all or a portion of the liquidating distributions, including, without limitation, the Beneficial Interests, they received.


                                       63

  Petrie's Board of Directors intends to place a sufficient amount in the Liquidating Trust to provide for Petrie's obligations and liabilities, including contingent liabilities and obligations. If the Retail Operations Stock Purchase is consummated, these obligations would include guarantees of leases and a portion of the liabilities associated with Petrie's multiemployer pension plan, for which Retail Holding Company would be the primary obligor. If, however, Retail Holding Company were not able to meet its obligations in this regard, the Liquidating Trust could be liable for such obligations. There can be no assurance as to the standard or methodology a court would apply in determining whether the amounts placed in the Liquidating Trust were, as of the date of Petrie's liquidation and dissolution, sufficient to adequately provide for Petrie's potential, contingent and known liabilities or that, regardless of the standard or methodology used by a court, that the amounts placed in the Liquidating Trust prior to Petrie's liquidation and dissolution will be sufficient to provide for all potential, contingent and known liabilities of Petrie.

  Based on the assumptions that, as of the Record Date, (i) Petrie will have
52.416 million shares of Petrie Common Stock outstanding (if all of Petrie's convertible debentures were converted) and (ii) Petrie will have reduced its contingent liabilities to $200 million and determined to retain $125 million in the Liquidating Trust, the Liquidating Trust will initially be funded with Toys Common Stock having a value of $2.38 for each share of Petrie Common Stock owned. Depending upon the amount of Petrie's and its subsidiaries' contingent liabilities which become actual liabilities, the interests of Petrie shareholders in the Liquidating Trust may be worth $2.38 for each share of Petrie Common Stock owned or have little or no value. THERE CAN BE NO ASSURANCES AS TO THE AMOUNT OF PETRIE'S CONTINGENT LIABILITIES, THE SIZE OF THE LIQUIDATING TRUST, OR THE VALUES SET FORTH ABOVE, WHICH ARE PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY. ACTUAL VALUES MAY VARY SUBSTANTIALLY. See "COMPARATIVE PER SHARE DATA."

  Other than as provided in the Liquidating Trust Agreement, a Beneficiary will have no title to, right to, possession of, management of, or control of, the Liquidating Trust or the assets in the Liquidating Trust. The whole title to all the assets of the Liquidating Trust shall be vested in the Trustees, and the sole interest of the Beneficiaries in the Liquidating Trust shall be the right to receive Trust Distributions. No Beneficiary will be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person or entity in connection with any claim arising out of the management of the affairs of the Liquidating Trust.

  Assuming that the Liquidating Trust is deemed to be an investment company under the 1940 Act, it is presently anticipated that the Liquidating Trust would be exempt from registering as an investment company under Section 8 of the 1940 Act pursuant to Section 7(b) thereof, which provides an exemption for transactions of an investment company which are merely incidental to its dissolution.

  THE PETRIE BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE FOR APPROVAL OF THE LIQUIDATION AND DISSOLUTION.

                                       64

                    THE PLAN OF LIQUIDATION AND DISSOLUTION

  The following is a summary of the material provisions of the Plan of Liquidation and Dissolution, a form of which is attached hereto as Annex C, the Liquidating Trust Agreement, a form of which is attached hereto as Annex D, and the Escrow Agreements, a form of which is attached hereto as Annex E. Such summary does not purport to be complete and is qualified in its entirety by reference to such documents.

DISTRIBUTIONS FROM THE LIQUIDATING TRUST

  The Plan of Liquidation and Dissolution provides that, as promptly as practical following the consummation of the Exchange and the Disposition, Petrie shall distribute to each of its shareholders of record as of a date to be set by Petrie's Board of Directors (the "Distribution Record Date"), such shareholder's pro rata share of Petrie's assets as of such date other than the Retained Assets (the "Initial Distribution"). After the Initial Distribution, the Liquidating Trust will make subsequent distributions to those persons who are then Beneficiaries of the Liquidating Trust at such time or times and in such amounts as the trustees of the Liquidating Trust determine to be appropriate (the "Trust Distributions").

DELISTING OF PETRIE COMMON STOCK FOLLOWING DISTRIBUTION RECORD DATE

  Petrie Common Stock is presently listed and traded on the NYSE, and on the Boston, Chicago, and Pacific Stock Exchanges, under the symbol PST. Trading in Petrie Common Stock on such exchanges will cease not later than the Distribution Record Date. Petrie Common Stock will be delisted from the NYSE as of the Distribution Record Date, or such earlier date as the NYSE determines that Petrie has ceased to be an operating entity by reason of the sale or disposition of substantially all of its assets.

LIQUIDATING TRUST

THE SUCCESSION

  As soon as practicable following the Initial Distribution, and on such date as is determined by Petrie's Board of Directors (the "Succession Date"), Petrie will execute one or more escrow agreements (the "Escrow Agreements") with one or more escrow agents, and an agreement and declaration of trust (the "Liquidating Trust Agreement") with a trustee or trustees (the "Trustees"), each of whom will be selected by Petrie's Board of Directors. The Trustees, who have not yet been selected, may include insiders or affiliates of Petrie or unrelated third parties. Pursuant to the Escrow Agreements, the Retained Assets will be held by the Escrow Agents to provide for any contingent liabilities of Petrie, and to ensure that Toys "R" Us will not be held responsible for any such liabilities. Pursuant to the Liquidating Trust Agreement, Petrie will transfer the Retained Assets, subject to the provisions of the Escrow Agreements, to the Liquidating Trust (the "Succession"). The Liquidating Trust Agreement and Escrow Agreements must be in form and substance reasonably acceptable to Toys "R" Us.

  The Succession will be treated for federal income tax purposes as if Petrie had distributed the Retained Assets directly to its shareholders in cancellation of their stock in Petrie, the Liquidating Trust will be treated as a "liquidating trust" under Treasury Regulation Section 301.7701-4(d), the Beneficiaries will be treated as the owners of their respective shares of the Liquidating Trust pursuant to Sections 671 through 679 of the Code, and the Beneficiaries will be taxed on their respective share of the Liquidating Trust's taxable income (including both ordinary income and capital gains) pursuant to Section 671 of the Code. The Trustees will be responsible for filing all tax returns required to be filed by the Liquidating Trust with any governmental agency, and for providing to the Beneficiaries such reports as are required under applicable law. See "THE TRANSACTION--Certain Federal Income Tax Consequences."

                                       65

FILING OF CERTIFICATE OF DISSOLUTION

  Upon the consummation of the Exchange, the Disposition and the Succession, and the making of the Initial Distribution, Petrie will file a certificate of dissolution with the Secretary of State of the State of New York in accordance with Section 1003 of the NYBCL.

BENEFICIAL INTERESTS

  As of the Distribution Record Date, Petrie shareholders will become the owners of beneficial interests in the Liquidating Trust (the "Beneficial Interests"). Certificates representing shares of Petrie Common Stock shall, following the Distribution Record Date, be deemed to represent the Beneficial Interests. It is anticipated that the Beneficial Interests will be registered under the Exchange Act, effective as of the Succession Date, and, as of such date, the Liquidating Trust will be subject to the informational requirements of the Exchange Act and, in accordance, therewith, will file periodic reports and other information with the SEC. While the Beneficial Interests will not be listed on a national securities exchange, it is anticipated that the Beneficial Interests will be traded in the over-the-counter market. If the IRS determines that transferability of the Beneficial Interests adversely affects the Liquidating Trust's qualification as a "liquidating trust," the Beneficial Interests will only be assignable or transferrable by will, intestate succession, or operation of law; the executor or administrator of the estate of a Beneficiary may, however, pledge or otherwise encumber the Beneficial Interest held by the estate of such Beneficiary if necessary to borrow money to pay estate, succession or inheritance taxes or the expenses of administering the estate of the Beneficiary, upon written notice to the Trustees.

  Prior to the Succession Date, there will have been no public market for the Beneficial Interests and no assurances can be given that an active trading market will develop or be sustained after the Succession Date.

  The Registrar and Transfer Agent for the Beneficial Interests will be American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005, telephone: (718) 921-8200.

NOTICE TO CREDITORS AND PAYMENT OF LIABILITIES

  After the dissolution of Petrie, Petrie (which will continue to exist for the purpose of winding up its affairs) may give notice pursuant to Section 1007 of the NYBCL, requiring all creditors and claimants and any persons with whom Petrie has unfulfilled contracts to present their claims in writing and in detail at a specified place and by a specified day, which will not be less than six months after the first publication of such notice. On or before the first publication of such notice, Petrie will mail a copy thereof to each person believed to be a creditor or a claimant against Petrie and whose name and address are known to or can with due diligence be ascertained by Petrie. The giving of such notice will not constitute a recognition by Petrie that any person is a proper creditor or claimant, and will not revive or make valid, or operate as a recognition by Petrie of the validity of, or a waiver of any defense or counterclaim in respect of any claim against Petrie, its assets, directors, officers or shareholders, which has been barred by any statute of limitations, or become invalid, by any cause, or in respect of which Petrie, its directors, officers or shareholders, has any defense or counterclaim. The claim of any such person and other claims that are not timely filed as provided in such notice (except claims which are the subject of litigation on the date of the first publication of such notice), and all claims which are so filed but are disallowed by the New York State Supreme Court pursuant to Section 1008 of the NYBCL, shall be forever barred as against Petrie, except to such extent, if any, that the New York State Supreme Court may allow them against either Petrie or the assets of the Liquidating Trust in the case of a creditor who shows satisfactory reason for his failure to file his claim as so provided. Tax claims and other claims of the State of New York and the United States are not required to be filed in accordance with Section 1007 of the NYBCL and are not barred when not so filed.

  The Trustees shall pay from the assets of the Liquidating Trust (the "Trust Estate") all obligations and liabilities of the Liquidating Trust and all liabilities and obligations which the Trustees specifically assume and agree to pay pursuant to the Liquidating Trust Agreement, including, but not limited to, those relating

                                       66

to the Lease Guarantees, any liability to dissenting shareholders and fees and expenses incurred by Petrie relating to the Transaction and the other transactions contemplated by the Toys Acquisition Agreement, and such transferee liabilities which the Trustees may be obligated to pay as transferees of the Trust Estate and such other payments as are provided in the Liquidating Trust Agreement or which may be determined to be a proper charge against the Trust Estate by the Trustees.

REPORTS TO BENEFICIARIES

  If the Beneficial Interests are registered under the Exchange Act, the Trustees will file and distribute to the Beneficiaries such reports as are required to be filed and distributed under the Exchange Act. In any event, the Trustees shall submit a written report and account to the Beneficiaries showing: (i) the assets and liabilities of the Liquidating Trust at the end of such fiscal year or upon termination, and the receipts and disbursements of the Trustees for each fiscal year or period, certified by an independent certified public accountant; (ii) any changes in the Trust Estate that they have not previously reported; and (iii) any action taken by the Trustees in the performance of their duties under the Liquidating Trust Agreement that the Trustees have not previously reported and that, in their opinion, materially affects the Trust Estate. The Liquidating Trust will also supply the Beneficiaries with such information as may be required under the information reporting requirements of applicable tax law.

APPOINTMENT OF TRUSTEES; SUCCESSOR TRUSTEES

  The Liquidating Trust Agreement provides that the Liquidating Trust shall always have three Trustees. The original three Trustees are to be appointed by Petrie's Board of Directors. Thereafter, if a Trustee shall resign, die, be removed or become incapable of action (as determined by a majority of the remaining Trustees in their sole discretion), a successor shall be appointed by the remaining Trustees. If such a vacancy is not filled by the remaining Trustees within 30 days, the Beneficiaries may call a meeting to appoint a successor Trustee. A person shall be deemed appointed a successor Trustee upon receiving the affirmative vote of Beneficiaries owning a majority of the Beneficial Interests represented at such meeting.

DURATION OF THE ESCROW AND THE LIQUIDATING TRUST

  The existence of the Escrows, subject to certain exceptions, will terminate upon the earliest of (i) five years from the Succession Date; (ii) the demonstration to the reasonable satisfaction of Toys "R" Us that all liabilities of Petrie have been satisfied or paid or (iii) the distribution of all the escrowed property. The existence of the Liquidating Trust will terminate upon the earliest of (i) a termination required by the applicable laws of the State of New York; (ii) a termination by action of the Beneficiaries having an aggregate Beneficial Interest of at least two-thirds of the total Beneficial Interests, provided, that such termination would not result in a breach of any obligation of the Liquidating Trust, or (iii) the distribution of all of the Trust Estate.

  In accordance with Section 1005 of the NYBCL, upon termination of the Liquidating Trust, any assets distributable to a creditor or a shareholder who is unknown or cannot be found, or who is under disability and for whom there is no legal representative, shall be paid to the New York State Comptroller as abandoned property within six months from the date fixed for the payment of the final liquidating distribution, and be subject to the provisions of New York State's abandoned property law.

                                       67

                      DESCRIPTION OF PETRIE CAPITAL STOCK

  The following description of the Petrie Common Stock does not purport to be complete and is qualified in its entirety by reference to Petrie's Restated Certificate of Incorporation and By-laws, and the NYBCL. For information as to how to obtain Petrie's Restated Certificate of Incorporation and By-laws, see "AVAILABLE INFORMATION."

  The authorized capital stock of Petrie consists of 80,000,000 shares of Petrie Common Stock, par value $1.00 per share. As of October 31, 1994, approximately 46.8 million shares of Petrie Common Stock were outstanding (approximately 52.4 million shares if all of the Convertible Debentures were converted).

  On all matters as to which the shareholders of Petrie are entitled to vote, each holder of Petrie Common Stock is entitled to one vote for each share held, including the election of directors. The holders of Petrie Common Stock have no cumulative voting or preemptive rights and the Petrie Common Stock is subject to no redemption, conversion or sinking fund provisions. All outstanding shares of Petrie Common Stock are fully paid and nonassessable.

  Dividends may be paid to the holders of Petrie Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of Petrie, the assets remaining after provision for payment of creditors are distributable pro rata among holders of Petrie Common Stock.

  The outstanding shares of Petrie Common Stock are listed and traded on the NYSE under the symbol "PST." The Registrar and Transfer Agent for Petrie Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005, telephone: (718) 921-8200.

                        COMPARISON OF SHAREHOLDER RIGHTS

  If the Transaction is consummated, holders of Petrie Common Stock will become holders of Toys Common Stock, and their rights as holders of Toys Common Stock will be governed by the laws of the State of Delaware and the Restated Certificate of Incorporation and By-laws of Toys "R" Us. The following is a summary of certain of the material differences between the rights of holders of Petrie Common Stock and the rights of holders of Toys Common Stock. As Petrie is organized under the laws of the State of New York, and Toys "R" Us is organized under the laws of the State of Delaware, these differences arise from differences in various provisions of the corporate laws of such states as well as from differences in various provisions of the Restated Certificate of Incorporation and By-laws of Petrie and the Restated Certificate of Incorporation and By-laws of Toys "R" Us.

  The following summary does not purport to be a complete statement of the rights of holders of Petrie Common Stock and Toys Common Stock under, and is qualified in its entirety by reference to, New York and Delaware law, respectively, and the respective Restated Certificates of Incorporation and By-laws of Petrie and Toys "R" Us. For information as to how to obtain the respective Certificates of Incorporation and By-laws of Petrie and Toys "R" Us, see "AVAILABLE INFORMATION."

CAPITAL STOCK

  The Petrie Common Stock is the only class of stock authorized and issued by Petrie. The holders of Petrie Common Stock are entitled to one vote per share on all matters. The Petrie Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Petrie's by-laws (the "Petrie By-laws") provide that corporate action to be taken by shareholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of shareholders at which a quorum is present, except for certain actions as described below and under applicable law.


                                       68

  Under the NYBCL, except as otherwise provided in the certificate of incorporation, the holder of equity shares of any class, in the case of a proposed issuance by the corporation of rights or options to purchase its equity shares of any class or any shares or other securities convertible into or carrying rights or options to purchase the equity shares of any class, shall, if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holder, have the preemptive right during a reasonable time and on reasonable conditions, both to be fixed by the board, to purchase such shares or other securities in such proportions as shall be determined as provided in the NYBCL. The Petrie Restated Certificate of Incorporation provides that shareholders will not have any such preemptive rights.

  The Toys Common Stock is the only class of stock authorized and issued by Toys "R" Us. The holders of Toys Common Stock are entitled to one vote per share. However, the Toys "R" Us Restated Certificate of Incorporation provides for cumulative voting in the election of directors. Corporate action to be taken by Toys "R" Us stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders at which a quorum is present, except for certain actions as described below and under applicable law.

  Under the Delaware General Corporation Law ("DGCL"), unless, and only to the extent that, a corporation's certificate of incorporation provides otherwise, a stockholder does not have any preemptive right to subscribe to any additional issues of stock of the corporation of any class or series thereof, or to any securities of the corporation convertible into such stock. The Toys "R" Us Restated Certificate of Incorporation does not provide for any such preemptive rights.

AMENDMENTS OF CERTIFICATE OF INCORPORATION

  Under the NYBCL, to amend a certificate of incorporation, except for certain minor matters, which may be authorized by or pursuant to the authorization of the board of directors, a vote of the corporation's board of directors followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders is required. Under the DGCL, to amend a certificate of incorporation, the affirmative recommendation of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote thereon is required.

AMENDMENTS OF BY-LAWS

  Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by a vote of the holders of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws also may be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by the NYBCL, but any by-laws adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon as provided by the NYBCL.

  The Petrie By-laws provide that the Petrie By-laws may be amended, repealed or adopted by the shareholders or by a majority of the entire Board of Directors, but any Petrie By-law adopted by the Board of Directors may be amended or repealed by the shareholders. If a Petrie By-law regulating elections of directors is adopted, amended or repealed by the Board of Directors, the notice of the next meeting of shareholders shall set forth the Petrie By-laws so amended, repealed or adopted, together with a concise statement of the changes made thereto.

  Under the DGCL, the power to adopt, amend and repeal the by-laws is vested in the stockholders, provided, however, that the certificate of incorporation may vest it in the board of directors. The fact that such power has been so conferred upon the board of directors shall not be deemed to divest the stockholders of the power, nor limit their power, to adopt, amend or repeal the by-laws.

                                       69

  Toys "R" Us' by-laws (the "Toys By-laws") provide that the holders of shares entitled at the time to vote for the election of directors shall have power to adopt, alter, amend or repeal the Toys By-laws by a vote of not less than a majority of such shares, and the Board of Directors shall have power equal in all respects to that of the stockholders to adopt, amend or repeal the Toys By-laws by a vote of not less than a majority of the entire Board of Directors. However, any Toys By-law adopted by the Board of Directors may be amended or repealed by vote of the holders of a majority of the shares entitled at the time to vote for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

  Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by the corporation's by-laws, by action of the shareholders or by action of the board of directors pursuant to a specific provision of a by-law adopted by the shareholders. At each annual meeting of the shareholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The Petrie By-laws provide that the number of directors may be increased or decreased by amendment of the By-laws or by resolution adopted by a majority of the entire Board of Directors or by the shareholders. The Petrie By-laws currently set the number of directors at ten but such number may be increased or decreased by resolution adopted by a majority of the entire Board of Directors or the shareholders. On April 20, 1994, Petrie's Board of Directors passed a resolution increasing the number of directors to thirteen. Subsequently, on September 27, 1994, Petrie's Board of Directors passed a resolution reducing the number of directors to twelve. Directors are elected at each annual meeting of the shareholders by a plurality of the votes cast and hold office until the next annual meeting of shareholders.

  The NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders to provide for the classification of the Board of Directors into either two, three or four classes or the non-classification of the Board of Directors into one class. In a classified Board of Directors, all classes must be as nearly equal as possible, and no class may include less than three directors. The term of office of one class of directors must expire each year, with the terms of office of no two classes expiring the same year. Petrie's Restated Certificate of Incorporation does not provide for its Board of Directors to be classified.

  The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. The Toys By-laws provide that the number of directors may be increased or decreased only by a resolution adopted by a vote of a majority of the then authorized number of directors. The number of directors is presently set at ten. Directors are elected at each annual meeting by a plurality of the votes cast and hold office until the next annual meeting of stockholders.

  The DGCL permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Toys "R" Us' Restated Certificate of Incorporation does not provide for its Board of Directors to be classified.

CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

  Under both the NYBCL and the DGCL, the certificate of incorporation of any corporation may provide that in all elections of directors of such corporation each shareholder shall be entitled to as many votes as shall equal the number of votes which, except for such provisions as to cumulative voting, he would be entitled to cast in the election of directors with respect to his shares multiplied by the number of directors to be elected and that he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit, which right when exercised, shall be termed cumulative voting.

  The Restated Certificate of Incorporation of Petrie does not provide for cumulative voting.

  The Restated Certificate of Incorporation of Toys "R" Us provides for cumulative voting.

                                       70

  Cumulative voting has the potential of providing minority stockholders with greater representation of their interests on a board of directors. A shareholder of Petrie who previously had only one vote to cast, for each share of Petrie Common Stock owned, for each nominee to the Petrie Board of Directors in annual elections, as a stockholder of Toys "R" Us would be able to cast as many as ten votes, for each share of Toys Common Stock owned, for a nominee to the Toys "R" Us Board of Directors in annual elections, assuming such stockholder voted cumulatively.

REMOVAL OF DIRECTORS

  The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may also be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively, and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10 percent of the outstanding shares, whether or not entitled to vote.

  The Petrie By-laws provide that any or all of the directors may be removed at any time, either with or without cause, by vote of the shareholders, and any of the directors may be removed for cause by the Board of Directors.

  The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote in an election of directors, except that (i) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise, and (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then voted cumulatively in an election of the entire board of directors or of the class of directors of which such director is a part. This provision protects holders of cumulative voting rights against their designees being removed by the holders of a majority of the shares entitled to vote thereon.

  The Toys By-laws provide that the holders of a majority of the shares entitled to vote at an election of directors may remove any director with or without cause, provided, however, that if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if voted cumulatively at an election of the entire Board of Directors.

NEWLY-CREATED DIRECTORSHIPS AND VACANCIES

  Under both the NYBCL and the DGCL, unless the certificate of incorporation or by-laws provides otherwise, newly-created directorships resulting from an increase in the number of directors may be filled by a vote of a majority of the directors then in office, even if the number of directors then in office is less than a quorum. Under the NYBCL, unless the provisions of a by-law adopted by the shareholders provide otherwise, vacancies occurring in the board of directors by reason of the removal of directors without cause must be filled by a vote of shareholders. The DGCL provides, however, that, unless the certificate of incorporation or by-laws provide otherwise, vacancies occurring by reason of the removal of directors with or without cause may be filled by a vote of a majority of the directors then in office. In addition, under the DGCL if, at the time of filling any vacancy or newly-created directorship, the directors then in office constitute less than a majority of the entire board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of

                                       71

the total number of shares at the time outstanding and having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly-created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures provided by the DGCL for holding stockholder meetings. The DGCL also provides that, unless otherwise provided in the certificate of incorporation or the by-laws, when one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

  The Petrie By-laws provide that any vacancy in the Board of Directors, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the directors then in office, though less than a quorum.

  The Toys By-laws provide that any vacancy in the office of a director through death, resignation, removal, disqualification or other cause, and any additional directorship resulting from an increase in the number of directors, may be filled at any time by a majority of the directors then in office, though less than a quorum, or by the stockholders, and, the person so chosen shall hold office until his successor shall have been chosen and shall have been qualified; or if the person so chosen is a director elected to fill a vacancy, he shall hold office for the unexpired term of his predecessor.

VOTE REQUIRED FOR MERGERS

  The NYBCL generally requires the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of a corporation's assets, if not made in the usual or the regular course of the business actually conducted by the corporation. The DGCL requires the affirmative vote of a majority of the outstanding shares to authorize any such fundamental transaction, except that, unless required by a corporation's certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) the number of shares to be issued in the merger does not exceed 20 percent of such corporation's outstanding common stock immediately prior to the effective date of the merger. Because only a majority vote is required to approve the above-mentioned fundamental transactions, minority stockholders would no longer be able to veto fundamental transactions approved by holders of a majority of the outstanding shares entitled to vote thereon. Neither Petrie's nor Toys "R" Us' Restated Certificate of Incorporation contains any provisions relating to shareholder approval of business combinations.

DISSENTERS' RIGHTS

  Under the NYBCL and the DGCL holders of shares have the right, in certain circumstances, to dissent from certain corporate reorganizations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters.

  The DGCL grants dissenters' appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. The DGCL does not extend appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the foregoing). The NYBCL

                                       72

provides for dissenters' rights of appraisal upon certain mergers, consolidations, sales and other dispositions of all or substantially all of a corporation's assets requiring shareholder approval and share exchanges. The NYBCL contains no exceptions to such rights comparable to those provided by the DGCL. See "THE TRANSACTION--Rights of Dissenting Shareholders."

BUSINESS COMBINATIONS

  Section 912 of the NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20 percent or more of the outstanding voting stock of a resident domestic New York corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination between a resident domestic corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates.
Section 912 exempts from its prohibitions any business combination with an interested shareholder if such business combination, or the purchase of stock that caused such interested shareholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested shareholder becomes such. Petrie is considered a resident domestic New York corporation as long as at least 10 percent of its voting stock is owned beneficially by residents of (or organizations having their principal offices in) the State of New York.

  A resident domestic New York corporation can elect not to be governed by
Section 912 by adopting an amendment to its by-laws approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912. However, such amendment will not be effective until eighteen months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. The Petrie By-laws have not been amended to elect not to be governed by Section 912.

  Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder, or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

  The DGCL permits a corporation to elect not to be governed by Section 203 if
(i) such election is made in the corporation's original certificate of incorporation; (ii) the corporation, by action of its board of directors, adopts an amendment to its by-laws within ninety days of the effective date of
Section 203, expressly electing not to be governed by Section 203, which amendment cannot be further amended by the board of directors; or (iii) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws, expressly electing not to be governed by Section 203, provided that, in addition to

                                       73

any other vote required by law, such amendment to the certificate of incorporation or by-laws (a) must be approved by the affirmative vote of a majority of the shares entitled to vote, (b) will not be effective until twelve months after its adoption, and (c) will not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. Neither the Toys "R" Us Restated Certificate of Incorporation nor the Toys By-laws contains any provision excluding Toys "R" Us from the restrictions imposed under Section 203.

LIMITATIONS ON DIRECTORS' LIABILITY

  The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL, or (ii) for any act or omission prior to the adoption of such a provision in the certificate of incorporation. Petrie's Restated Certificate of Incorporation contains no provision limiting a director's liability.

  The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. Toys "R" Us' Restated Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under the DGCL.

DIRECTOR AND OFFICER INDEMNIFICATION

  Both the NYBCL and the DGCL contain provisions setting forth conditions under which a corporation may indemnify its directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Both also permit corporations to adopt by-laws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The NYBCL contains specific restrictions on the kind of matters for which non-statutory indemnification will be permitted; the DGCL does not contain any specific restrictions.

  The Petrie By-laws indemnify any of Petrie's directors and officers who are made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service to another corporation or enterprise, not opposed to, the best interests of Petrie, and, in criminal proceedings, had no reasonable cause to believe his conduct was unlawful. In the case of shareholder derivative suits, the Petrie By-laws indemnify a director or officer except in relation to matters as to which a director or officer is adjudged to have breached his duty to Petrie under the NYBCL. The latter indemnification shall in no case include: (i) amounts paid in settling or otherwise disposing of a threatened action, or a pending action, with or without court approval, or (ii) expenses incurred in defending a threatened action, or pending action which is settled or otherwise disposed of without court approval.

  The Petrie By-laws provide that any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding (of the character described in the above paragraph) will be

                                       74

entitled to indemnification. Except as provided in the preceding sentence and unless ordered by a court pursuant to New York law, any indemnification under the NYBCL (pursuant to the above paragraph) may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by: (i) the disinterested directors if a quorum is available, (ii) the Board of Directors upon the written opinion of independent legal counsel, or (iii) the shareholders. The Petrie By-laws provide that it is the policy of Petrie to indemnify officers and directors to the fullest extent permitted by the NYBCL.

  Toys "R" Us' Restated Certificate of Incorporation provides that a director or officer who is a party to any action, suit or proceeding shall be entitled to be indemnified by Toys "R" Us to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding. Toys "R" Us has entered into indemnification agreements with each of its directors and intends to enter into indemnification agreements with each of its future directors. Pursuant to such indemnification agreements, Toys "R" Us has agreed to indemnify its directors against certain liabilities, including any liabilities arising out of the Exchange.

LOANS TO DIRECTORS AND OFFICERS

  Under the DGCL, a corporation may make loans to, guarantee the obligations of, or otherwise assist, its officers or other employees and those of its subsidiaries, including any officer or employee who is a director of the corporation or any of its subsidiaries, when such action, in the judgment of the board of directors, may reasonably be expected to benefit the corporation. Under the NYBCL, a corporation may make such a loan or guaranty to directors only if such loan or guaranty is approved by such corporation's shareholders.

SPECIAL MEETINGS

  Under the NYBCL and DGCL, special meetings of shareholders may be called by the board of directors and by such person or persons as are authorized by the certificate of incorporation or the by-laws. In addition, the NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of shareholders, or if no date has been fixed, for a period of thirteen months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation and the Board of Directors fails to call a special meeting for the election of directors, holders of 10 percent of the shares entitled to vote in an election of directors may demand the call of a special meeting for the election of directors. Under the DGCL, if an annual meeting is not held within thirty days of the date designated for such meeting, or if not held for a period of thirteen months after the last annual meeting, the Delaware Court of Chancery may summarily order an annual meeting to be held upon the application of any stockholder or director.

  The Petrie By-laws provide that a special meeting of the shareholders may be called by resolution of the Board of Directors or by the Chairman of the Board of Directors or the Chief Executive Officer, and shall be called by the Chief Executive Officer or Secretary upon the written request of a majority of the Board of Directors. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

  The Toys By-laws provide that a special meeting of the stockholders, for any purpose or purposes, may be held at any time upon call of the Chairman of the Board of Directors, the President, or a majority of the Board of Directors, and shall be called by the President upon the written request of stockholders who together own of record a majority of the outstanding stock entitled to vote at such meeting. Majority stockholders of Toys "R" Us are able to call a special meeting of stockholders, whereas Petrie shareholders, except in the circumstances described in the first paragraph of this section, are not entitled to call a special meeting of shareholders.


                                       75

NOTICE OF MEETINGS

  The Petrie By-laws provide that written notice of each meeting of shareholders shall be given to each shareholder entitled to vote at the meeting, and no notice of an adjourned meeting need be given except when required by law. Under the NYBCL, if after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice. The Petrie By-laws provide that written notice shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction the meeting is called and the purposes for which it is called. Notice must be given not less than ten nor more than fifty days before the meeting.

  The Toys By-laws provide that, if after an adjournment the Board of Directors fixes a new record date for the adjourned meeting or the adjournment is for more than thirty days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Toys By-laws provide that in the case of a special meeting, besides stating the place, date and hour of the meeting, the purpose or purposes for which the meeting is called must also be given in the notice. Notice must be given not less than ten but not more than sixty days before the date of the meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  Under the NYBCL, any shareholder action required or permitted to be taken by shareholder vote may be taken with the unanimous written consent of the holders of all outstanding shares. The certificate of incorporation may provide, to the extent not inconsistent with the NYBCL, that such shareholder action may be taken upon the written consent of the holders of less than all outstanding shares. Petrie's Restated Certificate of Incorporation does not provide for written consent by less than the holders of all the outstanding Petrie Common Stock.

  Neither the Toys "R" Us Restated Certificate of Incorporation nor the Toys By-laws contains a provision concerning stockholder action by written consent. Under the DGCL, any action required to be taken, or which may be taken, at an annual or special meeting of stockholders, may be taken without a vote upon the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This provision has the effect of permitting Toys "R" Us to avoid holding stockholders' meetings.

PAYMENT OF DIVIDENDS

  Under both the NYBCL and the DGCL, a corporation may generally pay dividends out of surplus. In addition, the DGCL permits a corporation to pay dividends, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

WARRANTS OR OPTIONS

  The NYBCL requires the approval of the holders of a majority of the outstanding shares entitled to vote for the issuance of any rights or options to directors, officers and employees as an incentive to service or continued service with the corporation, a subsidiary or affiliate, or for a plan to issue such rights or options. Under the DGCL, rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors.

COMPROMISES OR ARRANGEMENTS

  Toys "R" Us' Restated Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between Toys "R" Us and its creditors or between Toys "R" Us and its

                                       76

stockholders, any court of equitable jurisdiction within the State of Delaware, on the application of Toys "R" Us or any creditor or stockholder, can order a meeting of the creditors or of the stockholders. If a majority in number representing 75 percent in value of the creditors and/or of the stockholders agree to any compromise or arrangement and to any reorganization of Toys "R" Us, the said compromise or arrangement and reorganization shall, if sanctioned by the court, be binding on all the creditors or stockholders of Toys "R" Us and also on Toys "R" Us.

  Neither Petrie's Restated Certificate of Incorporation nor the Petrie By-laws contains any such provision.

SHAREHOLDER RIGHTS PLAN

  Neither Petrie nor Toys "R" Us has a shareholder rights plan.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF
                                    PETRIE

  The following table sets forth, as of September 30, 1994, certain information with respect to (i) the only persons who, to the best knowledge of Petrie, were the beneficial owners of more than five percent of the outstanding shares of Petrie Common Stock, its only class of voting security, and (ii) the number of shares of common stock beneficially owned by each director of Petrie.

                                                   TOTAL NUMBER
           NAME OF                            OF SHARES BENEFICIALLY PERCENT OF
       BENEFICIAL OWNER                               OWNED            CLASS
       ----------------                       ---------------------- ----------
   Milton Petrie.............................       28,165,246(1)(2)    60.2%
   Joseph H. Flom............................                0(2)(3)     --
   Jay Galin.................................           60,932             *
   Hilda Kirschbaum Gerstein.................          293,878             *
   Alan C. Greenberg.........................            1,000             *
   Allan Laufgraben..........................           10,191(4)          *
   Peter A. Left.............................           20,306             *
   Daniel G. Maresca.........................           10,630             *
   Carroll Petrie............................       28,165,246(5)       60.2
   Jean Roberts..............................           61,370             *
   Dorothy Fink Stern........................          182,091             *
   Laurence A. Tisch.........................            1,000             *
   Raymond S. Troubh.........................                0           --

- --------
*  Less than 1 percent of the outstanding Petrie Common Stock.

(1) Includes 47,592 shares owned by a trust of which Mr. Milton Petrie is the trustee and 6,380 shares owned by Mr. Petrie's wife. Mr. Petrie has sole voting and dispositive power over 28,111,274 shares and no voting or dispositive power over shares owned by his wife and disclaims beneficial ownership of the shares owned by his wife.
(2) Concurrently with the execution and delivery of the Toys Acquisition Agreement, Mr. Petrie, by act of his attorneys-in-fact, entered into the Toys Voting Agreement, pursuant to which Mr. Petrie has agreed to vote, or execute a consent with respect to, the shares held by him in favor of each part of the Transaction and has granted Toys "R" Us an irrevocable proxy to exercise all voting, consent and other rights to approve each part of the Transaction. Additionally, concurrently with the execution and delivery of the Retail Operations Stock Purchase Agreement, Mr. Petrie, by act of his attorneys-in-fact, entered into the WP Investors Voting Agreement, pursuant to which Mr. Petrie has agreed to vote, or execute a consent with respect to, the shares held by him in favor of the Retail Operations Stock Purchase and has granted WP Investors an irrevocable proxy to exercise all voting, consent and other rights to approve the Retail Operations Stock Purchase. The WP Investors Voting Agreement, which has been consented and

                                      77

   agreed to by Toys "R" Us, provides that as long as the Toys Voting Agreement remains in effect and Toys "R" Us has not received notice that the Retail Operations Stock Purchase Agreement has been terminated, Toys "R" Us will exercise, and refrain from exercising, its rights pursuant to the Toys Voting Agreement so that Mr. Petrie's shares will be voted in favor of the Retail Operations Stock Purchase.
(3) Mr. Flom, Bernard Petrie (the son of Mr. Petrie), Jerome A. Manning and Albert Ratner have a general power of attorney from Mr. Petrie to act on his behalf (pursuant to majority vote), including the ability to direct the voting or the disposition of Mr. Petrie's shares. Mr. Flom disclaims beneficial ownership of Mr. Petrie's shares.
(4) Includes 10,000 restricted shares granted to Mr. Laufgraben pursuant to his employment agreement.
(5) Carroll Petrie is the spouse of Mr. Petrie. Her shares include 47,592 shares owned by a trust of which Mr. Petrie is the trustee, and 28,111,274 shares owned by Mr. Petrie. Mrs. Petrie has sole voting and dispositive power over 6,380 shares and no voting or dispositive power over the shares owned by such trust or Mr. Petrie.

  As of September 30, 1994, all executive officers and directors of Petrie and its affiliates, as a group (22 persons), owned beneficially 28,831,000 shares of Petrie Common Stock (including shares beneficially owned by the family members of certain executive officers and directors as to which shares such executive officers and directors disclaim beneficial ownership) which constituted approximately 61.6 percent of the shares deemed outstanding on that date. Except for (i) shares beneficially owned by such family members,
(ii) community property laws where applicable, and (iii) as otherwise noted in the footnotes to the above table, each person listed in the above table has sole voting power and sole investment power with respect to such shares.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                OWNERS, DIRECTORS AND MANAGEMENT OF TOYS "R" US

  The following table sets forth, as of September 30, 1994, certain information with respect to (i) the only person who was a beneficial owner of more than five percent of the outstanding shares of the Toys Common Stock, the only class of voting security of Toys "R" Us, and (ii) the number of shares of Toys Common Stock owned by each director of Toys "R" Us.

                                                   TOTAL NUMBER
                                                    OF SHARES
                                                   BENEFICIALLY      PERCENT OF
             NAME                                     OWNED            CLASS
             ----                                  ------------      ----------
   Petrie Stores Corporation......................  39,853,403          14.1%
   Robert A. Bernhard.............................      40,041(1)(2)       *
   Michael Goldstein..............................     648,660(3)          *
   Milton S. Gould................................      32,776(2)          *
   Shirley Strum Kenny............................       7,736(2)          *
   Charles Lazarus................................   1,411,491(4)          *
   Reuben Mark....................................       8,200(2)          *
   Howard W. Moore................................     152,950(5)          *
   Robert C. Nakasone.............................     748,385(6)          *
   Norman M. Schneider............................      10,322(2)          *
   Harold M. Wit..................................      12,927(2)          *

- --------
*  Less than 1 percent of the outstanding Toys Common Stock.

(1) Includes shares owned by a profit sharing plan of which Mr. Bernhard is the sole beneficiary and shares owned by his wife as to which shares Mr. Bernhard disclaims beneficial ownership.
(2) Includes 5,200 shares with respect to which such person has the right to acquire beneficial ownership upon exercise of currently exercisable options and the percentage (less than 1 percent of outstanding Toys Common Stock) is calculated on the basis that such shares are deemed outstanding.

                                      78

(3) Includes 612,500 shares with respect to which Mr. Goldstein has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(4) Includes 1,125,000 shares with respect to which Mr. Lazarus has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(5) Includes 109,950 shares with respect to which Mr. Moore has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(6) Includes 680,102 shares with respect to which Mr. Nakasone has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding. Also includes shares beneficially owned by his minor children as to which shares Mr. Nakasone disclaims beneficial ownership.

  As of September 30, 1994, all executive officers and directors of Toys "R" Us as a group (15 persons) owned beneficially 3,229,151 shares of Toys Common Stock (including 2,744,622 shares with respect to which such persons had the right to acquire beneficial ownership as of such date and shares beneficially owned by the family members of certain executive officers and directors as to which shares such executive officers and directors disclaim beneficial ownership), which constituted approximately 1.1 percent of the shares deemed outstanding on that date. Except for shares beneficially owned by such family members, such executive officers and directors have sole voting power and sole investment power with respect to such shares.

                  NOMINEES FOR ELECTION AS DIRECTORS OF PETRIE

  Twelve directors (constituting the entire Petrie Board of Directors) are to be elected to serve until the next annual meeting of Petrie shareholders and until their respective successors are elected. However, if each of the Disposition, the Exchange and the Liquidation is approved by Petrie shareholders, the Petrie directors elected at the Annual Meeting will serve in such capacity only until the consummation of the Liquidation. It is intended that shares represented at the meeting by the enclosed proxy card will be voted for election as directors of the persons named below except to the extent otherwise instructed in the enclosed proxy card. If any of these nominees should not be a candidate, shares so represented will be voted in favor of the remainder of those named, and may be voted for substitute nominees in place of those who are not candidates. Management has no reason to expect that any of these nominees will fail to be a candidate at the meeting and therefore has not chosen a substitute for any nominees. The information indicated below has been furnished to Petrie by the respective nominees.

  While Milton Petrie will not be standing for re-election as a director of Petrie, upon the election of the Petrie directors at the Annual Meeting, Mr. Petrie will serve as Chairman Emeritus of Petrie.

                                       79

                                                                     YEAR
                                  PRINCIPAL OCCUPATION FOR           FIRST
                                    THE PAST FIVE YEARS;           ELECTED A
             NAME                 OTHER DIRECTORSHIPS HELD     AGE DIRECTOR
             ----                 ------------------------     --- ---------
 Joseph H. Flom..............  Partner--Skadden, Arps,          70   1982
                                Slate, Meagher & Flom (law
                                firm) (counsel to Petrie);
                                Director--Revlon Group In-
                                corporated (manufacturer and
                                seller of cosmetics and fra-
                                grances)
 Jay Galin...................  Executive Vice President of      58   1981
                                Petrie and President of G&G
                                Shops, Inc., a wholly-owned
                                subsidiary of Petrie; Direc-
                                tor--Ark Restaurants Corp.
                                (operator of restaurants)
 Hilda Kirschbaum Gerstein...  Vice Chairman of Petrie          83   1956
 Alan C. Greenberg...........  Chairman of the Board of The     66   1993
                                Bear Stearns Companies, Inc.
                                (financial advisors to
                                Petrie) (investment banking
                                firm)
 Allan Laufgraben............  Vice Chairman, President and     55   1990
                                Chief Executive Officer of
                                Petrie
 Peter A. Left...............  Vice Chairman, Chief Operat-     44   1990
                                ing Officer, Chief Financial
                                Officer and Secretary of
                                Petrie
 Daniel G. Maresca...........  Executive Vice President of      41   1992
                                Petrie and President of Win-
                                kelman Stores, Inc., a whol-
                                ly-owned subsidiary of
                                Petrie
 Carroll Petrie..............  Private Investor; Trustee--      66   1991
                                The Metropolitan Museum of
                                Art, The Metropolitan Opera
                                Association, The New York
                                Hospital--Cornell Medical
                                Center and Memorial Sloan-
                                Kettering Cancer Center
 Jean Roberts................  Former Executive Vice Presi-     77   1963
                                dent of Petrie
 Dorothy Fink Stern..........  Former Executive Vice Presi-     75   1956
                                dent of Petrie
 Laurence A. Tisch...........  Chairman of the Board and Co-    71   1983
                                Chief Executive Officer of
                                Loews Corporation (diversi-
                                fied holding company);
                                Chairman of the Board, Pres-
                                ident and Chief Executive
                                Officer of CBS Inc. (televi-
                                sion network and broadcast-
                                er); Chief Executive Officer
                                and a Director of CNA Finan-
                                cial Corp. (insurance and
                                financial services company
                                and a publicly-held subsidi-
                                ary of Loews Corporation);
                                Director--Automatic Data
                                Processing Inc. (provider of
                                data and payroll processing
                                services), Bulova Corpora-
                                tion (watch manufacturer and
                                a publicly-held subsidiary
                                of Loews Corporation) and
                                R.H. Macy & Co. Inc. (opera-
                                tor of department stores);
                                Trustee--New York University
                                (Chairman of the Board), The
                                Metropolitan Museum of Art,
                                The New York Public Library
                                and the Carnegie Corpora-
                                tion; Member--Council on
                                Foreign Relations

                                       80

                                                                        YEAR
                                   PRINCIPAL OCCUPATION FOR             FIRST
                                     THE PAST FIVE YEARS;             ELECTED A
             NAME                  OTHER DIRECTORSHIPS HELD       AGE DIRECTOR
             ----                  ------------------------       --- ---------
 Raymond S. Troubh...........  Financial Consultant; Director--    68   1994
                                ADT Limited (security systems
                                company); American Maize-Prod-
                                ucts Company (corn products
                                manufacturer); Applied Power
                                Inc. (hydraulic and mechanical
                                equipment manufacturer); ARIAD
                                Pharmaceuticals, Inc. (pharma-
                                ceutical company); Becton,
                                Dickinson and Company
                                (healthcare products manufac-
                                turer); Benson Eyecare Corpora-
                                tion (eyecare and eyewear com-
                                pany); Foundation Health Corpo-
                                ration (healthcare company);
                                General American Investors Com-
                                pany (investment and advisory
                                company); Manville Corporation
                                (mining, fiberglass and forest
                                products company); Olsten Cor-
                                poration (temporary personnel
                                and healthcare services compa-
                                ny); Riverwood International
                                Corporation (wood derivative
                                products company); Time Warner
                                Inc. (media and entertainment
                                company); Wheeling-Pittsburgh
                                Corporation (diversified hold-
                                ing company); America West Air-
                                lines, Inc. (airline); and
                                Triarc Companies, Inc. (diver-
                                sified holding company)

        MEETINGS AND STANDING COMMITTEES OF PETRIE'S BOARD OF DIRECTORS

  Petrie's Board of Directors met ten times during the fiscal year ended January 29, 1994. The Board of Directors has Executive, Audit, and Compensation Committees but has no nominating committee. Directors do not receive meeting attendance fees or any other compensation, other than Raymond S. Troubh who receives $45,000 per annum. All directors attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during the fiscal year ended January 29, 1994, except for Milton Petrie and Jean Roberts.

  The Executive Committee acts on behalf of the Petrie Board of Directors between meetings of the Petrie Board of Directors. The current members of the Executive Committee are Mr. Petrie, Dorothy Fink Stern and Hilda Kirschbaum Gerstein. Both Mrs. Stern and Mrs. Gerstein have served on the Executive Committee since March 1975. Mr. Petrie has served on the Executive Committee since September 1982. During the fiscal year ended January 29, 1994, the Executive Committee did not meet.

  The Audit Committee is responsible for (i) recommending the selection, retention or termination of Petrie's independent auditors, (ii) reviewing with such auditors the overall scope of the audit, (iii) reviewing Petrie's financial statements and audit results, including communications from the independent auditors relating to Petrie's accounting practices, procedures and internal accounting controls, (iv) reviewing the adequacy of internal control systems, including internal audit activities and the security of electronic data processing, (v) reviewing such other matters regarding Petrie's financial and accounting practices as it or the Petrie Board of Directors may deem advisable and (vi) monitoring Petrie's code of corporate conduct. The current members of the Audit Committee are Joseph H. Flom, Alan C. Greenberg, and Raymond S. Troubh who have served on the Audit Committee since September 1992, March 1993 and August 1994, respectively. During the fiscal year ended January 29, 1994, the Audit Committee met once.

  The Compensation Committee was established in April 1994. The Compensation Committee reviews and approves the salaries and bonuses of the executive officers of Petrie and all grants of options to purchase shares under Petrie's 1992 Stock Option Plan. The current members of the Compensation Committee are Mr. Flom and Raymond S. Troubh, who have both served on the Compensation Committee since its inception.

                                       81

                              MANAGEMENT OF PETRIE

  The following table shows the executive officers and directors of Petrie, their respective ages, the date each director was first elected and all positions currently held with Petrie by each such person:

                                      YEAR FIRST
                                      ELECTED A
                NAME              AGE  DIRECTOR       POSITION WITH PETRIE
                ----              --- ----------      --------------------
   Milton Petrie.................  91    1932    Chairman of the Board; Director
   Hilda Kirschbaum Gerstein.....  83    1956    Vice Chairman; Director
   Jay Galin.....................  58    1981    Executive Vice President;
                                                  President of G&G Shops, Inc.;
                                                  Director
   Allan Laufgraben..............  55    1990    Vice Chairman, President and
                                                  Chief Executive Officer;
                                                  Director
   Peter A. Left.................  44    1990    Vice Chairman, Chief Operating
                                                  Officer, Chief Financial
                                                  Officer and Secretary;
                                                  Director
   Daniel G. Maresca.............  41    1992    Executive Vice President;
                                                  President of Winkelman Stores,
                                                  Inc.; Director
   Stephen A. Birk...............  46     --     Senior Vice President
   Scott Galin...................  36     --     Senior Vice President
   Umberto Gallo.................  50     --     Senior Vice President
   Barton Heminover..............  40     --     Vice President/Treasurer
                                                 Senior Vice
   Michael J. Jackson............  45     --     President/Controller
   Richard J. Pesce..............  44     --     Senior Vice President
   Samuel David Polese...........  37     --     Senior Vice President
   Jeffrey M. Zelenko............  38     --     Senior Vice President
   Joseph H. Flom................  70    1982    Director
   Alan C. Greenberg.............  66    1993    Director
   Carroll Petrie................  66    1991    Director
   Jean Roberts..................  77    1963    Director
   Dorothy Fink Stern............  75    1956    Director
   Laurence A. Tisch.............  71    1983    Director
   Raymond S. Troubh.............  68    1994    Director

  The term of office of each executive officer expires upon the election of his respective successor at the meeting of the Board of Directors directly following each annual meeting of shareholders of Petrie. The term of office of each director expires at the election of his respective successor at each annual meeting of shareholders of Petrie.

  Milton Petrie has been Chairman of the Board of Petrie since Petrie's organization in 1932 and was President and Chief Executive Officer of Petrie up to July 16, 1993, except that Michael J. Boyle was President and Chief Executive Officer of Petrie from November 1, 1982 to January 13, 1983 and Hilda Kirschbaum Gerstein was President of Petrie from September 1972 to November 1982.


                                       82

  Hilda Kirschbaum Gerstein became Vice Chairman of Petrie in November 1982. Prior to that, she was President of Petrie from September 1972 to November 1982 and Treasurer of Petrie from January 1982 to September 1982. She was Senior Vice President of Petrie from 1971 to 1972 and Vice President of Petrie from 1956 to 1971. She has been employed with Petrie since 1932.

  Jay Galin became Executive Vice President of Petrie in March 1990, prior to which he was Senior Vice President of Petrie since July 1980. He has been President of G&G Shops, Inc., a wholly-owned subsidiary of Petrie, since 1972. Mr. Galin is a director of Ark Restaurants Corp., an operator of restaurants.

  Allan Laufgraben became Vice Chairman of Petrie in May 1993 and President and Chief Executive Officer of Petrie in July 1993, prior to which he was Executive Vice President of Petrie since March 1990, prior to which he was Senior Vice President of Petrie also since May 1986, and prior to which he was Vice President of Petrie since April 1985. Until July 1993, Mr. Laufgraben had also been President of "Plus" Size Stores, a division of Petrie, since 1984. He has been employed with Petrie since 1984.

  Peter A. Left became Vice Chairman of Petrie in May 1993 and Chief Operating Officer of Petrie in July 1993, prior to which he was Executive Vice President of Petrie since March 1990, and prior to which he was Senior Vice President of Petrie since 1983. He has been Secretary of Petrie since January 1983, and has been Chief Financial Officer of Petrie since February 1985. Previously, he had been Controller of Petrie since June 1982 and Vice President of Petrie since May 1982. He has been employed with Petrie since 1974.

  Daniel G. Maresca became Executive Vice President of Petrie in March 1992, prior to which he was Senior Vice President of Petrie since March 1984, and prior to which he was Vice President of Petrie since May 1981. He has also been President of Winkelman Stores, Inc., a wholly-owned subsidiary of Petrie, since 1989. He has been employed with Petrie since 1972.

  Stephen A. Birk became Senior Vice President of Petrie in May 1989, prior to which he was Vice President of Petrie since May 1988. He has been General Merchandise Manager of "Plus" Size Stores, a division of Petrie, since the commencement of his employment with Petrie in March 1988.

  Scott Galin became Senior Vice President of Petrie in April 1987. He has also been Executive Vice President of G&G Shops, Inc., a wholly-owned subsidiary of Petrie, since 1991 and prior thereto, was Senior Vice President of G&G Shops, Inc. since August 1985. He has been employed with Petrie since 1974. He is the son of Jay Galin, who is Executive Vice President of Petrie and President of G&G Shops, Inc.

  Umberto Gallo became Senior Vice President of Petrie in March 1983, prior to which he was elected Vice President of Petrie in May 1982. He has been employed with Petrie since 1970.

  Barton Heminover has been Vice President/Treasurer of Petrie since May 1989, prior to which he was an Assistant Controller of Petrie. He has been employed with Petrie since 1983.

  Michael J. Jackson became Senior Vice President of Petrie in December 1988, prior to which he was Vice President and Controller of Petrie since January 1985. He has been employed with Petrie since 1983.

  Richard J. Pesce became Senior Vice President of Petrie, Director of Store Operations in November 1993 and has been employed with Petrie since October 1993. Prior to joining Petrie, Mr. Pesce spent 20 years at the retail chain of Herman's Sporting Goods, Inc. and served as its Senior Vice President--Store Operations from 1990 to 1993. On March 15, 1993, Herman's Sporting Goods, Inc. commenced a case seeking reorganization under federal bankruptcy laws.

  Samuel David Polese has been Senior Vice President of Petrie since April 1984. He was elected Vice President in August 1983 and has been employed with Petrie since 1978.

  Jeffrey M. Zelenko became Senior Vice President of Petrie, General Merchandise Manager--Juniors in July 1993 upon employment. Prior to joining Petrie, Mr. Zelenko spent 20 years at the retail specialty chain

                                       83

of Charming Shoppes, Inc. where his last position was Vice President, General Merchandise Manager--Juniors from 1990 to 1992. From 1992 to 1993 he was President and owner of MJZ Inc., a knit manufacturing company.

  Joseph H. Flom has been a partner in Skadden, Arps, Slate, Meagher & Flom, a law firm and counsel to Petrie, for more than the past five years. Mr. Flom is a Director of Revlon Group Incorporated, a manufacturer and seller of cosmetics and fragrances.

  Alan C. Greenberg has been Chairman of the Board of The Bear Stearns Companies, Inc., an investment banking firm and financial advisors to Petrie, for more than the past five years.

  Carroll Petrie is a private investor and a Trustee of The Metropolitan Museum of Art, The Metropolitan Opera Association, The New York Hospital--Cornell Medical Center and Memorial Sloan-Kettering Cancer Center. Mrs. Petrie is the wife of Mr. Petrie.

  Jean Roberts was employed by Petrie from 1937 until December 1993 when she resigned as Executive Vice President and is now available to Petrie on a consulting basis.

  Dorothy Fink Stern was employed by Petrie from 1935 until July 1993 when she resigned as Executive Vice President and is now available to Petrie on a consulting basis.

  Laurence A. Tisch has been Chairman of the Board of Directors and Co-Chief Executive Officer of Loews Corporation, a diversified holding company, for more than the past five years. He is also Chairman of the Board, President and Chief Executive Officer of CBS Inc., a television network and broadcaster since December 1990, having served as President and Chief Executive Officer of CBS Inc. since January 1987 and prior thereto as acting Chief Executive Officer since September 1986. Mr. Tisch has been a Director of CBS Inc. since 1985. He is also Chief Executive Officer of CNA Financial Corp., an insurance and financial services company and a publicly-held subsidiary of Loews Corporation; a Director of Bulova Corporation, a watch manufacturer and a publicly-held subsidiary of Loews Corporation; a Director of Automatic Data Processing, Inc., a provider of payroll and data processing services; and a Director of R.H. Macy and Co., Inc., an operator of department stores. Mr. Tisch is also Chairman of the Board of Trustees of New York University; a Trustee of The Metropolitan Museum of Art, The New York Public Library and the Carnegie Corporation; and a member of the Council on Foreign Relations.

  Raymond S. Troubh was elected a Director in April 1994. He is a financial consultant in New York City, a former governor of the American Stock Exchange and a former general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh is a Director of ADT Limited, a security systems company; American Maize-Products Company, a corn products manufacturer; Applied Power Inc., a hydraulic and mechanical equipment manufacturer; ARIAD Pharmaceuticals, Inc., a pharmaceutical company; Becton, Dickinson and Company, a healthcare products manufacturer; Benson Eyecare Corporation, an eyecare and eyewear company; Foundation Health Corporation, a healthcare company; General American Investors Company, an investment and advisory company; Manville Corporation, a mining, fiberglass and forest products company; Olsten Corporation, a temporary personnel and healthcare services company; Riverwood International Corporation, a wood derivative products company; Time Warner Inc., a media and entertainment company; Wheeling-Pittsburgh Corporation, a diversified holding company; America West Airlines, Inc., an airline; and Triarc Companies, Inc., a diversified holding company.

                                       84

                       EXECUTIVE COMPENSATION OF PETRIE

GENERAL

  The following table sets forth the total annual compensation paid or accrued by Petrie to or for the account of the chief executive officer, each of the four most highly compensated executive officers of Petrie whose total cash compensation for the fiscal year ended January 29, 1994 exceeded $100,000 and one former executive officer for whom disclosure would have been required if that individual had been serving as an executive officer at January 29, 1994.

                          SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION(1)       LONG-TERM COMPENSATION AWARDS
                                             ------------------------ -----------------------------------------
                                                                      RESTRICTED
        NAME AND                             FISCAL                     STOCK       OPTIONS/SARS    ALL OTHER
   PRINCIPAL POSITION                         YEAR   SALARY   BONUS     AWARDS     (NO. OF SHARES) COMPENSATION
   ------------------                        ------ -------- -------- ----------   --------------- ------------
Allan Laufgraben.........................     1994  $400,000 $135,000  $69,063(2)                    $ 1,300(5)
  Vice Chairman, President and                1993   375,000  373,000   61,563(2)                        600(5)
  Chief Executive Officer of Petrie           1992   350,000  233,000   53,467(2)                        600(5)

Peter A. Left............................     1994   350,000                                           1,225(5)
  Vice Chairman, Chief Operating              1993   325,000           110,940(2)                        600(5)
  Officer, Chief Financial Officer and        1992   275,000                                             600(5)
  Secretary of Petrie

Hilda Kirschbaum  Gerstein ..............     1994   575,000                           150,494(3)
  Vice Chairman of Petrie                     1993   550,000
                                              1992   550,000

Jay Galin ...............................     1994   925,000                                           5,319(5)
  Executive Vice President of Petrie          1993   700,000           200,000(2)                      5,849(5)
  and President of G&G Shops, Inc., a         1992   875,000                                          14,389(5)
  wholly-owned subsidiary of Petrie

Daniel G. Maresca .......................     1994   400,000                                             600(5)
  Executive Vice President of Petrie          1993   375,000                                             600(5)
  and President of Winkelman Stores, Inc.,    1992   325,000           123,125(2)                        600(5)
  a wholly-owned subsidiary of Petrie

Dorothy Fink Stern(4) ...................     1994   525,000                           150,494(3)
  Executive Vice President of Petrie          1993   500,000
                                              1992   440,000

- -------
(1) While each of the named individuals received perquisites or other personal benefits in the years shown, in accordance with the Commission's regulations, the value of these benefits are not indicated since they did not exceed in the aggregate the lesser of $50,000 or 10 percent of the individual's salary and bonus in any fiscal year.
(2) Represents the fair market value on the day prior to the grant of restricted shares of Petrie Common Stock pursuant to employment agreements. The aggregate number and fair market value as of January 29, 1994 of restricted shares of Petrie Common Stock awarded since the beginning of fiscal year 1992 are as follows: Mr. Galin: 9,014 shares ($249,012), Mr. Laufgraben: 7,500 shares ($207,188), Mr. Maresca: 5,000 shares ($138,125) and Mr. Left: 5,000 shares ($138,125). The restricted shares vest upon award and are entitled to dividends at the same rate as dividends paid on unrestricted shares of Petrie Common Stock. See "-- Employment Agreements" below.
(3) Options to acquire 150,494 shares of Petrie Common Stock with stock appreciation rights, granted pursuant to Petrie's 1992 Stock Option Plan, were exercised in April 1993. See "--Options" below.
(4) Mrs. Stern resigned as Executive Vice President in July 1993.
(5) The amounts shown include (a) for Mr. Galin, Petrie's contribution to his Profit Sharing Plan account in the amount of $4,719 in 1994, $5,249 in 1993 and $13,789 in 1992, (b) contributions to Petrie's 401(K) accounts in the following amounts: $700 for Mr. Laufgraben in 1994 and $625 for Mr. Left in 1994, (c) premiums paid by Petrie with respect to term life insurance in the following amounts: $600 for each of Mr. Laufgraben, Mr. Left, Mr. Galin and Mr. Maresca in 1994, 1993 and 1992.

                                      85

OPTIONS

  No options were granted in fiscal year 1994 nor were any options outstanding at January 29, 1994. The following table sets forth the details of options and stock appreciation rights ("SARs") exercised by the individuals listed in the Summary Compensation Table during fiscal year 1994.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                        NUMBER OF
                                                        SHARES OF
                                                      PETRIE COMMON
                                                          STOCK         VALUE OF
                                                       UNDERLYING      UNEXERCISED
                           NUMBER OF                   UNEXERCISED    IN-THE-MONEY
                           SHARES OF                  OPTIONS/SARS    OPTIONS/SARS
                         PETRIE COMMON               AT FISCAL YEAR- AT FISCAL YEAR-
                             STOCK                         END             END
                          ACQUIRED ON      VALUE      EXERCISABLE/    EXERCISABLE/
          NAME             EXERCISE      REALIZED     UNEXERCISABLE   UNEXERCISABLE
          ----           ------------- ------------- --------------- ---------------
Hilda Kirschbaum
 Gerstein...............   150,494(1)  $1,862,363.25         0             $ 0
Dorothy Fink Stern......   150,494(1)   1,862,363.25         0               0

- --------
(1) In lieu of receiving shares of Petrie Common Stock, in accordance with the determination of the Stock Option Committee, Mrs. Gerstein and Mrs. Stern each received $1,862,363.25.

DEFINED BENEFIT PLANS

  Petrie makes annual contributions to the Petrie Stores Pension Plan (the "Plan"), which is a defined benefit pension plan for the benefit of full-time employees of Petrie Stores Corporation and its wholly-owned subsidiaries (other than G&G Shops, Inc. and Winkelman Stores, Inc.). The actuarial cost method used to determine annual Petrie contributions under the Plan is known as the projected unit credit cost method. Under this method, Petrie contributions are determined for all participants as a group and individual participant contributions are not readily available. Aggregate Petrie contributions to the Plan are approximately 3 percent of total covered compensation of Plan participants. Benefits earned under the Plan depend on W-2 compensation received for services rendered to Petrie and are not subject to deduction for Social Security benefits or offset amounts.

  The following table sets forth the estimated annual retirement benefits for various combinations of pre-retirement remuneration and years of credited service:

                               PENSION PLAN TABLE

                                      YEARS OF CREDITED SERVICE AT RETIREMENT
                                    --------------------------------------------
           FINAL AVERAGE
              ANNUAL
           COMPENSATION*               15       20       25       30       35
           -------------            -------- -------- -------- -------- --------
$125,000........................... $ 25,602 $ 34,136 $ 42,670 $ 42,670 $ 42,670
 150,000...........................   30,852   41,136   51,420   51,420   51,420
 175,000...........................   36,102   48,136   60,170   60,170   60,170
 200,000...........................   41,352   55,136   68,920   68,920   68,920
 225,000...........................   46,602   62,136   77,670   77,670   77,670
 250,000...........................   51,852   69,136   86,420   86,420   86,420
 300,000...........................   62,352   83,136  103,920  103,920  103,920
 400,000...........................   83,352  111,136  138,920  138,920  138,920
 450,000...........................   93,852  125,136  156,420  156,420  156,420
 500,000...........................  104,352  139,136  173,920  173,920  173,920

- --------
* Highest five consecutive out of final ten years of employment before retirement date.

                                       86

  The compensation covered by the Plan is the W-2 compensation, up to $150,000, for services rendered to Petrie.

  As of January 29, 1994, Hilda Kirschbaum Gerstein and Dorothy Fink Stern each had more than 25 years of credited service under the Plan. Daniel G. Maresca had twenty-one years, Peter A. Left had twenty years, and Allan Laufgraben had ten years. The benefits listed in the Pension Plan Table are based upon a straight life annuity form of payment and are not subject to any deduction for social security or other offset amounts.

DIRECTORS' COMPENSATION

  Directors receive no compensation for serving on the Board of Directors of Petrie or any committee of the Board, other than Raymond S. Troubh who receives $45,000 per annum.

EMPLOYMENT AGREEMENTS

  As of July 1, 1992, Petrie entered into employment agreements with certain of its executive officers, including Allan Laufgraben, Hilda Kirschbaum Gerstein, Daniel G. Maresca, Peter A. Left, and Dorothy Fink Stern. Each employment agreement has a term expiring on June 30, 1997. The employment agreements for each of Mr. Laufgraben, Mrs. Gerstein, Mr. Maresca, Mr. Left and Mrs. Stern provide for each to receive annual salaries at the rates set forth in the executive compensation chart above, with annual increases of $25,000. In addition, pursuant to his agreement, Mr. Laufgraben receives (i) an annual payment equal to a fixed percentage of the annual pre-tax net operating profits of the "Plus" Size Stores, subject to certain adjustments, and (ii) 2,500 shares of Petrie Common Stock annually. The agreements for Messrs. Laufgraben, Maresca and Left also provide for (i) the maintenance of a $500,000 insurance policy on their respective lives, (ii) for each to receive death benefits equal to one year's salary plus, in Mr. Laufgraben's case, the remaining Petrie Common Stock payments, and (iii) for each to receive disability benefits equal to salary at the then current annual rate for up to one year and his salary at one-half the then current annual rate for a further period of six months plus, in Mr. Laufgraben's case, the remaining Petrie Common Stock payments. The agreements for Mrs. Gerstein and Mrs. Stern also provide for each to receive death benefits equal to one year's salary and disability benefits equal to salary at the then current annual rate for up to one year and salary at one-half the then current annual rate for a further period of six months. In connection with Petrie's Restructuring, in July 1993, Mrs. Stern resigned as Executive Vice President and is now available to Petrie on a consulting basis. As part of her consulting duties, Mrs. Stern routinely tours Petrie's retail store operations to interview store management, to inspect store physical plant, merchandising, product placement and customer service and then to report back to Petrie management regarding the foregoing. Mrs. Stern's employment agreement remains in effect. In addition, the Board of Directors of Petrie has authorized Petrie to pay to each of Mrs. Stern and Mrs. Gerstein $50,000 per year commencing upon expiration of their respective employment agreements in 1997 until their deaths. In the event that Mr. Laufgraben, Mrs. Gerstein, Mr. Maresca, Mr. Left, or Mrs. Stern terminate employment due to a material breach on the part of Petrie, the executive shall be entitled to an amount equal to all of the compensation the executive would have been entitled to receive pursuant to the agreement had the executive served throughout the full remaining term of employment.

  In August 1985, Petrie entered into an employment agreement with Jay Galin through January 31, 1991 at a salary commencing at $350,000 and increasing $25,000 per year. The agreement was amended in December 1988, April 1992 and August 1992. Mr. Galin's agreement, as amended, provides for a term through June 30, 1997 and for Mr. Galin to receive (i) annual salary at the rate set forth in the executive compensation chart above, with annual increases of $25,000; (ii) $50,000 per quarter in cash through 1996 and quarterly payments of $20,833 in January and April 1997; (iii) $200,000 on each of July 31, 1993 and 1995 and $83,333 on June 30, 1997; and (iv) $200,000 in Petrie Common Stock on each of July 31, 1992, 1994 and 1996. The agreement, as amended, also provides for the maintenance of a $500,000 insurance policy on Mr. Galin's life and for disability and death benefits equal to one year's salary and the remaining Petrie

                                       87

Common Stock payments and, in the case of disability, an additional six months' salary. In addition, Petrie shall pay a lump sum of $5,000 to Mr. Galin's widow. In the event that Mr. Galin terminates his employment due to a material breach on the part of Petrie, he shall be entitled to an amount equal to all of the compensation which he would have been entitled to receive pursuant to the agreement had he served throughout the full remaining term of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of Petrie serves: (i) as a member of the compensation committee, another board committee performing equivalent functions or the board of directors of another entity, one of whose executive officers serves on the board of directors of Petrie; (ii) as a director of another entity, one of whose executive officers serves on the board of directors of Petrie; or (iii) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers serves as a director of Petrie.

PETRIE BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

  Petrie's Board of Directors determines Petrie's executive compensation policy and sets compensation for the Chief Executive Officer and the other executive officers. The policy of Petrie's Board of Directors is to maintain executive compensation at competitive levels that will permit Petrie to attract, motivate and retain individuals with superior managerial abilities. The levels of compensation are intended to reward individual initiative and achievement and to motivate executives to increase shareholder value by improving corporate performance and profitability.

  Each of the officers of Petrie named in the Summary Compensation Table is a party to an employment agreement with Petrie that terminates on June 30, 1997. These agreements (as described above in "Employment Agreements") generally provide cash compensation at a base rate that increases each year by a fixed amount and do not provide bonus or performance payments or stock awards. An exception has been made for Jay Galin, who receives a portion of his compensation in stock. Allan Laufgraben's compensation consists of a base salary, an annual payment equal to a fixed percentage of profits of Plus "Size" Stores and 2,500 shares of Petrie Common Stock annually. Each of these employment agreements permits Petrie to increase the executive's compensation over the base amount.

  The Petrie Board of Directors reviews the base salary of Mr. Laufgraben (as well as the other executive officers including the executive officers named in the Summary Compensation Table) periodically, considering factors such as individual and corporate performance (without reference to any specific performance-related targets) and individual experience and expertise. In determining Mr. Laufgraben's overall compensation as well as the compensation of the other executive officers, the Petrie Board of Directors also reviews certain compensation levels at other companies including selected peer companies. Such other companies are not necessarily the same as the companies in the peer group index in the performance graph section of this Proxy Statement/Prospectus because the Petrie Board of Directors believes that Petrie competes for executive talent with companies in addition to those in its peer group. The Petrie Board of Directors does not attempt to set base salaries at any particular level based on such surveys, but rather uses such surveys to obtain an overview of compensation levels in general. Additional factors reviewed by the Petrie Board of Directors in determining appropriate compensation levels for executives including Mr. Laufgraben include subjective factors related to corporate and the executive's individual performance that are not necessarily linked to any specific performance-related targets. In addition, the Petrie Board of Directors considers Mr. Laufgraben's overall compensation relative to compensation levels of Chief Executives of other comparable companies. No particular weight is given by the Petrie Board of Directors to any of the foregoing factors, and decisions as to adjustments in base salaries are primarily subjective.


                                       88

  The Petrie Board of Directors does not believe that the compensation paid to Petrie's executive officers will exceed the limits on deductibility set forth in Section 162(m) of the Code.

                       BY THE PETRIE BOARD OF DIRECTORS:

       Milton Petrie, Chairman    Alan C. Greenberg
       Hilda Kirschbaum Gerstein  Carroll Petrie
       Jay Galin                  Jean Roberts
       Allan Laufgraben           Dorothy Fink Stern
       Peter A. Left              Laurence A. Tisch
       Daniel G. Maresca          Raymond S. Troubh
       Joseph H. Flom

                               PERFORMANCE GRAPH

  The following graph indicates Petrie's total return to its shareholders from February 1, 1989 through January 29, 1994, as compared to the total returns for the Standard & Poor's 500 Index and the Value Line Retail Special Lines Industry Index (the "Peer Group"). The information contained in this graph is not necessarily indicative of Petrie's future performance.



                                     (ART)

- --------
* Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Petrie Common Stock, S&P 500, and Peer Group. The cumulative total return assumes reinvestment of dividends.

                                                   Source: Frank Russell Company

                                       89

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Milton Petrie maintains an account with Petrie from which from time to time he regularly makes gifts, including to former employees of Petrie, and other payments. In the ordinary course, Mr. Petrie reimburses Petrie on a monthly basis. Although Mr. Petrie has ordinarily prefunded such account, during a recent illness he became indebted to Petrie in such account for as much as $1,091,000, substantially all of which was repaid by Mr. Petrie in January 1994 with interest at 5 percent per annum. Additionally, if the Disposition is effected other than pursuant to the Retail Operations Stock Purchase Agreement, it is possible that Milton Petrie or members of his family would have an interest in Retail Holding Company or any other successor to the Retail Operations.

  Bear, Stearns & Co. Inc., an investment banking firm, has provided services to Petrie in the ordinary course of business. Alan C. Greenberg, a director of Petrie and a member of Petrie's Audit and Compensation Committees, is Chairman of the Board of The Bear Stearns Companies, Inc., the parent company of Bear, Stearns & Co. Inc. Petrie has agreed to indemnify Bear, Stearns & Co. Inc. and certain affiliates thereof against certain liabilities. See "THE DISPOSITION-- Opinion of Petrie Financial Advisor."

  Skadden, Arps, Slate, Meagher & Flom, a law firm, is counsel to Petrie and to Milton Petrie and has provided services to each. Joseph H. Flom, a director of Petrie, a member of Petrie's Audit and Compensation Committees and an attorney-in-fact for Milton Petrie, is a partner in Skadden, Arps, Slate, Meagher & Flom.

  See "THE DISPOSITION--Interests of Certain Persons in the Retail Operations Stock Purchase."

           COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires Petrie's directors and executive officers, and persons who own more than ten percent of a registered class of Petrie's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Petrie Common Stock and other equity securities of Petrie. Executive officers, directors, and greater than ten percent shareholders are required by Commission regulation to furnish Petrie with copies of all Section 16(a) forms they file. To Petrie's knowledge, based solely on review of the copies of such reports furnished to Petrie and written representations that no other reports were required, for the fiscal year ended January 29, 1994, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent shareholders were complied with, except that Jay Galin filed late one Form 4 (Statement of Changes of Beneficial Ownership of Securities) relating to a gift of 100 shares of Petrie Common Stock.

           RATIFICATION OF SELECTION OF PETRIE'S INDEPENDENT AUDITORS

  The Petrie Board of Directors has selected David Berdon & Co., to act as independent auditors for Petrie and its consolidated subsidiaries for the year ending January 28, 1995. David Berdon & Co., has been Petrie's independent auditors for over 20 years and has advised Petrie that the firm does not have any direct or indirect financial interest in Petrie or any of its subsidiaries, nor has such firm had any such interest in connection with Petrie during the past five years other than its capacity as Petrie's independent auditors. A representative of David Berdon & Co. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from Petrie shareholders.

  THE PETRIE BOARD OF DIRECTORS RECOMMENDS THAT PETRIE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF DAVID BERDON & CO. TO SERVE AS PETRIE'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 28, 1995.


                                       90

                                 OTHER MATTERS

  The management of Petrie is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                             SHAREHOLDER PROPOSALS

  Petrie will hold its 1995 annual meeting of shareholders only if the Transaction is not consummated before the time for such meeting. In the event that there is a 1995 annual meeting of Petrie shareholders, shareholder proposals intended to be presented at such annual meeting must be received by Petrie at its principal executive offices in a timely manner in order to be considered for inclusion in the proxy statement and proxy card relating to the 1995 annual meeting of shareholders.

                                 LEGAL MATTERS

  The validity of the Toys Common Stock to be issued in connection with the Exchange will be passed upon for Toys "R" Us by Schulte Roth & Zabel, 900 Third Avenue, New York, New York 10022. Andre Weiss, Esq., a member of Schulte Roth & Zabel, is the Secretary of Toys "R" Us.

                                    EXPERTS

  The consolidated financial statements of Petrie and its subsidiaries at January 29, 1994 and for each of the three years in the period then ended, incorporated by reference in this Proxy Statement/Prospectus, and financial statement schedules included in Petrie's Annual Report (Form 10-K) for the year ended January 29, 1994, have been audited by David Berdon & Co., independent auditors, as set forth in its report incorporated by reference in this Proxy Statement/Prospectus. Such consolidated financial statements and financial statement schedules are incorporated by reference in this Proxy Statement/Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Toys "R" Us and its subsidiaries at January 29, 1994 and for each of the two years then ended, incorporated by reference in this Proxy Statement/Prospectus, and related financial statement schedules included in Toys "R" Us' Annual Report (Form 10-K) for the year ended January 29, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference in this Proxy Statement/Prospectus. Such consolidated financial statements and related financial statement schedules are incorporated by reference in this Proxy Statement/Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Toys "R" Us and its subsidiaries for the year ended February 1, 1992 and the related financial statement schedules included in Toys "R" Us' Annual Report (Form 10-K) for the year ended January 29, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report included therein. Such consolidated financial statements and related financial statement schedules are incorporated by reference in this Proxy Statement/Prospectus in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                       91

                                    GLOSSARY

  THE FOLLOWING ARE BRIEF DEFINITIONS OF CERTAIN TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS. THE DEFINITIONS OF TERMS THAT ARE ALSO USED IN ANY OF THE ANNEXES HERETO OR THE EXHIBITS THERETO ARE QUALIFIED IN THEIR ENTIRETY BY THE DEFINITIONS ASCRIBED TO SUCH TERMS THEREIN.

  "Adjusted Store Sales" means aggregate net sales for Petrie's 1993 fiscal year.

  "Adjusted Store Contributions" means store operating income adjusted for overhead allocations, depreciation and amortization for Petrie's 1993 fiscal year.

  "Amendment No. 1 to the Retail Operations Stock Purchase Agreement" means the Amendment No. 1 to the Retail Operations Stock Purchase Agreement, entered into as of November 3, 1994.

  "Bear Stearns Opinion" means the opinion from Bear Stearns, dated August 23, 1994, to the effect that the Retail Operations Stock Purchase is fair, from a financial point of view, to Petrie shareholders.

  "Bear Stearns Report" means the analyses and report presented by Bear Stearns to Petrie's Board of Directors on August 23, 1994 on which Bear Stearns based the Bear Stearns Opinion.

  "Beneficial Interests" means the beneficial interests in the Liquidating Trust which Petrie shareholders will own after the Retained Assets are transferred to the Liquidating Trust.

  "Buyer" means, collectively, WP Investors and one or more of its nonaffiliated designees.

  "Cash Amount" means the amount of cash (presently estimated to be $180 million) transferred by Petrie to Toys "R" Us pursuant to the Exchange.

  "Cash Shares" means a number equal to (x) the Cash Amount, divided by (y) the average of the Market Value Per Share of Toys Common Stock on the ten trading days next preceding the second trading day prior to the Exchange Closing Date.

  "Commitment Letter" means that certain Commitment Letter and the Summary of Terms and Conditions, a copy of which has been previously provided to Petrie, dated as of November 3, 1994, by and among Buyer, certain affiliates of E.M. Warburg, Pincus & Co., Inc., Chemical Bank, The Chase Manhattan Bank, N.A., Chemical Securities Inc. and Chase Securities, Inc.

  "Confidentiality Agreement" means the letter agreement, dated November 17, 1993, between E.M. Warburg, Pincus & Co., Inc. and Petrie.

  "Convertible Debentures" means Petrie's 8% Convertible Subordinated Debentures due December 15, 2010.

  "Designated Amount" means $115 million.

  "Disposition" means the disposition of the Retail Operations.

  "Disposition Closing Date" means the date on which the Retail Operations Stock Purchase closes.

  "Distribution Record Date" means the date set by Petrie's Board of Directors as of which, following the consummation of the Exchange and the Disposition, Petrie shall distribute to each of its shareholders of record, such shareholder's pro rata share of Petrie's assets as of such date other than the Retained Assets.

  "Escrow Amount" means cash (or to the extent cash shall be insufficient, shares of Toys Common Stock received as Purchase Consideration), placed in an escrow and trust, in an amount reasonably determined by the Board of Directors of Petrie to adequately provide for any known, actual or contingent liabilities of Petrie or its subsidiaries.

  "Exchange" means the exchange with Toys "R" Us of all of the Toys Shares and cash (presently estimated to be $180 million) for a number of shares of Toys Common Stock equal to (i) the Toys Shares,

                                       92

less approximately 3.3 million shares of Toys Common Stock, plus (ii) such amount of cash divided by the market value of a share of Toys Common Stock.

  "Exchange Assets" means the Toys Shares and such cash (presently estimated to be $180 million) exchanged for a number of shares of Toys Common Stock equal to
(i) the Toys Shares, less approximately 3.3 million shares of Toys Common Stock, plus (ii) such amount of cash divided by the market value of a share of Toys Common Stock.

  "Exchange Closing Date" means the date on which the Exchange closes.

  "Exchange Shares" means a number equal to: (i)(A) the product of the number of Toys Shares on the Exchange Closing Date and $34.5688 (the average of the Market Value Per Share of Toys Common Stock on the ten trading days next preceding the trading day immediately prior to the date of the Toys Acquisition Agreement) minus (B) $115 million, divided by (ii) $34.5688; provided, however, that the number of Toys Shares on the Exchange Closing Date and the Market Value Per Share will be adjusted appropriately if prior to the Exchange Closing Date there is a change in the number of shares of Toys Common Stock held by Petrie or a change in the class of shares of Toys Common Stock held by Petrie, in each case, to the extent attributable to the declaration of any stock dividend, stock split, recapitalization, reclassification, combination or similar event.

  "Excluded Liabilities" means the liabilities of Petrie not assumed by the Buyer pursuant to the Retail Operations Stock Purchase Agreement, including, without limitation, fees and expenses related to the Transaction, the principal amount and interest on the Convertible Debentures, gifts made by or on behalf of Milton Petrie, dividends paid or declared, liabilities under the Investment Company Act of 1940, liabilities in connection with the Exchange, and shareholder litigation.

  "Final Liabilities" means Petrie's remaining liabilities and obligations that are contingent obligations under the Lease Guarantees.

  "Guarantor" means a subsidiary of Buyer which agrees to be bound by the terms of the Retail Operations Stock Purchase Agreement.

  "Initial Distribution" means the pro rata distribution to Petrie's shareholders of all of Petrie's assets other than the Retained Assets.

  "Investor Group" means the investor group led by E.M. Warburg, Pincus & Co., Inc. which negotiated the Letter of Intent with Petrie.

  "IRS Ruling" means the private letter ruling from the IRS to the effect that the Exchange and the Liquidation will together qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code and specifically that Petrie shareholders will generally not recognize gain or loss upon the receipt of shares of Toys Common Stock in exchange for shares of Petrie Common Stock.

  "Lease Guarantees" means the Retail Leases which Petrie has guaranteed and is therefore contingently liable for.

  "Letter of Intent" means the letter agreement between Petrie and the Investor Group, entered into on June 17, 1994, which provides that Petrie shall negotiate exclusively with the Investor Group with respect to the acquisition by such group of the Retail Operations.

  "Liquidating Trust" means the liquidating trust that will be established after the complete liquidation and dissolution of Petrie in order to provide for the payment of all liabilities of Petrie and its subsidiaries.

  "Liquidation" means the complete liquidation and dissolution of Petrie and the distribution to Petrie shareholders of the shares of Toys Common Stock received by Petrie in the Exchange other than such shares

                                       93

as are set aside in escrow to provide for the payment of all liabilities of Petrie and its subsidiaries, and the establishment of the Liquidating Trust and the distribution to Petrie shareholders of pro rata interests in the Liquidating Trust pursuant to the Plan of Liquidation and Dissolution, an Escrow Agreement and a Liquidating Trust Agreement.

  "Market Value Per Share" means, for any trading day, the average of the high and low reported consolidated trading sales prices (regular way) on the New York Stock Exchange.

  "Permitted Shares" means a number of Toys Shares equal to the lesser of (x) 4,000,000 shares and (y) the number of shares of Toys Shares in excess of which would interfere with the ability of the parties hereto to consummate the transactions contemplated by the Toys Acquisition Agreement in a manner such that the consummation of the Petrie Stock Transfer, the Exchange and the Liquidation will not give rise to the recognition of taxable income or gain to Toys "R" Us (or any subsidiary thereof) or Petrie (or any subsidiary thereof) for federal income tax purposes.

  "Petrie Business Indemnitors" means certain transferees of Petrie's assets that each of Petrie and its subsidiaries shall use its reasonable best efforts to cause to, execute and deliver to Toys "R" Us the Petrie Indemnification Agreement at the Closing.

  "Petrie Indemnification Agreement" means an indemnification agreement executed and delivered to Toys "R" Us by a Petrie Business Indemnitor, relating to Petrie's liabilities, liabilities arising from the Transaction or other transactions contemplated in the Toys Acquisition Agreement or liabilities of the Petrie Business Indemnitor.

  "Petrie Stock Transfer" means the transfer of all Toys "R" Us Shares held by any of Petrie's subsidiaries to Petrie, prior to the Exchange, in a manner that will not give rise to the recognition of taxable income or gain to Petrie or any of its subsidiaries under the Internal Revenue Code of 1986, as amended.

  "Plan of Liquidation and Dissolution" means the plan pursuant to which the liquidation and dissolution of Petrie will be effected.

  "Purchase Consideration" means the consideration for the Exchange Assets.

  "Record Date" means the date selected by the Board of Directors of Petrie for determination of the shareholders of Petrie entitled to become Beneficiaries.

  "Retail Holding Company" means such Petrie subsidiary that currently conducts retail activities but is not a Shareholding Subsidiary, to which Petrie will transfer all of the Retail Operations that it holds directly, and the stock of all of its subsidiaries that are not Shareholding Subsidiaries.

  "Retail Leases" means the approximately 1,674 leases relating to the Retail Operations to which Petrie or its subsidiaries are parties.

  "Retail Operations" means (i) all the assets, other than the Toys Shares and such cash as Petrie desires to retain, subject to the terms and provisions of the Toys Acquisition Agreement, and (ii) all of the liabilities, other than pursuant to the Lease Guarantees, of Petrie and its subsidiaries which shall be transferred to the Retail Holding Company.

  "Retail Operations Purchase Price" means the $190 million in cash to be paid by WP Investors to Petrie as the purchase price for the Retail Shares.

  "Retail Operations Stock Purchase" means the transactions contemplated by the Retail Operations Stock Purchase Agreement.


                                       94

  "Retail Operations Stock Purchase Agreement" means the stock purchase agreement, dated as of August 23, 1994, between WP Investors and Petrie.

  "Retail Shares" means the shares of Retail Holding Company.

  "Retained Assets" means the amount of Petrie's assets, consisting of Toys Common Stock and cash that, following the consummation of the Exchange and the Disposition, Petrie's Board of Directors reasonably determines to be sufficient to provide for Petrie's remaining liabilities and obligations.

  "Shareholding Subsidiaries" means such subsidiaries of Petrie that currently hold an aggregate of approximately 39.9 million shares of Toys Common Stock.

  "Succession" means the process by which, pursuant to the Liquidating Trust Agreement, Petrie will transfer the Retained Assets, subject to the provisions of the Escrow Agreement, to the Liquidating Trust.

  "Succession Date" means the date determined by Petrie's Board of Directors on which, following the Initial Distribution, Petrie will execute the Escrow Agreement with an escrow agent and the Liquidating Trust Agreement with a trustee or trustees, each of whom will be selected by Petrie's Board of Directors.

  "Toys Acquisition Agreement" means the acquisition agreement, dated as of April 20, 1994, between Toys "R" Us and Petrie, as amended on May 10, 1994.

  "Toys Shares" means the shares of Toys Common Stock held by certain subsidiaries of Petrie.

  "Toys Voting Agreement" means the Voting Agreement and Proxy pursuant to which Milton Petrie has agreed to vote or exercise a consent with respect to his shares of Petrie Common Stock in favor of each part of the Transaction and has granted Toys "R" Us an irrevocable proxy to exercise all voting, consent and other rights to approve each part of the Transaction.

  "Transaction" means, collectively, the Exchange, the Disposition and the Liquidation.

  "Transaction Fee" means the fee payable to Bear Stearns in connection with Bear Stearns' retention by Petrie's Board of Directors to serve as its financial advisor in connection with the Disposition.

  "Trust Distributions" means the distributions from the Liquidating Trust to the beneficiaries of the Liquidating Trust at such time or times and in such amounts as the trustees of the Liquidating Trust determine to be appropriate.

  "Trust Estate" means the assets of the Liquidating Trust.

  "Working Capital Pledge" means the Toys Shares pledged by Petrie for the purpose of financing its working capital expenditures in the ordinary course of business.

  "WP Investors Voting Agreement" means the Voting Agreement and Proxy pursuant to which Milton Petrie has agreed to vote or exercise a consent with respect to his shares of Petrie Common Stock in favor of the Retail Operations Stock Purchase Agreement and has granted WP Investors an irrevocable proxy to exercise all voting, consent and other rights to approve the Retail Operations Stock Purchase Agreement.

                                       95

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                           PETRIE STORES CORPORATION

                                      AND

                               WP INVESTORS, INC.




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                 Sale of Stock

 1.1. The Sale..............................................................   1

                                  ARTICLE II

                                  The Closing

 2.1. Time and Place of Closing.............................................   1
 2.2. Deliveries by Seller..................................................   2
 2.3. Deliveries by Buyer...................................................   2

                                  ARTICLE III

                   Representations and Warranties of Seller

 3.1. Corporate Organization; Etc...........................................   2
 3.2. Capitalization........................................................   2
 3.3. Authority Relative to this Agreement..................................   3
 3.4. Consents and Approvals; No Violations.................................   3
 3.5. Reports...............................................................   4
 3.6. No Undisclosed Liabilities............................................   4
 3.7. Absence of Certain Changes............................................   4
 3.8. No Default............................................................   4
 3.9. Litigation............................................................   4
3.10. Taxes.................................................................   5
3.11. Employee Benefit Plans; ERISA.........................................   5
3.12. Store Names...........................................................   7
3.13. Environmental Matters.................................................   7
3.14. Labor Relations.......................................................   8
3.15. Brokers and Finders...................................................   8
3.16. Transfer of Assets and Liabilities....................................   8
3.17. Transfer of Employee Benefit Plans and Arrangements...................   9
3.18. Toys Acquisition Agreement............................................   9
3.19. Ruling Request........................................................   9
3.20. Real Property.........................................................   9

                                  ARTICLE IV

                    Representations and Warranties of Buyer

 4.1. Organization; Etc.....................................................  10
 4.2. Authority Relative to this Agreement..................................  10
 4.3. Consents and Approvals; No Violations.................................  11
 4.4. Acquisition of Stock for Investment...................................  11
 4.5. Brokers and Finders...................................................  11

                                   ARTICLE V

                           Covenants of the Parties

 5.1. Conduct of Business of the Company....................................  11
 5.2. No Solicitation.......................................................  13
 5.3. Access to Information.................................................  13

                                      A-i

 5.4. Reasonable Efforts....................................................  13
 5.5. Limitation of Seller's Liabilities....................................  14
 5.6. Minimum Net Worth.....................................................  14
 5.7. Public Announcements..................................................  14
 5.8. Employee Matters......................................................  14
 5.9. Financing Participation...............................................  15
5.10. Toys Agreement........................................................  15
5.11. Buyer's Designee......................................................  15
5.12. Working Capital Pledge; Excluded Liabilities..........................  15
5.13. Inventory Audit.......................................................  15
5.14. Collective Bargaining Agreements; Withdrawal Liability................  16
5.15. Store Lease Transfers.................................................  17
5.16. Additional Covenants Regarding Leases.................................  18
5.17. Excluded Liabilities..................................................  18
5.18. Additional Covenant Regarding Employee Benefit Plans..................  19

                                  ARTICLE VI

                                  Tax Matters

 6.1. Tax Returns, Payments of Taxes, Transfer Taxes, Refunds and Withhold-
      ing..................................................................   19
 6.2. Control of Contest...................................................   20
 6.3. Access to Information and Retention of Records.......................   21

                                  ARTICLE VII

               Conditions to Consummation of the Stock Purchase

 7.1. Conditions to Each Party's Obligations to Consummate the Stock Pur-
      chase................................................................  21
 7.2. Further Conditions to Seller's Obligations...........................  21
 7.3. Further Conditions to Buyer's Obligations............................  22

                                 ARTICLE VIII

                          Termination and Abandonment

 8.1. Termination...........................................................  23
 8.2. Procedure and Effect of Termination...................................  23

                                  ARTICLE IX

                           Miscellaneous Provisions

 9.1. Non-Survival of Representations and Warranties........................  24
 9.2. Amendment and Modification............................................  24
 9.3. Extension; Waiver.....................................................  24
 9.4. Entire Agreement; Assignment; Alternate Structure.....................  24
 9.5. Validity..............................................................  24
 9.6. Notices...............................................................  24
 9.7. Governing Law.........................................................  25
 9.8. Descriptive Headings..................................................  25
 9.9. Counterparts..........................................................  25
9.10. Expenses..............................................................  25
9.11. Parties in Interest...................................................  26
9.12. No Waivers............................................................  26
9.13. Specific Performance..................................................  26


                                      A-ii

                            STOCK PURCHASE AGREEMENT

  Stock Purchase Agreement, dated as of August 23, 1994 (this "Agreement"), by and between Petrie Stores Corporation, a New York corporation ("Seller"), and WP Investors, Inc., a Delaware corporation ("Buyer").

  Whereas, Seller and Toys "R" Us, Inc., a Delaware corporation ("Toys"), are parties to an Acquisition Agreement, dated April 20, 1994 (the "Toys Agreement"), which contemplates (i) the disposition of all of the Seller's retail stores and operations (the "Retail Operations"), (ii) the exchange with Toys of cash and all the shares of common stock, par value $.10 per share (the "Toys Shares"), held by Seller and its subsidiaries for Toys Shares (the "Exchange") and (iii) the establishment of a liquidating trust and escrow (the "Liquidating Trust") and the complete liquidation and dissolution of Seller (collectively, the "Toys Transaction");

  Whereas, Seller owns all of the issued and outstanding shares of common stock (the "Shares") of a Delaware subsidiary of Seller to which Seller intends to transfer the Retail Operations (the "Company");

  Whereas, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth herein;

  Whereas, simultaneously with the execution and delivery hereof, a shareholder of Seller is executing and delivering to Buyer a voting agreement and proxy (the "Shareholder Proxy"); and

  Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                 Sale of Stock

  1.1. The Sale. Subject to adjustment as provided in Section 5.11 hereof, upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Seller will sell, convey, assign, transfer and deliver to Buyer and its Designee (as defined in Section 5.11 hereof), and Buyer and its Designee will purchase, acquire and accept from Seller, 79% of the Shares and 21% of the Shares, respectively, in consideration for which, at the Closing, Buyer and the Designee will pay to Seller $150.1 million and $39.9 million, respectively (by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing) (the "Purchase Price"). The transactions contemplated by this Section 1.1 are sometimes herein referred to as the "Stock Purchase."

                                   ARTICLE II

                                  The Closing

  2.1. Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 at 9:30 a.m. on the business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived (which, at Buyer's reasonable request, need not be prior to October 31, 1994), or at such other place or time as the parties may agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

  2.2. Deliveries by Seller. At the Closing, Seller will deliver the following to Buyer:

    (a) Stock certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

    (b) The resignations of all members of the Board of Directors of the Company and each of its subsidiaries as requested by Buyer;

    (c) The stock book, stock ledger, minute book and corporate seal of the Company; and

    (d) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

  2.3. Deliveries by Buyer. At the Closing, Buyer will deliver the following to
Seller:

    (a) The Purchase Price in accordance with Section 1.1 hereof; and

    (b) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

                                  ARTICLE III

                    Representations and Warranties of Seller

  Seller hereby represents and warrants to Buyer as follows:

  3.1. Corporate Organization; Etc. Each of the Seller and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not individually or in the aggregate have a material adverse effect on the assets, properties, liabilities, businesses, operations or financial condition of Seller and its subsidiaries taken as a whole, without taking into account the Toys Shares (a "Material Adverse Effect"). Each of the Seller and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect. Seller has made or will make available to Buyer accurate and complete copies of the charter and by-laws, as currently in effect, of Seller and each of its subsidiaries. The Company is a wholly owned subsidiary of Seller.

  3.2. Capitalization.

  (a) All of the outstanding shares of capital stock of the Company are and at all times on or prior to the Closing will be, directly or indirectly owned by Seller. All the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights or any other Encumbrances (as defined below) whatsoever. Except as set forth above, there are not, and at the Closing there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company or any other person or entity to issue, transfer or sell any of its securities.

  (b) Except as disclosed in Section 3.2 of the disclosure schedule delivered by Seller to Buyer (the "Disclosure Schedule"), Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of Seller's subsidiaries have been validly issued and are fully paid and nonassessable and are owned by either Seller or another of its subsidiaries free and clear of all

                                      A-2

Encumbrances. Except as set forth in Schedule 3.2 of the Disclosure Schedule there are not now, and at the Closing there will not be, any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities or other agreements, commitments (including pursuant to any employee benefit plan or arrangement) of any character relating to the issued or unissued capital stock or other securities of Seller or any of Seller's subsidiaries, or otherwise obligating Seller, any such subsidiary or any other person or entity to issue, transfer, sell, purchase, redeem, convert, exchange, register or vote any such securities. There are not now, and at the Closing there will not be, any voting trusts or other agreements or understandings to which Seller or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of Seller or any of its subsidiaries. Except as set forth above or in Section 3.2 of the Disclosure Schedule, there are no persons or entities (other than its subsidiaries) in which Seller or any of its subsidiaries has any voting rights or equity interests.

  (c) The consummation of the Stock Purchase will convey to Buyer good title to the Shares, free and clear of all Encumbrances of any nature whatsoever, except for those created by Buyer. For purposes of this Agreement, the term "Encumbrances" means any lien, claim, charge, proxy, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, preemptive or subscriptive right, restriction on transfer, covenant or other encumbrance or restriction of any kind.

  3.3. Authority Relative to this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. The consummation of the Stock Purchase does not require any approval by the shareholders of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby (including the execution and delivery of the Shareholder Proxy) for purposes of Section 912 of the New York Business Corporation Law.

  3.4. Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") no declaration, registration, qualification or filing with or notice to, no permit, authorization, consent or approval of, and no waiver or order from, any domestic or foreign Governmental Body, is necessary for the consummation by Seller of the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Governmental Body" shall mean any court, government (federal, state, local or foreign) (for all purposes of this Agreement, "foreign" shall include the Commonwealth of Puerto Rico and the U.S. Virgin Islands), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority. Neither the execution and delivery of this Agreement by Seller nor the consummation by the Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter or by-laws of Seller, the Company or any of their respective subsidiaries, (b) except as set forth in Section 3.4 of the Disclosure Schedule (with or without due notice or lapse of time or both), result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration) under, or require any approval or consent under, or result in any increase in any payment required by, or the loss, revocation, impairment, suspension or forfeiture of any rights, privileges or benefits under, or result in the creation or imposition of any Encumbrance upon any of the respective properties, assets or businesses of Seller or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, agreement or other instrument or obligation to which Seller or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) assuming that the filings referred to in the first sentence of this Section 3.4 are duly and timely made, violate any order, writ, injunction, decree, statute,

                                      A-3

treaty, rule or regulation applicable to Seller, any of its subsidiaries or any of their properties or assets, except (x) that Seller makes no representations in this Section 3.4 as to the leases relating to the Retail Operations and (y) in the case of (b) or (c) for violations, breaches or defaults which, in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

  3.5. Reports. The Seller has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since February 2, 1991 (collectively, the "SEC Reports"), all of which (as they may have been amended prior to the date hereof) have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. None of such forms, reports or documents (as they may have been amended prior to the date hereof), including, without limitation, any financial statements or schedules included therein, taken together with the related notes, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes and schedules) included in the SEC Reports fairly presents the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes and schedules) included therein fairly present the results of operations, changes in shareholders' equity and the changes in cash flows of the Seller and its consolidated subsidiaries for the respective fiscal years, except, in the case of interim financial statements, for normal year-end audit adjustments. Each of the financial statements (including the related notes and schedules) included in the SEC Reports has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein.

  3.6. No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedule and except with respect to the excluded liabilities set forth in Section 3.16 of the Disclosure Schedule, neither Seller nor any of its subsidiaries has any obligation or liabilities that would be required by GAAP to be reflected or reserved against in the balance sheet of Seller and its consolidated subsidiaries (and the related notes thereto) as if materiality with respect to such balance sheet was determined without reference to the Toys Shares except (a) liabilities reflected or reserved against in the balance sheet (and the related notes thereto) of Seller and its consolidated subsidiaries as of January 29, 1994, and (b) liabilities (absolute, accrued, contingent or otherwise) which were incurred since January 29, 1994 in the ordinary course of business and which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

  3.7. Absence of Certain Changes. Except as set forth in the SEC Reports filed prior to the date hereof or on Section 3.7 of the Disclosure Schedule, since January 29, 1994, neither Seller nor any of its subsidiaries has (a) suffered any Material Adverse Effect, except such (x) which occurred prior to the date hereof and generally affect the industry in which Seller operates or (y) which relate to the Toys Shares, or (b) conducted its business in any material respect not in the ordinary course of business consistent with past practice, except in connection with the transactions contemplated hereby and by the Toys Transaction, or (c) taken any action that, if taken after the date hereof, would constitute a breach of Section 5.1 hereof.

  3.8. No Default. Neither Seller nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or its by-laws, (b) except as set forth in Section
3.8 of the Disclosure Schedule, any note, bond, mortgage, deed of trust, indenture, license, agreement or other instrument or obligation to which Seller or any of its subsidiaries is now a party or by which they or any of their properties or assets may be bound or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its subsidiaries, which defaults or violations, in the case of clause (b) or (c), would, in the aggregate, have a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

  3.9. Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof, there is no action, suit, proceeding or, to the best knowledge of the Seller, investigation, pending or, to the best knowledge of

                                      A-4

the Seller, threatened involving Seller or any of its subsidiaries, at law or in equity, or before any Governmental Body, which in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.9 of the Disclosure Schedule, the businesses of Seller and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any domestic or foreign court or governmental entity, except for violations which in the aggregate do not and would not have a Material Adverse Effect.

  3.10. Taxes. Except as set forth in the Section 3.10 of the Disclosure
Schedule:

    (a) Seller or its subsidiaries have (i) within the time and manner prescribed by law, filed all material returns, declarations, reports, estimates, information returns and statements (collectively, "Tax Returns") required to be filed by Seller or its subsidiaries, other than those Tax Returns the failure of which to be filed would not have a Material Adverse Effect, and all such Tax Returns were true, complete and accurate in all material respects, and (ii) timely paid in full all Taxes that were shown as due and payable on such Tax Returns. There is no audit or other examination with respect to Taxes of Seller or its subsidiaries the adverse outcome of which would have a Material Adverse Effect, except as reserved against on Seller's consolidated balance sheet as of January 29, 1994.

    (b) Neither of Seller nor any of its subsidiaries has received any written notice of deficiency or proposed assessment from any governmental authority responsible for the collection or administration of Taxes (a "Taxing Authority") with respect to liabilities for Taxes which has not been fully paid or finally settled other than a notice of deficiency or proposed assessment for an amount of Taxes that would not have a Material Adverse Effect.

    (c) All Taxes that Seller or any of its subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and all such Taxes that are required to be paid or remitted to any Taxing Authority have been paid or remitted to the proper Taxing Authority, other than those Taxes, the failure of which to be so withheld, collected or remitted would not have a Material Adverse Effect.

    (d) There are no liens with respect to Taxes upon any of the assets of Seller or any of its subsidiaries other than for Taxes not yet due and payable.

    (e) Neither Seller nor any of its subsidiaries has made any payments, or will be obligated to make any payments as a result of the transactions described herein, that would not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

    (f) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, stamp, property or other taxes or charges, together with any interest and penalties, additions to tax or additional amounts imposed by any Taxing Authority.

  3.11. Employee Benefit Plans; ERISA.

  (a) Except as disclosed in Section 3.11 of the Disclosure Schedule, there is no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 412 of the Code, with respect to any Controlled Group Plan (as hereinafter defined) that is subject to such Sections. Except as disclosed in Section 3.11 of the Disclosure Schedule each Controlled Group Plan (as hereinafter defined) is and has been operated in material compliance with the presently applicable provisions of ERISA and the Code. Neither Seller, nor the Company nor any Controlled Group (as hereinafter defined) member has incurred any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation in connection with any Controlled Group Plan which is subject to Title IV of ERISA which has not been fully paid prior to the date hereof, other than liability for premiums

                                      A-5

due the Pension Benefit Guaranty Corporation (the "PBGC"), which premiums have been or will be paid when due. Except as set forth in Section 3.11 of the Disclosure Schedule, as of the most recent valuation date, the assets of each Seller Plan subject to Title IV of ERISA equal or exceed the current liabilities thereunder based on actuarial assumptions used in the last valuation of such assets and liabilities, and with respect to all Controlled Group Plans, Seller, the Company and Controlled Group members have timely made all contributions, premiums, or payments required, by law or by the terms of the Controlled Group Plan or any agreement. Except as set forth in Section 3.11 of the Disclosure Schedule, the Internal Revenue Service (the "IRS") has issued, with respect to each Seller Plan intended to be tax qualified under Sections 401(a) and 501(a) or Section 501(c)(9) of the Code, a letter determining that such Plan is qualified and its related trust is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code or Section 501(c)(9), respectively, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification and each Seller Plan which is intended to be qualified under Puerto Rico law or the Code is so qualified. Except as set forth in Section
3.11 of the Disclosure Schedule, no Controlled Group Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). No withdrawal has occurred and no withdrawal liability has been incurred by or asserted against Seller, the Company or any member of the Controlled Group with respect to any Controlled Group Plan which is a multiemployer plan. Attached to Section 3.11 of the Disclosure Schedule are copies of the most recent correspondence from all Controlled Group Plans that are multiemployer plans regarding the potential withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA with respect to such plans. As of the date of this Agreement, neither Seller nor any member of its Controlled Group has increased, or agreed to increase, its contributions to the District 65 Plan (as defined in Section 5.14(a) hereof) above the amount currently stated in the applicable collective bargaining agreement with respect to the District 65 Plan.

  (b) Section 3.11 of the Disclosure Schedule lists all Controlled Group Plans. With respect to all Seller Plans, accurate and complete copies of the Seller Plans and the summary descriptions, the most recent determination letters, annual reports on IRS Form 5500 and actuarial reports for the last 3 years, if applicable, collective bargaining agreements or other such contracts, and current ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing such plan, have been made available to the Buyer.

  (c) Each Controlled Group Plan that is a "group health plan" (as defined in Section 4980B of the Code) has been operated in material compliance with
Section 4980B of the Code at all times. Except as provided in Section 3.11 of the Disclosure Schedule and except as required by Section 4980B of the Code, the Seller, the Company and their respective subsidiaries do not maintain any plan that provides medical benefits or life insurance benefits in respect of any employees or former employees of Seller beyond their retirement. Except as set forth in Section 3.11 of the Disclosure Schedule, no Seller Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee, officer, director, or agent of Seller. The consummation of the transactions contemplated by this Agreement will not: (i) entitle any such individual to severance pay, unemployment compensation or other similar payment; (ii) accelerate the time of payment or vesting of any amount; (iii) increase the amount of compensation due to any such individual; or (iv) constitute a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code). Except as set forth in
Section 3.11 of the Disclosure Schedule, each Seller Plan to which ERISA section 4044 applies either permits distribution of residual amounts to the employer in accordance with ERISA section 4044(d) or may be amended to permit such distribution.

  (d) For purposes of this Agreement, "Controlled Group Plans" shall mean, collectively, all employee plans, practices and arrangements, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of ERISA), employee pension benefit plans, programs, arrangements or agreements, all health, medical, welfare, disability, life insurance, bonus, severance pay and other employee benefit or fringe benefit plans sponsored, maintained or to which contributions are made by (i) Seller or the Company or (ii) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), of which

                                      A-6

the Seller or the Company is a member (the "Controlled Group"). Each Controlled Group Plan sponsored, maintained by or to which Seller or the Company or its subsidiaries has at any time contributed is referred to individually as a "Seller Plan" or collectively as "Seller Plans."

  (e) None of the Seller, the Company or, to the knowledge of Seller, any other party, has engaged in a transaction with respect to a Seller Plan in connection with which Seller, the Company, Buyer, or any trustee or administrator of any Seller Plan or any such trust could be subject to either a material liability or civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code which has not been satisfied in full. Except as set forth in Section 3.11 of the Disclosure Schedule, no event has occurred that would subject Seller, the Company or Buyer to any material liability with respect to a Seller Plan for any penalty or tax arising under Section 4971, 4972, 4977, 4979, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. Except as set forth in Section 3.11 of the Disclosure Schedule, no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Seller Plan subject to Title IV of ERISA. Except as disclosed in
Section 3.11 of the Disclosure Schedule, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) with respect to Seller Plans pending, or to the knowledge of Seller or the Company, threatened, and Seller and the Company have no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course with respect to Seller Plans).

  (f) The Seller and each subsidiary is in compliance in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

  (g) Each Seller Plan which is intended to meet the requirements of Section 501(c)(9) of the Code provides no disqualified benefit (as such term is defined in Code Section 4976(b)). Each Seller Plan which is a welfare benefit plan (as defined in ERISA Section 3(1)) may be amended or terminated at any time.

  3.12. Store Names. Section 3.12 of the Disclosure Schedule sets forth a list of all material trade marks used by Seller and its subsidiaries in connection with the Retail Operations (the "Store Names"). As of the Closing, the Company and its subsidiaries will own or possess adequate licenses or other rights to use all Store Names. No claim is pending or, to the best knowledge of Seller, threatened to the effect that the rights of the Seller or any of its subsidiaries in or to any Store Name is invalid or unenforceable, except for such claims as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. No contract, agreement or understanding between the Seller or any of its subsidiaries and any party exists which would impede or prevent the use by the Company, its subsidiaries and their successors of the entire right, title and interest of the Seller and its subsidiaries in and to any of the Store Names, except for such contracts, agreements or understandings which would not, in the aggregate, have a Material Adverse Effect.

  3.13. Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule:

    (a) Seller and its subsidiaries hold, and are in substantial compliance with, all material permits, licenses and government authorizations required for Seller and its subsidiaries to conduct their respective businesses under local, state, federal and foreign laws and regulations relating to pollution and the discharge of materials into the environment ("Environmental Law"), and Seller and its subsidiaries are otherwise in compliance with all applicable Environmental Law, except where the failure to be in compliance would not have a Material Adverse Effect.

    (b) Neither Seller nor any of its subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar local, state or foreign law with respect to any on-site or off-site location. There is no Environmental Claim pending or, to the knowledge of Seller, threatened, against Seller or any of its subsidiaries or against any person or entity whose liability for such Environmental Claim Seller or any of its subsidiaries has assumed by contract or operation of law or for which any of Seller or its subsidiaries may otherwise be liable.

                                      A-7

    (c) Neither Seller nor any of its subsidiaries is subject to any judgment, decree or order relating to substantial compliance with, or the cleanup of regulated substances under, any applicable Environmental Law. None of Seller or any of its subsidiaries has Treated, Stored or, to Seller's knowledge, Disposed of significant amounts of any Hazardous Waste (as such capitalized terms are respectively defined in the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq.) on the subject properties.

    (d) For purposes of this Agreement, "Environmental Claim" means any claim, action or cause of action, of any person alleging potential liability (including, without limitation, potential liability for any investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Seller or any of its subsidiaries or (ii) any violation or alleged violation of any Environmental Law.

    (e) For purposes of this Agreement, "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

  3.14. Labor Relations. Section 3.14 of the Disclosure Schedule sets forth all collective bargaining agreements and amendments thereto, including by contract, memorandum or side letter, to which the Seller or any of its subsidiaries is a party, and any arbitration or court decision that materiality affects the terms of any such agreement or amendment. All payments and contributions required under such collective bargaining agreements and the amendments thereto, including but not limited to, wages, vacation, sick leave and holiday pay, and for employee benefits, including but not limited to, health and retirement benefits, have been made in all material respects in accordance with such collective bargaining agreements as amended. Except as set forth in Section
3.14 of the Disclosure Schedule, there is no unfair labor practice complaint or other proceeding against Seller or any of its subsidiaries pending before the National Labor Relations Board or any other federal, state or local administrative agency that deals with employment or employee safety-related matters which, if adversely decided, is reasonably likely to have a Material Adverse Effect. There is no labor strike, work stoppage or arbitration or any other proceeding pending or involving or, to the knowledge of Seller, threatened against Seller or any of its subsidiaries which is reasonably likely to have a Material Adverse Effect. To Seller's knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its subsidiaries.

  3.15. Brokers and Finders. Neither Seller nor any of its subsidiaries has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for the fees and expenses payable to Bear Stearns & Co. Inc. for investment banking services, which will be paid by Seller.

  3.16. Transfer of Assets and Liabilities. By the Closing, Seller will, in a manner reasonably acceptable to Buyer and in a manner which does not result in a material step-down in the basis of such assets or properties, have transferred to the Company or its subsidiaries all of the assets and rights held by the Seller and its subsidiaries as of immediately prior to such transfer, subject to all of the liabilities and obligations of Seller and its subsidiaries, other than the Shares and the Toys Shares and other than the liabilities and obligations set forth on Schedule 3.16 (the "Excluded Liabilities"). As a result of such transfer, the Company and its subsidiaries will hold all of the assets and rights held by Seller and its subsidiaries immediately prior to such transfer, other than the Shares and the Toys Shares (the "Excluded Assets") and will hold all of the liabilities and obligations of Seller and its subsidiaries, other than as set forth in Schedule 3.16. The parties hereto acknowledge that the receipt of a favorable private letter ruling from the IRS (the "IRS Ruling") is a condition to the consummation of the Toys Transaction. The parties hereby covenant and agree that they will take such steps as are necessary, including but not limited to amending this Agreement to provide that certain of the assets to be conveyed to the Company as contemplated herein will be so conveyed immediately after the Closing, to ensure that the IRS Ruling will be issued; provided, however, that any such steps will be effected in a manner that will not adversely affect Buyer or the Company in a material respect and otherwise

                                      A-8

reasonably satisfactory to Buyer. Notwithstanding the foregoing, Seller makes no representation as to the transfer of the Leases.

  3.17. Transfer of Employee Benefit Plans and Arrangements. By the Closing,
(a) the Seller will have transferred to the Company or its subsidiaries all the employees of the Seller, (b) the Seller will have caused the Company to assume all of the employment agreements between the Seller and any employee employed as of the Closing Date, (c) the Seller will have amended all of the Seller Plans so that (i) the Company shall be the "sponsor" or the "employer" with respect to all such Plans and, to the extent permitted by the applicable law, the Seller will cease to be the "sponsor" or the "employer" with respect to such Plans, and (ii) the Seller will have transferred to the Company or its subsidiaries all of the assets and rights of the Seller and its subsidiaries, subject to all of the obligations of the Seller and its subsidiaries, with respect to such Plans and (d) the Seller shall cause the Company or its subsidiaries to assume all of the obligations of the Seller and its subsidiaries, including but not limited to the obligation to make contributions, with respect to any multiemployer plans with respect to which the Seller or its subsidiaries has such obligations.

  3.18. Toys Acquisition Agreement. Each representation and warranty of Seller in the Toys Agreement was true and correct in all material respects when made.

  3.19. Ruling Request. All representations and statements of fact included in the request for the IRS Ruling (and any supplements or amendments thereto) (the "Ruling Request"), to the extent that they relate to the Seller or its subsidiaries, are true, complete and accurate in all material respects.

  3.20. Real Property.

  (a) Section 3.20 of the Disclosure Schedule sets forth (i) the location, parties, term, renewal options and certain other information for those leases or subleases of real property entered into for use in connection with the Retail Operations to which Seller or any of its subsidiaries is a party, whether as lessee, lessor, sublessee or sublessor (such leases and subleases, as so amended, modified, or supplemented are hereinafter collectively referred to as the "Leases", and the properties demised under the Leases are hereinafter collectively referred to as the "Leased Properties"), and (ii) those Leased Properties whereby the Seller or any of its subsidiaries has entered into an agreement permitting concessions or subtenants to operate thereon. Such Section of the Disclosure Schedule accurately sets forth in all material respects the information contained therein. True, complete and correct copies of the Leases (as amended, modified or supplemented to the date hereof) have been made available to Buyer. Seller or (if indicated on the Disclosure Schedule) one of its subsidiaries, as the case may be, holds its leasehold interest in each of the Leased Properties substantially in accordance with the provisions of the applicable Lease and free of all Encumbrances on such leasehold interest, except for Permitted Encumbrances (as defined in clause (e) below). Except as set forth in the Disclosure Schedule, to the knowledge of Seller, (i) all of the Leases are valid, binding and enforceable agreements, and are in full force and effect and grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant, subject to the Permitted Encumbrances; (ii) the current use and occupancy of the Leased Properties conform in all material respects to, and Seller has received no written notice of any material violation of, any applicable laws, statutes, rules, regulations and ordinances that might reasonably be expected to materially detract from or interfere with the present use, occupancy, or operation of the applicable Leased Property to the extent the same is an obligation of Seller pursuant to the applicable Lease; and (iii) there are no pending or threatened condemnation proceedings with respect to any of the Leased Properties. Except as identified in Section 3.20 of the Disclosure Schedule, Seller has received no notice of any material existing defaults (either on the part of the Seller or any of its subsidiaries, or to the knowledge of the Seller, any other party thereto) under any Lease, and no event has occurred (either on the part of the Seller or its subsidiaries, or to the knowledge of Seller, any other person or entity) which could reasonably be expected to result (other than in the ordinary course of business) in the modification, amendment or termination of any Lease or a material increase in the rent payable thereunder, except for any of the foregoing which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the applicable Lease or on any Leased Property.

                                      A-9

  (b) Section 3.20 of the Disclosure Schedule sets forth all real property used in connection with the Retail Operations of which Seller or any of its subsidiaries is the record or beneficial owner, and such real property is hereinafter referred to as the "Owned Real Property". Except as disclosed in the Disclosure Schedule, (i) to the best of Seller's knowledge, Seller or one of its subsidiaries, as the case may be, holds fee title to the Owned Real Property, free of all Encumbrances other than Permitted Encumbrances; (ii) to the best of Seller's knowledge, all improvements on the Owned Real Property, and the current use and occupancy thereof, conform in all material respects to, and Seller has received no written notice of any material violation of, any applicable zoning and other land use ordinances, and building codes or other applicable laws, statutes, rules, regulations and ordinances that might reasonably be expected to materially detract from or interfere with the present use, occupancy or operation of the applicable Owned Real Property; and (iii) no condemnation or eminent domain proceeding against any of the Owned Real Property is pending or, to Seller's knowledge, threatened.

  (c) Except as set forth in Section 3.20 of the Disclosure Schedule, none of the Owned Real Property or the Leased Properties is subject to any material lease, sublease, license or other agreement in which Seller grants to any other person any right to the use, occupancy or enjoyment of the Owned Real Property or the Leased Property or any part thereof. The Owned Real Property and the Leased Properties together constitute all interests in real property necessary to operate Seller's retail business substantially in the manner that it has been operated by Seller prior to the Closing.

  (d) Section 3.20 of the Disclosure Schedule sets forth (i) all of the Leases that require a Landlord Consent (as defined in Section 5.15(a) hereof) to the direct or indirect transfer of such Leases to the Company and/or the change of control of the Company upon the Closing of the Stock Purchase on the Closing Date or otherwise in connection with the Toys Transaction (hereinafter, the Stock Purchase and the Toys Transaction are collectively referred to as the "Purchase Transaction"), and (ii) all of the Leases that are Guaranteed Leases (as defined in Section 5.15(a) hereof).

  (e) As used herein, "Permitted Encumbrances" shall mean, collectively, (i) all statutory or other liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings; (ii) all mechanics', materialmen's, carriers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings; and (iii) all other defects in title or Encumbrances which do not materially detract from or materially interfere with the present use, occupancy or operation of the asset subject thereto or affected thereby.

  (f) For all purposes under this Agreement, Section 3.20 of the Disclosure Schedule shall be deemed to be amended to delete any Leases that expire in accordance with their terms (or otherwise terminate, with Buyer's prior written consent) between the date hereof and the Closing Date, provided that nothing in this subparagraph (f) is intended to modify any of Seller's obligations under
Section 5.1(g) hereof.

                                   ARTICLE IV

                    Representations and Warranties of Buyer

  Buyer hereby represents and warrants to Seller as follows:

  4.1. Organization; Etc. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority is not, in the aggregate, reasonably likely to have a Material Adverse Effect.

  4.2. Authority Relative to this Agreement. Buyer has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery

                                      A-10

of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all required action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

  4.3. Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, no declaration, registration, qualification or filing with or notice to, and no permit, authorization, consent or approval of, and no waiver or order from, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter, by-laws or similar organizational documents of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration) under, or require any approval or consent under, or result in any increase in any payment required by, or the loss, revocation, impairment, suspension or forfeiture of any rights, privileges or benefits under, or result in the creation or imposition of any Encumbrance upon any of the respective properties, assets or businesses of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) assuming that the filing referred to in the first sentence of this Section 4.3 is duly and timely made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of (b) and (c) for violations, breaches or defaults which are not in the aggregate reasonably likely to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

  4.4. Acquisition of Stock for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares except for any of the foregoing that would not require registration under the Act. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and/or any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws.

  4.5. Brokers and Finders. Neither Buyer nor any of its subsidiaries has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Financo, Inc. and Merrill Lynch & Co. for investment banking services, which will be paid by Buyer.

                                   ARTICLE V

                            Covenants of the Parties

  5.1. Conduct of Business of the Company. Except as contemplated by this Agreement, in connection with the Toys Transaction and the transactions contemplated thereby, as set forth in Section 5.1 of the Disclosure Schedule or with the prior consent of Buyer, during the period from the date of this Agreement to the Closing Date, each of Seller and its subsidiaries will use all reasonable efforts (a) to conduct its business and operations in the ordinary course of business consistent with past practice and (b) to preserve intact its properties, assets and business organizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially

                                      A-11

beneficial business relationships with it, in each case in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Seller will and will cause its subsidiaries to, during the period from the date of this Agreement to the Closing Date, consult and cooperate with Buyer with respect to any pending union contracts or collective bargaining agreements, and Seller will not, and will cause its subsidiaries not to, modify or enter into any collective bargaining agreements or amendments thereto, which would contain any greater restrictions than are contained in the collective bargaining agreements and amendments thereof listed on Schedule 3.14 to the Disclosure Schedule on the employer's right to close, remove or consolidate its operations or to subcontract or outsource bargaining unit work, or to lay off employees or to enhance the provisions regarding severance pay in such agreements or amendments. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or the transactions contemplated hereby or as required pursuant to the Toys Agreement or as set forth in Section 5.1 of the Disclosure Schedule, Seller will not, and will cause its subsidiaries not to, prior to the Closing, without the prior consent of Buyer:

    (a) declare, set aside or pay any dividend or distribution on any shares of common stock of the Seller, other than regular quarterly cash dividends not in excess of $.05 per share, or on any shares of common stock of any subsidiaries of Seller which are not wholly-owned subsidiaries;

    (b) redeem, purchase or otherwise acquire any outstanding Shares;

    (c) amend its charter or by-laws (or other comparable charter or governing documents);

    (d) incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse the obligations of any other Persons, except for indebtedness incurred in the ordinary course of business consistent with past practice, and except that Seller may borrow funds and pledge Toys Shares for the purpose of financing its working capital and capital expenditures in the ordinary course of business so long as the aggregate outstanding amount secured by such pledges does not, at any time, exceed during any period the amounts set forth in Section 5.1 of the Disclosure Schedule for such period (the "Working Capital Pledge");

    (e) (i) increase in any manner the rate or terms of compensation of any of its directors, officers or other employees, except as are contractually required or which have been agreed to or granted prior to the date hereof,
  (ii) pay or agree to pay any pension, retirement, allowance or other employee benefit not required or permitted by any existing Plan, Benefit Arrangement or other agreement or arrangement to any such director, officer or employee, whether past or present or (iii) terminate, amend or modify any Seller Plan or enter into any employee benefit plan, program or arrangement or any employment, severance, consulting or similar agreement, arrangement or plan; provided, however, that Seller and its subsidiaries may, after consulting with Buyer (but without any requirement to obtain Buyer's consent), in their discretion, amend such contracts or agreements prior to the Closing Date to increase the contribution rate to the District 65 Plan to 7% of the compensation of all employees covered by such contracts or agreements, such amendments to be effective as of July 1, 1994;

    (f) except in the ordinary course of business consistent with past practice, (i) sell, transfer or otherwise dispose of, any of its material property or assets, (ii) mortgage or encumber any of its material property or assets, except for the Working Capital Pledge, or (iii) acquire or purchase any material securities or assets of any person or entity or enter into any material joint venture or partnership;

    (g) enter into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice or, except as expressly permitted by
  Section 5.15(a) hereof, enter into any new Lease, or amend, modify, terminate or exercise or waive any renewal option under, or otherwise waive any material right under, any existing Lease;

    (h) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP) or any of its cash management practices or inventory management or purchasing practices;

                                      A-12

    (i) sell, transfer or otherwise dispose of any of its property or assets to Toys or any affiliate thereof other than the Excluded Assets or sell, transfer or dispose of any Toys Shares, other than as permitted by Section
  (d), above; or

    (j) agree to take any of the foregoing actions.

  5.2. No Solicitation. Seller agrees that none of it, any of its affiliates, any of its officers or directors, any of the officers or directors of any of its affiliates or any of the employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant) of Seller or any of such affiliates, officers or directors, shall continue, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any sale, lease or other disposition of, all or any significant portion of the Retail Operations, or the assets or any equity securities of Seller or any of its affiliates (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

  5.3. Access to Information.

  (a) From the date of this Agreement to the Closing, Seller will (i) give Buyer and its authorized representatives reasonable access to all books, records, stores, offices and other facilities and properties of Seller and its subsidiaries, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause its officers to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Seller and its subsidiaries as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as is consistent with the past behavior of the parties and will not interfere unreasonably with the operation of the business of Seller or its subsidiaries. Seller will consult with Buyer as to Seller's proxy statement to be distributed to Seller's stockholders in connection with a stockholders meeting to be convened to consider the approval of the Toys Transaction (the "Stockholders Meeting"). Seller will cooperate with Buyer with respect to Buyer's efforts to seek financing for the transactions contemplated hereby.

  (b) All such information and access shall be subject to the terms and conditions of the letter agreement dated November 17, 1993 (the
"Confidentiality Agreement"), between Buyer and Seller.

  5.4. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications, complying with or responding to any requests by governmental agencies and, in the case of Seller, promptly calling the Stockholders Meeting. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. At the Closing, if Toys shall simultaneously therewith execute and deliver the indemnification agreement attached as Exhibit B to the Toys Agreement, Seller and Buyer shall execute and deliver to Toys an indemnification agreement substantially in the form set forth as Exhibit A to the Toys Agreement, with such changes therein as the parties and Toys shall agree, and subject to the execution by Seller and Buyer of a mutually acceptable cross indemnity agreement to reflect the intent of the provisions of Section 5.5 hereof.

                                      A-13

  5.5. Limitation of Seller's Liabilities.

  Except as otherwise provided in Sections 5.12(c), 5.14, 5.18 and Article VI:

    (a) From and after the Closing Date, each of the Company and its subsidiaries shall, and hereby does, release, indemnify and hold Seller and the Liquidating Trust and each nonemployee director, other director in his capacity as such, and trustee thereof harmless from all obligations or liabilities whatsoever relating to the business, properties, assets, liabilities or obligations of the Company and its subsidiaries, including, but not limited to, obligations or liabilities relating to the Leases, but not including the Excluded Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged or asserted against or might otherwise be imposed on Seller or the Liquidating Trust or any of such persons. The Company and its subsidiaries will execute such additional agreements or instruments as may be requested by Seller, the Liquidating Trust or any of such persons in order to further evidence or implement the Company's and its subsidiaries' obligations under this
  Section 5.5. The Company and its subsidiaries will cooperate in good faith and will take such actions as Seller, the Liquidating Trust or any such persons reasonably request in connection with the foregoing, so long as none of the Company and its subsidiaries is obligated to spend any funds in connection therewith and such actions will not have an adverse effect on the business of the Company and its subsidiaries .

    (b) From and after the Closing Date, the Seller or the Liquidating Trust, as the case may be, hereby does release, indemnify and hold harmless each of Buyer and the Company and its subsidiaries and each of its respective nonemployee directors and each other director in his capacity as such from all Excluded Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged or asserted against or might otherwise be imposed on Buyer or any such persons. Seller or the Liquidating Trust, as the case may be, will execute such additional agreements or instruments as may be requested by Buyer in order to further evidence or implement Seller's and the Liquidating Trust's obligations under this Section 5.5. Seller or the Liquidating Trust, as the case may be, will cooperate in good faith and will take such actions as Buyer reasonably requests in connection with the foregoing, so long as neither Seller nor the Liquidating Trust is obligated to spend any funds in connection therewith and such actions will not have an adverse effect on Seller or the Liquidating Trust, as the case may be.

  5.6. Minimum Net Worth. At the Closing and for a period of one year following the Closing, (a) Buyer will or will cause the Company and its subsidiaries, or a subsidiary of Buyer which agrees to be bound (on terms reasonably acceptable to Seller) by this Agreement (as applicable, the "Guarantor"), to maintain, on a consolidated basis, a minimum net worth of not less than $150,000,000 (as determined in accordance with GAAP, but excluding goodwill), and (b) Buyer will not take, or cause to be taken, any actions that would have the effect of reducing the net worth of the Company and its subsidiaries below or, if applicable, the Guarantor below $150,000,000, including, without limitation, declaring dividends, except, in the case of either clause (a) or (b), to the extent a reduction of such minimum net worth results from losses incurred from continuing operations during such one year period.

  5.7. Public Announcements. Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

  5.8. Employee Matters. Immediately following the Closing Date, the employees of the Company as of the Closing Date ("Employees") shall be employed on substantially the same terms and conditions as, and shall be covered by benefit plans or arrangements which, in the aggregate, provide substantially equivalent benefits as were provided to the Employees immediately prior to the Closing Date. Such Employees shall receive credit for past service with the Company, the Seller or its subsidiaries for purposes of eligibility, participation, vesting, benefit accrual or entitlement under any such benefit plans and arrangements, including, but not limited to, satisfaction of any pre-existing condition exclusion under any such plan providing health care coverage. Nothing in this Section 5.8 will require the Buyer, the Company or any of its subsidiaries to maintain any plan or arrangement in effect, to continue to provide any level of benefits after the Closing or to maintain the employment of any Employee after the Closing.

                                      A-14

  5.9. Financing Participation. Any financing procured by the Buyer to purchase the Shares pursuant to this Agreement and to consummate the transactions contemplated hereby shall include an equity contribution by E.M. Warburg, Pincus & Co., Inc. and/or one or more of its affiliates in the amount of not less than $100 million; provided, however, such equity contribution may be reduced to the extent not necessary for the satisfaction of the condition set forth in Section 7.3(d).

  5.10. Toys Agreement. Seller agrees that it will not terminate the Toys Agreement or otherwise act or fail to take any action thereunder if the purpose for such termination, action or failure to act is the avoidance of its obligations hereunder.

  5.11. Buyer's Designee. (a) Buyer shall designate one or more third parties not affiliated with E.M. Warburg, Pincus & Co., Inc. (the "Designee") which will purchase an aggregate of 21% of the Shares at the Closing for $39.9 million, such that the aggregate price paid by such parties and Buyer will be $190 million. Such Designee will purchase such Shares on the same terms and conditions as Buyer, as if such party had also been Buyer, and all references herein to Buyer shall be deemed references to Buyer and such Designee. Each such Designee will enter into an agreement reasonably satisfactory to the Seller to effect the foregoing.

  (b) Under no circumstances shall any person or entity be named as a Designee if the result would be to cause E.M. Warburg, Pincus & Co., Inc. or any of its affiliates to be treated as a single employer with the Company or any of its subsidiaries within the meaning of Section 4001(b)(1) of ERISA.

  (c) The number of Shares to be purchased by Buyer (including any assignee of Buyer pursuant to Section 9.4 hereof, but not including any Designee) shall be decreased and the number of Shares to be purchased by the Designees shall be increased to the extent Buyer, in its sole discretion, deems necessary to prevent E.M. Warburg, Pincus & Co., Inc. or any of its affiliates from being treated as a single employer, within the meaning of Section 4001(b)(1) of ERISA, with the Company or any of its subsidiaries.

  5.12. Working Capital Pledge; Excluded Liabilities.

  (a) At, or substantially simultaneously with, the Closing, Buyer will or will cause the Company to repay the Company's Working Capital Pledge as of the Closing Date. Buyer and Seller will cooperate in connection therewith, including, without limitation by providing that to the extent that there is indebtedness owed to the Seller by the Company or any of its subsidiaries such indebtedness shall be contributed by Seller to the capital of the Company or such respective subsidiary immediately prior to the Closing.

  (b) At the Closing, Seller shall either, at its option (i) pay to the Company an amount equal to the amount of any Excluded Liabilities paid, incurred or assumed by the Company or any of its subsidiaries or paid by the Seller or any of its other subsidiaries on or prior to the Closing Date or (ii) decrease the Purchase Price by such amount.

  (c) Notwithstanding anything in Section 5.1(d) to the contrary, Seller may incur indebtedness to redeem or repurchase the Convertible Subordinated Debentures (the "Special Indebtedness"); provided however that all obligations (including all interest, costs, fees and expenses in connection therewith) shall be treated as Excluded Liabilities for all purposes hereof and shall be the sole responsibility of Seller and provided further that Buyer shall be satisfied that such incurrence of the Special Indebtedness and redemption or repurchase of the Convertible Subordinated Debentures shall not adversely affect Buyer, the Company or the subsidiaries or interfere with the transactions contemplated hereby.

  5.13. Inventory Audit. The Company shall have an audit of its inventory at August 27, 1994. Such inventory audit shall be performed by David Berdon & Co., certified public accountants ("Seller's Accountants"), in accordance with generally accepted auditing standards. Inventory shall be valued at that date in accordance with GAAP applied on a basis consistent with past GAAP practices used in the Company's year-end financial statements. A full and complete physical inventory shall be conducted as a

                                      A-15

part of this inventory audit at August 27, 1994, except that layaway inventory shall not be counted nor shall it be included in the value of inventory at August 27, 1994. Ernst & Young, independent public accountants ("Buyer's Accountants") and representatives of Buyer's financing sources shall be entitled to observe such physical inventory taking and meet with Seller's Accountants regarding the scope of their work and shall have access to all workpapers of Seller's Accountants in connection with the inventory audit at August 27, 1994. Seller shall deliver a report indicating the value of the inventory and the results of the physical inventory by no later than October 7, 1994 and Seller's Accountants shall make available their workpapers on such audit to Buyer as promptly as practical, but in any event by no later than October 9, 1994. Such audit is being done solely for the information of Buyer and the results of such audit shall have no consequences under this Agreement, other than a determination by Buyer as to the satisfaction of the conditions set forth in Article VII.

  5.14. Collective Bargaining Agreements; Withdrawal Liability.

  (a) As of the Closing Date, the Company shall assume all collective bargaining agreements to which Seller is a party (the "Collective Bargaining Agreements") and all of the rights, duties, responsibilities and obligations of Seller thereunder, including, without limitation, Seller's obligation to make continuing contributions to the District 65 Security Plan Pension Fund and any successors thereto (the "District 65 Plan") and to pay any District 65 Liabilities (as defined below).

  (b) If, at any time (whether or not prior to the date hereof or the Closing
Date) on or before the Cutoff Date (as defined below), (i) the Company or any of its subsidiaries withdraws from the District 65 Plan in a "partial withdrawal" or "complete withdrawal" (as those terms are defined in Title IV of ERISA and the regulations thereunder (collectively, "Title IV")), (ii) there is a "mass withdrawal" from or a "termination" of the District 65 Plan (as those terms are defined in Title IV), (iii) there is a failure to meet the minimum funding standard under Section 412 of the Code with respect to the District 65 Plan for any plan year that begins before the Closing Date, which failure is not waived by the IRS, or (iv) the District 65 Plan is in "reorganization" or is "insolvent" during a plan year or any portion of a plan year (as those terms are defined in Title IV), then there shall be an adjustment to the Purchase Price as set forth in subsection (c) below, based upon the extent to which payments are made by the Company or any of its subsidiaries or, after the Closing Date, any member of its Controlled Group (as defined in Section 3.11) with respect to the following amounts (the "District 65 Liabilities"): (A) any liability with respect to the District 65 Plan under Title IV with respect to an event described in clause (i) or clause (ii) above, which event occurs on or before the Cutoff Date; provided, however, that if an event described in clause
(i) occurs on or before the Cutoff Date and an event described in clause (ii) occurs after the Cutoff Date, then such liability shall be determined without regard to such event described in clause (ii); (B) any excise tax pursuant to
Section 4971 of the Code with respect to an event described in clause (iii) above, which tax is imposed on or before the Cutoff Date; (C) any contributions or other payments that are required to be made with respect to any plan year that ends on or before the Cutoff Date as a result of an event described in clause (iv) above, to the extent such contributions or payments exceed the amount that would have been required to be contributed or paid had no event described in clause (iv) above occurred; (D) any amounts paid to the District 65 Plan or the Pension Benefit Guaranty Corporation in settlement of any claim for payments described in clause (A) or clause (C) or in consideration for an agreement permitting the complete or partial withdrawal of the Company or any of its subsidiaries from the District 65 Plan; or (E) any amounts paid to the Internal Revenue Service in settlement of any claim for payments described in clause (B). The "Cutoff Date" means the end of the fifth full plan year of the District 65 Plan (as in effect as of the date of this Agreement) following the Closing Date (the "Original Cutoff Date") or such later date to which it is extended pursuant to the next sentence. The Cutoff Date shall be extended by the length of any period beginning on or before the Original Cutoff Date during which the District 65 Plan is insolvent or in reorganization, but in no event shall the Cutoff Date, as extended, be later than 12 months from the Original Cutoff Date.

  (c) Purchase Price Adjustment. (i) To the extent of the first $10 million of payments made with respect to the District 65 Liabilities, there shall be no adjustment to the Purchase Price pursuant to this Section 5.14.

                                      A-16

    (ii) After the first $10 million of payments have been made with respect to the District 65 Liabilities, Seller shall pay to Buyer (including the Designees), as an adjustment to the Purchase Price, $0.75 for each $1.00 of payments made with respect to District 65 Liabilities in excess of $10 million and less than or equal to $60 million. Such adjustment to the Purchase Price shall be paid to the Designees and the other Buyers in proportion to their respective shares of the Purchase Price, and shall be payable as and when payments with respect to the District 65 Liabilities are made, except to the extent that Seller makes arrangements satisfactory to Buyer for prepayment of such adjustment (including without limitation by the defeasance of such adjustment to the Purchase Price with obligations of the U.S. government). The adjustment to the Purchase Price shall be payable regardless of whether any District 65 Liability is incurred as a result of any action (or inaction) by the Company, the Buyer or any of their respective subsidiaries and Controlled Group members; provided, that Buyer shall consult with Seller before Buyer, the Company or any of their respective Controlled Group members voluntarily withdraws from the District 65 Plan (but without any requirement to obtain Seller's consent).

    (iii) After $60 million of payments have been made with respect to the District 65 Liabilities, there shall be no further adjustment to the Purchase Price pursuant to this Section 5.14.

  (d) If this Agreement shall be terminated without the consummation of the Closing, Seller shall indemnify Buyer, the Designees, all members of their respective Controlled Group, and all of their respective affiliates and hold them harmless from and against any liabilities arising out of or relating to the District 65 Plan, including, without limitation, any liabilities that would have been District 65 Liabilities if the Closing had been consummated.

  (e) Except to the extent of the Seller's obligation to pay the adjustment to the Purchase Price provided for above, after the Closing, the Company and its subsidiaries shall indemnify Seller and hold it harmless from and against any liability assumed by the Company pursuant to Section 5.14(a) above, as well as for reasonable costs and expenses incurred by Seller in connection therewith.

  5.15. Store Lease Transfers.

  (a) Prior to the Closing, Seller shall use good faith and reasonable efforts
(i) to transfer, directly or indirectly, each of the Leases to the Company by assignment or stock transfer, (ii) to obtain any fully executed, written consents and approvals from the Landlords under the Leases (each, a "Landlord") that may be required with respect to such direct or indirect transfer of the Leases to the Company and otherwise in connection with the consummation of the Purchase Transaction (each, a "Landlord Consent"), and (iii) to obtain sufficient Guaranty Releases (hereinafter defined) so as not to give rise to a right of Seller to terminate the Toys Agreement pursuant to Section 10.1.10 thereof. A "Guaranty Release" shall mean an instrument that releases Seller and any subsidiary of Seller that will be merged into Seller in connection with the Toys Transaction from their respective liabilities under any Lease (each, a "Guaranteed Lease") in which Seller or any such subsidiary is the tenant and/or has delivered a guaranty, surety agreement or similar instrument to the Landlord under such Lease. Seller shall promptly provide Buyer with (i) copies of all fully executed and delivered Landlord Consents and Guaranty Releases after the same shall have been received by Seller, and (ii) any additional information as may be reasonably requested by Buyer with respect to the status of Seller's efforts to obtain such Landlord Consents and Guaranty Releases prior to or following the Closing Date, including, without limitation, copies of any written status reports prepared by Jones Lang Wootton Realty Advisors. In no event shall Seller, without Buyer's prior written consent, enter into any Landlord Consent or Guaranty Release that results in or effects a new real estate transaction or a Lease amendment, modification or supplement or a waiver of any provisions of a Lease (each, a "Lease Change"), other than any Lease Change relating to the tenant's ability to transfer a Lease or be released from liability that is no less favorable to the tenant than the original Lease provision regarding Lease transfers or releases.

  (b) Both before and after the Closing, Buyer and Seller shall cooperate with each other in attempting to obtain additional Landlord Consents and Guaranty Releases, however, neither party shall be obligated to expend any sums or incur any additional obligations in connection therewith.

                                      A-17

  (c) If Seller anticipates that it may not obtain certain Landlord Consents prior to the Closing Date, Seller shall so notify Buyer, and Seller and Buyer shall endeavor in good faith to reach agreement as to how to proceed with respect to each such Lease for which a Landlord Consent has not been obtained by the Closing Date (each, a "Non-Consented Lease"). Seller agrees that, upon Buyer's request, Seller or the Liquidating Trust shall retain (or cause an appropriate subsidiary to retain), for a period of time requested by Buyer after the Closing, any tenant's interest in a Non-Consented Lease in order to prevent an immediate default under such Non-Consented Lease, if and only to the extent that such action is consistent with the consummation of the Toys Transaction. In such event, Seller shall enter into an interim management, license, occupancy or use agreement with the Company (or a subsidiary thereof) that would entitle the Company (or a subsidiary thereof), to the greatest extent possible, to exercise and enjoy all of the substantive rights and privileges of the lessee under the Non-Consented Leases (or certain of them) and to receive the income therefrom during the period that Seller, the Liquidating Trust or an appropriate subsidiary is holding the Non-Consented Leases in question. At the end of the term of such management or other agreement, or at such earlier time as the Company (or its subsidiary) shall elect by written notice to Seller, Seller shall cause the Non-Consented Lease or Non-Consented Leases in question to be transferred to the Company or one of its subsidiaries.

  5.16. Additional Covenants Regarding Leases.

  (a) In furtherance and not in limitation of Section 5.5 hereof, Buyer will cause Guarantor or the Company and its subsidiaries, as applicable, to:

    (i) to the extent required to obtain a Landlord Consent and/or a Guaranty Release either before or after the Closing, execute (A) an assignment and assumption of lease agreement pursuant to which the Company or one of its subsidiaries assumes the obligations of the Tenant under any Lease and is otherwise in form and substance reasonably acceptable to Buyer, the Company and its subsidiaries, and (B) a guaranty agreement with respect to each of the Guaranteed Leases in existence on the date hereof or which are entered into with Buyer's consent between the date hereof and the Closing, such guaranty to be executed by a Guarantor meeting the requirements of Section
  5.6 hereof and to be substantially in the standard form approved by Buyer prior to the date hereof, or in the form of the existing guaranty of such Lease except to the extent such existing guaranty contains representations, covenants or other terms or provisions either (A) with which the Company or its applicable subsidiary would be reasonably unable to comply, or (B) which would be reasonably expected to be breached upon consummation of the Purchase Transaction; and

    (ii) refrain from exercising a renewal option or otherwise extending the term of a Guaranteed Lease without first obtaining a Guaranty Release therefor; provided, however, in the event a Guaranty Release is not obtained and Buyer, the Company or its applicable subsidiary wishes to exercise a renewal option or otherwise extend the term of the Guaranteed Lease, then Buyer, the Company or its applicable subsidiary shall have the option of providing as security to Seller prior to any renewal of a Guaranteed Lease an irrevocable letter of credit in an amount and in such form as is reasonably satisfactory to Seller or such other form of security as is reasonably satisfactory to Seller and for which Buyer evidences to Seller's reasonable satisfaction that such form of security (whether it is a letter of credit or otherwise) can in no way be affected by the bankruptcy, reorganization or insolvency of Buyer, the Company, or its subsidiaries or otherwise be attached by creditors of the same.

  (b) Seller agrees that, from and after the Closing Date, and upon the request and at the sole cost and expense of the Company or the applicable subsidiary, Seller shall take such reasonable actions as may be necessary to prevent a default under a Non-Consented Lease to the extent such actions are not susceptible of being taken by the Company, provided that such actions shall not otherwise materially adversely affect Seller or have an adverse effect on the Toys Transaction.

  5.17. Excluded Liabilities. On or prior to the Closing Date, Seller shall provide in a manner reasonably satisfactory to Buyer for the payment in full by Seller and the Liquidating Trust to Buyer, the Company and its subsidiaries of the Excluded Liabilities (to the extent not previously paid) in a manner adequate to provide

                                      A-18

for the collection of the Excluded Liabilities, taking into account the assets and other liabilities of the Liquidating Trust (which in the case of the Excluded Liabilities arising pursuant to Section 5.14 shall include the provision for the payment in full by means of an irrevocable letter of credit, a holdback of a portion of the Purchase Price, a first priority, perfected lien in collateral with adequate assurances as to value or comparable security or other comparable arrangements reasonably acceptable to Buyer).

  5.18. Additional Covenant Regarding Employee Benefit Plans. The Seller will reimburse the Company for any costs and expenses (including, without limitation, contributions to the Petrie Stores Corporation 401(k) Savings Plan ("Savings Plan") and attorneys' fees) incurred by the Company which are reasonably necessary, in accordance with a written opinion of Company's legal counsel, to ensure that the facts set forth in Section 3.11 of the Disclosure Schedule with respect to the exclusion of employees based in Puerto Rico from coverage under the Savings Plan do not result in disqualification of the Savings Plan; provided, however, that in no case will the amount paid by the Seller pursuant to this Section 5.18 exceed a total of $250,000.

                                   ARTICLE VI

                                  Tax Matters

  6.1. Tax Returns, Payments of Taxes, Transfer Taxes, Refunds and Withholding.

  (a) Seller shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns of or which include the Company or any subsidiaries of the Company (including any amendment thereto), that are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date and shall pay all Taxes shown as due on such Tax Returns. Except as otherwise provided in subsection (b) hereof, without relieving Seller of its obligation to file any Tax Return under the Code subsequent to the Closing, Buyer shall prepare and file or shall cause to be prepared and filed on a timely basis, all Tax Returns of the Company or any subsidiaries of the Company that are due to be filed after the Closing Date and shall pay, or shall cause to be paid, all Taxes shown as due on such Tax Returns.

  (b) Seller and the Liquidating Trust shall, and hereby do, indemnify and hold Buyer, the Company and the Company's subsidiaries harmless against (x) the failure to be true in any material respect of any representations and statements of fact included in the Ruling Request, to the extent that they relate to the Seller or its subsidiaries, and (y) (i) Taxes of Seller or its subsidiaries or any reduction in losses, deductions, credits or similar items of tax benefit but excluding any reduction in the tax basis of assets ("Tax Benefits") of the Company or any of its subsidiaries arising from the transfer, as contemplated by Section 3.16 hereof, to the Company and its subsidiaries of assets and liabilities of Seller and certain of its subsidiaries and the stock of other subsidiaries of Seller and (ii) any Taxes of Seller or its subsidiaries or any reduction in Tax Benefits of the Company or its subsidiaries arising out of or relating to (A) the Toys Shares or the Toys Transaction, and (B) the sale or other disposition by Seller of any Toys Common Stock or stock or assets of the Seller or its subsidiaries subsequent to the Closing not acquired or owned subsequent to the Closing by Buyer, Company or Company's subsidiaries. Buyer and the Company shall, and hereby do, indemnify and hold Seller and the Liquidating Trust harmless against any and all other Taxes imposed on the Seller, the Company, or any subsidiaries of the Company, whether or not such Taxes arose prior or subsequent to the Closing, except Taxes imposed upon Seller or subsidiaries of Seller subsequent to Closing that are attributable to any taxable period after the Closing Date. For purposes of the preceding sentence, the taxable period to which any Tax is deemed to be attributable will be determined by treating the period ending on the Closing Date as a separate taxable period for purposes of all Taxes.

  (c) All transfer Taxes (including, but not limited to, all stamp duties in respect of the transfer or sale of all the stock of the Company or its subsidiaries) incurred in connection with the transactions contemplated by this Agreement, other than those Taxes described in subsection (b) hereof, will be borne equally by Buyer and Seller. The party required by law to do so will, at its own expense, file all necessary Tax Returns and

                                      A-19

other documentation with respect to any such transfer Taxes, and, if required by applicable law, the other party will join in the execution of any such Tax Return or other documentation.

  (d) Any refund of Taxes that is received by Buyer, the Company, or any of the Company's subsidiaries with respect to a Tax for which Seller is liable pursuant to subsection (b) hereof shall be for the account of Seller, and to the extent that Buyer, the Company or any of the Company's subsidiaries receive any such refund after the Closing Date with respect to any such Tax, the recipient shall pay Seller the amount of such refund within 30 calendar days after the receipt thereof. Any refund of Taxes of the Company or any of its subsidiaries for which Seller is not liable pursuant to subsection (b) hereof or any reduction in the tax liability of Seller attributable to any adjustment of tax liability or tax attributes (including basis adjustments of assets) of the Company or its subsidiaries for taxable periods for which Buyer has indemnified Seller that is received by Seller, Toys or the Liquidating Trust shall be for the account of Buyer, and Seller shall pay to Buyer the Company or to the appropriate subsidiary of the Company the amount of such refund or reduction in tax liability within 30 calendar days after the receipt thereof.

  (e) Seller shall not make an election under Treasury Reg. (S) 1.1502-20(g) to reattribute losses of the Company or its subsidiaries to Seller as a result of the disposition of the Company and its subsidiaries to Buyer pursuant to this Agreement.

  (f) Seller and Buyer agree that for tax purposes the Purchase Price plus any relevant liabilities assumed or taken subject to shall be allocated among the stock or any assets transferred to the Company pursuant to Section 3.16 in accordance with the allocation schedule ("Allocation Schedule") proposed by Buyer prior to Closing which in the event that the Allocation Schedule gives rise to an indemnity obligation of Seller to Buyer pursuant to Section 6.1(b)(y)(i), is reasonably acceptable to Seller. Buyer, Company and Seller shall each report the transactions contemplated hereby for federal income tax and all other tax purposes (including, without limitation, for purposes of Section 1060 of the Code) and on a timely filed Form 8594 in a manner consistent with the Allocation Schedule.

  6.2. Control of Contest.

  (a) Buyer shall have the right, at its own expense, to control any audit or examination by any Taxing Authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for all taxable periods of the Company and its subsidiaries; provided, however, that Seller (or the Liquidating Trust or any agent or successor thereof) shall have the exclusive right to contest, resolve or defend against any assessment, notice of deficiency, or other proposed adjustment of Taxes with respect to any liability for Tax for which Seller is liable pursuant to subsection 6.1(b) hereof. No party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment of Taxes that would adversely affect the interest of another party without such other party's written consent, which consent shall not be unreasonably withheld.

  (b) Buyer shall forward promptly, and shall cause the Company and all of its subsidiaries to forward promptly, to Seller (or the Liquidating Trust) all written notifications and other communications received by Buyer, the Company, or any of its subsidiaries, relating to any liability for Taxes for which Seller is liable pursuant to subsection 6.1(b) hereof. Seller (or the Liquidating Trust) shall promptly forward to Buyer or to the Company all written notifications and other communications received by the Seller (or the Liquidating Trust) relating to any other liability for Taxes. The failure by either party to provide, or to cause any other party to provide, any such written notice or other communication to the other party (the "Indemnifying Party") shall relieve the Indemnifying Party from its obligation for indemnification with respect to the subject matter of any such communication or notification not forwarded if and only to the extent that the Indemnifying Party incurs additional expenses or Tax liabilities or is otherwise damaged by such failure be provided with such communication or notice.

                                      A-20

  6.3. Access to Information and Retention of Records.

  (a) Buyer, the Company, and the Company's subsidiaries shall provide Seller with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant for the preparation of any Tax Returns, any audit or other examination by any Taxing Authority, the filing of any claim for a refund of Tax or for the allowance of any Tax Credit, or any judicial or administrative proceedings relating to a liability for Taxes for which Seller is responsible pursuant to subsection 6.1(b) hereof.

  (b) For a period of seven years from the Closing Date, the Buyer, the Company, and the Company's subsidiaries shall not dispose of or destroy any of the business books or records of the Company and the Company's subsidiaries relating to Taxes for which Seller is responsible pursuant to subsection 6.1(b) hereof, and thereafter shall not dispose of or destroy any such books or records without first offering by written notice to turn over possession thereof to Seller (or to the Liquidating Trust or any agent or successor thereof) at least thirty (30) days prior to the proposed date of such disposition or destruction.

                                  ARTICLE VII

                Conditions to Consummation of the Stock Purchase

  7.1. Conditions to Each Party's Obligations to Consummate the Stock Purchase. The respective obligations of each party to consummate the Stock Purchase is subject to the satisfaction of the following conditions:

    (a) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity which remains in effect and prohibits or restricts the consummation of the Stock Purchase; and

    (b) Any waiting period applicable to the Stock Purchase under the HSR Act shall have terminated or expired.

  7.2. Further Conditions to Seller's Obligations. The obligations of Seller to consummate the Stock Purchase are further subject to satisfaction or waiver of the following conditions:

    (a) The Company and its subsidiaries or the Guarantor, as applicable, shall have, and immediately following the Closing shall continue to have, on a consolidated basis, a minimum net worth of not less than $150,000,000 as determined in accordance with GAAP, but excluding goodwill;

    (b) The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except as otherwise provided in this Agreement);

    (c) Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

    (d) Seller shall have received a private letter ruling from the Internal Revenue Service in a form reasonably satisfactory to Seller, to the effect that the Toys Transaction will not give rise to the recognition by Seller or its shareholders of a material amount of taxable income and the representations made by Toys in the request for such ruling shall be true and correct in all material respects;

    (e) All conditions to the consummation of the Toys Agreement shall have been, or shall substantially simultaneously be, satisfied or waived; and

    (f) The shareholders of Seller shall have approved the disposition of the Retail Operations by the affirmative vote of two-thirds of all outstanding shares of Seller entitled to vote thereon.

                                      A-21

  7.3. Further Conditions to Buyer's Obligations. The obligation of Buyer to effect the transactions contemplated hereby are further subject to the satisfaction or waiver of the following conditions:

    (a) Seller shall have obtained sufficient Landlord Consents to enable Seller to cause or have caused the following number of Leases to be directly or indirectly transferred to the Company and the Shares of the Company to be transferred to Buyer without causing a default under such transferred Leases (either because Landlord Consents were obtained or consent of the Landlords to such transactions were not required):

      (i) Leases for Winkelman's Stores (hereinafter defined) that generated, in the aggregate, at least 80% of the total Adjusted Store Sales (hereinafter defined) for all Winkleman's Stores and at least 80% of the total Adjusted Store Contributions (hereinafter defined) for all Winkelman's Stores (in each case excluding revenues from the sale of shoes);

      (ii) Leases for G&G Stores (hereinafter defined) that generated, in the aggregate, at least 80% of the total Adjusted Store Sales for all G&G Stores and at least 80% of the total Adjusted Store Contributions for all G&G Stores; and

      (iii) Leases for Petrie Core Stores (hereinafter defined) that generated, in the aggregate, at least 80% of the total Adjusted Store Sales for all Petrie Core Stores and at least 80% of the total Adjusted Store Contributions for all Petrie Core Stores.

  "G&G Stores" and "Winkleman's Stores" as used herein shall mean the Stores designated as such on Section 3.20 of the Disclosure Schedule, and "Petrie Core Stores" shall mean all other stores in said Section of the Disclosure Schedule. "Adjusted Store Sales" means net sales for each Store for the fiscal year ended January 30, 1993 as determined in accordance with GAAP and reported on Seller's store profit and loss statements all as shown on
  Section 3.20 of the Disclosure Schedule. For each Store that opened during or after fiscal year 1993, Adjusted Store Sales will be the net sales generated by such Store during the last four fiscal quarters of operation through July 30, 1994. If such Store has not been open for four quarters as of July 30, 1994, then Adjusted Stores Sales for such Store will be the net sales generated for such shorter stub period through July 30, 1994. "Adjusted Store Contribution" means operating income for each Store for the fiscal year ended January 30, 1993 as determined in accordance with GAAP and reported on Seller's store profit and loss statements, and as adjusted for the addback of all corporate overhead allocations charged to the Store and the addback of all depreciation and amortization expenses incurred by the Store, all as shown on Section 3.20 of the Disclosure Schedule. For Stores which opened during or after fiscal year 1993, Adjusted Store Contribution will be computed through the last four fiscal quarters of operation ended July 30, 1994. If such Store has not been open for four quarters as of July 30, 1994, then Adjusted Store Contribution for such Store will be for such shorter stub period through July 30, 1994. The total Adjusted Store Sales and the total Adjusted Store Contributions for a particular division shall be deemed to be the aggregate Adjusted Store Sales or Adjusted Store Contributions, as the case may be, for all Stores in the division in question that were open as of July 30, 1994, and Adjusted Store Sales and Adjusted Store Contribution of any Store not remaining open through July 30, 1994 shall be disregarded for purposes of this Section 7.3(a).

    In addition to meeting the condition set forth above in this Section 7.3(a), Seller shall have obtained any consents which may be required to transfer all of the Owned Real Property and Leased Properties other than the Stores (e.g., warehouses, distribution centers and offices), excluding the office lease for space in the building commonly known as the Eastern Columbia Building located in Los Angeles, California in the event Seller fails to obtain a Landlord Consent therefor, despite having acted in good faith and used reasonable efforts to obtain such Landlord Consent.

    (b) The representations and warranties, including as to the transfer of assets and rights to the Company and its subsidiaries as contemplated by
  Section 3.16 hereof, of Seller contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except as otherwise provided in this Agreement);


                                      A-22

    (c) Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

    (d) Buyer shall have obtained equity financing to purchase the Shares, to provide for liabilities and otherwise to consummate the transactions contemplated by this Agreement on terms and from investors acceptable to Buyer in its sole discretion. Buyer shall have obtained a working capital facility for the Company and any other debt financing necessary to consummate the transactions contemplated hereby in an amount and on terms and from financial institutions satisfactory to Buyer in its sole discretion;

    (e) Either (i) Seller shall have received a private letter ruling from the Internal Revenue Service in a form reasonably satisfactory to Buyer, to the effect that the Toys Transaction will not give rise to the recognition by Seller or its shareholders of a material amount of taxable income, and the representations made by Seller and Toys in the request for such private letter ruling (and any supplements or amendments thereto) shall be true and correct in all material respects or (ii) in the event that such ruling has not been received and Seller has waived the condition set forth in Section 7.2(d) hereof, Seller shall have covenanted pursuant to an agreement reasonably satisfactory to Buyer that it will not consummate the Toys Transaction or any other transaction involving the direct or indirect disposition of all or any portion of the Toys Shares (whether or not intended to be a tax-free reorganization with respect to Seller) within the taxable year of Seller in which the Closing occurs except with the consent of Buyer, such consent not to be unreasonably withheld; and

    (f) Buyer shall be reasonably satisfied that Seller shall have made or will make adequate provision for its remaining liabilities and obligations, including the Excluded Liabilities and the amount to be held in escrow and trust in connection with Seller's liquidation; Buyer shall be reasonably satisfied with all determinations made pursuant to Sections 8.2.1 and 8.2.2 of the Toys Agreement.

                                  ARTICLE VIII

                          Termination and Abandonment

  8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

    (a) by mutual written consent of Seller and Buyer;

    (b) by Seller or Buyer at any time after January 31, 1995 (or such later date to which the Toys Agreement (or another substantially equivalent agreement with Toys) shall have been extended if Buyer notifies Seller within five business days of notice after January 1, 1995 of such extension that this Agreement shall be so extended, unless Seller, within five business days of Buyer's notice reasonably determines that there is a substantial likelihood that Buyer will not be able to satisfy the condition set forth in Section 7.3(d) hereof) if the Closing shall not have occurred by such date;

    (c) by Seller within 10 days of the termination of the Toys Agreement, provided that if Seller does not so terminate following the termination of the Toys Agreement, the conditions set forth in Sections 7.2(d) and (e) hereof shall thereupon be deemed waived by Seller; or

    (d) by Seller or by Buyer, if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

  8.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void and of no further effect, without any liability on the part of any party or its directors, officers, employees, agents or stockholders, other than the provisions of

                                      A-23

Section 5.3(b), 5.14(d) and 9.10. Nothing in this Section 8.2 shall relieve any party from any liability for any willful breach of this Agreement.

                                   ARTICLE IX

                            Miscellaneous Provisions

  9.1. Non-Survival of Representations and Warranties. Each and every representation and warranty contained in this Agreement shall expire with, and be terminated and extinguished by, the Closing or the termination of this Agreement pursuant to Section 8.1 hereof, and thereafter neither Seller nor Buyer nor any officer, director, employee, shareholder or representative thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

  9.2. Amendment and Modification. This Agreement may be amended or modified at any time by the parties hereto, pursuant to an instrument in writing signed by both parties.

  9.3. Extension; Waiver. At any time prior to the Closing Date, the party entitled to the benefit of any respective term or provision hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party entitled to the benefits of such extended or waived term or provision.

  9.4. Entire Agreement; Assignment; Alternate Structure. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise by either party hereto without the prior written consent of the other party; provided, however, that Seller may assign its rights and obligations hereunder to the Liquidating Trust provided further that Buyer may assign its rights and obligations hereunder so long as such assignment does not cause a default under any Leases or have an adverse effect on the condition set forth in Section 7.3(a) hereof, and subject to the limitation set forth in Section 5.11, provided that no such assignment shall relieve Buyer of its obligations hereunder. In addition, the parties shall cooperate in considering alternative structures for the transactions contemplated hereby, including by way of example, structuring the Stock Purchase as a merger or similar transaction or structuring the Stock Purchase as the purchase of shares of common stock and preferred stock, provided that any such alternative structure is reasonably acceptable to such parties. In the event of such a modification of the structure, the parties shall execute an appropriate amendment to this Agreement (including representations, warranties, covenants and other pertinent provisions to the extent appropriate in light of such other structure) providing for such alternative structure and for other provisions consistent with the foregoing.

  9.5. Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  9.6. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the other parties at the following addresses or telecopy numbers:

                                      A-24

  (a)if to Seller, to

    Petrie Stores Corporation
    70 Enterprise Avenue
    Secaucus, NJ 07094
    Telecopy: (201) 866-2355
    Attention: Peter A. Left

    with a copy to

    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, New York 10022
    Telecopy: (212) 735-2001
    Attention: Alan C. Myers

  (b)if to Buyer, to

    WP Investors, Inc.
    c/o E.M. Warburg, Pincus & Co.
    466 Lexington Avenue
    New York, NY 10017
    Telecopy: (212) 878-9351
    Attention: Errol M. Cook

    with a copy to

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Telecopy: (212) 403-2000
    Attention: Stephanie J. Seligman

  9.7. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof.

  9.8. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

  9.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  9.10. Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1 following the occurrence of one of the following: (i) a material breach by Seller, (ii) Seller's failure to obtain the lease consents contemplated by Section 7.3(a), (iii) the IRS not having issued the private letter ruling contemplated by Section 7.2(d), (iv) the failure to be satisfied of any of the conditions set forth in Section 7.3(b), (c) or (e)(ii), (v) the failure to be satisfied of the condition set forth in Section 7.2(f) (unless waived by Seller), (vi) the failure to be satisfied of any of the conditions set forth in Section 7.2(e) unless such condition shall not be satisfied due to the Disposition (as defined in the Toys Agreement) not being consummated as contemplated by Section 9.1.5 of the Toys Agreement, (vii) the failure to be satisfied of the condition set forth in Section 7.3(d), unless the termination of this Agreement is at least 45 days following the later of (A) the receipt of

                                      A-25

the private letter ruling contemplated by Section 7.2(d) (or the waiver by Seller of such condition) and (B) the time Seller notifies the Buyer that it has waived the termination right set forth in Section 10.1.10 of the Toys Agreement or (viii) the termination of the Toys Agreement, unless (x) the termination of this Agreement is at least 45 days following the later of (A) the receipt of the private letter ruling contemplated by Section 7.2(d) (or the waiver by Seller of such condition) and (B) the time Seller notifies the Buyer that it has waived the termination right set forth in Section 10.1.10 of the Toys Agreement, (y) provided that the preceding clause (x) shall not apply if prior to the termination of this Agreement, Buyer shall have waived the condition set forth in Section 7.3(d) upon at least three business days notice (delivered following the termination of such 45 day period) that Seller will terminate this Agreement, then, so long as Buyer is not in material breach of its obligations hereunder, Seller shall, promptly following such termination, reimburse Buyer for its reasonable, documented out-of-pocket expenses, paid, incurred or assumed, by or on behalf of Buyer or its affiliates (including, without limitation, fees and expenses of its advisors, financing sources, counsel and accountants) in connection with or relating to the transactions contemplated hereby; provided, however, that Buyer has not been previously reimbursed for such expenses and that the amount payable under this Section
9.10 shall not exceed $5 million, provided, that if Seller so consents in connection with commitment or similar fees paid to Buyer's financing sources, the aggregate amount payable under this Section 9.10 may be up to, but shall not exceed, $6 million.

  9.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person (other than the Liquidating Trust) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, provided that the persons named in Section 5.5 may enforce the provisions of such section against Buyer and Seller and the Liquidating Trust, as the case may be.

  9.12. No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

  9.13. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy at law or equity.

                                      A-26

  In Witness Whereof, each of the undersigned has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

                                          Petrie Stores Corporation

                                                   /s/ Allan Laufgraben
                                          By: _________________________________
                                            Name:Allan Laufgraben
                                            Title:President--CEO

                                          WP Investors, Inc.

                                                  /s/ Reuben S. Leibowitz
                                          By: _________________________________
                                            Name:Reuben S. Leibowitz
                                            Title:Vice President

                                      A-27

                AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

  This AMENDMENT NO. 1 (the "Amendment") to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of August 23, 1994, by and between Petrie Stores Corporation, a New York corporation ("Seller") and WP Investors, Inc., a Delaware corporation ("Buyer") is being entered into as of November 3, 1994.

  Whereas, Seller and Buyer desire to amend the Stock Purchase Agreement to provide that Seller shall provide for the payment by Seller and/or the Liquidating Trust of certain tax liabilities arising out of or related to certain past sales or other dispositions by Seller or its subsidiaries of shares of Toys Common Stock; and

  Whereas, Seller and Buyer desire to amend the Stock Purchase Agreement to waive certain conditions to each party's respective obligations to consummate the Stock Purchase.

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

  Section 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Stock Purchase Agreement. Each reference to "hereof", "herein", "hereunder", "hereby" and "this Agreement" shall from and after the date hereof refer to the Stock Purchase Agreement as amended by this Amendment.

  Section 2. Amendment to Introduction. The Introduction to the Stock Purchase Agreement is amended to be and read in its entirety as follows:

    "STOCK PURCHASE AGREEMENT, dated as of August 23, 1994, and amended as of November 3, 1994 (this "Agreement"), by and between Petrie Stores Corporation, a New York corporation ("Seller") and WP Investors, Inc., a Delaware corporation ("Buyer")."

  Section 3. Amendment to Time and Place of Closing.

  Section 2.1 of the Stock Purchase Agreement is amended to delete the reference therein to October 31, 1994 and to insert in its place December 9, 1994.

  Section 4. Amendment to Covenants of the Parties.

  A. Section 5.9 of the Stock Purchase Agreement is amended to be and read in its entirety as follows:

    "Financing. (a) Any financing procured by the Buyer to purchase the Shares pursuant to this Agreement and to consummate the transactions contemplated hereby shall include an equity contribution by E.M. Warburg, Pincus & Co., Inc. and/or one or more of its affiliates in the amount of not less than $100 million; provided, however, that such equity contribution may be reduced to the extent not necessary for the Buyer to perform the covenant set forth in Section 5.6.

      (b) Buyer hereby expressly acknowledges that Seller, in agreeing to Buyer's conditions to consummation of the Stock Purchase as set forth in Section 7.3(d) hereof, has relied upon the existence and terms of that certain commitment letter and the Summary of Terms and Conditions, a copy of which has been provided to Seller (collectively, the "Commitment Letter"), dated as of November 3, 1994, by and among Buyer, WP Investors, Inc., Warburg Pincus Investors, L.P., Chemical Bank and The Chase Manhattan Bank, N.A. (collectively, the "Managing Agents"), and Chemical Securities Inc. and Chase Securities, Inc. (collectively, the "Arrangers"). For the benefit of Buyer and Seller, prior to the closing Buyer hereby covenants and agrees that Buyer will comply fully with all of the terms, provisions and conditions set forth in the Commitment Letter, the

                                      A-28

    Facility (as defined in the Commitment Letter), the definitive documentation for the Facility described therein or any transaction contemplated thereby (collectively, the "Financing") and any related fee letters. For the benefit of Seller, Buyer hereby further covenants and agrees that Buyer will not amend, modify or waive any term or provision of the Commitment Letter or waive any of its rights thereunder, in any event so as to make it less likely that the condition set forth in Section 7.3(d) hereof will be satisfied."

  B. Section 5.17 of the Stock Purchase Agreement is amended to be and read in its entirety as follows:

    "On or prior to the Closing Date, Seller shall provide in a manner reasonably satisfactory to Buyer for the payment by Seller and the Liquidating Trust to Buyer, the Company and its subsidiaries of the Excluded Liabilities (to the extent not previously paid) in a manner adequate to provide for the collection of the Excluded Liabilities, taking into account the assets and other liabilities of the Liquidating Trust (which in the case of the Excluded Liabilities arising pursuant to Section 5.14 and Section 6.1(b)(y)(ii)(B) shall include the provision for the payment thereof by means of an irrevocable letter of credit, a holdback of a portion of the Purchase Price, a first priority, perfected lien in collateral with adequate assurances as to value or comparable security or other comparable arrangements reasonably acceptable to Buyer; provided, however, that (i) such provision in the case of liabilities arising pursuant to Section 5.14 shall provide for the payment thereof in full, (ii) such provision shall neither limit the liability of Seller and the Liquidating Trust not otherwise limited by this Agreement nor shall such provision enlarge any liability of Seller and the Liquidating Trust otherwise limited by this Agreement or otherwise, and (iii) such provision shall be $67.5 million)."

  Section 5. Amendment to Tax Matters.

  A. Section 6.1(b) of the Stock Purchase Agreement is amended to be and read in its entirety as follows:

    "Seller and the Liquidating Trust shall, and hereby do, indemnify and hold Buyer, the Company and the Company's subsidiaries harmless against
    (x) the failure to be true in any material respect of any representations and statements of fact included in the Ruling Request, to the extent that they relate to the Seller or its subsidiaries, and
    (y) (i) Taxes of Seller or its subsidiaries or any reduction in losses, deductions, credits or similar items of tax benefit but excluding any reduction in the tax basis of assets ("Tax Benefits") of the Company or any of its subsidiaries arising from the transfer, as contemplated by
    Section 3.16 hereof, to the Company and its subsidiaries of assets and liabilities of Seller and certain of its subsidiaries and the stock of other subsidiaries of Seller and (ii) any Taxes of Seller or its subsidiaries or any reduction in Tax Benefits of the Company or its subsidiaries arising out of or relating to (A) the Toys Shares or the Toys Transaction, (B) the federal examination of the disposition during March and July of 1988 by Seller or certain of its subsidiaries of shares of Toys Common Stock in connection with the conversion or redemption of certain debentures, and (C) the sale or other disposition by Seller of any Toys Common Stock or stock or assets of the Seller or its subsidiaries subsequent to the Closing not acquired or owned subsequent to the Closing by Buyer, Company or Company's subsidiaries. Buyer and the Company shall, and hereby do, indemnify Seller and the Liquidating Trust harmless against any and all other Taxes imposed on the Seller, the Company, or any subsidiaries of the Company, whether or not such Taxes arose prior or subsequent to the Closing, except Taxes imposed upon Seller or subsidiaries of Seller subsequent to Closing that are attributable to any taxable period after the Closing Date. For purposes of this subsection, (x) the amount of any Tax indemnified pursuant hereto shall be equal to the excess of (A) the liability for Taxes of the entity (or group) liable for such Tax for any taxable period or periods affected by the relevant item, over (B) the liability for Taxes of such entity (or group) for such taxable period or periods calculated without regard to the item with respect to which the indemnification is made, and (y) the taxable period to which any Tax is deemed to be attributable will be determined by treating the period ending on the Closing Date as a separate taxable period for purposes of all Taxes."


                                      A-29

  B. Section 6.1 of the Stock Purchase Agreement is amended to add a new subsection (g) which shall be and read in its entirety as follows:

    "(g) Seller agrees that if as the result of any audit adjustment made by any taxing authority with respect to any Taxes against which Buyer and the Company have indemnified Seller and the Liquidating Trust, Seller receives a Tax Benefit, then Seller or the Liquidating Trust shall pay to Buyer the amount of such Tax Benefit within 15 days of (i) the filing of a return in which such Tax Benefit is actually utilized to reduce any liability for Taxes, or (ii) the receipt of any refund of Taxes arising out of the application of such Tax Benefit."

  C. Section 6.2(a) of the Stock Purchase Agreement is amended to be and read in its entirety as follows:

    "Buyer shall have the right, at its own expense, to control any audit or examination by any Taxing Authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for all taxable periods of the Company and its subsidiaries; provided, however, that Seller (or the Liquidating Trust or any agent or successor thereof) shall have the exclusive right to contest, resolve or defend against any assessment, notice of deficiency, or other proposed adjustment of Taxes with respect to any liability for Tax for which Seller is liable pursuant to subsection 6.1(b) hereof, including the right to pay any such Tax to the relevant taxing authority and thereafter to pursue appropriate administrative or judicial action for a refund. No party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment of Taxes that would adversely affect the interest of another party without such other party's written consent, which consent shall not be unreasonably withheld."

  Section 6. Amendment to Conditions to Consummation of the Stock Purchase.

  A. Section 7.2 of the Stock Purchase Agreement is amended as follows:

    (i) Seller hereby waives the condition set forth in Section 7.2(b), insofar as it relates to the representation and warranty set forth in
  Section 4.3.

    (ii) Seller hereby waives the condition set forth in Section 7.2(d).

    (iii) Seller hereby waives the condition set forth in Section 7.2(e).

  B. Section 7.3 of the Stock Purchase Agreement is amended as follows:

    (i) Buyer hereby waives the condition set forth in Section 7.3(a).

    (ii) Buyer hereby waives the condition set forth in Section 7.3(b), except insofar as it relates to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.15, 3.16, 3.17 and 3.19.

    (iii) Section 7.3(d) is amended to be and read as follows:

    "Buyer shall have available to it for draw the financing contemplated by the Commitment Letter, a copy of which has previously been provided to Seller, and all conditions to the obligations of the lenders thereunder shall have been satisfied or waived, substantially on the terms contemplated thereby; provided, however, that Buyer shall not be entitled to rely on this condition as grounds for not consummating the Stock Purchase if Buyer shall not have complied with Section 5.9(b) of the Stock Purchase Agreement."

    (iv) Section 7.3(e) is amended to be and read as follows:

    "Either (i) Seller shall have received the IRS Ruling in a form reasonably satisfactory to Buyer, to the effect that the Toys Transaction will not give rise to the recognition by Seller or its shareholders of a material amount of taxable income (an "Acceptable Ruling"), and the representations made by Seller and Toys in the request for such private letter ruling (and any supplements or amendments thereto) shall be true and correct in all material respects or (ii) in the event that the IRS Ruling has not been received by the Closing Date, Seller shall have covenanted pursuant to an agreement

                                      A-30

    reasonably satisfactory to Buyer that it will not consummate the Toys Transaction or any other transaction involving the direct or indirect disposition of all or any portion of the Toys Shares (whether or not intended to be a tax-free reorganization with respect to Seller) within the taxable year of Seller in which the Closing occurs except with the consent of Buyer, or pursuant to an Acceptable Ruling; and"

    (v) Section 7.3(f) is amended to delete the text following the semicolon therein and to insert a period in place of such semicolon.

  Section 7. Amendment to Termination and Abandonment.

  A. Section 8.1(b) of the Stock Purchase Agreement is amended by deleting all text that follows "by Seller or Buyer at any time after January 31, 1995" and nothing shall be added in lieu thereof.

  B. Section 8.1(c) of the Stock Purchase Agreement is amended by deleting the entire text of Section 8.1(c) and nothing shall be added in lieu thereof.

  Section 8. Amendment to Entire Agreement; Assignment; Alternate Structure.

    Section 9.4 of the Stock Purchase Agreement is amended by adding the following at the end thereof:

    "Subject to the foregoing, as of the Closing, Buyer and any Designees may assign all of their respective rights and obligations under this Agreement to a newly formed entity ("Holding Company") owned by Buyer and other persons or entities in such manner and proportions that neither E.M. Warburg, Pincus & Co., Inc. nor any of its affiliates shall be treated as a single employer, within the meaning of Section 4001(b)(1) of ERISA, with Holding Company. Thereafter, all references in this Agreement to Buyer and the Designees, other than such references in Section 5.11 or this Section 9.4 shall be deemed to refer to Holding Company."

  Section 9. Amendment to Expenses.

  Section 9.10 of the Stock Purchase Agreement is amended to be and read in its entirety as follows:

    "Whether or not this Agreement and the transactions contemplated hereby are consummated, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1 following the occurrence of one of the following: (i) a material breach by Seller; (ii) the failure to be satisfied of any of the conditions which are set forth in Sections 7.3(b), (c) or (e)(ii); or (iii) the failure to be satisfied of the condition set forth in Section 7.2(f) by December 14, 1994, then, so long as Buyer is not in material breach of its obligations hereunder, Seller shall, promptly following such termination, reimburse Buyer for its reasonable, documented out-of-pocket expenses, paid, incurred or assumed, by or on behalf of Buyer or its affiliates (including, without limitation, fees and expenses of its advisors, financing sources, counsel and accountants) in connection with or relating to the transactions contemplated hereby, provided, however, that Buyer has not been previously reimbursed for such expenses and that the amount payable under this Section 9.10 shall not exceed $5.625 million.

  Section 10. No Further Amendment. Except as otherwise provided herein, the Stock Purchase Agreement shall remain unchanged and in full force and effect.

  Section 11. Effect of Amendment. From and after the execution of this Amendment by the parties hereto, any references to the Stock Purchase Agreement shall be deemed a reference to the Stock Purchase Agreement as amended hereby.


                                      A-31

  Section 12. Governing Law. This Amendment shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof.

  Section 13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  Section 14. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Amendment or the Stock Purchase Agreement nor in any way affect this Amendment or the Stock Purchase Agreement.

  In Witness Whereof, each of the undersigned has caused this Amendment to be signed by its duly authorized officer as of the date first above written.

                                          Petrie Stores Corporation

                                          By: _________________________________
                                            Name:
                                            Title:

                                          WP Investors, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:


                                      A-32

                                                                         ANNEX B

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                             ACQUISITION AGREEMENT

                                    BETWEEN

                               TOYS "R" US, INC.

                                      AND

                           PETRIE STORES CORPORATION




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  1. Certain Definitions..................................................   1
  2. Sale of Assets.......................................................   4
  3. Purchase Consideration...............................................   4
  4. No Assumption of Liabilities; Indemnification........................   5
  5. Closing..............................................................   5
  6. Representations and Warranties of the Seller.........................   5
     6.1  Organization...................................................    5
     6.2  Authority Relative to the Agreements...........................    5
     6.3  Board Recommendation...........................................    6
     6.4  Title to Petrie Block Shares...................................    6
     6.5  Commission Filings; Financial Statements.......................    6
     6.6  No Undisclosed Liabilities.....................................    7
     6.7  Litigation.....................................................    7
     6.8  Regulatory and Environmental Compliance........................    7
     6.9  Brokers........................................................    8
     6.10 Ruling Request.................................................    8
     6.11 Disclosure.....................................................    8
  7. Representations and Warranties of the Buyer..........................   9
     7.1  Organization...................................................    9
     7.2  Authority Relative to this Agreement...........................    9
     7.3  Buyer Common Stock.............................................    9
     7.4  Brokers........................................................    9
     7.5  Ruling Request.................................................    9
  8. Covenants and Agreements.............................................   9
     8.1  Conduct of Business............................................    9
     8.2  The Petrie Stock Transfer; the Disposition; the Dissolution....   10
     8.3  Call of Convertible Debentures.................................   11
     8.4  Ruling Request.................................................   11
     8.5  Agreement Not to Sell Petrie Block Shares......................   11
     8.6  Proxy Statement; Other Seller Filings..........................   11
     8.7  Meeting of Shareholders........................................   12
     8.8  Registration Statement; Other Buyer Filings....................   12
     8.9  Fees and Expenses..............................................   13
     8.10 Additional Agreements..........................................   13
     8.11 Access to Information; Confidentiality.........................   13
     8.12 Public Announcements...........................................   14
     8.13 Notification of Certain Matters................................   14
     8.14 Brokers........................................................   14
     8.15 Bulk Sales.....................................................   14
     8.16 Fiduciary Duty.................................................   15
  9. Conditions...........................................................  15
     9.1  Conditions to the Obligations of Each Party to Effect the
           Acquisition...................................................   15
     9.2  Additional Conditions to the Obligations of the Seller.........   16
     9.3  Additional Conditions to the Obligations of the Buyer..........   16


                                      B-i

                                                                            PAGE
                                                                            ----
 10. Termination, Amendment and Waiver.....................................  17
     10.1 Termination.....................................................   17
     10.2 Effect of Termination...........................................   18
     10.3 Amendment.......................................................   18
     10.4 Waiver..........................................................   18
 11. General Provisions....................................................  18
     11.1 Notices.........................................................   18
     11.2 Representations and Warranties; Etc.............................   19
     11.3 Validity........................................................   19
     11.4 Descriptive Headings............................................   19
     11.5 Parties in Interest.............................................   19
     11.6 Miscellaneous...................................................   19

                                      B-ii

                             ACQUISITION AGREEMENT

  ACQUISITION AGREEMENT, dated as of April 20, 1994, between TOYS "R" US, INC., a Delaware corporation (the "Buyer"), and PETRIE STORES CORPORATION, a New York corporation (the "Seller").

  The Seller and its Subsidiaries currently hold, among other assets, an aggregate of 40,402,488 shares (the "Petrie Block Shares") of Common Stock, par value $.10 per share, of the Buyer ("Buyer Common Stock"). The Seller intends to cause all such Subsidiaries holding any Petrie Block Shares to transfer such Petrie Block Shares to the Seller (the "Petrie Stock Transfer") in a manner that will not give rise to the recognition of taxable income or gain to the Seller or any of its Subsidiaries under the Internal Revenue Code of 1986, as amended (the "Code"). In advance of the Acquisition (as defined below), the Seller intends to engage in the sale or other disposition (the "Disposition"), in the manner permitted by the Ruling Request and the Private Letter Ruling (as defined herein), through one or more asset or stock sale transactions, of all of the assets of the Seller and its Subsidiaries, other than the Petrie Block Shares and such cash or cash equivalents as the Seller desires to retain, first to an existing Subsidiary of the Seller ("PSC Holdings") and then to one or more other Persons (each, a "Petrie Business Acquiror"). The Disposition shall be subject to the liabilities of the Seller and its Subsidiaries, other than those liabilities expressly retained by the Seller and its Subsidiaries.

  Thereafter, pursuant to this Agreement, the Buyer and the Seller propose to effect a tax-free reorganization under Section 368(a)(1)(C) of the Code whereby the Seller will transfer to the Buyer, free and clear of all of the liabilities of the Seller and its Subsidiaries (the "Acquisition"), the following (the "Purchased Assets"): all of the Petrie Block Shares (or such lesser number as shall be permitted to be held by the Seller on the Closing Date pursuant to
Section 8.5 below (the "Closing Date Petrie Block Shares")) and a portion of its cash, excluding amounts deposited in escrow. In consideration therefor, the Buyer will issue to the Seller a number of shares of Buyer Common Stock, to be determined as set forth in Section 3 below. The Seller will then dissolve (the "Dissolution") and, pursuant to the Dissolution, will distribute such shares of Buyer Common Stock to the holders of Common Stock, par value $1.00 per share, of the Seller ("Seller Common Stock"), subject to an escrow and other arrangements that adequately provide for the payment of all liabilities of the Seller and its Subsidiaries, as provided in Section 8.2 below.

  This Agreement is intended to constitute the plan of reorganization pursuant to which the reorganization under Section 368(a)(1)(C) of the Code will be effected.

  Concurrently with the execution and delivery of this Agreement, the individual named in the Disclosure Schedule (the "Named Party") owning beneficially 28,111,274 shares of Seller Common Stock, representing approximately 60% of the outstanding Seller Common Stock (approximately 54% on a fully diluted basis), has delivered to the Buyer a voting agreement and proxy (the "Voting Agreement and Proxy") pursuant to which he has agreed to vote such shares in favor of this Agreement and the transactions contemplated hereby.

  Accordingly, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Buyer and the Seller hereby agree as follows:

  1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

  "Action" means any action, suit, claim or legal, administrative or arbitral proceeding or investigation by or before any Governmental Body.

  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

  "BCL" means the Business Corporation Law of the State of New York, as amended.

  "Cash Cap Amount" means the lesser of (x) (A) the cash proceeds of the Disposition received or receivable by the Seller on or prior to the Closing Date less any Taxes paid or payable as a result of the Disposition and any out-of-pocket costs or expenses associated with planning, negotiating, preparing for and consummating the Transactions, including without limitation, legal, accounting, real estate advisory, financial advisory and investment banking fees and commissions, less (B) the cash proceeds of any sale of common stock of the Buyer (net of transaction fees and costs and Taxes payable with respect thereto) consummated by the Seller or any of its Subsidiaries on or after April 13, 1994 (the "Stock Sale Proceeds") to the extent the Stock Sale Proceeds exceeds $19,233,000 and (y) $250,000,000; provided, that if the amount referred to in clause (x) above shall be zero or less, then the Cash Cap Amount shall be zero.

  "Commission" means the Securities and Exchange Commission or any successor agency.

  "Condition of the Seller" means the business, assets, properties, results of operations or financial condition of the Seller and its Subsidiaries, taken as a whole.

  "Convertible Debentures" means the Seller's $124,942,000 in principal amount of Convertible Subordinated Debentures outstanding and due December 2010, which are convertible at any time prior to maturity into shares of Seller Common Stock at a conversion price of $22.125 per share and which may be redeemed at any time at the option of the Seller at scheduled redemption prices.

  "Designated Amount" means $115,000,000.

  "Disclosure Schedule" means the disclosure schedule setting forth certain information concerning the Seller delivered by the Seller to the Buyer on the date hereof.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Governmental Body" means any government or political subdivision thereof, whether federal, state or local, domestic or foreign, or any agency or instrumentality of any such government or political subdivision, or any court, tribunal or arbitrator.

  "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "IRS" means the Internal Revenue Service or any successor agency.

  "Lien" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encumbrance or other restriction or limitation.

  "Losses" means losses, liabilities, obligations, damages, deficiencies, demands, claims, actions, causes of action, judgments, Taxes, assessments, settlement costs, court costs or other costs or expenses (including, without limitation, interest, penalties, reasonable costs of investigation, discovery, case preparation, defense or appeal, expert witness fees and expenses and reasonable attorneys and paralegal fees and disbursements).

  "Market Value Per Share" means, for any trading day, the average of the high and low reported Consolidated Trading sales prices (regular way) on the New York Stock Exchange.

  "Permitted Shares" means a number of Petrie Block Shares equal to the lesser of (x) 4,000,000 shares and (y) the number of Petrie Block Shares in excess of which would interfere with the ability of the parties hereto to consummate the transactions contemplated hereby in a manner such that the consummation of the Petrie Stock Transfer, the Acquisition and the Dissolution will not give rise to the recognition of taxable income or gain to the Buyer, the Seller or any Subsidiary for Federal income tax purposes.

  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

  "Petrie Business Indemnitors" means (a) PSC Holdings; (b) any Person to which assets of the Seller or its Subsidiaries are transferred by the Seller, or by PSC Holdings or their respective Subsidiaries, in the Dispo- sition by way of asset sale, merger or otherwise; and (c) any Person holding assets of the Seller or its Subsidiaries or PSC Holdings or its Subsidiaries whose stock is sold in the Disposition by way of stock sale, merger or otherwise.

  "Registration Statement" means the registration statement of the Buyer on Form S-4 and the prospectus included therein for the registration under the Securities Act of shares of Buyer Common Stock constituting the Purchase Consideration.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Subsidiary" means, with respect to any Person, any corporation at least a majority of whose outstanding voting securities, or any other Person at least a majority of whose total equity interest, is owned by such Person.

  "Tax" or "Taxes" means, with respect to any Person, a net income, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, environmental, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any jurisdiction or taxing authority (domestic or foreign) on such Person.

  "Termination Date" means January 28, 1995, unless (a) a Private Letter Ruling satisfying the conditions of Sections 9.2.3 and 9.3.3 shall not have been issued by the IRS on or before November 15, 1994 or (b) the Seller shall not have irrevocably waived, on or before November 15, 1994, any right to terminate this Agreement pursuant to Section 10.1.10 below, in either which event, the Termination Date shall be November 15, 1994.

  The following terms are defined in the corresponding Sections listed below:

   TERM                                                                 SECTION
   ----                                                                 --------
Acquisition............................................................ Recitals
Balance Sheet.......................................................... 6.5
Balance Sheet Date..................................................... 6.5
Buyer.................................................................. Recitals
Buyer Common Stock..................................................... Recitals
Buyer Indemnification Agreement........................................ 4(c)
Cash Amount............................................................ 2
Cash Shares............................................................ 3(a)
CERCLA................................................................. 6.8.4
CERCLIS................................................................ 6.8.4
Closing................................................................ 2
Closing Date........................................................... 5
Closing Date Petrie Block Shares....................................... Recitals
Code................................................................... Recitals
Disposition............................................................ Recitals
Dissolution............................................................ Recitals
Escrow Amount.......................................................... 8.2.1
Exchange Shares........................................................ 3(a)
Form 10-Qs............................................................. 6.5
Hazardous Substance.................................................... 6.8.2
Named Party............................................................ Recitals

   TERM                                                                 SECTION
   ----                                                                 --------
NPL.................................................................... 6.8.4
Other Buyer Filings.................................................... 8.8
Other Seller Filings................................................... 8.6
Petrie Block Shares.................................................... Recitals
Petrie Business Acquiror............................................... Recitals
Petrie Stock Transfer.................................................. Recitals
Private Letter Ruling.................................................. 9.2.3
Proxy Statement........................................................ 8.6
PSC Holdings........................................................... Recitals
Purchase Consideration................................................. 3(a)
Purchased Assets....................................................... Recitals
Release................................................................ 6.8.2
Requirements of Law.................................................... 6.8.1
Ruling Request......................................................... 8.4
Seller................................................................. Recitals
Seller Common Stock.................................................... Recitals
Seller Financial Statements............................................ 6.5
Seller Indemnification Agreement....................................... 4(b)
Shareholders Meeting................................................... 8.7
Transactions........................................................... 6.2.1
Unaudited 1994 Financial Statements.................................... 6.5
Valuation Period....................................................... 3(a)
Voting Agreement and Proxy............................................. Recitals

  2. Sale of Assets. At the closing provided for in Section 5 below (the "Closing"), the Seller shall sell, assign, transfer and deliver to the Buyer the Purchased Assets, constituting all or substantially all of the assets of the Seller on the Closing Date, by (i) delivery of stock certificates representing the Closing Date Petrie Block Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with all appropriate stock transfer stamps affixed, if any such stamps are required under applicable law, and (ii) wire transfer of immediately available funds to an account designated by the Buyer of an amount of cash not to exceed the Cash Cap Amount, such amount to be designated by the Seller, after provision for all liabilities of the Seller and its Subsidiaries as described in Section 8.2 below, in a notice to the Buyer delivered at least 7 business days prior to the Closing Date (the "Cash Amount").

  3. Purchase Consideration. (a) The aggregate consideration for the Purchased Assets (the "Purchase Consideration") shall be composed of shares of Buyer Common Stock equal in number to the "Exchange Shares" plus the "Cash Shares." "Exchange Shares" means a number equal to: (i)(A) the product of Closing Date Petrie Block Shares and the average of the Market Value Per Share of Buyer Common Stock on the ten trading days next preceding the trading day immediately prior to the date hereof minus (B) the Designated Amount, divided by (ii) such Market Value Per Share; provided, however, that the number of Closing Date Petrie Block Shares and the Market Value Per Share shall be adjusted appropriately if prior to the Closing Date there is a change in the number of shares of Buyer Common Stock held by the Seller or a change in the class of shares of Buyer Common Stock held by the Seller, in each case, to the extent attributable to the declaration of any stock dividend, stock split, recapitalization, reclassification, combination or similar event. "Cash Shares" means a number equal to (x) the Cash Amount, divided by (y) the average of the Market Value Per Share of Buyer Common Stock on the ten trading days next preceding the second trading day prior to the Closing Date (the "Valuation Period").

  (b) At the Closing, the Buyer shall deliver to the Seller, subject to Section
8.2 below, stock certificates representing the Purchase Consideration, duly registered in the name of the Seller (or its designees). All shares of Buyer Common Stock delivered as Purchase Consideration shall be duly authorized, fully paid and non-assessable and free of preemptive rights.

  4. No Assumption of Liabilities; Indemnification. (a) Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller whatsoever. Without limiting the generality of the foregoing, the Buyer shall not assume (i) any liability or obligation of the Seller arising out of or in connection with the negotiation and preparation of this Agreement or the consummation and performance of the transactions contemplated hereby, including, without limitation, any liability relating to Taxes so arising; (ii) any liability or obligation under contracts and other agreements to which the Seller is a party or by or to which it or its assets, properties or rights are bound or subject; (iii) any liability or obligation to trade or other creditors or customers of the Seller; (iv) any liability or obligation of the Seller or any shareholder of the Seller for any Taxes; or (v) any liability or obligation of the Seller with respect to any violation by the Seller or any of its Subsidiaries of any Requirements of Law.

  (b) At the Closing, each of the Seller and its Subsidiaries shall, and the Seller shall use its reasonable best efforts to cause each Petrie Business Indemnitor to, execute and deliver to the Buyer an indemnification agreement (the "Seller Indemnification Agreement") substantially in the form of Exhibit A hereto.

  (c) At the Closing, the Buyer shall execute and deliver to the Seller and each Petrie Business Indemnitor that executes and delivers the Seller Indemnification Agreement an indemnification agreement (the "Buyer Indemnification Agreement") substantially in the form of Exhibit B hereto.

  5. Closing. The Closing of the sale and purchase of the Purchased Assets shall take place at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York 10022, at 10:00 A.M., local time, on a business day within 10 business days after satisfaction or waiver of each of the conditions set forth in Section 9 below, such business day to be mutually agreed by the Buyer and the Seller (subject to reasonable delay of the closing date by either party, but not to a date later than the Termination Date), or at such other place, at such other time or on such other date as the Buyer and the Seller mutually agree in writing. The date upon which the Closing occurs is herein called the "Closing Date."

  6. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

  6.1 Organization. The Seller is a corporation organized, existing and in good standing under the laws of the State of New York and has the requisite corporate power to own its properties and carry on its business as now conducted.

  6.2 Authority Relative to the Agreements.

  6.2.1 The Seller has the requisite corporate power and authority to enter into this Agreement and the Seller Indemnification Agreement and to engage in the Acquisition, the Petrie Stock Transfer, the Disposition and the Dissolution (collectively, the "Transactions") and otherwise perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Indemnification Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller and, except for the approval of its shareholders as set forth in Section 8.7 below, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Seller Indemnification Agreement, the Transactions or the other transactions contemplated hereby or thereby; provided, that the Seller's Board of Directors has not approved any particular form or terms of the Disposition or the Dissolution. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, and the Seller Indemnification Agreement will, upon its execution, constitute, a valid and binding obligation of the Seller enforceable against it in accordance with its terms.

  6.2.2 Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement or the Seller Indemnification Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Seller with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) its charter or by-laws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which it is a party or to which it or any of its properties or assets may be subject, except for violations, conflicts, breaches, defaults or similar matters under agreements providing for the lease by the Seller or any of its Subsidiaries of real or personal property or (ii) subject to compliance with the statutes and regulations referred to in Section
6.2.3 below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or its Subsidiaries or any of their respective properties or assets, except in the case of clauses (i)(y) and (ii) above for violations, breaches and defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the Transactions or the other transactions contemplated hereby or on the Buyer; provided, however, that the foregoing exception shall not limit the rights of the Buyer and its Affiliates under the Seller Indemnification Agreement.

  6.2.3 Except as set forth in the Disclosure Schedule, other than compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) applicable bulk transfer laws, (iv) the H-S-R Act, and (v) Article 10 of the BCL, no notice to, filing with, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Seller of the Transactions or the other transactions contemplated by this Agreement or the Seller Indemnification Agreement.

  6.3 Board Recommendation. The Board of Directors of the Seller has, by resolutions duly adopted by a vote at a meeting of such Board duly held on April 20, 1994, approved and adopted this Agreement, the Seller Indemnification Agreement, the Transactions and the other transactions contemplated herein and therein on the terms and conditions set forth herein, and has recommended that holders of shares of Seller Common Stock approve this Agreement, the Seller Indemnification Agreement, the Transactions and the other transactions contemplated hereby and thereby; provided, that the Seller's Board of Directors has not approved any particular form or terms of the Disposition or the Dissolution.

  6.4 Title to Petrie Block Shares. The Seller and its Subsidiaries own in the aggregate beneficially and of record, and have the power and authority to convey, free and clear of any Lien, the Petrie Block Shares, and, upon delivery of and payment on the Closing Date for the Closing Date Petrie Block Shares as herein provided, the Seller will convey to the Buyer good and valid title to such Closing Date Petrie Block Shares, free and clear of any Lien.

  6.5 Commission Filings; Financial Statements. The Seller has heretofore delivered to the Buyer its (i) Annual Report on Form 10-K for the fiscal years ended January 30, 1993, February 1, 1992 and February 2, 1991, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended October 30, 1993, July 31, 1993 (as amended) and May 1, 1993 (as amended) (collectively, the "Form 10-Qs"), and (iii) proxy statements relating to all meetings of the Seller's shareholders (whether annual or special) since December 31, 1992, (iv) all other reports (including any Form 8-K's) or registration statements filed by the Seller with the Commission since December 31, 1992, and (v) the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of the Seller and its Subsidiaries at January 29, 1994 and for year then ended (the "Unaudited 1994 Financial Statements"). As of their respective dates, such reports and registration statements (including all exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and its Subsidiaries included or incorporated by reference in the Form 10-Qs, such other reports and the Unaudited 1994 Financial

Statements (collectively, the "Seller Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Seller and its Subsidiaries as of the dates thereof and the results of their operations and changes in their financial position for the periods then ended, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements (other than the Unaudited 1994 Financial Statements), to normal year-end adjustments and any other adjustments described therein. The consolidated balance sheet of the Seller and its Subsidiaries as at January 29, 1994, is referred to as the "Balance Sheet," and January 29, 1994, is referred to as the "Balance Sheet Date."

  6.6 No Undisclosed Liabilities. At the Balance Sheet Date, the Seller and its Subsidiaries taken as a whole did not have any direct or indirect liabilities or obligations, secured or unsecured, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, not reflected, reserved against or disclosed in the Balance Sheet or in the footnotes thereto which were required to be reflected, reserved against or disclosed therein in accordance with generally accepted accounting principles. Since the Balance Sheet Date, except as disclosed in the Unaudited 1994 Financial Statements or the Disclosure Schedule, neither the Seller nor any of its Subsidiaries has incurred any liabilities or obligations other than
(i) in the ordinary course of business, (ii) those contained in the agreements entered into or to be entered into in connection with the Transactions or incurred in connection with consummating the Transactions or (iii) in amounts that, individually or in the aggregate, are not material to the Condition of the Seller or its ability to consummate the Transactions or the other transactions contemplated hereby or to the Buyer, in relation to the Designated Amount; provided, however, that the foregoing exceptions shall not limit the rights of the Buyer and its Affiliates under the Seller Indemnification Agreement.

  6.7 Litigation. Except as set forth in the Disclosure Schedule, there is no Action pending or, to the Seller's knowledge, threatened against or involving the Seller or any of its Subsidiaries, or any of its properties or rights, and neither the Seller nor any of its Subsidiaries is subject to any order, writ, injunction or decree, which, in each case, is reasonably likely (i) to have a material adverse effect on the Condition of the Seller or its ability to consummate the Transactions or the other transactions contemplated hereby or
(ii) to be material to the Buyer, in relation to the Designated Amount.

  6.8 Regulatory and Environmental Compliance.

  6.8.1 The Seller and each of its Subsidiaries have conducted their respective businesses so as to comply with all applicable Requirements of Law relating to the operations, conduct or ownership of the property or business of the Seller or any Subsidiary, the failure to comply with which would, individually or in the aggregate, have a material adverse effect on the Condition of the Seller. "Requirements of Law" means (i) the charter or by-laws or other organizational or governing documents of the Seller, or (ii) any statute, law (including common law), treaty, rule, regulation or ordinance (including, without limitation, environmental, pollution control, occupational health and safety and food and drug regulations) or permit or any judgment, decree, injunction, order or legally binding determination of any Governmental Body applicable to the Seller or any of its Subsidiaries existing as of the date hereof.

  6.8.2 No notice, written notification (and, to the Seller's knowledge, no oral notification or notice), demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed which has not been paid, and no written notice (and, to the Seller's knowledge, no oral notification or notice) has been received by the Seller or any of its Subsidiaries that any investigation or review is pending or threatened by any Governmental Body or other Person, with respect to any alleged violation by the Seller or any of its Subsidiaries of any Requirements of Law, with respect to any generation, treatment, storage, recycling, transportation or disposal or release, as defined in 42 USC (S) 9601(22), including into an indoor environment ("Release"), of any toxic, caustic or otherwise hazardous substance including asbestos, petroleum, its derivatives, by-products and other hydrocarbons, regulated under federal, state or local environmental statutes, ordinances, rules, regulations or orders ("Hazardous Substance").

  6.8.3 No Hazardous Substance is present in violation of any Requirements of Law at any property now owned or leased by the Seller or any of its Subsidiaries, and no Hazardous Substance resulting from the Seller's or any of its Subsidiaries' operations is present in violation of any Requirements of Law at any property formerly owned or leased by the Seller or any of its Subsidiaries. There are no underground storage tanks for Hazardous Substances present in violation of any Requirements of Law at any property now owned or leased by the Seller or any of its Subsidiaries or, on any property previously owned or leased by the Seller or any of its Subsidiaries, with respect to which the Seller or any such Subsidiary may have liability. There has been no Release of any Hazardous Substance, and no Hazardous Substance is present, in a reportable or threshold quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Seller or any of its Subsidiaries, except for Releases in such quantities that have been reported and for which all Requirements of Law have been satisfied.

  6.8.4 To the Seller's knowledge, neither the Seller nor any of its Subsidiaries has transported or arranged for the transportation, directly or indirectly, of any hazardous waste (as defined under applicable Federal or state law) to any location which is listed or proposed for listing on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or on any similar state list, which is the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to claims against the Seller or any of its Subsidiaries for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

  6.8.5 Except as set forth in the Disclosure Schedule, no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Seller or any of its Subsidiaries and no property now or, to the Seller's knowledge, previously owned or leased by the Seller or any of its Subsidiaries is listed or, to the Seller's knowledge, proposed for listing, on the NPL, on CERCLIS or any similar state list of sites requiring investigation or clean-up.

  6.8.6 There are no environmental Liens on any of the real property or other properties owned or leased by the Seller or any of its Subsidiaries, and neither the Seller nor any of its Subsidiaries has been notified of any governmental actions that have been taken or are in process which could subject any of such properties to such Liens and neither the Seller nor any of its Subsidiaries are required to place any notice or restriction relating to the presence of Hazardous Substances at any property owned by any of them in any deed to such property.

  6.8.7 To the Seller's knowledge, except as set forth in the Disclosure Schedule, there is no fact, circumstance or condition of or concerning any property now or previously owned or leased by the Seller or any of its Subsidiaries that is reasonably likely to result in any material liability to the Seller, any of its Subsidiaries or the Buyer (in relation to the Designated Amount) under or based on any Requirements of Law.

  6.9 Brokers. Other than as previously disclosed to the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

  6.10 Ruling Request. All representations and statements of fact included in the Ruling Request (and any supplements, additions or exhibits thereto), to the extent that they relate to the Seller or its Subsidiaries, any Petrie Business Acquiror or the Named Party are true, complete and accurate in all material respects.

  6.11 Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of the Seller to the Buyer contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

  7. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

  7.1 Organization. The Buyer is a corporation organized, existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

  7.2 Authority Relative to this Agreement.

  7.2.1 The Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer, and no other corporate proceeding on the part of the Buyer is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the Buyer Indemnification Agreement will, upon its execution, constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

  7.2.2 Neither the execution and delivery of this Agreement or the Buyer Indemnification Agreement by the Buyer nor the consummation of the transactions contemplated hereby nor compliance by the Buyer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-Laws of the Buyer or
(y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party, or to which it, or any of its properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section
7.2.3 below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (i)(y) and (ii) above for violations, breaches and defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the Transactions or the other transactions contemplated hereby.

  7.2.3 Other than compliance with the H-S-R Act and the Securities Act, no notice to, filing with, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement and the Buyer Indemnification Agreement.

  7.3 Buyer Common Stock. The shares of Buyer Common Stock constituting the Purchase Consideration, when issued and delivered as consideration for the Purchased Assets pursuant to the terms hereof, will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such shares is not and will not be subject to preemptive rights of any securityholder of the Buyer.

  7.4 Brokers. Other than as previously disclosed to the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

  7.5 Ruling Request. All representations and statements of fact included in the Ruling Request (and any supplements, additions or exhibits thereto), to the extent that they relate to the Buyer, are true, complete and accurate in all material respects.

  8. Covenants and Agreements. The Buyer and the Seller covenant and agree as follows:

  8.1 Conduct of Business. From the date hereof through the Closing Date, unless the Buyer shall otherwise agree in writing or as otherwise expressly contemplated hereby, neither the Seller nor any of its

Subsidiaries shall, directly or indirectly, take (or agree, in writing or otherwise, to take) any action, including without limitation, any acquisition (by merger, consolidation, or acquisition of stock or assets) of any other Person, or any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned Subsidiaries), property transfer, or, except in the ordinary course, purchase of any property or assets of any other Person, or the incurrence of any indebtedness for money borrowed or the issuance of any debt securities or the assumption or guarantee of any of the foregoing, except short-term indebtedness incurred in the ordinary course of business and consistent with past practices, (i) which would make any representation or warranty in Section 6 hereof untrue or incorrect in any material respect, (ii) which materially impairs the Seller's ability to satisfy any of the conditions set forth in Section 9.1 or 9.3 below or has the effect of preventing or disabling the Seller from performing its obligations under this Agreement, (iii) which diminishes the number of shares of Buyer Common Stock held by the Seller or its Subsidiaries as of the date hereof by an amount greater than the number of Permitted Shares or (iv) which could reasonably result in preventing the consummation of the Transactions or the other transactions contemplated hereby.

  8.2 The Petrie Stock Transfer; the Disposition; the Dissolution.

  8.2.1 Prior to the Closing Date, the Seller will consummate the Petrie Stock Transfer in a manner that will not give rise to the recognition of taxable income or gain to the Seller or any of its Subsidiaries for Federal income tax purposes. In addition, prior to the Closing Date, the Seller shall use all commercially reasonable efforts to consummate the Disposition in the manner set forth (x) in the Ruling Request or in any manner set forth in a supplement to the Ruling Request and (y) in the Private Letter Ruling, except to the extent the Buyer concludes in good faith that the manner set forth in such supplement may result in the Buyer incurring liabilities or obligations. In any case, the parties intend that the Disposition will not create, give rise to or result in any liability or obligation to the Buyer. In that regard, the Seller, on or prior to the Closing Date, (i) will cause to be paid or satisfied any of its or its Subsidiaries' liabilities that become due on or prior to the Closing Date, and (ii) will establish an escrow and trust containing cash (or, to the extent, the Seller's available cash shall be insufficient, shares of Buyer Common Stock received as Purchase Consideration) and, to the extent determined by the Seller, other assets in an amount (the "Escrow Amount") reasonably believed by the Board of Directors of the Seller to satisfy the requirements of the BCL and be sufficient to pay or adequately provide for any known, actual or contingent liabilities or obligations of the Seller or its Subsidiaries, or arising out of the Transactions that may be asserted against the Seller, its Subsidiaries, such escrow and trust or the Buyer. Written notice of a preliminary estimate of the Escrow Amount made by the Seller in good faith shall be delivered to the Buyer at least 45 days prior to the Closing Date. Written notice of the determination of the Escrow Amount by the Seller's Board of Directors and the terms thereof, including copies of the minutes of any meetings or any consents related thereto, shall be delivered to the Buyer at least 5 business days prior to the Closing Date.

  8.2.2 The foregoing escrow and trust shall be established with an independent third party escrow agent reasonably acceptable to the Buyer pursuant to an escrow agreement and trust agreement, in form and substance reasonably acceptable to the Buyer, which agreements shall include provisions entitling the Buyer to receive payment thereunder. The liabilities to be provided for in the escrow and trust will include, without limitation, liabilities (if any) under contracts, leases or other agreements, liability (if any) to trade and other creditors, liability (if any) to dissenting shareholders of the Seller, any liability (including legal fees and disbursements) related to any Actions arising from the transactions contemplated hereby or relating to any assertion of liability provided for in this Section 8.2, environmental liabilities (if any), indebtedness for money borrowed (if any) and the fees and expenses of consummating the transactions contemplated hereby. Such escrow agreement shall provide that any tax imposed with respect to such escrow arrangement or the earnings with respect to amounts contained in such escrow shall be paid with funds withdrawn from such escrow.

  8.2.3 Subsequent to the Acquisition, the Seller will consummate the Dissolution, pursuant to which it will distribute the shares of Buyer Common Stock received as Purchase Consideration (other than shares subject to escrow as provided above) to the holders of Seller Common Stock.

  8.3 Call of Convertible Debentures. Prior to the Closing Date, the Seller will call for redemption all outstanding Convertible Debentures and, on or prior to the Closing Date, cause all such Convertible Debentures to be redeemed or converted into Seller Common Stock pursuant to the terms thereof.

  8.4 Ruling Request. The Seller and the Buyer shall promptly submit to the IRS a joint request for a Private Letter Ruling, in a form to be agreed by the Seller and the Buyer, requesting the IRS to rule that the Petrie Stock Transfer does not give rise to the recognition of taxable income or gain to the Seller or any Subsidiary thereof or the Buyer or any Subsidiary thereof, and that the Acquisition and the Dissolution qualify as a reorganization under Section 368(a)(1)(C) of the Code (the "Ruling Request"), and, accordingly, no gain or loss will be recognized by shareholders of the Seller by reason of receipt of Buyer Common Stock in exchange for their Seller Common Stock. The Seller and the Buyer shall each (i) notify the other promptly of the receipt of any communications from the IRS regarding such request, (ii) participate in any discussions with the IRS related thereto, and (iii) provide the other with draft copies of all submissions proposed to be made in connection with such request sufficiently in advance so as to provide the other with an adequate opportunity to review and comment on such submissions.

  8.5 Agreement Not to Sell Petrie Block Shares. The Seller hereby covenants and agrees that the Seller will not:

    (i) directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the Petrie Block Shares, or enter into any contract, option, agreement or the arrangement with respect to the foregoing; provided, that the Seller may (A) sell or otherwise dispose of a number of Petrie Block Shares equal to the number of Permitted Shares, so long as (x) any such sale or disposition is made for a purpose of which the Buyer is given prior written notice, (y) any such sale or disposition is not made during the 10 trading days immediately preceding the commencement of, or during, the Valuation Period and (z) prompt notice of the consummation of such sale or disposition is given to the Buyer; and (B) pledge pursuant to a pledge agreement delivered to the Buyer promptly upon the execution and delivery thereof any Petrie Block Shares in one or more bona fide loan transactions for the purpose of financing the Seller's working capital and capital expenditures in the ordinary course of business so long as the aggregate outstanding amount secured by such pledges does not, at any time, exceed $175,000,000 (and upon foreclosure on any Petrie Block Shares so pledged, the number of Petrie Block Shares so foreclosed upon shall be taken into account in determining compliance with clause (A) above);

    (ii) directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide information to, any Person other than the Buyer or any Affiliate or representative of the Buyer, concerning any direct or indirect sale or other disposition of the Petrie Block Shares, except as permitted above; or

    (iii) purchase any additional shares of Buyer Common Stock.

  8.6 Proxy Statement; Other Seller Filings. As promptly as practicable after the date hereof, the Seller shall prepare and file with the Commission under the Exchange Act, and shall use all reasonable efforts to have cleared by the Commission, and promptly thereafter shall mail to its shareholders, a proxy statement and form of proxy with respect to the Shareholders Meeting. "Proxy Statement" means such proxy statement and form of proxy at the time it is initially mailed to the Seller's shareholders and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date of this Agreement, the Seller shall promptly prepare and file any other filings required to be filed by the Seller under the Exchange Act, Securities Act or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("Other Seller Filings"). The Seller shall notify the Buyer promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or by any other governmental official with respect to any Other Seller Filing or for additional information and will supply the Buyer with copies of all correspondence with respect to the Proxy Statement and any Other Seller Filings. Each of the Seller and the Buyer shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Seller Filing. The Seller, after consultation with the Buyer, shall use its best efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any Other Seller Filing and any preliminary version thereof and cause the Proxy Statement and related form of proxy to be mailed to the shareholders of the Seller at the earliest practicable time. The Seller shall bear the costs and expenses of printing and distributing the Proxy Statement and related form of proxy (which will include the prospectus included in the Registration Statement) to the Seller's shareholders, provided, that the Buyer shall be responsible for any Commission or state blue sky filing or similar fees relating to the Registration Statement, subject to Section 8.9 below. The Seller shall notify the Buyer of its intention to mail the Proxy Statement to the shareholders of the Seller at least 48 hours prior to the intended time of such mailing. The information provided and to be provided by the Seller and the Buyer, respectively, for use in the Proxy Statement and any Other Seller Filings shall, on the date the Proxy Statement is first mailed to the Seller's shareholders or any Other Seller Filing is filed with the appropriate Governmental Body and in each case on the date of the Shareholders Meeting, be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each of the Seller and the Buyer agree to correct any such information provided by it for use in the Proxy Statement or any Other Seller Filing which shall have become false or misleading. The Proxy Statement and any Other Seller Filing, when filed with the appropriate Governmental Body, shall comply as to form in all material respects with all applicable requirements of law.

  8.7 Meeting of Shareholders. The Seller shall take all action necessary, in accordance with the BCL and its Certificate of Incorporation and By-Laws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Acquisition and the transactions contemplated hereby (such meeting and any adjournment or postponement thereof is referred to as the "Shareholders Meeting"). The Proxy Statement shall contain the determinations and recommendations of the Board of Directors of the Seller as to the Acquisition and the transactions contemplated hereby, provided, that the Seller's Board of Directors need not approve or recommend any particular form or terms of the Disposition. The Seller shall use its best efforts to solicit from holders of shares of Seller Common Stock proxies in favor of approval of the Acquisition and the transactions contemplated hereby and to take all other action necessary or, in the reasonable judgment of the Buyer, helpful to secure the vote of holders of shares of Seller Common Stock required by law to effect the Acquisition and the transactions contemplated hereby.

  8.8 Registration Statement; Other Buyer Filings. As promptly as practicable after the date hereof, the Buyer shall prepare and file the Registration Statement with the Commission under the Securities Act and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the Commission. As soon as practicable after the date of this Agreement, the Buyer shall promptly prepare and file any other filings required to be filed by the Buyer under the Securities Act or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("Other Buyer Filings"). The Buyer shall notify the Seller promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Registration Statement or by any other governmental official with respect to any Other Buyer Filing or for additional information and will supply the Seller with copies of all correspondence with respect to the Registration Statement and any Other Buyer Filings. Each of the Seller and the Buyer shall use its best efforts to obtain and furnish the information required to be included in the Registration Statement and any Other Buyer Filing. The Buyer, after consultation with the Seller, shall use its best efforts to respond promptly to any comments made by the Commission with respect to the Registration Statement and any Other Buyer Filing and any preliminary version thereof. The information provided and to be provided by the Seller and the Buyer, respectively, for use in the Registration Statement and any Other Buyer Filings shall, on the date the prospectus included in the Registration Statement is first mailed to shareholders by the Seller as part of the Proxy Statement or any Other Buyer Filing is filed with the appropriate Governmental Body and, in each case, on the date of the Shareholders Meeting, be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each of the Buyer and the Seller agree to correct any such information provided by it for use in the Registration Statement or any Other Buyer Filing which shall have become false or misleading. The Registration Statement and any Other Buyer Filing, when filed with the appropriate Governmental Body, shall comply as to form in all material respects with all applicable requirements of law.

  8.9 Fees and Expenses. If this Agreement or the transactions contemplated hereby are abandoned or terminated for any reason (other than pursuant to Section 10.1.8 or other than solely as a result of the failure to satisfy one or more of the conditions set forth in (a) Section 9.2.1 or 9.2.2 or (b)
Section 9.2.3 or 9.3.3 solely as a result of the Buyer's refusal to comply with
Section 8.10(iv) below), the Seller shall promptly (and in any event within two days after written request by the Buyer) reimburse the Buyer and its Affiliates for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, outside accountants, investment banking firms, experts and consultants to the Buyer and its Affiliates) incurred by them or on their behalf, commencing in November 1993, in connection with the transactions contemplated hereby, including without limitation, all costs and expenses of or relating to
(i) the preparation and negotiation of this Agreement, the Voting Agreement and Proxy, the Seller Indemnification Agreement, the Buyer Indemnification Agreement and the Ruling Request, (ii) the printing and filing of the Registration Statement and exhibits thereto, each prospectus included therein and any amendment or supplement to the Registration Statement or any such prospectus, including, without limitation, any filing fees payable to the Commission or any applicable blue sky authorities, (iii) the preparation and delivery of stock certificates representing the Purchase Consideration, (iv) the distribution, shipping and mailing to the Seller's shareholders of any prospectus, including any supplement thereto, included in the Registration Statement, (v) the listing of the shares representing the Purchase Consideration on the New York Stock Exchange, (vi) any registration or qualification of the shares representing the Purchase Consideration with applicable blue sky authorities, including the fees and disbursements of blue sky counsel in connection therewith and the preparation and printing of any blue sky memoranda and (vii) compliance with the H-S-R Act, including the payment of any filing fees. Except as provided in the preceding sentence, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

  8.10 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including (i) using reasonable best efforts to obtain the favorable Private Letter Ruling contemplated by Sections 9.2.3 and 9.3.3 below and all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts and instruments; (ii) using reasonable best efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iii) effecting all necessary registrations and filings, including, but not limited to, filings under the H-S-R Act and submissions of information requested by governmental authorities and (iv) suspending any tax-free distribution of shares of any Subsidiary if necessary to satisfy the conditions set forth in Sections 9.2.3 and 9.3.3 below. For purposes of the foregoing sentence, the obligations of the Seller and the Buyer to use "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not, by way of example, include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties. Nothing herein shall require the Seller to effect the Disposition other than on terms its Board of Directors finds acceptable.

  8.11 Access to Information; Confidentiality.

  8.11.1 Prior to the Closing Date, the Buyer shall be entitled, through its officers, employees and agents, complete access at all reasonable times to the offices and facilities of the Seller and its Subsidiaries and to their officers, employees, agents, properties, books, records and contracts, and the Seller shall furnish the Buyer and its representatives all financial, operating and other data and information as the Buyer, through its representatives, may reasonably request. In addition, the Seller shall deliver to the Buyer a copy of any report, opinion, recommendation, assessment, summary, compilation or other document relating to the liabilities of the Seller and its Subsidiaries and prepared for or on behalf of or addressed to the Seller, the Seller's Board of Directors or any committee thereof. At the Buyer's request, the Seller shall cause the party preparing any such document to provide a letter permitting the Buyer to rely thereon as though it were addressed to the Buyer. Subject to the requirements of law or judicial process, the Buyer shall hold in confidence, and shall use its best efforts to cause its representatives to hold in confidence, all nonpublic information concerning the Seller until such time as such information is otherwise publicly available, and, if this Agreement is terminated, the Buyer will, and will use its best efforts to cause its representatives to, deliver to the Seller all documents, work papers and other material (including copies) obtained by the Buyer, or on its behalf, from the Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

  8.11.2 Prior to the Closing Date, the Seller shall be entitled to participate in a due diligence meeting with one or more members of the senior management of the Buyer, such member or members to be reasonably designated by the Buyer, to the extent that such meeting shall be reasonably necessary to fulfill the due diligence obligations of the Seller under the federal securities laws in connection with the Proxy Statement. Subject to the requirements of law or judicial process, the Seller shall hold in confidence all nonpublic information concerning the Buyer until such time as such information is otherwise publicly available.

  8.11.3 No investigation pursuant to this Section 8.11 shall affect any representations, warranties, covenants or agreements of the Seller or the Buyer under this Agreement.

  8.12 Public Announcements. The Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby (other than the Disposition) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. Each of the Seller and the Buyer shall expeditiously review any such press release or other document in connection with any such consultation.

  8.13 Notification of Certain Matters. The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the representations or warranties of the Seller or the Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure of the Seller or the Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that no such notifications shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  8.14 Brokers. Any broker, finder or other fee or commission in connection with the Transactions or the other transactions contemplated hereby based upon arrangements made by or on behalf of either of the parties hereto will be paid, except as set forth in Section 8.9 above, by the party making such arrangements or on whose behalf such arrangements were made. Each party hereto will indemnify and hold the other party harmless from any claims, liabilities, costs and expenses incurred by such other party as a result of broker, finder or other fees or commissions which were incurred by, or as result of any action or involvement of, the indemnifying party in connection with the Transactions or the other transactions contemplated hereby.

  8.15 Bulk Sales. The Seller shall indemnify and hold harmless the Buyer and its Affiliates against any Losses relating to, arising out of or in connection with any liability under any Bulk Sales Act or similar law arising from the Seller's consummation of the Disposition or any other transactions contemplated hereby.

  8.16 Fiduciary Duty. Notwithstanding anything to the contrary herein, neither the Seller nor the Buyer (or their respective boards of directors) shall be prohibited from (i) making any disclosure to its own shareholders that, in the judgment of the disclosing party's board of directors, in accordance with the advice of counsel, is required under applicable law or (ii) taking any action which the board of directors of the Seller or the Buyer, as the case may be, determines in good faith on the basis of advice of counsel is necessary in order for such board of directors to comply with its fiduciary obligations under applicable law; provided, that, prior to making any such disclosure or taking any such action, the party making such disclosure or taking such action shall notify the other party in writing and afford the other party a reasonable opportunity for consultation as to such proposed disclosure or action; provided, further, (x) that the Buyer shall not exercise any rights under clause (ii) above unless the Buyer shall determine in good faith to enter into a transaction not solicited or initiated by the Buyer that its Board of Directors determines, based upon advice of counsel, the Buyer is required to enter into in accordance with the Board's fiduciary obligations and that would be restricted or prohibited under the terms of the Ruling Request (other than the transaction described in Section 8.10(iv)) and (y) that the Seller shall not exercise any rights under clause (ii) above unless the Seller shall determine in good faith to enter into a transaction not solicited or initiated by the Seller that its Board of Directors determines, based upon advice of counsel, the Seller is required to enter into in accordance with the Board's fiduciary obligations.

  9. Conditions.

  9.1 Conditions to the Obligations of Each Party to Effect the
Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

  9.1.1 The Transactions and the other transactions contemplated hereby shall have been approved by the shareholders of the Seller by the vote (if any) required by the BCL.

  9.1.2 Any waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the H-S-R Act shall have expired or been terminated.

  9.1.3 No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Body nor any statute, rule, regulation or executive order promulgated or enacted by a Governmental Body shall be in effect which would (i) make the acquisition by the Buyer of the Petrie Block Shares illegal or (ii) otherwise prevent the consummation of the Acquisition and the transactions contemplated hereby.

  9.1.4 The Registration Statement shall be effective under the Securities Act and no "stop order" shall have been issued with respect to the Registration Statement and no proceeding for such purpose shall have been commenced.

  9.1.5 The Petrie Stock Transfer and the Disposition shall have been completed in a manner permitted by the Ruling Request and the Private Letter Ruling, as the same shall be amended or supplemented from time to time.

  9.1.6 The Buyer Common Stock constituting the Purchase Consideration shall have been approved for listing by the New York Stock Exchange, subject to official notice of issuance.

  9.1.7 Any licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to contracts and leases with the Seller and its Subsidiaries as are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained.

  9.2 Additional Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Acquisition is also subject to each of the following conditions:

  9.2.1 The Buyer shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date.

  9.2.2 The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

  9.2.3 The Seller shall have received a favorable private letter ruling (the "Private Letter Ruling"), in form and substance reasonably satisfactory to the Seller, from the IRS, to the effect that the consummation of the Petrie Stock Transfer, the Acquisition and the Dissolution will not give rise to the recognition of taxable income or gain to the Seller, any of its Subsidiaries or the Buyer for Federal income tax purposes and no gain or loss will be recognized by shareholders of the Seller by reason of receipt of Buyer Common Stock in exchange for their Seller Common Stock.

  9.2.4 The Seller shall have received the legal opinion of Schulte Roth & Zabel, counsel to the Buyer, to the effect set forth in Exhibit C.

  9.3 Additional Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition is also subject to each of the following conditions:

  9.3.1 The Seller shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date.

  9.3.2 The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

  9.3.3 The Buyer shall have received a favorable Private Letter Ruling, in form and substance satisfactory to the Buyer in good faith, from the IRS, to the effect that the consummation of the Petrie Stock Transfer, the Acquisition and the Dissolution will not give rise to the recognition of taxable income or gain to the Seller, any of its Subsidiaries or the Buyer for Federal income tax purposes and no gain or loss will be recognized by shareholders of the Seller by reason of receipt of Buyer Common Stock in exchange for their Seller Common Stock.

  9.3.4 Prior to the Closing Date, the Seller shall have taken all steps necessary to consummate the Dissolution other than the filing of the Certificate of Dissolution of the Seller with the Department of State of the State of New York, each in a form and by a method acceptable to the Buyer.

  9.3.5 Prior to the Closing Date, the Seller shall have paid or satisfied all of its liabilities and indebtedness or the Seller's Board of Directors shall have made adequate provision therefor in the escrow and trust required by
Section 8.2 above in an amount, and with terms and conditions, reasonably satisfactory to the Buyer, in relation to the Designated Amount.

  9.3.6 The Buyer shall not have reasonably determined, after taking into account any applicable terms and provisions of the escrow and trust required by
Section 8.2 above, that the consummation of the Transactions and the other transactions contemplated hereby (i) could result in liability to the Buyer or
(ii) could result in the Buyer receiving less than the Designated Amount, as set forth in this Agreement.

  9.3.7 No Action shall have been commenced and be pending by any Person against the Seller or the Buyer or any of their Affiliates, associates, officers or directors, which is reasonably likely to be material to the Buyer, in relation to the Designated Amount.

  9.3.8 The holders of no more than 9.5% of the shares of Seller Common Stock outstanding on the Closing Date shall have perfected dissenter's rights with respect to any of the Transactions.

  9.3.9 The Buyer shall have received the legal opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Seller, to the effect set forth in Exhibit D.

  10. Termination, Amendment and Waiver.

  10.1 Termination. This Agreement may be terminated and the Acquisition and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other party hereto, at any time prior to the Closing Date, whether prior to or after approval by the shareholders of the Seller:

  10.1.1 By mutual written consent of the Boards of Directors of the Seller and the Buyer;

  10.1.2 By either the Seller or the Buyer, if a Governmental Body shall have issued an order, decree or ruling or promulgated or enacted any statute, rule, regulation or executive order, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that any such order, decree or ruling shall have become final and nonappealable;

  10.1.3 By either the Seller or the Buyer, if the Closing shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it prior to the Closing Date;

  10.1.4 By either the Seller or the Buyer, if at the Shareholders Meeting the Transactions and any other transactions contemplated hereby that are required to be approved by the shareholders of the Seller shall fail to be approved by such shareholders by the vote required by the BCL;

  10.1.5 By either the Seller or the Buyer, if the Private Letter Ruling issued by the IRS does not satisfy the conditions set forth in Sections 9.2.3 and
9.3.3 above, respectively;

  10.1.6 By the Buyer, if the Buyer shall have reasonably determined, after taking into account any applicable terms and provisions of the escrow and trust required by Section 8.2 above, that consummation of the Transactions and the other transactions contemplated hereby (i) could result in liability to the Buyer or (ii) could result in the Buyer receiving less than the Designated Amount, as set forth in this Agreement;

  10.1.7 By the Buyer, if the Seller shall have (i) withdrawn, modified or amended in any respect its approval or recommendation of the Acquisition or the transactions contemplated hereby (other than any particular form of Disposition), (ii) failed to include in the Proxy Statement such recommendation (including the recommendation that the shareholders of the Seller vote in favor of the Acquisition and the transactions contemplated hereby (other than any particular form of Disposition), (iii) taken any public position inconsistent with such recommendation or (iv) if the Board of Directors of the Seller shall have resolved to do any of the foregoing;

  10.1.8 By the Seller, if the Buyer fails to perform in all material respects its obligations under this Agreement; provided, however, that the Buyer shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations;

  10.1.9 By the Buyer, if the Seller fails to perform in all material respects its obligations under this Agreement; provided, however, that the Seller shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations; or

  10.1.10 By the Seller, if the Board of Directors of the Seller shall reasonably determine and notify the Buyer in writing that the contingent liabilities of the Seller and its Subsidiaries have not been reduced below $200,000,000.

  10.2 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Acquisition as provided in Section 10.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of the Seller or the Buyer, except as set forth in this Section, Section
8.9 above, the last sentences of Sections 8.11.1 and 8.11.2 above and Section
8.11.3 above and except to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.4 Waiver. At any time prior to the Closing Date, whether before or after the Shareholders Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

  11. General Provisions.

  11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

    (a) if to the Seller:

        Petrie Stores Corporation
        70 Enterprise Avenue
        Secaucus, New Jersey 07094
        Attention: Peter A. Left
        Chief Operating Officer
        Facsimile: (201) 866-2355

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, New York 10022
        Attention: Richard T. Prins, Esq.
        Facsimile: (212) 735-2000

    (b) if to the Buyer:

        Toys "R" Us, Inc.
        395 W. Passaic Street
        Rochelle Park, New Jersey 07662
        Attention: Louis Lipschitz
        Chief Financial Officer
        Facsimile: (201) 845-0973

      with a copy to:

        Schulte Roth & Zabel
        900 Third Avenue
        New York, New York 10022
        Attention: Andre, Weiss, Esq.
        Facsimile: (212) 593-5955

  11.2 Representations and Warranties; Etc. The respective representations and warranties (other than Sections 6.10 and 7.5 above) of the Seller and the Buyer contained herein shall expire with, and be terminated and extinguished upon, consummation of the Acquisition and the transactions contemplated hereby, and thereafter neither the Seller nor the Buyer nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 11.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Acquisition and the transactions contemplated hereby.

  11.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

  11.4 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  11.6 Miscellaneous. This Agreement and the Voting Agreement and Proxy (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, between or among the parties thereto with respect to the subject matter hereof or thereof; (ii) may not be assigned by either the Seller or the Buyer without the consent of the other party; and
(iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

  In Witness Whereof, the Seller and the Buyer have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                          Toys "R" Us, Inc.


                                          By:       /s/ Louis Lipschitz
                                              ---------------------------------
                                              Name: Louis Lipschitz
                                              Title:  Senior VP--Finance and CFO

                                          Petrie Stores Corporation


                                          By:      /s/ Allan Laufgraben
                                              ---------------------------------
                                              Name: Allan Laufgraben
                                              Title:  CEO--President

                                                                    May 10, 1994

Petrie Stores Corporation
70 Enterprise Avenue
Secaucus, New Jersey 07094

      Re: Amendment No. 1
          ---------------
Dear Sirs:

  Reference is made to the Acquisition Agreement, dated as of April 20, 1994, between Toys "R" Us, Inc., a Delaware corporation (the "Buyer"), and Petrie Stores Corporation, a New York corporation (the "Seller") (the "Acquisition Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Acquisition Agreement.

  The parties desire to amend the Acquisition Agreement.

  Accordingly, the Buyer and the Seller hereby agree as follows:

    1. Section 3(b) of the Acquisition Agreement is amended by adding the following at the end thereof:

      "The shares of Buyer Common Stock constituting the Purchase Consideration shall be shares held in the treasury of the Buyer (and previously included in a listing application approved by the New York Stock Exchange), including without limitation, the Closing Date Petrie Block Shares which shall be delivered to the Buyer pursuant to Section 2(i) above."

    2. Section 9.1.6 of the Acquisition Agreement is deleted in its entirety, and Section 9.1.7 thereof is redesignated as Section 9.1.6.

                                          Sincerely yours,

                                          Toys "R" Us, Inc.


                                          By:        /s/ Louis Lipschitz
                                              ---------------------------------
                                          Name:  Louis Lipschitz
                                          Title: Senior Vice President--
                                                 Finance and Chief Financial
                                                 Officer

Accepted and Agreed:

Petrie Stores Corporation


By:      /s/ Peter A. Left
    ---------------------------------
Name:  Peter A. Left
Title: Vice Chairman, Chief
       Operating Officer, Chief
       Financial Officer and
       Secretary
                                      B-20

                                                                         ANNEX C

                      PLAN OF LIQUIDATION AND DISSOLUTION
                                      OF
                           PETRIE STORES CORPORATION

  The following Plan of Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of PETRIE STORES CORPORATION, a New York corporation ("Petrie"), in accordance with Sections 368(a)(1)(C), 368(a)(2)(G) and 361(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and Article 10 of the New York Business Corporation Law (the "NYBCL").

  1. Adoption of Plan. The Plan shall become effective, subject to the conditions hereinafter provided, upon its approval and adoption by the affirmative vote of the holders of record of two-thirds of the outstanding shares of Petrie's common stock, par value $1.00 per share ("Petrie Common Stock"), voting at a shareholders meeting called for such purpose. Such approval of the Plan shall constitute approval by Petrie's shareholders of the sale of substantially all of the assets of Petrie in accordance with Section 909 of the NYBCL and approval of each of the other actions contemplated by the Plan.

  2. The Exchange. Within the twelve-month period beginning on the date on which the Plan becomes effective (the "Liquidation Period"), and pursuant to the Acquisition Agreement, dated April 20, 1994, as amended on May 10, 1994, between Petrie and Toys "R" Us, Inc., a Delaware corporation ("Toys"), Petrie shall exchange with Toys all of the shares of Toys common stock, par value $.10 per share ("Toys Common Stock") held by certain subsidiaries of Petrie and cash (up to $250 million) for a number of shares of Toys Common Stock equal to (a) the number of shares of Toys Common Stock held by Petrie, less approximately
3.3 million shares of Toys Common Stock, plus (b) such amount of cash divided by the market value of a share of Toys Common Stock (the "Exchange").

  3. The Disposition. Within the Liquidation Period, Petrie shall have the authority to engage in such transactions as may be appropriate to the sale or other disposition (the "Disposition") of (i) the stock of any subsidiary of Petrie engaged in retail operations and (ii) any retail assets held directly or indirectly by Petrie (the "Retail Operations").

  4. Sale of Other Assets. Within the Liquidation Period, Petrie shall have the authority to engage in such other transactions as may be appropriate to its complete liquidation and dissolution, including without limitation, the authority to mortgage, pledge, sell, lease, exchange or otherwise dispose of all or any part of its other assets for cash and/or shares, bonds, or other securities or property upon such terms and conditions as Petrie's Board of Directors shall determine, with no further approvals by Petrie's shareholders except as required by law.

  5. Provision for Liabilities. Within the Liquidation Period, Petrie shall pay or discharge, or set aside cash, Toys Common Stock, or other assets for the payment or discharge of, or to otherwise provide for, its liabilities and obligations, including contingent or unascertained liabilities and obligations determined or otherwise reasonably estimated to be due either by Petrie's Board of Directors or a court of competent jurisdiction (the "Liabilities"). The foregoing may be accomplished by use of one or more trusts (including a liquidating trust), escrows, plans or other arrangements as determined by Petrie's Board of Directors or required by law, and Petrie's shareholders by adoption of this Plan do constitute and appoint any agent or trustee under the arrangement provided by the Board of Directors pursuant to this Paragraph 5 as the agent or trustee for the limited purposes provided in the agreement in which such purposes are set forth.

  6. Distribution to Shareholders. Upon the consummation of the Exchange and the Disposition, and within the Liquidation Period, Petrie shall distribute (the "Initial Distribution") to its shareholders their pro rata share of the shares of Toys Common Stock received by Petrie in the Exchange and all of Petrie's cash, if any, other than such shares of Toys Common Stock and cash set aside for the payment of the Liabilities (the "Retained Assets"), in one or more distributions, at such time and in such manner as Petrie's Board of Directors, in its discretion, shall deem advisable.

  7. Escrow. Petrie, at such time as its Board of Directors shall deem practicable, but in any event within the Liquidation Period, shall create and execute with one or more agents ("Agents") selected by Petrie's Board of Directors, one or more escrow agreements substantially in the form annexed hereto as Exhibit A (the "Escrow"), and transfer to the Agents of the Escrows physical possession of the Retained Assets. The Retained Assets will be held by the Escrow Agents to provide for the Liabilities and for distributions to beneficiaries of the Liquidating Trust (as defined below). Pursuant to the terms of the Liquidating Trust Agreement (as defined below), Petrie will grant, assign and convey all rights of ownership of the Retained Assets, subject to the terms and provisions of the Escrows, to the Liquidating Trust.

  8. Liquidating Trust. Petrie, at such time as its Board of Directors shall deem practicable, but in any event within the Liquidation Period, shall (i) create and execute with trustees ("Trustees") who were selected by Petrie's Board of Directors, a liquidating trust agreement substantially in the form annexed hereto as Exhibit B (the "Liquidating Trust Agreement") to establish a liquidating trust (the "Liquidating Trust"), (ii) grant, assign, and convey to the Trustees of the Liquidating Trust all rights of ownership of the Retained Assets, subject to the terms and provisions of the Escrows and all of the Liabilities and (iii) distribute interests in the Liquidating Trust to its shareholders (this section 8, together with the Initial Distribution, shall be referred as the "Liquidation").

    (a) No distributions of any of the assets held by the Trustees of the Liquidating Trust shall be made by the Trustees other than as provided by the express terms and provisions of the Liquidating Trust Agreement, and no assets held by the Trustees shall ever revert or be distributed to Petrie or to any Petrie shareholder, as such, other than a former Petrie shareholder entitled thereto as provided in the Liquidating Trust Agreement. Assets held in the Liquidating Trust shall be distributed to the beneficiaries of the Liquidating Trust at the time and under the conditions set forth in the express terms and provisions of the Liquidating Trust Agreement.

    (b) It is intended that the assignment of the assets to the Trustees of the Liquidating Trust shall, subject to the terms and provisions of the Liquidating Trust Agreement, constitute a final liquidating distribution by Petrie to its shareholders of their pro rata interests in such assets, and Petrie's shareholders shall be the owners of the Liquidating Trust within the meaning of Sections 671 through 679 of the Code.

  9. Abandonment of Plan. If the Exchange and the Disposition are not consummated within the Liquidation Period for any reason, Petrie's Board of Directors may, without further action by its shareholders, abandon all or part of the Plan.

  10. Filing of Forms. The officers of Petrie are authorized and directed to execute and file United States Treasury Form 966 pursuant to Section 6043 of the Code within 30 days after the adoption of the Plan in accordance with Paragraph 1 hereof, and such other forms and reports as may be necessary to comply with the requirements of any foreign, state or local law, and such additional forms and reports with and to the Internal Revenue Service or other taxing authorities as may be necessary, desirable or appropriate in connection with the execution of the Plan.

  11. Dissolution. Upon the consummation of the Exchange, the Disposition and the Liquidation, the Board of Directors shall execute and file a certificate of dissolution of Petrie in accordance with Sections 1003 and 1004 of the NYBCL. After dissolution, Petrie shall carry on no business except for the purpose of winding up its affairs in accordance with Article 10 of the NYBCL and the Liquidating Trust Agreement.

  12. Authorization to Board of Directors, Officers. Petrie's Board of Directors and officers are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of the Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as such Board of Directors and officers deem necessary or desirable in order to carry out the provisions of the Plan and effect the complete liquidation and dissolution of Petrie in accordance with Sections 368(a)(1)(c), 368(a)(2)(G) and 361(c) of the Code and Article 10 of the NYBCL.

                                      C-2

                                                                         ANNEX D

                           PETRIE STORES CORPORATION

                          LIQUIDATING TRUST AGREEMENT

  AGREEMENT AND DECLARATION OF TRUST, dated       , 1994, by and between Petrie
Stores Corporation, a New York corporation ("Petrie"), and         ,
and          (collectively, the "Trustees").

  WHEREAS, Petrie and Toys "R" Us, Inc., a Delaware corporation ("Toys"), are parties to an Acquisition Agreement, dated April 20, 1994, as amended on May 10, 1994 (the "Acquisition Agreement"), pursuant to which Petrie has agreed to exchange with Toys all of the shares of Toys common stock, par value $.10 per share ("Toys Common Stock"), previously held by certain subsidiaries of Petrie and presently held by Petrie, and cash (up to $250 million) for a number of shares of Toys Common Stock, equal to (a) the number of shares of Toys Common Stock held by Petrie less approximately 3.3 million shares of Toys Common Stock, plus (b) such amount of cash divided by the market value of a share of Toys Common Stock (the "Exchange");

  WHEREAS, the Exchange, in conjunction with the complete liquidation of Petrie, is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, Petrie's Board of Directors anticipates that Petrie may not be able to fully wind up all of its affairs prior to the date by which Petrie must dissolve, and therefore have made specific arrangements for such contingency in the Plan of Liquidation and Dissolution (the "Plan of Liquidation and Dissolution");

  WHEREAS, on November 1, 1994, Petrie's Board of Directors voted to submit to its shareholders, among other things, (i) the disposition of Petrie's retail store operations (the "Disposition"), (ii) the Exchange, and (iii) the establishment of a liquidating trust and the complete liquidation and dissolution of Petrie (the "Liquidation," and together with the Exchange and Disposition, the "Transaction"), and on December 6, 1994, its shareholders approved the Disposition, and on January [ ], 1995, its shareholders approved the Exchange and the Liquidation, authorizing the complete liquidation and dissolution of Petrie pursuant to the Plan of Liquidation and Dissolution (the "Plan"); and

  WHEREAS, the Plan, among other things, (i) provides that upon consummation of the Exchange, Petrie will distribute pro rata to its shareholders all of its assets consisting of Toys Common Stock and cash, if any, other than such assets retained by Petrie and set aside in escrow (the "Retained Assets") to provide for the payment of all liabilities of Petrie, (ii) provides for the establishment of a liquidating trust pursuant to the terms and conditions hereof (the "Trust") and the establishment of one or more escrow accounts (the "Escrow Accounts"), pursuant to the terms and conditions of one or more separate escrow agreements (the "Escrow Agreements"), (iii) provides the methods by which both the Trustees were selected to serve as agents of the Beneficiaries (as defined below) and trustees of the Trust, and one or more escrow agents were selected to administer the Escrow Accounts, (iv) authorizes and directs Petrie to grant, assign and convey the Retained Assets to the Trustees as agents for the Beneficiaries (as defined below) in cancellation of the interest of the Shareholders in Petrie, subject to the terms and provisions of the Escrow Agreements, and to transfer physical possession of the Retained Assets to the Escrow Agents, and (v) authorizes and directs the Trustees to allocate, hold and distribute the Trust Assets for and on behalf of the Beneficiaries in accordance with the terms and conditions hereof.

  NOW, THEREFORE, in consideration of the premises, Petrie hereby, subject to the terms and provisions of the Escrow Agreements, grants, releases, assigns, conveys and delivers unto the Trustees for the benefit of the beneficiaries of the Trust (the "Beneficiaries"), all of Petrie's right, title and interest in and to the Retained Assets for the uses and purposes stated herein, subject to the terms and provisions set out below, and the Trustees hereby accept such assets and such Trust, subject to the following terms and provisions:

                                   ARTICLE I

                              Name and Definitions

  1.1. Name. This trust shall be known as the Petrie Liquidating Trust.

  1.2. Certain Terms Defined. For all purposes of this instrument, unless the context otherwise requires:

    (a) Affiliated Person shall mean a Person (i) who in his individual capacity is a director, trustee, officer, partner or employee of the Manager or of a Person who controls, is controlled by or is under common control with the Manager or (ii) who controls, is controlled by or is under common control with the Manager.

    (b) Affiliated Trustee shall mean a Trustee (i) who in his individual capacity is a director, trustee, officer, partner or employee of the Manager or of a Person who controls, is controlled by or is under common control with the Manager or (ii) who controls, is controlled by or is under common control with the Manager.

    (c) Agreement shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

    (d) Beneficial Interest shall mean each Beneficiary's proportionate share of the Trust Assets initially determined by the ratio of the number of Shares held by the Initial Beneficiary on the close of business on the Record Date over the total number of Shares issued and outstanding on such Record Date and thereafter each Beneficiaries' proportional beneficial interest in the Trust.

    (e) Initial Beneficiary shall mean each of the Shareholders.

    (f) Manager shall mean such Person or Persons who have been employed by, or who have contracted with, the Trustees to assist in the management of the Trust.

    (g) Person shall mean an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a trust, a joint venture, any unincorporated organization, or a government or political subdivision thereof.

    (h) Record Date shall mean the date selected by the Board of Directors of Petrie for determination of the shareholders of Petrie entitled to become Beneficiaries.

    (i) Shares shall mean the shares of common stock, par value $1.00 per share, of Petrie.

    (j) Shareholders shall mean the holders of record of the outstanding Shares of Petrie at the close of business on the Record Date.

    (k) Succession Date shall mean the date on which the first distribution of assets of Petrie to the Trustees occurs.

    (l) Trust shall mean the Trust created by this Agreement.

    (m) Trust Assets shall mean all the property held from time to time by the Trustees under this Agreement, which initially shall consist of the Retained Assets granted, assigned and conveyed to the Trustees by Petrie pursuant to the Plan of Liquidation and Dissolution, and, in addition, shall thereafter include all dividends, rents, royalties, income, proceeds and other receipts of, from, or attributable to any assets held by the Trust.

    (n) Trustees shall mean the original Trustees and their successors.

                                   ARTICLE II

                               Nature of Transfer

  2.1. Purpose of Trust.

  (a) The Trust is organized for the sole purpose of winding up Petrie's affairs with no objective to continue or engage in the conduct of a trade or business.

                                      D-2

  (b) As Petrie is required to liquidate and dissolve prior to fully winding up its affairs, including, but not limited to, its payment of any unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed or whether arising under the Acquisition Agreement, the
Seller Indemnification Agreement, dated as of       , 1994, among Toys, Petrie
and the other parties thereto (the "Seller Indemnification Agreement"), or otherwise (the "Liabilities"), without any established procedure to satisfy such Liabilities, Petrie's Board of Directors and Shareholders each approved the Plan, which calls for the establishment of the Trust, and sets forth the manner in which the Trustees are selected, for the purpose of providing a procedure which will enable Petrie to dissolve in a timely manner, and wind up its affairs, by distributing to the Shareholders pro rata all its assets, other than the Retained Assets, which will be granted, assigned and conveyed to the Trustees pursuant to the terms contained herein. The Retained Assets granted, assigned and conveyed to the Trustees subject to the terms and provisions of the Escrow Agreements will be held in the Trust, and the Trustees will: (i) further liquidate the Trust Assets if necessary to carry out the purpose of the Trust and facilitate distribution of the Trust Assets; (ii) allocate, protect, conserve and manage the Trust Assets in accordance with the terms and conditions hereof; (iii) complete the winding up of Petrie's affairs; (iv) act on behalf of the Beneficiaries and in the capacity of Petrie in connection with the Acquisition Agreement; and (v) distribute the Trust Assets in accordance with the terms and conditions hereof.

  (c) It is intended that the granting, assignment and conveyance of the Retained Assets by Petrie to the Trustees pursuant hereto shall be treated for federal and state income tax purposes as if Petrie made such distributions directly to the Shareholders. It is further intended that for federal, state and local income tax purposes the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law, and the Beneficiaries shall be treated as the owners of their respective share of the Trust pursuant to Sections 671 through 679 of the Code and any analogous provision of state or local law and shall be taxed on their respective share of the Trust's taxable income (including both ordinary income and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trustees shall file all tax returns required to be filed with any governmental agency consistent with this position, including, but not limited to, any returns required of grantor trusts pursuant to Section 1.671-4(a) of the Income Tax Regulations.

  2.2. Prohibited Activities. The Trust shall not continue or engage in the conduct of any trade or business, and the Trustees are expressly prohibited from, and shall have no power or authority to, continue or engage in the conduct of any trade or business on behalf of the Trust or the Beneficiaries, and all of the terms and conditions hereof shall be construed accordingly.

  2.3. No Reversion to Petrie. In no event shall any part of the Trust Assets revert to or be distributed to Petrie.

  2.4. Instruments of Further Assurance. After the dissolution of Petrie, such Persons as shall have the right and power to so act, will, upon reasonable request of the Trustees, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to carry out effectively the purposes of this Agreement, to confirm or effectuate the transfer to the Trustees of any property intended to be covered hereby, and to vest in the Trustees, their successors and assigns, the estate, powers, instruments or funds in trust hereunder.

  2.5. Payment of Liabilities. The Trustees hereby assume all Liabilities. Should any Liability be asserted against the Trustees as the transferees of the Trust Assets or as a result of the assumption made in this paragraph, the Trustees may use such part of the Trust Assets as may be necessary in contesting any such Liability or in payment thereof, but in no event shall the Trustees, Beneficiaries or employees or agents of the Trust or Toys or its directors, officers, employees or agents be personally liable, nor shall resort be had to the private property of such Persons, in the event the Trust Assets are not sufficient to satisfy the Liabilities of the Trust.

                                      D-3

  2.6. Incidents of Ownership. The Shareholders shall be the Initial Beneficiaries of the Trust created by this Agreement and the Trustees shall retain only such incidents of legal ownership as are necessary to undertake the actions and transactions authorized herein.

  2.7. Notice to Unlocated Shareholders. If the Trust holds Trust Assets for unlocated Shareholders, due notice shall be given to such Shareholders in accordance with local law.

                                  ARTICLE III

                                 Beneficiaries

  3.1. Beneficial Interests.

  (a) The Initial Beneficial Interest of each former Shareholder as a Beneficiary hereof shall be determined by the Trustees in accordance with a certified copy of Petrie's shareholder list as of the Record Date. Petrie will deliver such a certified copy of its shareholder list to the Trustees within a reasonable time after such date. For ease of administration, the Trustees shall express the Beneficial Interest of each Beneficiary in terms of units ("Units").

  (b) The certificates representing Shares will be deemed to evidence the number of Units in the Trust owned by each Beneficiary, provided, however, that upon exchange or transfer of such certificates, the certificates shall be marked with an appropriate legend, or new certificates in a form approved by the Trustees shall be issued and shall evidence the number of Units owned.

  (c) If any conflicting claims or demands are made or asserted with respect to the ownership of any Units, or if there should be any disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of any Beneficiary resulting in adverse claims or demands being made in connection with such Units, then, in any of such events, the Trustees shall be entitled, at their sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustees may elect to make no payment or distribution with respect to the such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing the Trustees shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustees be liable for interest on any funds which it may so withhold. The Trustees shall be entitled to refrain and refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, (ii) all differences have been adjusted by valid written agreement between all of such parties, and the Trustees shall have been furnished with an executed counterpart of such agreement, or (iii) there is furnished to the Trustees a surety bond or other security satisfactory to the Trustees, as they shall deem appropriate, to fully indemnify them as between all conflicting claims or demands.

  3.2. Rights of Beneficiaries. Each Beneficiary shall be entitled to participate in the rights and benefits due to a Beneficiary hereunder according to his Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Agreement. The interest of the Beneficiary hereby is declared and shall be in all respects personal property and upon the death of an individual Beneficiary, his Beneficial Interest shall pass as personal property to his legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall have no title to, right to, possession of, management of, or control of, the Trust Assets except as herein expressly provided. No widower, widow, heir, or devisee of any person who may be a Beneficiary shall have any right of dower, homestead, or inheritance, or of partition, or of any other right, statutory or otherwise, in any property forming a part of the Trust Assets but the whole title to all the Trust Assets shall be vested in the Trustees and the sole interest of the Beneficiaries shall be the rights and benefits given to such Persons under the Agreement.

  3.3. Transfer of Interests of Beneficiaries. If the Trust receives either a ruling from the Internal Revenue Service or an opinion from counsel acceptable to the Trustees to the effect that transferability by

                                      D-4

Beneficiaries of their Beneficial Interests will not adversely affect the Trust's qualification as a "liquidating trust" for purposes of the Code and Treasury Regulation Section 301.7701-4(d), the Beneficial Interest of a Beneficiary may be transferred, in accordance with applicable securities laws, either by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representatives of the Beneficiary; provided, however, that if the Trust receives a ruling from the Internal Revenue Service to the effect that transferability by Beneficiaries of their Beneficial Interests will adversely affect the Trust's qualification as a "liquidating trust" for purposes of the Code and Treasury Regulation Section 301.7701-4(d), the Beneficial Interest of a Beneficiary may not be transferred either by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representatives of the Beneficiary, nor may a Beneficiary have authority or power to sell, assign, transfer, encumber, or in any other manner anticipate or dispose of his Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by will, intestate succession, or operation of law and, further provided, that the executor or administrator of the estate of a Beneficiary may mortgage, pledge, grant a security interest in, hypothecate or otherwise encumber, the Beneficial Interest held by the estate of such Beneficiary if necessary in order to borrow money to pay estate, succession or inheritance taxes or the expenses of administering the estate of the Beneficiary, upon written notice to the Trustees.

  The Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such interests be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary, but the interest of a Beneficiary shall be paid by the Trustees to the Beneficiary free and clear of all assignments, attachments, anticipations, levies, executions, decrees and sequestrations and shall become the property of the Beneficiary only when actually received by such Beneficiary.

  3.4. Trustees as Beneficiaries. Each Trustee, either individually or in a representative or fiduciary capacity may be a Beneficiary to the same extent as if he were not a Trustee hereunder and have all the rights of a Beneficiary, including, without limitation, the right to vote and to receive distributions, to the same extent as if he were not a Trustee hereunder.

                                   ARTICLE IV

                       Duration and Termination of Trust

  4.1. Duration. The existence of this Trust shall terminate upon the earliest of (i) a termination required by the applicable laws of the State of New York,
(ii) the termination due to the distribution of all the Trust Assets as provided in Section 5.6, or (iii) the expiration of a period of five years from the date of the creation of the Trust; provided, however, the Trustees, in their discretion, may extend the existence of this Trust to such later date as they may designate, if they determine that an extension is reasonably necessary to pay or make provision for then known liabilities, actual or contingent, and provided further, however, that the Trust shall not in any event terminate pursuant to this clause (iii) prior to (a) the date the Trustees are permitted to make a final distribution in accordance with Section 5.6 or (b) the termination of the Escrow Agreements.

  4.2. Other Obligations of Trustees upon Termination. Upon distribution of all the Trust Assets, the Trustees shall provide for the retention of the books, records, lists of holders of Units, certificates for Shares and Units and files which shall have been delivered to or created by the Trustees. At the Trustees' discretion, all of such records and documents may be destroyed at any time after seven years from the distribution of all the Trust Assets. Except as otherwise specifically provided herein, upon the distribution of all the Trust Assets, the Trustees shall have no further duties or obligations hereunder.

                                      D-5

                                   ARTICLE V

                         Administration of Trust Assets

  5.1. Sale of Trust Assets. The Trustees may, at such times as they may deem appropriate, transfer, assign, or otherwise dispose of all or any part of the Trust Assets as they deem appropriate at public auction or at private sale for cash, securities or other property, or upon credit (either secured or unsecured as the Trustees shall determine).

  5.2. Transactions with Related Persons. Notwithstanding any other provisions of this Agreement, but only to the extent that such transactions have not been previously approved by the Shareholders as part of the Plan of Liquidation and Dissolution, the Trustees shall not knowingly, directly or indirectly, sell or otherwise transfer all or any part of the Trust Assets to, or contract with,
(i) any Trustee, employee or agent (acting in their individual capacities) of this Trust or (ii) any Person of which any Trustee, employee or agent of this Trust is an affiliate by reason of being a trustee, director, officer, partner or direct or indirect beneficial owner of 5% or more of the outstanding capital stock, shares or other equity interest of such Persons; unless, in each such case, after disclosure of such interest or affiliation, such transaction is approved by a majority of the Trustees who are not interested in the transaction and such Trustees determine that such transaction is on its terms fair and reasonable to the Trust and is in the best interests of the Beneficiaries, and in no event less favorable to this Trust than terms available for a comparable transaction with unrelated Persons. The Trustees are entitled to rely in good faith on certificates of the Trustees, employees and agents of the Trust with respect to their interests in any transaction.

  5.3. Restriction on Trust Assets. Other than Toys Common Stock, the Trust shall not receive transfers of any assets prohibited by Revenue Procedure 82-58, as the same may be amended, supplemented or modified including, but not limited to, any listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer or any general or limited partnership interests, except any stock or securities received in a transaction contemplated by Section 6.2(l) hereof.

  5.4. Payment of Claims, Expenses and Liabilities. The Trustees shall pay from the Trust Assets all claims, expenses, charges, liabilities, and obligations of the Trust Assets and all Liabilities and obligations which the Trustees specifically assume and agree to pay pursuant to this Agreement and such transferee liabilities which the Trustees may be obligated to pay as transferees of the Trust Assets, including among the foregoing, and without limiting the generality of the foregoing, interest, penalties, taxes, assessments, and public charges of every kind and nature and the costs, charges, and expenses connected with or growing out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustees.

  5.5. Interim Distributions. At such times as may be determined by them, but at least annually, the Trustees shall distribute, or cause to be distributed, to the Beneficiaries, in proportion to the number of Units held by each Beneficiary, such cash or other property comprising a portion of the Trust Assets as the Trustees may in their sole discretion determine may be distributed without detriment to the conservation and protection of the Trust Assets; provided, however, that the Trustees shall not make any distributions to the Beneficiaries unless (i) they shall have notified Toys of their intent to make such a distribution and (ii) Toys has failed to give notice of its objection thereto, pursuant to and upon the terms set forth in Section 14.4(b), within 20 days of its receipt of the Trustee's notice.

  5.6. Final Distribution. If the Trustees determine that the Liabilities and all other claims, expenses, charges, liabilities and obligations of the Trust have been paid or discharged, or if the existence of the Trust shall terminate pursuant to Section 4.1, the Trustees shall, as expeditiously as is consistent with the conservation and protection of the Trust Assets, distribute the Trust Assets to the Beneficiaries in proportion to the number of Units held by each Beneficiary; provided, however, that the Trustees shall not make any

                                      D-6

distributions to the Beneficiaries unless (i) they shall have notified Toys of their intent to make such a distribution and (ii) Toys has failed to give notice of its objection thereto, pursuant to and upon the terms set forth in
Section 14.4(b), within 20 days of its receipt of the Trustee's notice. The Trustees shall hold in the Trust and thereafter make disposition of all liquidating distributions and other payments due any Beneficiaries who have not been located, in accordance with New York State law, subject to applicable state laws regarding escheat and abandoned property.

  5.7. Reports to Beneficiaries and Others. As soon as practicable after the end of each taxable year of the Trust and after termination of the Trust, the Trustees shall submit a written report and account to the Beneficiaries showing
(i) the assets and liabilities of the Trust at the end of such taxable year or upon termination and the receipts and disbursements of the Trustees for such taxable year or period, certified by an independent certified public accountant, (ii) any changes in the Trust Assets which they have not previously reported, and (iii) any action taken by the Trustees in the performance of their duties under this Agreement which they have not previously reported and which, in their opinion, materially affects the Trust Assets. The Trustees may submit similar reports for such interim periods during the taxable year as they deem advisable or as may be required by the Securities and Exchange Commission. The taxable year of the Trust shall end on December 31 of each year unless the Trustees deem it advisable to establish some other date as the date on which the taxable year of the Trust shall end.

  Within 30 days after the end of each calendar six month period that includes any period prior to the Termination Date, the Trustees shall deliver to Toys a written report showing (i) a schedule of the assets held by the Trust, (ii) disbursements made by the Trust during such six month period, (iii) claims asserted against the Trust and expenses incurred by the Trust during such six month period; and (iv) all pending claims asserted against the Trust. In addition, Toys shall be furnished, concurrently with the delivery thereof to any of the Trustees, with a copy of any written report concerning the Trust provided to any of the Trustees or to any Beneficiary. The Trustees shall provide oral updates to Toys relating to the information set forth in subparagraphs (i)-(iv) above, upon the reasonable request of Toys during normal business hours. The obligation of the Trustees to provide written reports or oral updates is conditioned upon receiving from Toys a confidentiality agreement prior to the first such delivery which shall be substantially in the form of Exhibit A attached hereto.

  5.8. Federal Income Tax Information. As soon as practicable after the close of each taxable year, the Trustees shall mail to each Person who was a Beneficiary at the close of the year, a statement showing on a unit basis the dates and amounts of all distributions made by the Trustees, the number of shares of Toys Common Stock disposed of by the Trust, if any, income earned on assets held by the Trust, if any, and such other information as is reasonably available to the Trustees which may be helpful in determining the amount of gross income attributable to the Trust that such Beneficiary should include in such Person's Federal income tax return for the preceding year. In addition, after receipt of a request in good faith, or in their discretion without such request or if required by applicable law, the Trustees shall furnish to any Person who has been a Beneficiary at any time during the preceding year a statement containing such further information as is reasonably available to the Trustees which shall be helpful in determining the amount of taxable income which such Person should include in such Person's Federal income tax return.

  5.9. Employment of Manager

  (a) The Trustees shall be responsible for the general policies of the Trust and for the general supervision of the activities of the Trust conducted by all agents, employees, advisors or managers of the Trust. However, the Trustees are not and shall not be required personally to conduct the activities of the Trust, and consistent with their ultimate responsibility as stated above, the Trustees shall have the power to appoint, employ or contract with any Person or Persons (including one or more of themselves or any corporation, partnership, or trust in which one or more of them may be directors, officers, stockholders, partners or trustees) as the Trustee may deem necessary or proper for the transaction of the activities of the Trust. The Trustees may therefore employ or contract with such Person or Persons (herein referred to as the "Manager") and may

                                      D-7

grant or delegate such authority to the Manager as the Trustees may in their sole discretion deem necessary or desirable to carry out the purpose of the Trust without regard to whether such authority is normally granted or delegated by trustees.

  The Trustees shall have the power to determine the terms and compensation of the Manager or any other Person whom they may employ or with whom they may contract, provided, however, that any determination to employ or contract with any Trustee or other Person such that a Trustee or other Person would be an Affiliated Trustee or an Affiliated Person shall be valid only if made, approved or ratified after disclosure of such interests by the affirmative vote or written consent of a majority of the non-Affiliated Trustees. The Trustees may exercise broad discretion in allowing the Manager to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trustees, and to make executive decisions which conform to general policies and general principles previously established by the Trustees.

  (b) The Manager or other Persons shall not be required to administer the Trust as its sole and exclusive function and may have other business interests and may engage in other activities similar or in addition to those relating to the Trust, including the rendering of advice or services of any kind to investors or any other Persons and the management of other investments.

                                   ARTICLE VI

                   Powers of and limitations on the Trustees

  6.1. Limitations on Trustees. The Trustees shall not at any time, on behalf of the Trust or Beneficiaries, enter into or engage in any trade or business, and no part of the Trust Assets shall be used or disposed of by the Trustees in furtherance of any trade or business. The Trustees shall be restricted to the holding and collection of the Trust Assets and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement. In no event shall the Trustees receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, Liabilities and obligations or otherwise take any action which is inconsistent with a complete liquidation of Petrie as that term is used and interpreted by Sections 368(a)(1)(C) and (a)(2)(G) of the Code, Treasury Regulations promulgated thereunder, and rulings, decisions and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as a "liquidating trust" for federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-4(d). This limitation shall apply regardless of whether the conduct of any such trade or business is deemed by the Trustees to be necessary or proper for the conservation and protection of the Trust Assets. The Trustees shall not invest any of the funds held as Trust Assets, except that the Trustees may invest any portion of the Trust Assets in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which mature not later than one year from the date of acquisition thereof; (ii) money market deposit accounts, checking accounts, savings accounts, or certificates of deposit, or other time deposit accounts which mature not later than one year from the date of acquisition thereof which are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (iii) any other investments which may be determined by the Trustees to be permissible under Revenue Procedure 82-58, as the same may be amended, supplemented or modified.

  6.2. Specific Powers of Trustees. Subject to the provisions of Section 6.1, the Trustees shall have the following specific powers in addition to any powers conferred upon them by any other Section or provision of this Agreement or any statutory laws of the State of New York; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustees to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustees may deem necessary or appropriate to conserve and protect the Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

                                      D-8

    (a) To determine the nature and amount of the consideration to be received with respect to the sale or other disposition of, or the grant of interests in, the Trust Assets.

    (b) To collect, liquidate or otherwise convert into cash, or such other property as they deem appropriate, all property, assets and rights in the Trust Assets, and to pay, discharge and satisfy all other claims, expenses, charges, Liabilities, and obligations existing with respect to the Trust Assets, the Trust or the Trustees.

    (c) To elect, appoint, engage, retain or employ any Persons as agents, representatives, employees, or independent contractors (including without limitation real estate advisors, investment advisors, accountants, transfer agents, attorneys-at-law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged, retained or employed, to prescribe the titles, powers and duties, terms of service and other terms and conditions of the election, appointment, engagement, retention or employment of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustees to any one or more Trustees, agents, representatives, employers, independent contractors or other Persons.

    (d) To retain and set aside such funds out of the Trust Assets as the Trustees shall deem necessary or expedient to pay, or provide for the payment of (i) unpaid claims, expenses, charges, Liabilities, and obligations of the Trust or Petrie, (ii) contingencies, and (iii) the expenses of administering the Trust Assets.

    (e) To do and perform any and all acts necessary or appropriate for the conservation and protection of the Trust Assets, including acts or things necessary or appropriate to maintain assets held by the Trustees pending sale or other disposition thereof or distribution thereof to the Beneficiaries.

    (f) To hold legal title to property of the Trust in the name of the Trust, or in the name of one or more of the Trustees, or of any other Person, without disclosure of the interest of the Trust therein.

    (g) To cause any investments of any part of the Trust Assets to be registered and held in the name of any one or more of their names or in the names of a nominee or nominees without increase or decrease of liability with respect thereto.

    (h) To institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Trust or Petrie or as otherwise required, as the Trustees may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action or rights relating to or forming a part of the Trust Assets.

    (i) To determine conclusively from time to time the value of and to revalue the securities and other property of the Trust, in accordance with independent appraisals or other information as they deem satisfactory.

    (j) To cancel, terminate, or amend any instruments, contracts, agreements, obligations or causes of action relating to or forming a part of the Trust Estate, and to execute new instruments, contracts, agreements, obligations or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations or causes of action may extend beyond the terms of this Trust, provided that no such new instrument, contract, agreement, obligation or cause of action shall permit the Trustees to engage in any activity prohibited by Section 6.1.

    (k) To vote by proxy or otherwise on behalf of the Beneficiaries and with full power of substitution all shares of stock and all securities held by the Trustees hereunder and to exercise every power, election, discretion, option and subscription right and give every notice, make every demand, and to do every act or thing in respect to any shares of stock or any securities held by the Trustees which the Trustees might or could do if they were the absolute owners thereof.

    (l) To undertake or join in any merger, plan of reorganization, consolidation, liquidation, dissolution, readjustment or other transaction of any corporation, any of whose shares of stock or other securities, obligations, or properties may at any time constitute a part of the Trust Assets, and to accept

                                      D-9

  the substituted shares of stock, bonds, securities, obligations and properties and to hold the same in trust in accordance with the provisions hereof.

    (m) In connection with the sale or other disposition or distribution of any securities held by the Trustees, to comply with the applicable Federal and state securities laws, and to enter into agreements relating to sale or other disposition or distribution thereof.

    (n) To authorize transactions between corporations or other entities whose securities, or other interests therein (either in the nature of debt or equity) are held by the Trustees as part of the Trust Assets.

    (o) To perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation or cause of action relating to or forming a part of the Trust Assets whether in the nature of an approval, consent, demand or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement.

                                  ARTICLE VII

                           Concerning the Trustees,
                      Beneficiaries, Employees and Agents

  7.1. Generally. The Trustees accept and undertake to discharge the trust created by this Agreement, upon the terms and conditions thereof on behalf of the Beneficiaries. The Trustees shall exercise such of the rights and powers vested in them by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Agreement shall be construed to relieve the Trustees from liability for their own negligent action, their own negligent failure to act, or their own willful misconduct, except that:

    (a) No Trustee shall be responsible for the acts or omissions of any other Trustee if done or omitted without his knowledge or consent unless it shall be proved that such Trustee was negligent in ascertaining the pertinent facts, and no successor Trustee shall be in any way responsible for the acts or omissions of any Trustees in office prior to the date on which he becomes a Trustee.

    (b) No Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustees.

    (c) In the absence of bad faith on the part of the Trustees, the Trustees may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustees and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which are specifically required to be furnished to the Trustees by any provision hereof, the Trustees shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

    (d) No Trustee shall be liable for any error of judgment made in good faith.

    (e) No Trustee shall be liable with respect to any action taken or omitted to be taken by him in good faith in accordance with the direction of Beneficiaries having an aggregate Beneficial Interest of more than 50% relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees under this Agreement.

  7.2. Reliance by Trustees. Except as otherwise provided in Section 7.1:

    (a) The Trustees may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties.

                                      D-10

    (b) The Trustees may consult with legal counsel, auditors or other experts to be selected by them, including firms of which a Trustee may be a member, and the advice or opinion of such counsel, auditors or other experts shall be full and complete personal protection to all Trustees, employees and agents of the Trust in respect of any action taken or suffered by them in good faith and in reliance on, or in accordance with, such advice or opinion.

    (c) Persons dealing with Trustees shall look only to the Trust Assets to satisfy any liability incurred by the Trustees to such Person in carrying out the terms of this Trust, and the Trustees shall have no personal or individual obligation to satisfy any such liability.

    (d) As far as practicable, the Trustees shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustees nor their agents shall be liable thereunder and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Beneficiaries, Trustees, or their agents liable nor shall the Trustees be liable to anyone for such omission.

  7.3. Liability to Third Persons. Neither any Beneficiary nor Toys shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Assets or the affairs of this Trust; and no Trustee, employee or agent of this Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Assets or the affairs of this Trust, except for his own willful misconduct, knowingly and intentionally committed in bad faith; and all such other Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of this Trust. The Trustees shall, at all times, maintain insurance for the protection of the Trust Assets, its Beneficiaries, Trustees, employees and agents in such amount as the Trustees shall deem adequate to cover all foreseeable liability to the extent available at reasonable rates.

  7.4. Recitals. Any written instrument creating an obligation of this Trust shall be conclusively taken to have been executed or done by a Trustee, employee or agent of this Trust only in his capacity as Trustee under this Agreement or in his capacity as employee or agent of the Trust.

  7.5. Indemnification. Each Trustee and employee and agent of the Trust and Toys and its directors, officers, employees and agents (each an "Indemnified Person" and collectively, the "Indemnified Persons") shall be indemnified out of the Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened (i) in the case of any Trustee or any employee or agent of the Trust, while in office or thereafter, by reason of his being or having been such a Trustee, employee or agent, and (ii) in the case of Toys or any director, officer, employee or agent of Toys, by reason of Toys or any such director, officer, employee or agent of Toys exercising or failing to exercise any right hereunder; provided, however, that the Indemnified Person shall not be entitled to such indemnification in respect of any matter as to which the Indemnified Person shall have been adjudicated to have acted in bad faith or with willful misfeasance, negligence, or in reckless disregard of the Indemnified Person's duties, and; provided, further, however, that, as to any matter disposed of by a compromise payment by such Indemnified Person pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trustees shall have received a written opinion from independent counsel approved by the Trustees to the effect that if the foregoing matters had been adjudicated, such Indemnified Person would not have been found to have acted in bad faith or with willful misfeasance, negligence, or in reckless disregard of the Indemnified Person's duties. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may be lawfully entitled; provided, however, that no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein or to which the Indemnified Person may be otherwise entitled except out of the Trust Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement

                                      D-11

or otherwise. The Trustees may make advance payments in connection with indemnification under this Section, provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event it is subsequently determined that the Indemnified Person is not entitled to such indemnification. The Trustees may purchase such insurance as they feel, in the exercise of their discretion, adequately insures that each Indemnified Person shall be indemnified against any such loss, liability or damage pursuant to this Section. The rights accruing to any Indemnified Person by reason of the foregoing shall not be deemed to exclude any other right to which he may legally be entitled nor shall anything else contained herein restrict the right of the Trustees to indemnify or reimburse such Indemnified Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

  The foregoing shall be in addition to, and shall not limit or supersede in any way, Toys' rights under the Seller Indemnification Agreement.

  7.6. Rights of Trustees, Employees, Independent Contractors and Agents To Own Units or Other Property and To Engage in Other Business. Any Trustee, employee, independent contractor or agent may acquire, own, hold and dispose of Units for his individual account, and may exercise all rights thereof and thereunder to the same extent and in the same manner as if he were not a Trustee, employee, independent contractor or agent. Any Trustee, employee, independent contractor or agent may, in his personal capacity or in a capacity of trustee, officer, director, stockholder, partner, member, advisor, employee of any Person or otherwise, have business interests and holdings similar to or in addition to those relating to the Trust. Subject to the provisions of Article V hereof, any Trustee, employee, independent contractor or agent of the Trust may be a trustee, officer, director, stockholder, partner, member, advisor, employee or independent contractor of, or otherwise have a direct or indirect interest in, any Person who may be engaged to render advice or services to the Trust, and may receive compensation from such Person as well as compensation as Trustee, employee, independent contractor or agent or otherwise hereunder. None of these activities shall be deemed to conflict with his duties as Trustee, employee, independent contractor or agent.

                                  ARTICLE VIII

                Protection of Persons Dealing with the Trustees

  8.1. Action by Trustees. All action required or permitted to be taken by the Trustees, in their capacity as Trustees, shall be taken (i) at a meeting at which a quorum is present, having been duly called by one or more of the Trustees on at least 24 hours prior written or telephonic notice to all of the Trustees then serving, or (ii) without a meeting, by a written vote, resolution, or other writing signed by all the Trustees then serving. Notice of a meeting may be waived in writing by any Trustee either before or after such meeting and the attendance of a Trustee shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened. All or any one or more Trustees may participate in the meeting of the Trustees by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to which such communications are used by a Trustee shall constitute presence in person at such meeting. Except where this Agreement otherwise provides, all action taken at such a meeting shall be by vote or resolution of a majority of such of the Trustees as are present and shall have the same force and effect as if taken by all the Trustees. A majority of the Trustees then serving shall constitute a quorum. Any action taken by the Trustees pursuant to this Section
8.1 may be implemented by any one Trustee unless otherwise specified by the Trustees authorizing or approving such action. Such implementation may include, without limitation, the execution and delivery of documents. Without limiting any of the foregoing of this Article VIII and subject to the approval of the Trustees as herein provided, any one Trustee may hold title to, or an interest in, any and all of the Trust Assets, for and on behalf of the Trust and the Trustees.

                                      D-12

  8.2. Delegation. An individual Trustee may, at any time and from time to time, by an instrument in writing delegate any or all of his rights, powers, duties, authority and privileges, whether or not discretionary, to any other Trustee for such period or periods of time as may be specified in such written instrument; provided, however, that any such instrument shall be revocable at any time and that any Trustee who is granted any discretionary power hereunder may not delegate such discretionary power to any Trustee who is not granted such discretionary power.

  8.3. Reliance on Statement by Trustees. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees' certificate signed by any one or more of the Trustees that they have authority to take any action under this Trust. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees' certificate setting forth the facts concerning the calling of any meeting of the Trustees or the Beneficiaries, the giving of notice thereof, and the action taken at such meeting, including the aggregate number of Units held by the Beneficiaries taking such action.

                                   ARTICLE IX

                            Compensation of Trustees

  9.1. Amount of Compensation. In lieu of commissions or other compensation fixed by law for trustees, each Trustee shall receive as compensation for services as Trustee hereunder, such compensation as shall be determined by the Board of Directors of Petrie at their final meeting, or as may subsequently be approved by Beneficiaries having an aggregate Beneficial Interest of more than 50%.

  9.2. Dates of Payment. The compensation payable to each Trustee pursuant to the provisions of Section 9.1 shall be paid monthly or at such other times as the Trustees may determine.

  9.3. Expenses. Each Trustee shall be reimbursed from the Trust Assets for all expenses reasonably incurred by him in the performance of his duties in accordance with this Agreement.

                                   ARTICLE X

                        Trustees and Successor Trustees

  10.1. Number of Trustees. Subject to the provisions of Section 10.3 relating to the period pending the appointment of a successor Trustee, there shall always be three Trustees of this Trust, each of whom shall be a citizen and resident of or a corporation which is incorporated under the laws of a state of the United States and, if a corporation, it shall be authorized to act as a corporate fiduciary under the laws of the State of New York.

  If any corporate Trustee shall ever change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate Trustee shall be deemed to be a continuing entity and shall continue to act as a Trustee hereunder with the same liabilities, duties, powers, titles, discretions and privileges as are herein specified for a Trustee.

  10.2. Resignation and Removal. Any Trustee may resign and be discharged from the Trust hereby created by giving written notice thereof to the remaining Trustee or Trustees and by mailing such notice to the Beneficiaries at their respective addresses as they appear in the records of the Trustees. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Trustee's successor and such successor's acceptance of such appointment, whichever is earlier. Any Trustee may be removed at any time, with or without cause, by Beneficiaries having an aggregate Beneficial Interest of at least two-thirds of the total Beneficial Interest.


                                      D-13

  10.3. Appointment of Successor. Should at any time a Trustee resign or be removed, die, become mentally incompetent or incapable of action (as determined by a majority of the remaining Trustees in their sole discretion), or be adjudged a bankrupt or insolvent, a vacancy shall be deemed to exist and a successor shall be appointed by the remaining Trustees. If such a vacancy is not filled by the remaining Trustees within 30 days, the Beneficiaries may, pursuant to Article XII hereof, call a meeting to appoint a successor Trustee by Beneficiaries owning a majority of the Beneficial Interest represented at the meeting. Pending the appointment of a successor Trustee, the remaining Trustees then serving may take any action in the manner set forth in Section 8.1.

  10.4. Acceptance of Appointment by Successor Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall deliver one counterpart thereof to each of the other Trustees and, in case of a resignation, to the retiring Trustee. Thereupon such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of his or its predecessor in the Trust hereunder with like effect as if originally named therein; but the retiring Trustee shall nevertheless, when requested in writing by the successor Trustee or by the remaining Trustees, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the trust herein expressed, all the estates, properties, rights, powers and trusts of such retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by him hereunder.

  10.5. Bonds. Unless required by the Board of Directors of Petrie prior to the Record Date, or unless a bond is required by law, no bond shall be required of any original Trustee hereunder. Unless required by a majority vote of the Trustees prior to a successor Trustee's acceptance of an appointment as such pursuant to Section 10.4, or unless a bond is required by law and such requirement cannot be waived by or with approval of the Beneficiaries, no bond shall be required of any successor Trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law and such requirement cannot be waived by or with approval of the Beneficiaries or unless required by the Board of Directors of Petrie. If a bond is required by the Board of Directors of Petrie or by a majority vote of the Trustees, the Board of Directors of Petrie or the Trustees, as the case may be, shall determine whether, and to what extent, a surety or security with respect to such bond shall be required.

                                   ARTICLE XI

                          Concerning the Beneficiaries

  11.1. Evidence of Action by Beneficiaries. Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced (i) by any instrument or any number of instruments of similar tenor executed by Beneficiaries in person or by agent or attorney appointed in writing, or (ii) by the record of the Beneficiaries voting in favor thereof at any meeting of Beneficiaries duly called and held in accordance with the provisions of Article XII.

  11.2. Limitation on Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustees upon or under or with respect to the Trust Estate or the agreements relating to or forming part of the Trust Estate, and the Beneficiaries do hereby waive any such right, unless Beneficiaries having an aggregate Beneficial Interest of at least 25% shall have made written request upon the Trustees to institute such action or proceeding in their own names as Trustees hereunder and shall have offered to the Trustees reasonable indemnity against the costs and expenses to be incurred therein or thereby, and the Trustees for 30 days after their receipt of such notice, request, and offer of indemnity shall have failed to institute any such action or proceeding.

                                      D-14

  11.3. Requirement of Undertaking. The Trustees may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustees for any action taken or omitted by them as Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section shall not apply to any suit by the Trustees.

                                  ARTICLE XII

                            Meeting of Beneficiaries

  12.1. Purpose of Meetings. A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement permit a Beneficiary having a specified aggregate Beneficial Interest to take either acting alone or with the Trustees.

  12.2. Meeting Called by Trustees. The Trustees may at any time call a meeting of the Beneficiaries to be held at such time and at such place within the State of New York (or elsewhere if so determined by a majority of the Trustees) as the Trustees shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Trustees (except as provided in Section 12.3), which written notice will set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than 60 nor less than 10 days before such meeting is to be held to all of the Beneficiaries of record not more than 60 days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

  12.3. Meeting Called on Request of Beneficiaries. Within 30 days after written request to the Trustees by Beneficiaries having an aggregate Beneficial Interest of at least 25% to call a meeting of all the Beneficiaries, which written request shall specify in reasonable detail the action proposed to be taken, the Trustees shall proceed under the provisions of Section 12.2 to call a meeting of the Beneficiaries, and if the Trustees fail to call such meeting within such 30-day period then such meeting may be called by Beneficiaries having an aggregate Beneficial Interest of at least 25% or their designated representative.

  12.4. Persons Entitled to Vote at Meeting of Beneficiaries. Each Beneficiary shall be entitled to vote at a meeting of the Beneficiaries either in person or by his proxy duly authorized in writing. The vote of each Beneficiary shall be weighted based on the number of Units held by each Beneficiary in the Trust Estate. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

  12.5. Quorum. At any meeting of Beneficiaries, the presence of Beneficiaries having an aggregate Beneficial Interest sufficient to take action on any matter for the transaction of which such meeting was called shall be necessary to constitute a quorum; but if less than a quorum be present, Beneficiaries having an aggregate Beneficial Interest of more than 50% of the aggregate Beneficial Interest of all Beneficiaries represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present.

  12.6. Adjournment of Meeting. Any meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

  12.7. Conduct of Meetings. The Trustees shall appoint the Chairman and the Secretary of the meeting. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. Two Inspectors of Votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

                                      D-15

  12.8. Record of Meeting. A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustees to be preserved by them. Any record so signed and verified shall be conclusive evidence of all the matters therein stated.

                                  ARTICLE XIII

                                   Amendments

  13.1. Consent of Beneficiaries. At the direction or with the consent of Beneficiaries having an aggregate Beneficial Interest of at least two-thirds, or such greater percentage as shall be specified in this Agreement for the taking of an action by the Beneficiaries under the affected provision of this Agreement, of the total Beneficial Interest, the Trustees shall promptly make and execute a declaration amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments thereto; provided, however, that no such amendment shall (i) permit the Trustees to engage in any activity prohibited by Section
6.1 hereof or affect the Beneficiaries' rights to receive their pro rata shares of the Trust Assets at the time of distribution or (ii) affect any right or benefit of Toys hereunder without Toys' consent; provided further, however, that no consent of the Beneficiaries shall be required with respect to any amendment made solely for the purpose of facilitating the transferability by Beneficiaries of Units so long as such amendment has been approved by all the Trustees.

  13.2 Notice and Effect of Amendment. Promptly after the execution by the Trustees of any such declaration of amendment, the Trustees shall give notice of the substance of such amendment to the Beneficiaries or, in lieu thereof, the Trustees may send a copy of the amendment to each Beneficiary. Upon the execution of any such declaration of amendment by the Trustees, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Trustees and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall be thereby deemed to be part of the terms and conditions of this Agreement for any and all purposes.

                                  ARTICLE XIV

                            Miscellaneous Provisions

  14.1. Filing Documents. This Agreement shall be filed or recorded in such office or offices as the Trustees may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of each Trustee and shall be available at all times during regular business hours for inspection by any Beneficiary or his duly authorized representative. The Trustees shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Trustees shall file or record any instrument which relates to any change in the office of Trustee in the same places where the original Agreement is filed or recorded.

  14.2. Intention of Parties to Establish Trust. This Agreement is not intended to create and shall not be interpreted as creating a corporation, association, partnership, or joint venture of any kind for purposes of Federal income taxation or for any other purpose.

  14.3. Beneficiaries Have No Rights or Privileges as Shareholders of
Petrie. Except as expressly provided in this Agreement or under applicable law, the Beneficiaries shall have no rights or privileges attributable to their former status as Shareholders of Petrie.

                                      D-16

  14.4. Third Party Beneficiary.

  (a) Petrie and the Trustees each acknowledge that each of Toys and PS Acquisition Corp. is a third party beneficiary of this Agreement.

  (b) Toys' objection to any disbursement or distribution hereunder must state, in effect, that it reasonably believes that the contemplated disbursement or distribution could result in the remaining Trust Assets being insufficient to pay for any of Petrie's obligations under the Seller Indemnification Agreement.

  (c) If the Trustees intend to make a distribution notwithstanding Toys' objection thereto, they will give Toys at least 20 days prior written notice of their belief that the Toys notice fails to meet the standard set forth in
Section 14.4(b) and of their intention to proceed with the distribution.

  14.5. Certain Claims. Petrie agrees that claims, if any, of (i) PS Acquisition pursuant to the Stock Purchase Agreement, dated as of August 23, 1994, as amended, by and between Petrie and PS Acquisition and (ii) Toys, pursuant to the Acquisition Agreement or the Seller Indemnification Agreement, shall not be barred by Section 1007(b) of the New York Business Corporation Law for any failure to notify the Trustees of any of such claims.

  14.6. Laws as to Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Trustees, and the Beneficiaries (by their vote with respect to the Liquidation Plan and/or their acceptance of any distributions made to them pursuant to this Agreement), consent and agree that this Agreement shall be governed by and construed in accordance with such laws.

  14.7. Severability. In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

  14.8. Notices. A copy of all written notices and communications delivered by the Trustees to the Beneficiaries or Toys pursuant to this Agreement, other than the information provided to Toys pursuant to the second and third sentence of the second paragraph of Section 5.7 hereof, shall also be sent to PS Acquisition. Any notice or other communication by the Trustees to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to such Person at his address as shown in the records of the Trust.

  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties and to Toys at the following addresses or at such other addresses as shall be specified by the parties or by Toys by like notice:

  (a) If to the Trustees:

      _________________________________
      _________________________________
      _________________________________

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom
      919 Third Avenue
      New York, New York 10022
      Attention: Alan C. Myers, Esq.
      Facsimile: (212) 735-2000

                                      D-17

  (b) If to Toys:

      Toys "R" Us, Inc.
      395 W. Passaic Street
      Rochelle Park, New Jersey 07662
      Attention: Louis Lipschitz
                  Chief Financial Officer
      Facsimile: (201) 845-0973

      with a copy to:

      Schulte Roth & Zabel
      900 Third Avenue
      New York, New York 10022
      Attention: Andre Weiss, Esq.
      Facsimile: (212) 593-5955

  (c) If to Escrow Agents:

      _________________________________
      _________________________________
      _________________________________

  (d) If to PS Acquisition Corp.:
      c/o E.M. Warburg, Pincus & Co.
      466 Lexington Avenue
      New York, New York 10017
      Attention: Errol M. Cook
      Facsimile: (212) 878-9351

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Stephanie J. Seligman
      Facsimile: (212) 403-2000

  14.9. Specific Performance. The Trustees acknowledge that failure on their part to comply with the terms of Sections 5.5 and 5.6 hereof shall cause Toys immediate and irreparable harm that cannot be adequately compensated by the remedies at law, and that in the event of such breach or violation, or threatened breach or violation, Toys may have such sections of this Agreement specifically enforced by preliminary and permanent injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages. Any remedy sought or obtained by Toys shall not be considered either exclusive or a waiver of the rights of Toys or any other person to assert any other remedies it has in law or equity. In any proceeding upon a motion for any such injunctive relief, the Trustees' ability to answer in damages shall not be a bar, or be interposed as a defense, to the granting of such injunctive relief against the Trustees. Any rights under this Section may be enforced in any appropriate court in the State of New York.

  14.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

  14.11. Binding.

  (a) The name Petrie Stores Corporation is the designation created by Articles of Incorporation dated April 25, 1929, as amended, to which reference is hereby made. The obligations of Petrie are not personally binding upon, nor shall resort be had to the private property of, any of the directors, shareholders, officers, employees or agents of Petrie, but only the property of Petrie shall be bound.


                                      D-18

  (b) The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, Beneficiaries, employees or agents of the Trust, but only the Trust Estate shall be bound.

  IN WITNESS WHEREOF, Petrie Stores Corporation has caused this Agreement to be
signed and acknowledged by its [      ], and the same to be attested by its
Secretary, and the Trustees herein have executed this Agreement, as Trustees
and not as individuals, effective this    day of       , 1994.

                                          Petrie Stores Corporation


                                          By: _________________________________
                                              Name:
                                              Title:

Attest:


_____________________________________
              Secretary

                                          _____________________________________
                                                          Trustee

                                          _____________________________________
                                                          Trustee

                                          _____________________________________
                                                          Trustee

                                      D-19

                                                                       EXHIBIT A

                               TOYS "R" US, INC.
                                 461 FROM ROAD
                           PARAMUS, NEW JERSEY 07652

                                                                          [Date]
[      ], as Trustee
[      ], as Trustee
[      ], as Trustee
[Address]

Gentlemen:

  Pursuant to Section 5.7 of the Petrie Store Corporation Liquidating Trust Agreement (the "Trust Agreement"), the above individuals, acting as trustees (the "Trustees"), have agreed to provide Toys "R" Us, Inc. ("Toys") with certain written reports and oral updates relating to the Trust (as defined in the Trust Agreement) and its assets and liabilities (the "Confidential Information"), as more fully described in such Section 5.7.

  In consideration for the furnishing the Confidential Information to us, Toys agrees that such information will be kept confidential and will not be disclosed by us or our directors, officers, employees and agents (the persons to whom such disclosure is permissible being collectively referred to as the "Representatives") in whole or in part, and will not be used by Toys or the Representatives directly or indirectly for any purpose other than evaluating (the "Evaluation") whether the Trust Assets (as defined in the Trust Agreement) are sufficient to pay all of Petrie Stores Corporation's obligations under the Seller Indemnification Agreement (as defined in the Trust Agreement). Toys further agrees to reveal the Confidential Information only to those Representatives who have a need to know the Confidential Information for the purpose of the Evaluation, who are informed by Toys of the confidential nature of the Confidential Information and who agree to be bound by the terms and conditions of this Agreement.

  This Agreement shall not apply to such portions of the Confidential Information which (i) are or become generally available to the public other than through a breach of this Agreement by Toys or the Representatives, (ii) become available to Toys on a non-confidential basis from a source other than the Trustees, provided that such source is not bound by a confidentiality agreement with the Trustees, or (iii) have been independently acquired or developed by Toys without violating any of its obligations under this Agreement and without the use of the Confidential Information.

  In the event that Toys or one of the Representatives becomes legally compelled to disclose any of the Confidential Information, Toys will provide the Trustees with prompt written notice so that the Trustees may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or if the Trustees waive compliance with the terms of this Agreement, Toys will furnish only that portion of the Confidential Information which it is advised by legal counsel, is legally required to be disclosed, and Toys will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. Toys also agrees to promptly inform the Trustees of the particular Confidential Information which is so disclosed.

                                          Very truly yours,

                                          Toys "R" Us, Inc.

                                          By: _________________________________
                                              Name:
                                              Title:

                                      D-20

                                                                         ANNEX E

                                ESCROW AGREEMENT

  This ESCROW AGREEMENT is made and entered into as of      , 1994, between
Petrie Stores Corporation, a New York corporation ("Petrie"), and         , as
Escrow Agent (the "Escrow Agent").

  WHEREAS, Petrie and Toys "R" Us, Inc., a Delaware corporation ("Toys"), are parties to an Acquisition Agreement, dated April 20, 1994, as amended on May 10, 1994 (the "Acquisition Agreement"), pursuant to which Petrie has agreed to exchange with Toys all of the shares of Toys common stock, par value $.10 per share ("Toys Common Stock"), previously held by certain subsidiaries of Petrie and presently held by Petrie, and cash (up to $250 million) for a number of shares of Toys Common Stock, equal to (a) the number of shares of Toys Common Stock held by Petrie less approximately 3.3 million shares of Toys Common Stock, plus (b) such amount of cash divided by the market value of a share of Toys Common Stock (the "Exchange");

  WHEREAS, the Exchange, in conjunction with the complete liquidation of Petrie, is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended;

  WHEREAS, Petrie's Board of Directors anticipates that Petrie may not be able to fully wind up all of its affairs prior to the date by which Petrie must dissolve, and therefore have made specific arrangements for such contingency in the Plan of Liquidation and Dissolution (the "Plan");

  WHEREAS, on November 1, 1994, Petrie's Board of Directors voted to submit to its shareholders, among other things, (i) the disposition of Petrie's retail store operations (the "Disposition"), (ii) the Exchange, and (iii) the establishment of a liquidating trust (the "Trust") pursuant to an agreement and
declaration of trust, dated      , 1994, by and between Petrie and     ,
and      (the "Liquidating Trust Agreement") and the complete liquidation and dissolution of Petrie (the "Liquidation," and together with the Exchange and Disposition, the "Transaction"), and on December 6, 1994, its shareholders approved the Disposition, and on January [ ], 1995, its shareholders approved the Exchange and the Liquidation, authorizing the complete liquidation and dissolution of Petrie pursuant to the Plan; and

  WHEREAS, the Plan, among other things, (i) provides that upon consummation of the Exchange, Petrie will distribute pro rata to its shareholders all of its assets consisting of Toys Common Stock and cash, if any, other than such assets retained by Petrie and set aside in escrow (the "Retained Assets") to provide for the payment of all liabilities of Petrie, (ii) provides for the establishment of the Trust pursuant to the terms and conditions thereof and the establishment of one or more escrow accounts one of which is pursuant to the terms and conditions of this Escrow Agreement, and (iii) authorizes and directs Petrie to transfer physical possession of the Retained Assets to one or more escrow agents subject to the terms provided herein and therein.

  NOW, THEREFORE, in consideration of the premises, Petrie hereby transfers physical possession of the Retained Assets for the uses and purposes stated herein, subject to the terms and provisions set out below, and the Escrow Agent hereby accepts such Retained Assets, subject to the following terms and provisions:

  1. Certain Definitions. For purposes of this Escrow Agreement, unless the context indicates otherwise, Petrie and the shareholders of Petrie ("Petrie Shareholders"), upon the establishment of the Trust, shall mean, respectively, in the case of (i) Petrie, the trustees (the "Trustees") of the Trust, and (ii) Petrie Shareholders, the beneficiaries of the Trust (the "Beneficiaries").

  2. Appointment and Agreement of Escrow Agent. Petrie hereby appoints the Escrow Agent, as escrow agent, and Escrow Agent agrees to perform the duties of Escrow Agent under this Agreement.

  3. Establishment of Escrow.

  3.1 Delivery of Property and Receipt. Simultaneously with the execution of this Escrow Agreement, Petrie is delivering to Escrow Agent the Retained Assets
consisting of $     in cash (the "Escrowed Cash") and      shares of Toys
Common Stock ("Escrowed Stock," and together with the Escrowed Cash and any additional income attributable to any property held pursuant to this Escrow Agreement, the "Escrowed Property"). Escrow Agent hereby acknowledges receipt of the Escrowed Property and agrees to hold and disburse the Escrowed Property in accordance with the terms and conditions of this Escrow Agreement for the uses and purposes stated herein.

  3.2 Investment and Income. Pending the disbursement of the Escrowed Property pursuant to this Escrow Agreement, Escrow Agent shall invest the Escrowed Cash as directed by Petrie in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which mature not later than one year from the date of the acquisition thereof; (ii) money market deposit accounts, checking accounts, savings accounts, or certificates of deposit, or other time deposit accounts which mature not later than one year from the date of acquisition thereof which are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (iii) any other instruments which may be permissible under Revenue Procedure 82-58, as the same may be amended, supplemented or modified.

  All dividends, interest and other amounts received with respect to Escrowed Property shall be treated for Federal, state and local tax purposes as received by Petrie or, upon the establishment of the Trust, by the Trustees, for the benefit of the Beneficiaries.

  4. Voting Rights of Escrowed Toys Common Stock. All voting rights on Toys Common Stock are exercisable by Petrie, or upon the establishment of the Trust, by the Trustees or their authorized agent on behalf of the Beneficiaries.

  5. Obligations Secured. This Escrow Agreement has been executed and the deposit of the Escrowed Property hereunder has been made for the purpose of winding up Petrie's affairs, including but not limited to its payment of any unsatisfied debts, claims, liabilities, commitments, suits and other obligations, whether contingent or fixed or whether arising under the Acquisition Agreement, the Seller Indemnification Agreement, dated as of
 , 1994, among Toys, Petrie and the other parties thereto (the "Seller Indemnification Agreement"), the Retail Operations Stock Purchase Agreement, dated as of August 23, 1994, as amended, by and between Petrie and PS Acquisition Corp. (the "Stock Purchase Agreement"), or otherwise (each, a "Liability").

  6. Procedures for Disbursement of Escrowed Fund. Escrow Agent shall hold and distribute the Escrowed Property as follows:

  6.1 Disbursement of Escrowed Property. Whenever there shall be delivered to Escrow Agent a certificate signed by Petrie to Escrow Agent (i) that a Liability is due and payable or (ii) that Petrie believes that the amount of Escrowed Property is sufficient to cover all outstanding Liabilities, then Escrow Agent shall deliver to Petrie such amount of Escrowed Property equal in value to the amount requested in (i) above, and/or such amount over and above the amount that Petrie believes is sufficient as stated in (ii) above. The Escrow Agent shall deliver to Petrie, by certified check, such portion in cash to the extent of cash in the Escrowed Property and, to the extent the amount of cash in Escrowed Property is not sufficient to satisfy the claim, the balance in Escrowed Stock held in Escrowed Property; provided, however, that the Escrow Agent shall not make any distribution to Petrie pursuant to (ii) above unless
(x) it shall have notified Toys of its intent to make such a distribution and
(y) Toys has failed to give notice of its objection to such distribution, pursuant to and upon the terms set forth in Section 9.3(b), within 20 days of its receipt of such notice.

  The Escrow Agent, at the direction of Petrie, shall deliver to Petrie the Escrowed Stock, or a portion thereof, if simultaneously therewith, Petrie delivers to the Escrow Agent, cash or cash equivalents in an amount equal to the value of the exchanged Escrowed Stock. The value of the exchanged Escrowed Stock shall be calculated using the closing price of Toys Common Stock, as reported by the New York Stock Exchange, one business day prior to the delivery to Petrie of the exchanged Escrowed Stock.

  If Escrowed Stock is thus required to be delivered, Escrow Agent shall cause certificates of shares of the Escrowed Stock having a value in the amount of such balance, and duly executed stock powers with respect to such certificates, with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange, to be delivered to Petrie. Notwithstanding the above, all Escrowed Property shall be delivered to the Trustees, subject to the terms of the Trust, upon the termination of this Escrow Agreement pursuant to
Section 7 hereof.

  6.2 Interim Distributions. Notwithstanding anything in this Escrow Agreement to the contrary, all dividends paid on the Escrowed Stock and any income attributable to the Escrowed Property will be distributed to the Trustees, subject to the terms of the Trust, for the benefit of the Beneficiaries.

  7. Termination of Escrow. This Escrow Agreement shall terminate (the "Termination Date") upon the earliest of (i) five years from the date hereof;
(ii) the reasonable determination by the Trustees that all of the Liabilities have been satisfied or paid; provided, however, that the Trustees shall notify Toys of such determination and this Escrow Agreement shall not terminate if within 20 days of delivery of such notice, Toys notifies the Trustees of its objection to such termination, pursuant to and upon the terms set forth in
Section 9.3(b), and (iii) the disbursement of all of the Escrowed Property in accordance with Section 6.1. On the business day following the Termination Date, the Escrow Agent shall deliver the Escrowed Property, if any, to Petrie. With respect to subparagraph (ii) above, this Escrow Agreement shall be terminated only upon the receipt by Escrow Agent of a written notice of termination executed by the Trustees directing the distribution of all Escrowed Property then held by Escrow Agent under and pursuant to this Escrow Agreement, which notice shall certify that Toys has not objected thereto as provided by this Section 7.

  8. The Escrow Agent.

  8.1 Indemnification of Escrow Agent. Petrie hereby agrees to indemnify and hold Escrow Agent and Toys and their respective directors, officers, agents and employees harmless from and against any and all costs, charges, damages, and attorneys' fees which Escrow Agent or Toys in good faith may incur or suffer in connection with or arising out of this Escrow Agreement.

  8.2 Duties of Escrow Agent and Toys. Escrow Agent and Toys shall have no duties other than those expressly imposed on them herein and they shall not be liable for any act or omission except for their own negligence or willful misconduct.

  8.3 Fees of Escrow Agent. The fees and charges of Escrow Agent with respect to this Escrow Agreement shall be paid by Petrie in accordance with Escrow Agent's customary fees as charged from time to time. Petrie agrees that Escrow Agent may deduct any unpaid fees from Escrowed Property prior to the Escrow Agent's distributing any assets in connection with the termination of this Escrow Agreement.

  8.4 Escrow Agent to Follow Instructions of Petrie. Any provision herein contained to the contrary notwithstanding, Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrowed Property as shall be agreed to in writing by Petrie provided that Escrow Agent shall first be indemnified to its satisfaction, by Petrie, with respect to any of its costs or expenses which might be incurred; provided, however, that distributions of Escrowed Property shall be made only in accordance with Sections 6 and 7 hereof.

  8.5 Resignation of Escrow Agent. Escrow Agent may resign at any time by providing Petrie with thirty days' written notice of its intention to do so. Upon receiving such notice, Petrie shall endeavor to appoint a successor Escrow Agent. If Petrie is unable to appoint a successor Escrow Agent within thirty days of receipt by Petrie of Escrow Agent's notice of its intention to resign, Escrow Agent may petition a court of competent jurisdiction to appoint a successor. Escrow Agent's resignation shall be effective upon delivery of the remaining Escrowed Property to the successor Escrow Agent and the successor assuming the obligations, rights and duties of Escrow Agent hereunder.

  9. Provisions.

  9.1 Notices. A copy of all notices and communications delivered by the Escrow Agent pursuant to this Agreement shall be sent to Toys and PS Acquisition Corp. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties hereto and to Toys at the following addresses or at such other addresses as shall be specified by the parties or by Toys by like notice:

    (a) If to Petrie:
        Petrie Stores Corporation
        70 Enterprise Avenue
        Secaucus, New Jersey 07094
        Attention: Peter Left, Chief Operating Officer
        Facsimile:  (201) 866-2355

or following the establishment of the Trust, to the Trustees at such address as Petrie shall provide:

        If to the Trustees:

        _________________________________

        _________________________________

        _________________________________

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, New York 10022
        Attention:  Alan C. Myers, Esq.
        Facsimile: (212) 735-2000

    (b) If to Toys:

        Toys "R" Us, Inc.
        395 W. Passaic Street
        Rochelle Park, New Jersey 07662
        Attention:Louis Lipschitz
        Chief Financial Officer
        Facsimile:(201) 845-0973

        with a copy to:

        Schulte Roth & Zabel
        900 Third Avenue
        New York, New York 10022
        Attention:Andre Weiss, Esq.
        Facsimile: (212) 593-5955

    (c) If to Escrow Agent:

        _________________________________

        _________________________________

        _________________________________

    (d) If to PS Acquisition Corp.:
        c/o E.M. Warburg, Pincus & Co.
        466 Lexington Avenue
        New York, New York 10017
        Attention:Errol M. Cook
        Facsimile:(212) 878-9351

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention:Stephanie J. Seligman
        Facsimile:(212) 403-2000

  Notwithstanding the foregoing, Escrow Agent agrees that in respect of any action, suit or proceeding it might initiate against Petrie, or the Petrie shareholders by serving process on the Secretary of State of the State of New York to furnish a duplicate copy of all such papers so served to Petrie, up until the time it dissolves, and thereafter to the Trustees by a nationally-recognized overnight courier at the address of each such party set forth above.

  9.2 Benefit and Assignment. The rights and obligations of each party under this Escrow Agreement may not be assigned without the prior written consent of all other parties except that Petrie in connection with its dissolution may assign this Escrow Agreement to the Trustees on behalf of the Beneficiaries. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (and, in the case of Petrie, the Beneficiaries and the Trustees). Nothing in this Escrow Agreement, expressed or implied, is intended to or shall (i) confer on any person other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Escrow Agreement other than in respect to the rights conferred on Toys or PS Acquisition Corp. pursuant to Sections 6, 7, 8 and 9.3 hereof, or (ii) constitute the parties hereto as partners or participants in a joint venture. Escrow Agent shall not be obligated to recognize any such succession or assignment, until satisfactory written evidence thereof shall have been received by it.

  9.3 Third Party Beneficiary. (a) Petrie and the Escrow Agent each acknowledge that each of Toys and PS Acquisition Corp. is a third party beneficiary of this Escrow Agreement.

  (b) Toys' objection to any distribution hereunder or the termination of this Agreement must state, in effect, that it reasonably believes that the contemplated distribution or termination could result in the remaining Escrowed Property being insufficient to pay for any of Petrie's obligations under the Seller Indemnification Agreement.

  (c) If the Escrow Agent intends to make a distribution notwithstanding Toys' objection thereto, it will give Toys at least 20 days prior written notice of its belief that the Toys notice fails to meet the standard set forth in Section 9.3(b) and of its intention to proceed with the distribution.

  9.4. Specific Performance. The Escrow Agent acknowledges that failure on his part to comply with the terms of Sections 6.1 and 7 hereof shall cause Toys immediate and irreparable harm that cannot be adequately compensated by the remedies at law, and that in the event of such breach or violation, or threatened breach or violation, Toys may have such sections of this Agreement specifically enforced by preliminary and permanent injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages. Any remedy sought or obtained by Toys shall not be considered either exclusive or a waiver of the rights of Toys or any other person to assert any other remedies it has in law or equity. In any proceeding upon a motion for any such injunctive relief, the Escrow Agent's ability to answer in damages shall not be a bar, or be interposed as a defense, to the granting of such injunctive relief against the Escrow Agent. Any rights under this Section may be enforced in any appropriate court in the State of New York.

  9.5. Entire Agreement; Amendment. This Escrow Agreement, the Acquisition Agreement, the Stock Purchase Agreement and the Liquidating Trust Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereof. This Escrow Agreement may be amended only by a written instrument signed by Toys and the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

  9.6 Headings. The headings of the sections and subsections of this Escrow Agreement are for ease of reference only and shall not be deemed to evidence or affect the meaning or construction of any of the provisions hereof.

  9.7 Governing Law and Submission to Jurisdiction. This Escrow Agreement shall be construed, as to both validity and performance, enforced in accordance with and interpreted and governed by the laws of the State of New York, without regard to any of the conflicts of laws provisions thereof.

  Petrie and the Trustees agree that any claim, suit, action or other proceeding for indemnity or otherwise provided for in this Escrow Agreement, brought by Petrie, the Petrie shareholders, the Trustees or the Beneficiaries shall be brought only in a court sitting in New York, New York.

  9.8 Counterparts. This Escrow Agreement may be executed in multiple counterparts, all of which taken together shall constitute one instrument.

  IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed by their respective duly authorized officers, all as of the day and year first above written.

                                          PETRIE STORES CORPORATION
                                          ON BEHALF OF ITSELF AND
                                          THE PETRIE SHAREHOLDERS



ATTEST:

_____________________________________     By: _________________________________
                                            Title

                                          [ESCROW AGENT]



ATTEST:

_____________________________________     By: _________________________________
                                            Title

                                                                         ANNEX F


[LETTERHEAD OF BEAR STEARNS APPEARS HERE]



                                                                November 3, 1994

The Board of Directors
Petrie Stores Corporation
70 Enterprise Avenue
Secaucus, New Jersey 07094

Dear Sirs:

  We understand that Petrie Stores Corporation ("Petrie") intends to sell its retail store operations (the "Retail Operations") to a group including E.M. Warburg, Pincus & Co., the current senior management of Petrie, and Verna Gibson (collectively, "Warburg") (the "Sale"). Pursuant to the Sale, Petrie would sell 100% of the stock of a newly-formed corporation holding all the assets and liabilities of the Retail Operations (the "Retail Holding Company"), to Warburg for consideration comprised of $190 million in cash and the assumption of Petrie's contingent liabilities with respect to store leases, prior years' taxes and pension obligations, except that Petrie will remain liable for 75% of prior years' pension obligations in excess of $10 million and not over $60 million. You have provided us with the proxy statement/prospectus with respect to the pending transaction between Toys "R" Us, Inc. and Petrie (the "Toys Transaction") and the proposed liquidation of Petrie in substantially final form (the "Proxy Statement").

  You have asked us to render our opinion as to the fairness of the Sale, from a financial point of view, to the shareholders of Petrie.

  In the course of rendering our opinion, we have:

     1. reviewed the Proxy Statement;

     2. reviewed Petrie's Annual Reports to Shareholders and its Annual Reports on Form 10-K for the fiscal years ended on or about January 31, 1990 through 1994, and its Quarterly Reports on Form 10-Q for the quarters ended April 30, 1994 and July 30, 1994;

     3. reviewed projected income statements of the Retail Operations, prepared by management, for the fiscal years ending on or about January 31, 1995 through 1998;

     4. reviewed operating and financial information related to the business, operations, and prospects of Petrie, provided to us by management;

     5. met with members of Petrie's management to discuss the operations, historical financial statements and future prospects of the Retail Operations;

     6. initiated and managed a sale process commencing on the date of the announcement of the Toys Transaction, where all qualified interested parties were provided with access to lease and financial information and to Petrie management and were given the opportunity to submit a bid for the Retail Operations;

     7. met with Petrie and its counsel to discuss Petrie's contingent liabilities, the Toys Transaction, the proposed liquidation of Petrie, and other matters;

     8. reviewed publicly available financial data and stock market performance data of public companies which we deemed generally comparable to the Retail Operations;

     9. reviewed historical stock prices and trading volume of the common stock of Petrie and of Toys; and

    10. conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate.

  In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Petrie's management and counsel, and upon their assurances that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not obtained or performed any independent appraisal of the assets of the Retail Operations.

  Based on the foregoing, it is our opinion that the Sale is fair, from a financial point of view, to the shareholders of Petrie.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                            /s/ Gilbert E. Matthews
                                          By: _______________________
                                                Managing Director

                                      F-2

                                                                         ANNEX G

                  TEXT OF SECTION 623 OF THE NEW YORK BUSINESS
                                CORPORATION LAW

SECTION 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
             SHARES.

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

                                      G-2

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including

                                      G-3

  any who have withdrawn their notices of election as provided in paragraph
  (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                                      G-4

- --------------------------------------------------------------------------------

                                                                    Annex H

                           Petrie Stores Corporation
                             70 Enterprise Avenue
                          Secaucus, New Jersey 07094

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROXY FOR THE 1994 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 5, 1994

  The undersigned shareholder of Petrie Stores Corporation ("Petrie") hereby appoints Joseph H. Flom, Alan C. Greenberg and Raymond S. Troubh and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all the shares of Common Stock of Petrie Stores Corporation held of record by the undersigned on October 31, 1994 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 33rd Floor, 919 Third Avenue, New York, New York, on Monday, December 5, 1994, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Proxy Statement/Prospectus, dated October 31, 1994.

  Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR the nominees set forth in ITEM 1, FOR ITEM 2, FOR ITEM 3, FOR ITEM 4, FOR ITEM 5 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

                        (TO BE SIGNED ON REVERSE SIDE)

- --------------------------------------------------------------------------------

[X] Please mark your votes as in this example.


              FOR all nominees   WITHHOLD AUTHORITY
               listed to right   to vote for all
            (except as marked to    nominees
             the contrary below)  listed to right

1. ELECTION
   OF               [_]                 [_]
   DIRECTORS


                                           Nominees: Joseph H. Flom
                                                     Jay Galin
                                                     Hilda Kirachbaum Gerstein
                                                     Alan C. Greenberg
                                                     Alan Laufgraben
                                                     Peter A Left
                                                     Daniel G. Meresca
                                                     Carroll Petrio
                                                     Jean Roberts
                                                     Dorothy Fink Stem
                                                     Laurence A. Tisch
                                                     Raymond S. Troubh

INSTRUCTION: To withhold authority to vote for any individual nominee(s), strike a line through such nominee's name.)
- --------------------------------------------------------------------------------
                                                FOR     AGAINST    ABSTAIN

2. Approval of the disposition of Petrie's
   retail operations.                           [_]       [_]        [_]

3. Approval of the exchange with Toys "R"
   Us, Inc. ("Toys 'R' Us") of all the
   shares of Toys 'R' Us common stock,
   par value $.10 per share
   ("Toys Common Stock"), held by
   certain subsidiaries of Petrie (currently,
   approximately 39.9 million shares) and cash
   (presently estimated to be ($180) million    [_]       [_]        [_]
   for a number of shares of Toys Common Stock equal to (a) the number of shares of Toys
   Common Stock held by Petrie, less
   approximately 3.3 million shares of Toys
   Common Stock, plus (b) such amount cash
   divided by the market value of a share
   of Toys Common Stock.

4. Approval of the establishment of a
   liquidating trust and the complete           [_]       [_]        [_]
   liquidation and dissolution of Petrie.

5. Approval and ratification of the appoint-
   ment of David Bardon & Co, as the
   independent auditors of Petrie for the       [_]       [_]        [_]
   fiscal year ending January 28, 1995.

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                      DATE
- --------------------------------           ---------------------
          Signature



                                      DATE
- --------------------------------           ---------------------
     Signature if held jointly


IMPORTANT: Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.





                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS.

  Section 145 of the DGCL grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Article SEVENTH of the Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the full extent permitted by the DGCL.

  Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article NINTH of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.

  The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b) (7) of the DGCL and Articles SEVENTH and NINTH of the Registrant's Restated Certificate of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

       2.1* Stock Purchase Agreement by and between WP Investors, Inc. and
            Petrie Stores Corporation, dated as of August 23, 1994, as amended on November 3, 1994 (reference to Annex A to this Proxy
            Statement/Prospectus).
       2.2* Acquisition Agreement by and between Registrant and Petrie Stores
            Corporation, dated as of April 20, 1994, as amended on May 10, 1994
            (reference to Annex B to this Proxy Statement/Prospectus).
       2.3* Form of Plan of Liquidation and Dissolution of Petrie Stores Corpo-
            ration (reference to Annex C to this Proxy Statement/Prospectus).
       2.4* Form of Liquidating Trust Agreement (reference to Annex D to this
            Proxy Statement/Prospectus).
       2.5* Form of Escrow Agreement (reference to Annex E to this Proxy
            Statement/Prospectus).
       4.1 Form of Indenture, dated as of January 1, 1987 between Registrant and United Jersey Bank as trustee, pursuant to which securities in one or more series in an unlimited amount may be issued by the Reg-istrant (incorporated herein by reference to Exhibit 4(a) to Regis-trant's Registration Statement No. 33-11461).
       4.2  Form of Registrant's 8 1/4 percent Sinking Fund Debentures due 2017
            (incorporated herein by reference to Exhibit 4(b) to Registration
            Statement No. 33-11461).
       4.3  Form of Indenture between the Registrant and United Jersey Bank, as
            Trustee, pursuant to which one or more series of debt securities up to $300,000,000 in principal amount may be issued by the Registrant
            (incorporated herein by reference to Exhibit 4 to Registrant's Reg-istration Statement No. 33-42237).
       4.4 Form of Registrant's 8 3/4 percent Debentures due 2021 (incorpo-rated herein by reference to Exhibit 4 to Registrant's Report on Form 8-K dated August 29, 1991).


                                      II-1

       4.5 Substantially all other long-term debt of the Registrant (which other debt does not exceed on an aggregate basis 10 percent of the total assets of the Registrant and its subsidiaries on a consoli-dated basis) is evidenced by, among other things, (a) industrial revenue bonds issued by industrial development authorities and guaranteed by the Registrant, (b) mortgages held by third parties on real estate owned by the Registrant, (c) stepped coupon guaran-teed bonds held by a third party and guaranteed by the Registrant and (d) an agreement under which the Registrant guaranteed certain yen-denominated loans made by a third party to a subsidiary of the Registrant. The Registrant will file with the Commission copies of the constituent documents relating to such debt upon request of the Commission.
       5.1*  Opinion of Schulte Roth & Zabel.
      23.1*  Consent of Schulte Roth & Zabel (included in Exhibit 5.1).
      23.2*  Consent of Ernst & Young LLP.
      23.3*  Consent of Deloitte & Touche LLP.
      23.4*  Consent of David Berdon & Co.
      23.5*  Consent of Bear, Stearns & Co. Inc.
      24.1* Power of Attorney (reference to signature pages of this Registra-tion Statement).
      99.1*  Form of Proxy to be used in soliciting holders of Petrie Common
             Stock (reference to Annex H to this Proxy Statement/Prospectus).
      99.2*  Opinion of Bear, Stearns & Co. Inc. (reference to Annex F to this
             Proxy Statement/Prospectus).
      99.3** Private Letter Ruling of the Internal Revenue Service.

- --------
 * Filed herewith
** To be filed by amendment

  (b) Financial Statement Schedules

  Financial Statement Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (a) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (b) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective;

    (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;


                                      II-2

    (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (e) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (f) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (g) That every prospectus: (i) that is filed pursuant to paragraph (f) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-3

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF PARAMUS, STATE OF NEW JERSEY ON NOVEMBER 3, 1994.

                                          Toys "R" Us, Inc.
                                          (Registrant)

                                                    /s/ Louis Lipschitz
                                          By: _________________________________
                                                      LOUIS LIPSCHITZ
                                              SENIOR VICE PRESIDENT--FINANCE
                                                AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

  The Registrant and each person whose signature appears below hereby appoint Michael Goldstein and Louis Lipschitz, and each of them, as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this registration statement with the Securities and Exchange Commission.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

             SIGNATURES                         TITLE                DATE

         /s/ Charles Lazarus            Chairman of the         November 3, 1994
- -------------------------------------    Board
           CHARLES LAZARUS

        /s/ Michael Goldstein           Vice Chairman and       November 3, 1994
- -------------------------------------    Chief Executive
          MICHAEL GOLDSTEIN              Officer (Principal
                                         Executive Officer)

       /s/ Robert C. Nakasone           President and Chief     November 3, 1994
- -------------------------------------    Operating Officer
         ROBERT C. NAKASONE

         /s/ Louis Lipschitz            Senior Vice             November 3, 1994
- -------------------------------------    President--Finance
           LOUIS LIPSCHITZ               and Chief Financial
                                         Officer (Principal
                                         Financial and
                                         Accounting Officer)

                                      II-4

             SIGNATURES                         TITLE                DATE
             ----------                         -----                ----
       /s/ Robert A. Bernhard           Director              November 3, 1994
- -------------------------------------
         ROBERT A. BERNHARD

         /s/ Milton S. Gould            Director              November 3, 1994
- -------------------------------------
           MILTON S. GOULD

       /s/ Shirley Strum Kenny          Director              November 3, 1994
- -------------------------------------
         SHIRLEY STRUM KENNY

           /s/ Reuben Mark              Director              November 3, 1994
- -------------------------------------
             REUBEN MARK

         /s/ Howard W. Moore            Director              November 3, 1994
- -------------------------------------
           HOWARD W. MOORE

       /s/ Norman M. Schneider          Director              November 3, 1994
- -------------------------------------
         NORMAN M. SCHNEIDER

          /s/ Harold M. Wit             Director              November 3, 1994
- -------------------------------------
            HAROLD M. WIT

                                      II-5

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION                           PAGE NO.
 -------                         -----------                           --------
  2.1*   Stock Purchase Agreement by and between WP Investors, Inc.
         and Petrie Stores Corporation, dated as of August 23, 1994, as amended on November 3, 1994 (reference to Annex A to
         this Proxy Statement/Prospectus).
  2.2*   Acquisition Agreement by and between Registrant and Petrie
         Stores Corporation, dated as of April 20, 1994, as amended on May 10, 1994 (reference to Annex B to this Proxy
         Statement/Prospectus).
  2.3*   Form of Plan of Liquidation and Dissolution of Petrie
         Stores Corporation (reference to Annex C to this Proxy
         Statement/Prospectus).
  2.4*   Form of Liquidating Trust Agreement (reference to Annex D
         to this Proxy Statement/Prospectus).
  2.5*   Form of Escrow Agreement (reference to Annex E to this
         Proxy Statement/Prospectus).
  4.1    Form of Indenture, dated as of January 1, 1987 between Reg-
         istrant and United Jersey Bank as trustee, pursuant to
         which securities in one or more series in an unlimited
         amount may be issued by the Registrant (incorporated herein by reference to Exhibit 4(a) to Registrant's Registration
         Statement No. 33-11461).
  4.2    Form of Registrant's 8 1/4 percent Sinking Fund Debentures due 2017 (incorporated herein by reference to Exhibit 4(b)
         to Registration Statement No. 33-11461).
  4.3    Form of Indenture between the Registrant and United Jersey
         Bank, as Trustee, pursuant to which one or more series of
         debt securities up to $300,000,000 in principal amount may be issued by the Registrant (incorporated herein by refer-
         ence to Exhibit 4 to Registrant's Registration Statement
         No. 33-42237).
  4.4    Form of Registrant's 8 3/4 percent Debentures due 2021 (in-
         corporated herein by reference to Exhibit 4 to Registrant's
         Report on Form 8-K dated August 29, 1991).
  4.5    Substantially all other long-term debt of the Registrant
         (which other debt does not exceed on an aggregate basis 10 percent of the total assets of the Registrant and its sub-
         sidiaries on a consolidated basis) is evidenced by, among
         other things, (a) industrial revenue bonds issued by indus-
         trial development authorities and guaranteed by the Regis-
         trant, (b) mortgages held by third parties on real estate
         owned by the Registrant, (c) stepped coupon guaranteed
         bonds held by a third party and guaranteed by the Regis-
         trant and (d) an agreement under which the Registrant guar-
         anteed certain yen-denominated loans made by a third party to a subsidiary of the Registrant. The Registrant will file with the Commission copies of the constituent documents re-
         lating to such debt upon request of the Commission.
  5.1*   Opinion of Schulte Roth & Zabel.
 23.1*   Consent of Schulte Roth & Zabel (included in Exhibit 5.1).
 23.2*   Consent of Ernst & Young LLP.
 23.3*   Consent of Deloitte & Touche LLP.
 23.4*   Consent of David Berdon & Co.
 23.5*   Consent of Bear, Stearns & Co. Inc.
 24.1*   Power of Attorney (reference to signature pages of this
         Registration Statement).
 99.1*   Form of Proxy to be used in soliciting holders of Petrie
         Common Stock (reference to Annex H to this Proxy
         Statement/Prospectus).
 99.2*   Opinion of Bear, Stearns & Co. Inc. (reference to Annex F
         to this Proxy Statement/Prospectus).
 99.3**  Private Letter Ruling of the Internal Revenue Service.

- --------
 * Filed herewith
** To be filed by amendment


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